EXHIBIT 99.D

DESCRIPTION OF THE REPUBLIC OF INDONESIA DATED MARCH 5, 2018

CERTAIN DEFINED TERMS AND CONVENTIONS

Unless otherwise indicated, all references in this prospectus to “Rupiah” or “Rp” are to the currency of Indonesia, those to “dollars”, “U.S. dollars” or “U.S.$” are to the currency of the United States of America, those to “Euro” or “€ ” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References in this prospectus to “Indonesia” or the “Republic” are to the Republic of Indonesia and references to the “Government” are to the Government of Indonesia.

In addition, unless otherwise indicated, all references in this prospectus to (i) “tons” are to metric tons, each of which is equal to 1,000 kilograms or approximately 2,204.6 pounds, (ii) “barrels” are to U.S. barrels, each of which is equal to 159.0 liters, (iii) “LNG” are to liquefied natural gas and (iv) “LPG” are to liquefied petroleum gas. Measures of distance referred to herein are stated in kilometers or “km” each of which is equal to 1,000 meters or approximately 0.62 miles. Measures of area referred to herein are stated in square kilometers, each of which is equal to approximately 0.39 square miles, or in hectares, each of which is equal to approximately 2.47 acres.

The Ministry of Energy and Mineral Resources publishes an average monthly and annual price for Indonesian crude oil which is commonly referred to as the Indonesian Crude Price (the “ICP”). ICP is calculated as the sum of (i) 50.0% of the average price for Indonesian crude oil published by Platts, a division of S&P Global Inc., and (ii) 50.0% of a crude oil price for Indonesian crude oil published by RIM Intelligence Co. of Japan for the relevant period. The Government evaluates the methodology of the calculation of the ICP from time to time and, if appropriate, adjusts the formula to ensure that the ICP closely tracks world market prices for Indonesian crude oil. The Government uses the ICP for various accounting and other purposes. For instance, the Ministry of Finance uses the ICP as an assumption underlying the preparation of the Government budget. See “Republic of Indonesia — Government Budget.”

Statistical information included in this prospectus is the latest official data publicly available at the date of this prospectus. Financial data provided in this prospectus may be subsequently revised in accordance with Indonesia’s ongoing maintenance of its economic data. The Republic has no obligation to distribute such revised data to any holder of debt securities.

In August 2014, the Republic revised its methodology in compiling balance of payments data, using the sixth edition of Balance of Payments and International Investment Position Manual (“BPM6”). This revised methodology was implemented to comply with international best practices. BPM6 will be implemented gradually in Indonesia’s balance of payments (BOP) statistics. The first phase of implementation, which began in the second quarter of 2014, involves reclassifying existing data components and improving the methodology in accordance with BPM6, using sources of data currently available.

The shift to the new methodology impacts the following data:

•	In the goods account, the changes include: (a) reclassifying “goods for processing” as “manufacturing services on physical inputs owned by others” and “repairs on goods” as “maintenance and repair services” in the services account; and (b) incorporating only “goods procured in ports by carriers” and “general merchandise on a balance of payments basis.”

•	In the services account, the changes include: (a) combining “information and computer services” and “communication services (excluding postal and couriers)” into “telecommunication, computer and information services”; (b) reclassifying “postal and couriers services” to “transportation services”; and (c) incorporating the “financial intermediation services” section into “indirectly measured estimates” (“FISIM”).

•	The income account and current transfers account are renamed the primary income account and secondary income account, respectively, to comply with the terms used in the System of National Accounts 2008 and adjustments were made to the accounts after the implementation of FISIM.

•	In the financial account, the changes include: (a) the presentation format of direct investment data, which was previously based on the directional principle of investment (direct investments abroad and foreign direct investments in Indonesia) that was based on the principle of assets-liabilities (“direct investments — asset” and “direct investments — liability”). Notwithstanding the change, the net value of direct investments according to BPM6 is the same as that in the fifth edition of Balance of Payments and International Investment Program Manual, or BPM5; and (b) including financial derivative data as an independent component, which is consistent with the information displayed by Indonesia’s International Investment Position Statistics.

•	In the current account, the changes include: (a) the calculation of several indicators associated with the account; (b) reclassifying “goods for processing” from goods to services; and (c) recording net values instead of gross values. While the changes resulted in smaller values of imports of goods and services and current account receipts, and larger values of indicators for reserve adequacy and the debt service ratio, the level of the current account remains unchanged from the previous methodology.

The shift to the new methodology does not affect the “net errors and omissions,” “total balance,” and “reserves and related items” values in the current and financial accounts.

In this prospectus, gross domestic product, or GDP, is shown in both current and constant market prices. GDP at current market prices value a country’s output using the actual prices for each year, while GDP at constant market prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. In 2015, Statistics Indonesia (Badan Pusat Statistik or BPS) adopted the calendar year 2010 as the base year (the Base Year) for the calculation of Indonesia’s GDP in constant market prices. Unless stated otherwise, all GDP growth rates in this prospectus (in aggregate or by sector) are period-on-period comparisons based on constant market prices using the Base Year. Percentage shares of Indonesia’s GDP represented by various sectors (unless otherwise noted) use current market prices.

PRESENTATION OF INFORMATION

For ease of presentation, certain financial information relating to the Republic included herein is presented as translated into U.S. dollars. Unless otherwise specified herein, all translations of Rupiah into U.S. dollars or from U.S. dollars into Rupiah were made at the middle exchange rate, the mid-point between the buy and sell rate (the BI middle exchange rate), between the Rupiah and the U.S. dollar, as announced by Bank Indonesia, as of the respective dates to which such information relates. These translations should not be construed as a representation that the Rupiah amount actually represents such U.S. dollar amount or could be converted into U.S. dollars at the rate indicated or any other rate. The BI Transaction Exchange Rate — Mid-Rate was Rp13,746 = U.S.$1 on March 2, 2018. In addition, unless otherwise specified herein, all translations of Rupiah into currencies other than U.S. dollars, or from such other currencies into Rupiah, were made at the BI middle exchange rate between the Rupiah and such other currencies as announced by Bank Indonesia as of the respective dates to which such information relates.

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2013	12,170	10,445
2014	12,385	11,876
2015	13,785	13,392
2016	13,473	13,305
2017	13,568	13,385
2018A	13,745	13,603

Source:	Bank Indonesia

A           As of February 28, 2018

Unless otherwise indicated, all statistical data and figures for 2017 or any part thereof are estimates based upon preliminary data and are subject to review and adjustment.

Certain budget figures appear as audited numbers in the relevant year’s Government Financial Report (Laporan Keuangan Pemerintah Pusat, or LKPP).

Certain statistical or financial information included in this prospectus may differ from previously published information for a number of reasons, including basis of presentation and ongoing statistical revisions. Also, certain monetary amounts included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures that precede them.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in this prospectus under “Republic of Indonesia” are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates; and

•	governmental, statutory, regulatory or administrative initiatives.

The Republic undertakes no obligation to update publicly any of them in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•	adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

•	instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

•	adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

•	other adverse factors, such as adverse oil price movements, climatic or seismic events, international or domestic hostilities, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

Indonesia subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at http://dsbb.imf.org/Pages/SDDS/ARCCtyCtgList.aspx?ctycode=IDN. Neither Indonesia nor any agents or underwriters acting on behalf of Indonesia in connection with the offer and sale of securities, as contemplated in this prospectus, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

SUMMARY

The following is a summary of Indonesia’s economic information for the periods indicated. This summary does not purport to be complete and is qualified by the more detailed information appearing elsewhere in this document.

Overview

Indonesia is the world’s fourth most populous country, with a population of approximately 262 million in 2017. It is a developing nation in Southeast Asia, spread across an archipelago of approximately 17,504 islands.

In recent years, Indonesia has continued its relatively high economic growth and consolidated its transformation to a participatory democracy that places greater political power in the hands of local and regional governments.

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	For the Year Ended December 31,
	2013L	2014L	2015L	2016L	2017P
National account and prices:
Real GDP growth (period-on-period)	5.6%	5.0%	4.9%	5.0%	5.1%
Per capita GDP (in thousands of Rupiah)	38,366	41,916	45,120	47,957	51,887
Per capita GDP (in U.S. dollars)(1)	3,667	3,532	3,373	3,605	3,877
Average exchange rate (Rupiah per U.S. dollar)(2)	10,445	11,876	13,392	13,305	13,385
Inflation rate ((year-on-year) change in CPI)	8.4%	8.4%	3.4%	3.0%	3.6%
External sector:
Current account (% of GDP)	(3.2)%	(3.1)%	(2.0)%	(1.8)%	(1.7)%
Fiscal account:
Budget deficit (% of GDP)	(2.2)%	(2.2)%	(2.6)%	(2.5)%	(2.6)%
External debt of the central Government (in trillions of Rupiah)(3)	1,111.6	1,131.0	1,410.0	1,496.3	1,591.8
Debt service ratio (% of Government revenue)(3)	19.0%	23.9%	25.4%	32.5%	37.2%

Source: BPS,	Bank Indonesia and Ministry of Finance
L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp10,463 per U.S. dollar for 2013, Rp11,868 per U.S. dollar for 2014, Rp13,377 per U.S. dollar for 2015, Rp13,303 per U.S. dollar for 2016, and Rp13,384 per U.S. dollar for 2017. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.
(2)	Official average exchange rate for the relevant period published by Bank Indonesia in its annual report, except for 2017 which was based on Bank Indonesia’s Monetary Policy Review January 2018.
(3)	Excludes bonds in the aggregate amount of U.S.$4 billion issued by the Republic on December 11, 2017.

REPUBLIC OF INDONESIA

Overview

Indonesia is the world’s fourth most populous country, with a population of approximately 262 million in 2017. It is a developing nation in Southeast Asia, spread across an archipelago of approximately 17,504 islands.

In recent years, Indonesia has continued its relatively high economic growth and consolidated its transformation to a participatory democracy that places greater political power in the hands of local and regional governments.

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	For the Year Ended December 31,
	2013L	2014L	2015L	2016L	2017P
National account and prices:
Real GDP growth (period-on-period)	5.6%	5.0%	4.9%	5.0%	5.1%
Per capita GDP (in thousands of Rupiah)	38,366	41,916	45,120	47,957	51,887
Per capita GDP (in U.S. dollars)(1)	3,667	3,532	3,373	3,605	3,877
Average exchange rate (Rupiah per U.S. dollar)(2)	10,445	11,876	13,392	13,305	13,385
Inflation rate ((year-on-year) change in CPI)	8.4%	8.4%	3.4%	3.0%	3.6%
External sector:
Current account (% of GDP)	(3.2)%	(3.1)%	(2.0)%	(1.8)%	(1.7)%
Fiscal account:
Budget deficit (% of GDP)	(2.2)%	(2.2)%	(2.6)%	(2.5)%	(2.6)%
External debt of the central Government (in trillions of Rupiah)(3)	1,111.6	1,131.0	1,410.0	1,496.3	1,591.8
Debt service ratio (% of Government revenue)(3)	19.0%	23.9%	25.4%	32.5%	37.2%

Source: BPS,	Bank Indonesia and Ministry of Finance
L	LKPP (Government Financial Report/Audited).
P	Preliminary.
(1)	Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates per U.S. dollar: Rp10,463 per U.S. dollar for 2013, Rp11,868 per U.S. dollar for 2014, Rp13,377 per U.S. dollar for 2015, Rp13,303 per U.S. dollar for 2016, and Rp13,384 per U.S. dollar for 2017. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.
(2)	Official average exchange rate for the relevant period published by Bank Indonesia in its annual report, except for 2017 which was based on Bank Indonesia’s Monetary Policy Review January 2018.
(3)	Excludes bonds in the aggregate amount of U.S.$4 billion issued by the Republic on December 11, 2017.

Land and People

Area

Situated between Malaysia, Singapore and the Philippines to the north and Australia to the south, the Republic of Indonesia covers a total land area of approximately 1,913,579 square km, comprising approximately 17,504 islands (of which an estimated 957 are inhabited) and forming part of the world’s largest archipelago.

The main islands of Indonesia are Sumatera, Java, Bali, Kalimantan (also known as Borneo, the northern part of which belongs to Malaysia and Brunei), Sulawesi and Papua (the eastern part of which belongs to Papua New Guinea). Indonesia extends 5,120 km across the equator from Nanggroe Aceh Darussalam, or Aceh, in the west to Papua in the east. Jakarta, Indonesia’s capital and largest city, is located on the northern coast of the western part of Java.

In recent years, the Government has implemented various measures to address haze and other adverse effects caused by forest and field fires related to land clearance for agriculture in the islands of Sumatera and Kalimantan.

Volcanic and Other Natural Disasters

Indonesia is located in one of the most volcanically and seismically active regions in the world. Because it is located in the convergence zone of three major lithospheric plates, it is subject to significant seismic activity that can lead to destructive volcanic eruptions, earthquakes and tsunamis, or tidal waves, including the 2004 earthquake and subsequent Indian Ocean tsunami that devastated the Province of Aceh. In addition to these geological events, Indonesia has also been struck by other natural disasters such as heavy rains and flooding. All of these natural disasters have resulted in loss of life, the displacement of people and destruction of property, and could have significant economic and developmental effects. In December 2016, an earthquake hit the Province of Aceh resulting in approximately 100 deaths, hundreds of injuries and damage to houses and other property. In November 2017, Mount Agung, a volcano on the island of Bali in Indonesia, erupted multiple times, causing thousands to evacuate and disrupting air travel. Total government expenditures related to post-natural disaster relief efforts in 2016 were Rp2.9 trillion.

Environment

Environmental problems confronting Indonesia include:

•	deforestation;

•	scarcity and quality of the water supply;

•	land subsidence;

•	soil erosion;

•	air pollution;

•	inadequate waste management in urban centers; and

•	land and forest fires.

In addition, Indonesia is also vulnerable to the impact of global climate change such as prolonged droughts, increased frequency of extreme weather events and heavy rainfall resulting in floods, that will, in turn, impact the production and distribution of food, water, and energy. Therefore, Indonesia considers climate change mitigation and adaptation efforts as an integrated concept that is essential for building resilience in safeguarding food, water and energy resources. Indonesia has adopted the National Action Plan on Climate Change Adaptation, or RAN-API, which provides a national framework for adaptation initiatives that has been mainstreamed into the National Development Plan. The medium-term goal of Indonesia’s climate change adaptation strategy is to reduce risks on all development sectors (agriculture, water, energy security, forestry, maritime and fisheries, health, public service, infrastructure, and urban system) by 2030 through local capacity strengthening, improved knowledge management, convergent policy on climate change adaptation and disaster risks reduction, and application of adaptive technology.

The Government seeks to address these environmental concerns through greater supervision and regulation, and community and private sector awareness and involvement.

In 2009, former President Susilo Bambang Yudhoyono, announced an emissions target that became the basis for Indonesia’s national climate change policy, or INDC, in 2015; a 26% reduction in greenhouse gas (“GHG”) emissions below business-as-usual by 2020 and up to 41% reduction by 2020 with international assistance. The current INDC provides for 29% reduction in GHG by 2030 and the same 41% conditional target by 2030. In 2011, Yudhoyono issued Presidential Regulation No. 61 which included the National Action Plan for Greenhouse Gas Reduction or Rencana Nasional Penurunan Emisi Gas Rumah Kaca, or RAN-GRK as well as Presidential Regulation No. 71/2011 on Implementation of a National GHG Inventory. It identifies the actions that Indonesia will take to reduce its GHG emissions. In 2012, the National Development Planning Agency, or Bappenas, established a secretariat for RAN-GRK.

RAN-GRK requires the participation of Government ministries and institutions to reduce GHG emissions. RAN-GRK identifies major sectors that will be essential to achieve RAD-GRK’s emission reduction target. These sectors are: forestry and peatlands, agriculture, energy, industry, transportation, and waste. Although RAN-GRK is a national action plan, it also lays the foundation for the actions of provinces, localities, and private enterprises to implement GHG reductions. RAN-GRK mandates that Indonesia’s provinces develop and submit local action plans, or RAD-GRK. RAN-GRK provides local governments with capacity building, budgets and potential participation in domestic and international markets to incentivize them to contribute to RAN-GRK’s goals. RAD-GRKs are tailored to the development plans of each province. The Ministry of Home Affairs with the support of Bappenas and the Ministry of the Environment oversee and coordinate the preparation of RAD-GRKs. Bappenas creates the guidelines for each of the local action plans.

Indonesia’s Environmental Law was enacted in 2009. The 2009 law is based on the concepts of sustainable development, prevention, precaution and a “polluter pays” principle. The 2009 law also introduced environmental documentation and licensing requirements. Under the 2009 law, all business activities must have an environmental document, either in the form of an environmental permit, an environmental impact planning document, or AMDAL, an environmental management/monitoring efforts report, or UKL-UPL, or a written statement on readiness to manage and monitor the environment, or SPPL. An AMDAL is a comprehensive study of the potentially significant environmental impacts of a proposed business. A UKL-UPL covers the monitoring and management efforts undertaken by businesses that are unlikely to have a significant impact on the environment. An SPPL is usually required by services providers. These documents must be obtained before the business can apply for a business license.

To better address environmental issues, the Ministry of Environment and the Ministry of Forestry were merged to become the Ministry of Environment and Forestry in October 2014. Its objectives are the design, implementation, execution and supervision of a coherent and consistent environmental and deforestation policy at a national level and for each relevant sector. The Ministry of Environment and Forestry received a budget for 2016 of Rp5,947 billion, or approximately U.S.$442.6 million, and for 2017, it was Rp6,463 billion, or approximately U.S.$477.1 million. In 2018, the budget is Rp8,025 billion, or approximately U.S.$598.9 million.

In addition, the Ministry of Public Works and Housing has designed an effective environmental program that is viewed as a model for other governmental agencies.

In recent years, Jakarta has been plagued by frequent floods amid peaks in the rainy season as infrastructure and water management is not adequate, resulting in the temporary relocation of tens of thousands of residents. Jakarta is also experiencing land subsidence issues primarily due to deep groundwater extraction combined with demand pressure from high-rise buildings in Jakarta. To address this, the Ministry of Public Works and Housing has introduced a National Capital Integrated Coastal Development masterplan, which targets to build a 20km-long coastal dike in the bay north of Jakarta by 2019 and, in collaboration with the Japan International Cooperation Agency, implement the Jakarta Sewerage System project, to enhance drainage management and wastewater treatment in order to tackle land subsidence issues in Jakarta caused by groundwater removal.

Population

Indonesia had a population of approximately 262 million in 2017 and is the fourth most populous country in the world, after China, India and the United States. The population is primarily concentrated in Java (estimated at approximately 148 million in 2017). In 2017, Jakarta, the capital, was estimated to have a population of approximately 10 million.

Indonesia’s population is young and growing. In 2017, the Government estimated that approximately 26.8% of the population was under 15 years of age and approximately 43.6% was under 25 years of age. The population growth rate during the period of 2010 to 2017 was 1.3% per annum.

According to the 2010 census, approximately 87.2% of the Indonesian population is Muslim and 9.9% is Christian, with the remaining population consisting of Hindus, Buddhists and followers of other religions. Indonesia’s population is primarily of Malay descent, but consists of more than 300 ethnic groups, including the Acehnese, Batak and Minangkabau in Sumatera; the Javanese and Sundanese in Java; the Madurese in Madura; the Balinese in Bali; the Sasak in Lombok; the Minahasan, Makassarese, Toraja and Bugis in Sulawesi; the Dayak in Kalimantan; and the Dani and Asmat in Papua. The country’s population also includes people of Chinese, Arab, Eurasian, Indian and Pakistani backgrounds.

The national language is Bahasa Indonesia, which is based on the Malay language. English is widely used and taught in most secondary schools. In total, approximately 500 languages and dialects are spoken throughout Indonesia.

Government and Political Developments

Political History and Development of Political Parties

From 1605 until its independence in 1945, Indonesia was under almost continuous Dutch colonial rule and was known as the Netherlands East Indies. The period of Dutch administration was interrupted by a short period of British colonial rule in the 19th century and ended by the Japanese occupation, which lasted from 1942 to 1945.

Indonesia proclaimed its independence on August 17, 1945 and adopted its Constitution in that year. The Constitution has been amended several times and remains in place today (despite being replaced from 1949 until its re-adoption in 1959). In 1966, executive power was transferred from President Soekarno to General Soeharto. General Soeharto served as Indonesia’s President until 1998, when he resigned in the aftermath of social unrest that followed the 1997 Asian financial crisis, which coincided with the country’s worst drought in 50 years, falling prices for export commodities, severe depreciation in the value of the Rupiah and rapid inflation.

The post-Soeharto era, which is known in Indonesia as the Reformasi, led to changes in various governmental institutions and structural reforms of the judiciary, legislature, and executive office. Between 1999 and 2002, the Constitution was amended to strengthen constitutional checks and balances and the separation of powers and provide for a more direct democracy. Prior to these amendments, and throughout the period of President Soeharto’s administration, the Government had been highly centralized. Power during the Soeharto period was concentrated in the Presidency and the military exerted significant influence over the Government, including by holding a specified number of allocated seats in the legislature. The major goals of the amendments and other political reforms since the end of the Soeharto regime have been to (i) increase the level of direct democracy; (ii) reduce the influence of the military in the Government; (iii) disperse power to regional and local government authorities; and (iv) improve the transparency and integrity of the judicial system.

Indonesia’s most recent presidential election was held in July 2014. In this election, President Joko Widodo and Vice President Muhammad Jusuf Kalla were elected to serve until 2019. Although presidential candidates are nominated individually (along with their respective vice-presidential candidates), relationships with and support from political parties have a considerable effect on election results. Accordingly, the legislative election results are an important indicator of the outcome of the presidential elections.

A total of 15 parties (including three local parties in Aceh) took part in the 2014 legislative election. In addition to presidential and legislative elections, each of Indonesia’s 34 provinces conducts their own gubernatorial elections, with governors serving five-year terms.

General elections are expected to be held in Indonesia in April 2019 for President, the People’s Consultative Assembly, provincial legislatures and local legislatures. In addition, local elections, including governatorial elections for Indonesia’s four most populous provinces (West Java, East Java, Central Java and North Sumatra), are expected to be held in June 2018. While Indonesia has successfully conducted elections in the past, the country continues to face various socio-political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against former President Megawati, former President Yudhoyono and current President Joko Widodo, as well as in response to specific issues, including reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and the American-led military campaigns in the Middle-East. More recently, gubernatorial elections in Jakarta in February and April 2017 led to protests with religious undertones. Former education and culture minister Anies Baswedan won the election for Jakarta governor in April 2017, defeating then-incumbent governor Basuki Tjahaja Purnama who was later convicted of blasphemy charges. Although these demonstrations were generally peaceful, some have turned violent. As events surrounding the recent Jakarta gubernatorial election have highlighted, political campaigns in Indonesia may bring a degree of political and social uncertainty to Indonesia that could lead to further civil disturbances.

Central Government

The Government is based on the Constitution, under which the Republic is structured as a unitary republic. The Constitution enshrines a set of fundamental principles known as Pancasila (the five principles), encompassing belief in one supreme God, humanity, the unity of Indonesia, democracy led by the wisdom of deliberations among representatives and social justice for all.

The Constitution vests the sovereignty in the country’s people and establishes the office of the President, the People’s Consultative Assembly (Majelis Permusyawaratan Rakyat or MPR) (which consists of the People’s Representative Council (Dewan Perwakilan Rakyat or DPR) and the Regional Representatives’ Council (Dewan Perwakilan Daerah or DPD)), the Supreme Audit Agency (Badan Pemeriksa Keuangan or BPK), the Supreme Court (Mahkamah Agung), the Constitutional Court (Mahkamah Konstitusi) and the Judicial Commission (Komisi Yudisial).

The MPR has the authority to amend the Constitution and inaugurate and dismiss the President. The MPR has a bicameral structure, consisting of the DPR, which is the principal legislative body, and the DPD. The DPR has 560 members. The DPD currently has 132 members, consisting of four members from each province with the exception of Indonesia’s newest province, North Kalimantan, where elections will not be held until 2019.

Members of the DPR are elected by a proportional representation system. The DPD members are elected in non-partisan elections based on a plurality of votes within the relevant electorate.

Each of the DPR and the President has the power to initiate legislation. All legislation, including the Republic’s budget, must be approved by both the DPR and the President. While the DPD is able to initiate legislation regarding regional matters, this is subject to approval from both the DPR and the President.

The President has the authority and responsibility for the conduct of the administration of the Republic. This includes the authority to declare war, make peace, conclude treaties with other states and propose statutes; these presidential actions must, however, be approved by the DPR before taking effect. Constitutional amendments in 1999 restrict the President and Vice President to a maximum of two five-year terms.

The President is assisted in the administration of his responsibilities by ministers who are appointed and dismissed by the President and who are responsible only to the President.

Judicial System

The Constitution states that the Indonesian judicial system must be independent and that judicial authority is to be exercised by the courts free from the influence of non-judicial power. The Republic’s judicial power is exercised by the Supreme Court, various lower courts and the Constitutional Court. The courts below the Supreme Court are organized by subject matter jurisdiction. These courts include the general, religious, military and administrative courts. The general district courts have jurisdiction over all criminal and civil cases not within the limited jurisdiction of any of the special courts. The religious courts have jurisdiction over cases such as family law among Muslims. The military courts have jurisdiction over cases involving military personnel. The administrative courts have jurisdiction over actions involving certain Government decisions.

Furthermore, there are several special courts under the general courts and the administrative courts such as (i) commercial courts, which have jurisdiction over bankruptcy cases and intellectual property rights cases (except trade secrets); (ii) juvenile courts, which have jurisdiction over child cases; (iii) human rights courts, which have jurisdiction over gross violations of human rights cases; (iv) corruption courts, which have jurisdiction over corruption cases; (v) labor courts, which have jurisdiction over industrial relations cases; (vi) fishery courts, which have jurisdiction over criminal fishery cases; and (vii) tax courts which have jurisdiction over tax disputes. The Supreme Court also has the authority to issue opinions on legal matters to various Government authorities and officials, to order a court to adjudicate a particular matter or to set aside an unlawful decision. The Constitutional Court has exclusive jurisdiction with respect to questions of constitutional law.

Regional Governments and Regional Autonomy

Indonesia has 34 provinces, including the special region of the capital of Jakarta. Each province is headed by a governor and consists of several subdivisions. There are two types of subdivisions, namely kabupaten, or regencies, and kota, or municipalities. Political and governmental arrangements in regencies and municipalities are generally similar, but municipalities tend to be more urban. Regencies and municipalities are divided into kecamatan, or districts, which in turn are further divided into villages or kelurahan, or sub-districts. Indonesia consists of 416 districts/municipalities in 34 provinces. In 2017, the Government successfully held peaceful simultaneous regional elections for seven provinces, 18 municipalities and 76 districts.

Over the past eighteen years, the central Government has promoted and created significant regional autonomy through legislation. Under current law, government matters are divided into three areas:

(i)	matters that are solely under the authority of the central Government, such as foreign affairs, defense, security, judicial, national fiscal and monetary matters, and religion;

(ii)	matters that are concurrently implemented by the central Government, provincial governments and regency/municipal Governments. These include:

(a)	mandatory matters to be implemented by regional governments, namely basic services, which consists of education, health, public works and special planning, housing, social order and social welfare, and non-basic services. Social welfare and non-basic services are further divided into other matters such as labor, women’s empowerment and child protection, food sustainability, land policy, living environment, population administration and civil registration, community and village empowerment, population control and family planning, transportation, communication and informatics, cooperatives, plantations, investment, youth and sports, statistics, encryption, culture, libraries and archives; and

(b)	optional matters to be implemented by regional governments, namely maritime and fisheries, tourism, agriculture, forestry, energy and mineral resources, trade, industry and transmigration; and

(iii)	matters that are solely under the authority of the President as head of Government (such as Army, Navy and Air Force affairs, the appointment and the replacement of ambassadors and consuls, the granting of pardon and rehabilitation, amnesty and abolition, award of titles, decorations and other marks of state honor).

The provinces of Aceh, Jakarta, Yogyakarta, Papua and West Papua enjoy special autonomy from the central Government. In Papua and West Papua, a portion of the population has shown support for the Free Papua Movement (generally known by its Indonesian initials, OPM). While there have been some violent incidents involving the armed wing of the OPM, including those targeting the Indonesian police, the National Armed Forces and police have taken measures to maintain security and order in these provinces, and the Government has continued its policy of promoting social welfare in Papua and West Papua. The Government is addressing the concerns of certain groups seeking greater independence by expanding the powers of the local governments, investing in infrastructure, improving judicial access, instituting affirmative action programs, working to resolve differences among local ethnic groups, increasing welfare programs and infrastructure development and fostering business growth and investment in areas populated by these groups.

Terrorism

Several terrorism-linked bombing incidents have taken place in Indonesia over the years, including incidents linked to ISIS and Jemaah Islamiah, a Southeast Asian terrorist network linked to other terrorist organizations outside the region. In response to these incidents, security forces and the judiciary took action to bring the perpetrators to justice and have targeted terrorist networks. Since the emergence of ISIS, several terror attacks have been committed by ISIS or ISIS affiliated groups in Indonesia. On January 14, 2016, multiple explosions and gunfire took place near the Sarinah shopping mall in central Jakarta that killed eight people and injured 23 people (commonly known as the Sarinah bombing). On July 18, 2016, Indonesian National Armed Forces and police troops killed Santoso, the leader of a pro-ISIS group, who had been a fugitive for years.

The most recent terror incident occurred on May 24, 2017, and is commonly known as the Kampung Melayu bombing, in which two suicide bombers set off explosives near the Kampung Melayu bus station, one of Jakarta’s busiest transit hubs, killing three police officers, the two suicide bombers, and wounding at least ten other people. In June 2017, the anti-terror squad of Indonesia’s national police arrested 36 men suspected of being involved in the Kampung Melayu bombing and who are members of the Jamaah Anshar Daulah/Jamaah Ansharut terror group, a splinter cell of Jemaah Islamiah.

Indonesia’s counter-terrorism efforts include laws in respect of counter-terrorism, anti-radicalization, money laundering, cyber security, and training efforts for polices and security officers (including sending officers to Canada and the United States for training). Indonesia also participates in regional counter-terrorism efforts through the Association of South East Asian Nations, or ASEAN, and global efforts through the United Nations. The Government also adopted de-radicalization/counter narrative measures as well as bolstered police anti-terror units with additional personnel, equipment and training. Over the past three years of the Widodo administration, several hundred terrorist suspects have been reformed through de-radicalization measures.

Economic Policy Packages in 2015 – 2017

Since the election of President Joko Widodo in 2014, the Government has introduced 16 economic stimulus policy packages to encourage domestic economic growth through the creation of a climate that is more conducive to business growth and development.

The table below sets forth a summary of certain policies and initiatives under each economic policy package as well as the status of its implementation.

Economic Policy Package	Policies / Initiatives (including accomplishments to date)	Status of Implementation
1st Economic Policy Package

The 1st policy package, announced on September 9, 2015, seeks to accelerate budget spending, increase household purchasing power, strengthen competitiveness of domestic products and stimulate domestic growth. The package includes strategies to strengthen export financing through the National Interest Account project (provision of low-interest export financing) and increase interest subsidies for loans to small to medium enterprises, or SMEs.

Various regulations have been issued to implement the goals of the 1st policy package, including regulations that simplify the process of obtaining business licenses, accelerate certain national strategic projects, increase housing for low-income households, increase the allocation of rice for low-income households and implement tax cuts to strengthen downstream products to produce value-added products, as well as implementation of policies to stimulate the development of the SME sector.

Implementation of the 1st policy package is ongoing and other initiatives are being considered.

2nd Economic Policy Package

The 2nd policy package, announced on September 29, 2015, includes initiatives to simplify the process to obtain industrial investment permits, grant tax incentives by eliminating value added tax, or VAT, for selected transportation sector industries, strengthen integrated logistics facilities and maintain the stability of the Rupiah. This package also simplifies the requirements to obtain tax holidays and the approval process for tax allowances.

A number of policies and regulations have been implemented under the 2nd policy package. One policy aims to attract investment by fast-tracking services for issuing investment licenses at industrial estates within 3 hours.

Another initiative in the package is the establishment of Bonded Logistics Centers, or BLCs. BLCs are multipurpose logistics warehouses that enjoy exemptions from import duty and tax. As of 2017, 76 BLCs were in operation.

The Government has also put into place certain stimulus programs to increase corporate investment and the competitiveness of domestic products. This fiscal stimulus is implemented in the form of tax holidays and tax allowances.

Implementation of the 2nd policy package is ongoing and other initiatives are being considered.

3rd Economic Policy Package

The 3rd policy package, announced on October 7, 2015, includes policies to reduce fuel, gas and industrial electricity subsidies, ease land permit approvals for investment activities, and expand the availability of commercial loans for SMEs to include salaried employees as eligible recipients.

The Government has taken certain immediate measures to implement the 3rd policy package. Prices for jet fuel, diesel fuel and certain other fuels have been lowered with effect from October 1, 2015. In addition, electricity billing rates have been lowered.

To improve access to bank lending under the people’s business credit program (a program aimed at supporting SMEs in Indonesia referred to by its Indonesian initials KUR), the Government has lowered the rate of interest on KUR from about 22% to 7% as of January 1, 2018.

The Government has also revised regulations to streamline land permit approvals for investment activities and issued a regulation on natural gas pricing.

Implementation of the 3rd policy package is ongoing and other initiatives are being considered.

Economic Policy Package	Policies / Initiatives (including accomplishments to date)	Status of Implementation

4th Economic Policy Package

The 4th policy package, announced on October 15, 2015, includes policies to promote a fair, simplified and projectable provincial wage system, subsidize small business loans and expand credit available for small businesses in sectors such as farming, fishery, manufacturing, creative businesses and overseas Indonesian workers. The package also includes incentives to encourage businesses to not reduce staff numbers.

One key policy in the package is the Government Regulation on Wage Systems that introduces a minimum wage calculation to benefit workers. Various other regulations have been implemented to support workers’ wages, including procedures for imposing administrative sanctions for violations of wage regulations.

In addition, the Government has implemented an amendment to the KUR program that broadens the scope of eligible borrowers and business sectors to further support business growth at the grassroots level.

Implementation of the 4th policy package is ongoing and other initiatives are being considered.

5th Economic Policy Package

The 5th policy package, announced on October 22, 2015, introduces tax incentives for asset revaluations in order to encourage companies and state-owned-enterprises, or SOEs, to revalue their asset base. It also proposes eliminating the double-taxation system for real estate investment trusts, or REITs, to encourage more domestic REIT issuances.

The Government has adopted policies that address asset revaluations and rescind double-taxation on investment funds for real estate, property and infrastructure. In addition, the Government has implemented policies that simplify the licensing of Sharia banking products and support the expansion of Sharia banks in Indonesia.

Implementation of the 5th policy package is ongoing and other initiatives are being considered.

6th Economic Policy Package

The 6th policy package, announced on November 5, 2015, introduces tax incentive schemes to encourage development of special economic zones, or SEZs, adjusts water-based resource processing permits to protect natural resources and shortens the import processes for pharmaceutical products through the use of an online system.

The Government has implemented three policies aimed at deregulation. The first policy aims to increase the number of SEZs by providing incentives for investors such as tax breaks, while benefitting workers. As of July 2017, there were 12 SEZs. By 2025, the Government aims to have 25 SEZs established.

The Government adopted Government Regulation concerning Commercial Exploitation of Water Resources and the Government Regulation concerning the System for Provision of Drinking Water. Under these two Government Regulations, the Government shall continue to honor contracts for cooperation in water resources management until the expiration of these contracts. The Government will strengthen control over the operation of such cooperation by strengthening the licensing regime for water use.

The Government has streamlined import processing for raw materials for pharmaceuticals and food products, reducing processing times to 5.7 hours. In addition, with the introduction of an online services system, 100% paperless processing was achieved ahead of target.

Implementation of the 6th policy package is ongoing and other initiatives are being considered.

Economic Policy Package	Policies / Initiatives (including accomplishments to date)	Status of Implementation

7th Economic Policy Package

The 7th policy package, announced on December 4, 2015, seeks to support the industrial sector through an income tax waiver for workers in labor-intensive sectors and free leasehold certificates for SMEs operating in 34 state-owned areas.

The Government has expanded the scope of incentives and facilities for doing business, not only for labor-intensive industries, but also by improving services for citizens in processing land titles. The Government implemented policies that streamline land title issuances. These include increasing the number of land surveyors, decreasing the number of days required for land registration to 14 days and introducing an electronic land-registration system.

The Government has also adopted two policies providing income tax relief for employees working in labor-intensive industries for a period of two years. In addition, certain footwear and garment manufacturers now benefit from additional tax incentives.

Implementation of the 7th policy package is ongoing and other initiatives are being considered.

8th Economic Policy Package

The 8th policy package, announced on December 21, 2015, introduces policies to exempt airplane spare parts from import duty in order to improve Indonesian airlines’ competitiveness, introduces incentives to accelerate oil refinery development across Indonesia, and, through the “one map policy,” intends to harmonize all maps in Indonesia under one reference map for use in Government development projects.

Pursuant to the Presidential Regulation concerning Accelerated Implementation of the One Map Policy, ministries and government institutions are preparing thematic maps on a 1: 50,000 scale under their individual action plans. The process is scheduled for completion by year-end 2019.

The Government also implemented a Presidential Regulation that supports the accelerated construction and expansion of domestic oil refineries. The Government is also providing fiscal and non-fiscal incentives for construction, expansion and refurbishment of new and existing oil refineries.

Moreover, the Government has introduced certain incentives for aircraft maintenance companies, including a 0% import duty on 21 tariff items related to spare parts and components for aircraft repairs or maintenance.

Implementation of the 8th policy package is ongoing and other initiatives are being considered.

Economic Policy Package	Policies / Initiatives (including accomplishments to date)	Status of Implementation

9th Economic Policy Package

The 9th policy package, announced on January 27, 2016, introduces policies to improve national logistic performance through a single-billing system for port services conducted by SOEs, introduces an “Integrated National Single Window” to simplify the submission of trade documents to a single point of collection, requires the use of Rupiah for payments related to transportation activities, and eliminates the price difference between private commercial and state postal services. In addition, the 9th policy package also aims to accelerate the construction of electricity infrastructure and develop renewable energy sources.

Certain regulations governing postal rates have been brought into alignment to promote efficiency in postal services. The revised regulations eliminate the requirement that rates for commercial postal services must be higher than the Government-set rates for the universal postal service.

In addition, payments for port services provided by state-owned port operators are to be combined through an electronic single billing system. This measure is intended to strengthen the implementation of Regulation of the Minister of SOEs Number 2 of 2013 concerning Guidelines for Formulation of Information Technology Management for SOEs.

Indonesia is implementing the Indonesia National Single Window, or INSW, which manages the smooth processing of export and import documents. The INSW Portal has been introduced at 22 ports of entry and covers approximately 41,000 importers and approximately 69,000 exporters as of February 2018.

Implementation of the 9th policy package is ongoing and other initiatives are being considered.

10th Economic Policy Package

The 10th policy package, announced on February 11, 2016, includes policies to increase foreign investment through the relaxation of the Negative Investment List by reducing or eliminating ownership restrictions in several sectors including pharmaceuticals, cold storage, the film industry, and telecommunications.

The Government has removed 35 business categories from the Negative Investment List, including tourism, pharmaceuticals, cold storage, the film industry, and telecommunications. At the same time, the Negative Investment List has been expanded by certain business categories for the protection and development of SMEs.

The Government has also implemented measures that relax investment restrictions and ease investment licensing and increasing the threshold foreign share ownership across a broad range of business categories.

Implementation of the 10th policy package is ongoing and other initiatives are being considered.

Economic Policy Package	Policies / Initiatives (including accomplishments to date)	Status of Implementation

11th Economic Policy Package

The 11th policy package, announced on March 29, 2016, seeks to reduce dwelling time in the transport sector, or the time between when cargo arrives at and leaves Indonesian ports, improve loan schemes for export-oriented SMEs, and introduces tax incentives for REITs and a pharmaceutical industry roadmap.

The Government is implementing regulations concerning (i) a reduction of income tax on income from certain real estate transfers to as low as 0.5% from the usual 5% rate, available for companies issuing REITs, (ii) creating investment incentives and facilities in the regions, and (iii) supporting regions interested in the operations of REITs in their regions.

To reduce dwelling time, the Government is requiring all line ministries/government agencies to develop a single licensing submission facility on the INSW portal for processing of licensing, and is implementing a single risk management model within the INSW. The rollout of the single-risk management model across all line ministries and government agencies reduced dwelling time to less than 3 days by the end of 2017.

Presidential Instructions have been issued to various ministries to accelerate progress towards self-reliance and competitiveness of the domestic pharmaceuticals and medical equipment industries.

The Government has also implemented the Export Oriented People Business Credit, or KURBE, in order to provide integrated export financing support to SMEs.

Implementation of the 11th policy package is ongoing and other initiatives are being considered.

12th Economic Policy Package

The 12th policy package, announced on April 28, 2016, focuses on enhancing the ease of doing business in Indonesia by reducing fees and waiting times for business applications, building construction permits, property registration, electricity installation, and access to banks.

The Government has introduced measures that reduce the number of applications, forms and procedures to establish a business as well as reduce associated costs and minimum capital requirements.

Various other improvements have been implemented, including simplification of obtaining construction permits, improving adjudication of small claims and simplification of tax-paying procedures.

Implementation of the 12th policy package is ongoing and other initiatives are being considered.

13th Economic Policy Package

The 13th policy package, announced on August 28, 2016, includes social housing initiatives as well as additional measures designed to make conducting business easier. The package also includes policies to improve site and environmental planning.

The Government has accelerated the implementation of the “National One Million Housing Program” (a five-year government program to build one million homes for people with low incomes). The focus is on streamlining the number of licenses and time to process licenses to construct houses for low-income-earner households from 33 licenses and stages to 11 licenses and stages. By reducing the number of licenses and stages, the time it will take to construct these houses has been reduced to 44 days compared to 770 - 980 days prior to implementation of the 13th economic policy package.

Implementation of the 13th policy package is ongoing and other initiatives are being considered.

Economic Policy Package	Policies / Initiatives (including accomplishments to date)	Status of Implementation

14th Economic Policy Package

The 14th policy package, announced on November 10, 2016, focuses on accelerating e-commerce businesses by creating an “Electronic-Based National Trading System,” which will be regulated under a presidential regulation that will include policies related to funding support, tax relaxation, consumer protection, human resources capacity improvement, logistics support, communication infrastructure, cyber-security, and the formation of an operation management committee to develop an E-Commerce Roadmap.

The Government has issued Presidential Regulation No. 74 of 2017 on E-Commerce Road Map for the Year of 2017-2019, or E-Commerce Road Map. This E-Commerce Road Map provides direction and strategic guidance to various Government agencies to support and accelerate development of e-commerce in Indonesia. The guidelines instruct the central, local and regional governments to develop sectoral policies and programs.

The E-Commerce Road Map consists of eight key areas: (i) funding, (ii) taxation, (iii) customer protection, (iv) education and human resources, (v) telecommunication infrastructure, (vi) logistics, (vii) cyber-security, and (viii) establishment of a coordinating function (in the form of steering and management committee). These key areas are further divided into 26 programs, which must be carried out by the respective Governmental stakeholders in the 2017-2019 period. Implementation of the E-Commerce Road Map is ongoing.

Implementation of the 14th policy package is ongoing.

Economic Policy Package	Policies / Initiatives (including accomplishments to date)	Status of Implementation
15th Economic Policy Package

The 15th policy package, announced on June 15, 2017, focuses on improving the national logistics system to accelerate the business development and competitiveness of national logistics service providers. The goals of the policy package are to strengthen the INSW, increase the competitiveness of logistics service providers and create market opportunities for shipping companies, marine insurance and ship maintenance businesses. This package aims to (i) reduce the import duty of 115 types of ship spare parts to 0%, (ii) increase opportunities for national shipping companies that service approximately U.S.$600 million in exports and imports per year, (iii) produce 70 - 100 new ships with a total value of U.S.$700 million, (iv) open new job opportunities for 2,000 sailors, and (v) develop regional logistics systems to support the flow of goods, control inflation, and reduce the damage of post-harvest products up to 30%.

Various regulations have been issued to, among others:

•  increase the role and scale of national transport and insurance companies, import and export companies as well as domestic shipyard and ship maintenance businesses;

•  enhance the ease of doing business and reduce the costs for national logistics service providers by (i) reducing transportation services operational fees, (ii) removing licensing requirements for transportation of goods, (iii) reducing port business investment costs, (iv) standardizing documents for the domestic flow of goods, (v) developing regional distribution centers, (vi) easing procurement of certain ships, and (vii) introducing a cargo security fee-recovery mechanism;

•  strengthen the organization and authority of the INSW, including through (i) the grant of independent authority to the INSW agency to develop an electronic system for import-export, customs and port services and supervision for the entire territory of Indonesia, (ii) supervision of import-export activities which have the potential of facilitating illegal trading, (iii) development of a risk management system for the flow of goods and reducing dwelling times, and (iv) development of the INSW agency as a competent authority in the integration of the ASEAN Single Window and protecting and implementing of free trade agreements.

The Government has established an import-export commerce team to support the flow of goods. This team aims to reduce the number of barriers and restrictions to the average non-tariff barriers of ASEAN countries of 17%.

Implementation of the 15th policy package is ongoing.

16th Economic Policy Package

The 16th policy package, announced on August 31, 2017, aims at speeding up the issuance of business permits while providing greater certainty on the cost and time involved and improving coordination between ministries and provincial administrations through the reform of all licensing related regulations issued by ministries or head of state agencies, governors and regents or mayors.

The policy package also includes the issuance of Presidential Regulation Number 91 of 2017 on expediting business operations, establishment of a work unit to guide and settle licensing delays in business operations, application of a licensing checklist in special economic zones, free trade zones, industrial and tourism zones and application of licensing through shared use. The Government also established various task forces, or Satgas, at the national, ministerial/institutional, provincial and regional/municipality level to settle any issues relating to licensing for businesses.

Implementation of the 16th policy package is ongoing.

Economic Equalization Policy

In April 2017, the Government announced the Economic Equalization Policy (“EEP”), which embodies a national policy for economic transformation to overcome the middle income trap and to enable Indonesia achieve the status of a developed country. The EEP is an integrated reform policy comprising three parts: (i) land; (ii) opportunity; and (iii) human capital:

Land

•	Social forestry

•	The Ministry of Environment and Forestry will distribute access to social forest management covering an area of 211,522 hectares for 48,911 families with 134 permits. The initial focus will be on 11 villages with a total area of 15.576 hectares for 9,411 households.

•	Agrarian reform and transmigration land legalization

•	Transmigration of land of 220,000 hectares and 3,800 hectares under the National Agrarian Operation Project is ready to be legalized from a total of 4.5 million hectares, while 23,000 hectares of displaced land and 707,000 hectares of forest disposal are also ready to be redistributed from a total of 4.5 million hectares.

•	Agrarian reforms will be expanded to several provinces, including Banten, West Java, Central Java, Riau, West Kalimantan, West Sumatra, North Sumatra and Maluku.

•	Affordable housing for the urban poor

•	The central Government is committed to housing development within urban areas which are well connected to centers of activity, economic resources and public transportation for the urban poor. Core housing policies include the provision of land for affordable housing (land availability), implementation of a housing scheme for the construction of cheap housing and a housing financing scheme.

Opportunity

•	Targeted development of key sectors

•	The EPP aims to have a targeted development of key sectors, which includes focussing on addressing issues relating to the tax system, development of manufacturing and IT industries and the retail sector. Through this targeted development, the Government hopes to improve the competitiveness of the retail sector and strengthen synergies between traditional and modern retail.

Human capital

•	Vocational training and labor markets

•	Vocational and labor policies will be structured for capacity building of human resources, especially to align with industry needs and to support government priority programs.

•	Policy steps will also be taken by the Government to draft and improve the road map for vocational education and training, through reclassification and prioritization of business fields and positions.

•	There will be a job matching program that will focus on strengthening vocational programs for industries.

•	Vocational schemes will be in place for the automotive, tourism and transportation sectors.

Infrastructure Reforms

The Government has undertaken certain infrastructure reforms to accelerate infrastructure provision. The reforms are: (i) fiscal reforms; (ii) institutional reforms; and (iii) regulatory reforms:

Fiscal reforms

•	Viability gap funding

•	Issuance of Ministry of Finance Regulation No. 223 of 2012 to increase project financial feasibility by contributing up to 49% of the construction cost.

•	Availability payment

•	Issuance of a regulatory framework for annuity payment scheme by the Government (Ministry of Finance Regulation No. 190 of 2015 for the central Government and Ministry of Home Affairs Regulation No. 96 of 2016 for the regional government) during the concession period after the project becomes operational by the private sector in order to make the project bankable.

•	Land revolving fund

•	Issuance of Ministry of Finance Regulation No. 220 of 2010, which is a revolving fund sourced from the state budget to accelerate land acquisitions.

•	Risk-sharing guidelines

•	The Indonesia Infrastructure Guarantee Fund (“IIGF”) has issued risk allocation and mitigation guidelines for public-private partnership projects (“PPP”).

Institutional reforms

•	Committee for Acceleration of Priority Infrastructure Delivery (“KPPIP”)

•	KPPIP is actively involved in accelerating the delivery of priority infrastructure projects.

•	PT. Sarana Multi Infrastruktur (“PT SMI”)

•	PT SMI merged with the Government Investment Center to become an infrastructure funding company.

•	IIGF

•	The IIGF has the capacity to provide project guarantees for non-PPP projects.

•	Public-private Partnership Unit (“PPP Unit”)

•	The PPP Unit provides facilities to help government contracting agencies with preparation for PPP projects.

•	State Asset Management Agency

•	The State Asset Management Agency is mandated to provide land funds for National Strategic Projects to ensure timely land acquisition process.

•	Regulatory reforms

•	Direct lending

•	Issuance of Presidential Regulation No. 82 of 2015 to allow guarantees for direct lending to state-owned enterprises to accelerate financial close process for infrastructure projects.

•	Land acquisition

•	Issuance of Presidential Regulation No. 148 of 2015 to stipulate land acquisition acceleration based on Law No. 2 of 2012.

•	Economic packages

•	Conduct deregulation for issues that impede infrastructure delivery and develop a task force under the Coordinating Ministry for Economic Affairs to ensure effective implementation of economic packages.

Foreign Relations and International and Regional Organizations

Indonesia maintains close diplomatic relationships with neighboring countries and its major economic partners.

The Republic is one of the five founding members of ASEAN, an organization that was established in 1967 to ensure regional stability and is now committed to reducing development gaps among its member states (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam), which have entered into various agreements on mutual assistance and cooperation in several areas.

The Republic’s other principal memberships in international and regional organizations include:

•	United Nations;

•	the IMF;

•	the World Bank and certain World Bank-related organizations;

•	the Asian Development Bank or ADB;

•	ASEAN+3 (ASEAN nations and China, Japan and South Korea);

•	The Group of Twenty, or G20, in which it is the only ASEAN member state that concurrently enjoys membership;

•	the Islamic Development Bank;

•	World Trade Organization;

•	the Asia Pacific Economic Cooperation, or APEC, where it was one of the 12 founding economies and continues to play an important role;

•	the Asian Infrastructure Investment Bank, an initiative by the government of China that aims to support the building of infrastructure in the Asia-Pacific region; and

•	the Indian Ocean Rim Association.

Indonesia also seeks to lead other developing countries through its membership in the following organizations of developing countries: the Non-Aligned Movement, the Organization of the Islamic Conference, the Group of 77 and China, the Developing 8, the Group of 15, and as observer at the G-24 Forum.

The Republic has been a member of the Organization of Petroleum Exporting Countries, or OPEC, since 1962. In view of the shift in its status from a net exporter to a net importer of oil, the Republic suspended its membership in OPEC effective January 2009. The Republic reactivated its OPEC membership effective January 2016, but due to policy considerations and its continuing status as a net importer of oil, the Republic decided to suspend its OPEC membership during the November 30, 2016 OPEC meeting. On May 24, 2017, Indonesia sent OPEC a letter requesting reactivation of its membership on the condition that Indonesian crude oil production would not have to be cut. In December 2017, the Government decided not to continue the reactivation process.

Indonesia also pursues opportunities related to the Belt and Road Initiative led by the People’s Republic of China. This initiative comprises two segments: (i) the Silk Road Economic Belt, a land road route western mainland China that leads to Central Asia up to the Middle East; and (ii) the 21st Century Maritime Silk Road, a strategic and important sea-land encircling Southeast Asia, the Persian Gulf and reaching the Horn of Africa. This initiative provides opportunities to expand connectivity among countries in Asia, Europe as well as Africa and South America, and also promotes trade balance, e-commerce, digital economy and financial inclusion. In 2017, Indonesia was actively involved in the formulation of the Guiding Principles on Financing the Development for the Belt and Road Initiative. The Republic is developing a new airport in Lembeh Island, North Sulawesi as part of its involvement in the Belt and Road Initiative.

Indonesia became a member of the Indian Ocean Rim Association, or IORA (an association that connects countries along the Indian Ocean region) in 1997. Since joining IORA, Indonesia has been an active member and has directly engaged in a number of initiatives and Indonesia continues to promote economic and maritime diplomacy in the Indian Ocean region. Recently, Indonesia hosted the leader’s summit of IORA in Jakarta in March 2017, which concluded with the enactment of the IORA Concord (also referred to as the Jakarta Concord), which aims to lay the foundation and set the course for cooperation within IORA in the coming years to overcome the increasingly complex problems in the Indian Ocean region.

The following table shows Indonesia’s capital participation in major international financial organizations as of December 31, 2017.

			As of December 31, 2017 contributed capital
Name of organization	Date of admission		Subscribed		Paid in
	(in millions of U.S. dollars)
Asian Development Bank	1966		8,232.9	(1)	411.7	(1)
IMF	1996	(2)	6,619.9	(1)	6,619.9	(1)
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	2,778.3		167.2
International Development Association	1968		114.9	(3)	24.1
International Finance Corporation	1968	(4)	31.6		31.6
Multilateral Investment and Guarantee Agency	1986		20.0		3.8
Islamic Development Bank(5)	1975		1,620.7		188.3
International Islamic Trade Finance Corporation	1992		2.1		2.1
The Islamic Corporation for the Insurance of Investment and Export Credit	1992		0.7		0.1
Islamic Corporation For The Development Of The Private Sector	1992		21.8		10.8
International Fund for Agricultural Development	1977		72.0		68.0
Common Fund for Commodities	1980		1.3		1.3
Credit Guarantee and Investment Facility	2012		12.6		12.6
ASEAN Infrastructure Investment Bank	2015		3,360.7		403.0
ASEAN Infrastructure Fund(6)	2012		120.0		120.0
International Rubber Consortium Limited	2002		4.0		4.0

Source: Bank	Indonesia and Ministry of Finance

(1)	Denominated in SDR of the IMF. Converted to U.S. dollars using the exchange rate on December 31, 2017 of U.S.$1.42 to SDR 1.
(2)	Indonesia rejoined the IMF and The International Bank for Reconstruction and Development in 1966, it originally became a member of these organizations in 1954 and resigned its memberships in 1965.
(3)	As of December 31, 2017, Indonesia has committed to the IDA18 Replenishment in the amount of U.S.$181.2 million, which increases Indonesia’s subscribed capital in the International Development Association to U.S.$114.9 million.
(4)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(5)	Denominated in ID (ID 1 = SDR 1). See footnote (1) above.
(6)	As of January 2015.

Foreign Relations

Indonesia embraces a foreign policy that is free and active while remaining committed to playing an important role in the maintenance of peace and security in the world. This policy is ingrained in Indonesia’s Constitution and is further testament that the aspirations of the international community as enshrined in the Charter of the United Nations is aligned to that of Indonesia. In this respect, Indonesia assumes leadership roles in advancing the interests of not just certain blocs of like-minded countries, as is likely the norm in international relations but rather continuously and persistently assumes the bridge-building negotiating role in constructing platforms that accommodate the interests of all countries for the common benefit of all.

Indonesia continues its active participation in the forums deemed crucial to how life would turn out for the billions in the world for decades to come. In this context, Indonesia has shown active participation in the Third International Conference on Financing for Development held in Addis Ababa, Ethiopia, from July 13 to 16, 2015, the United Nations Sustainable Development Summit held in New York, United States of America, from September 25 to 27, 2015, the G20 Summit held in Antalya, Turkey, from November 15 to 16, 2015, the 21st session of the Conference of the Parties of the United Nations Framework Convention on Climate Change held in Paris, France, from November 30, 2015 to December 11, 2015, the G20 Summit held in Hangzhou, China from September 3 to 5, 2016, the APEC Summit held in Lima, Peru from November 19 to 20, 2016, the G20 Summit held in Hamburg, Germany from July 7 to 8, 2017 and the APEC Summit held in Da Nang, Vietnam from November 11 to 12, 2017.

Indonesia will host the 2018 Annual Meeting of the International Monetary Fund and World Bank Group in Bali from October 12 to 14, 2018 and will also host the Indonesia - Africa Forum from April 10 to 11, 2018.

In recognition of Indonesia’s active role in reducing hunger and malnutrition in the country as mandated by the Millennium Development Goals, or MDGs, the Government received an award from the United Nations Food and Agriculture Organization which was presented during a special event on June 7, 2015 with the theme Completing the MDGs Round: Recognizing Achievements in the Fight Against Hunger.

Indonesia and China encourage the implementation of the ASEAN-China Maritime Cooperation Year 2015 as stipulated in the 17th ASEAN-China Summit in Nay Pyi Taw.

Maritime Boundaries Delimitation and the South China Sea

The Government has a nine priority agenda, known as the Nawa Cita (nine objectives), to implement the vision of “realization of sovereign, independent, and characteristically Indonesia, based on mutual cooperation.” In line with the Nawa Cita, the Government has conducted border diplomacy with its ten neighboring countries, namely, India, Thailand, Malaysia, Singapore, Vietnam, the Philippines, Palau, Papua New Guinea, Timor Leste, and Australia.

Indonesia has agreed on the following maritime boundaries:

•	Several Territorial Sea boundaries with Malaysia (northern part of the Malacca Strait) and Singapore (central, western and eastern part of the Singapore Strait), and completion of all Territorial Sea boundaries with Papua New Guinea;

•	Exclusive Economic Zone with the Philippines, Australia, and Papua New Guinea; and

•	Continental Shelf with India, Thailand, Malaysia (Malacca Strait and South China Sea), Vietnam, Australia and Papua New Guinea.

Negotiations on the following maritime boundaries are ongoing:

•	Remaining segments of Territorial Sea boundaries with Malaysia, Singapore and Timor-Leste;

•	Exclusive Economic Zone with India, Thailand, Malaysia, Vietnam, Palau and Timor-Leste; and

•	Continental Shelf with Malaysia, the Philippines, Palau, and Timor Leste.

Indonesia aims to resolve these maritime boundaries through peaceful and diplomatic channels in accordance with international law.

Indonesia is working to ensure its national interest and to ensure that stability and security are maintained in the South China Sea. These aims are advanced both on a bilateral basis with China as well as through initiatives advanced through ASEAN. In line with this, in November 2017, China and the ten member states of the ASEAN, including Indonesia, announced an agreement to begin discussions on a Code of Conduct, or COC, to implement the 2002 ASEAN-China Declaration on the Conduct of Parties in the South China Sea (frequently referred to as the DOC) based on a negotiating framework agreed in August 2017. Most recently, the Ministry of Foreign Affairs hosted a workshop on the South China Sea in November 15-17, 2017 attended by representatives from Brunei Darussalam, China, the Philippines, Indonesia, Laos, Malaysia, Myanmar, Singapore, Vietnam and Taiwan to explore opportunities for cooperation between stakeholders and encourage dialogue on cooperation projects and maritime borders. Indonesia also hosted the 7th ASEAN Maritime Forum and the 5th Expanded ASEAN Maritime Forum in December 2017. Matters discussed in these forums included the importance of strengthening linkages in maritime cooperation to further promote mutual trust and confidence to ensure security, peace and stability in the region, including matters relating to safety and freedom of navigation and overflight.

While Indonesia does not have overlapping territorial claims in the South China Sea with China, it continues to establish communication and consultation with China to push for dispute resolution and the avoidance of conflict in this area. In May of 2017, the foreign ministers of Indonesia and China signed a Plan of Action for the Implementation of the Comprehensive Strategic Partnership for 2017-2021, which included China’s commitment to the full implementation of the DOC and to expedite the adoption of a COC. Indonesia has also encouraged cooperation between the Indonesian Maritime Security Board and the Chinese Coast Guard to enhance mutual trust and prevent potential conflict.

Indonesia continues to pursue the economic development of its exclusive economic zone off the coast of the Natuna Islands in the North Natuna Sea (which is also referred to as a part of the South China Sea). According to press reports, Indonesia has taken action against foreign-flagged fishing vessels in this zone, which have included Chinese vessels, which China has said is a traditional Chinese fishing ground.

Economy and Gross Domestic Product

Introduction

Indonesia has a balanced and diversified economy. The main challenges currently facing Indonesia’s economy include uncertainty in relation to the global economic recovery and commodity prices, which are crucial factors in determining the Republic’s export performance.

Domestically, factors that affect the economy are demographic growth and job creation, the country’s progress in implementing its infrastructure programs, maintaining relatively stable and low inflation and balancing domestic budgetary pressures against the burden of serving external debt.

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,
	2012	%	2013	%	2014	%	2015	%	2016P	%	2017P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	298,403	3.5	314,216	3.3	337,201	3.2	320,845	2.8	286,400	2.3	309,142	2.3
Non-Coal, Oil and Gas Manufacturing Industries	1,549,748	18.0	1,693,211	17.7	1,890,383	17.9	2,098,047	18.2	2,258,804	18.2	2,430,273	17.9

Total Manufacturing Industry	1,848,151	21.5	2,007,427	21.0	2,227,584	21.1	2,418,892	21.0	2,545,204	20.5	2,739,415	20.2
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,138,484	13.2	1,261,146	13.2	1,419,239	13.4	1,532,877	13.3	1,635,259	13.2	1,767,718	13.0
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	902,126	10.5	994,778	10.4	1,089,550	10.3	1,183,969	10.3	1,266,849	10.2	1,344,732	9.9
Forestry and Logging	65,882	0.8	69,599	0.7	74,618	0.7	82,322	0.7	87,390	0.7	91,618	0.7
Fishery	184,254	2.1	210,671	2.2	245,488	2.3	288,917	2.5	317,092	2.6	349,530	2.6

Total Agriculture, Forestry, and Fishery	1,152,262	13.4	1,275,048	13.4	1,409,656	13.3	1,555,207	13.5	1,671,330	13.5	1,785,881	13.1
Mining and Quarrying
Oil, Gas and Geothermal Mining	492,894	5.7	520,088	5.4	509,783	4.8	384,516	3.3	364,986	2.9	390,480	2.9
Coal and Lignite Mining	270,519	3.1	281,193	2.9	259,767	2.5	229,974	2.0	231,698	1.9	323,365	2.4
Metal Ore	100,845	1.2	98,468	1.0	93,615	0.9	74,264	0.6	73,301	0.6	94,322	0.7
Other Mining and Quarrying	136,050	1.6	149,996	1.6	176,258	1.7	192,940	1.7	220,884	1.8	220,605	1.6

Total Mining and Quarrying	1,000,308	11.6	1,050,746	11.0	1,039,423	9.8	881,694	7.6	890,868	7.2	1,028,772	7.6
Construction	805,208	9.3	905,991	9.5	1,041,950	9.9	1,177,084	10.2	1,287,659	10.4	1,409,834	10.4
Government Administration, Defense Compulsory Social Security	340,568	4.0	372,195	3.9	404,630	3.8	449,382	3.9	479,794	3.9	502,239	3.7
Information and Communication	311,362	3.6	341,009	3.6	369,457	3.5	406,017	3.5	449,189	3.6	515,889	3.8
Transportation and Warehousing	313,156	3.6	375,306	3.9	466,969	4.4	578,464	5.0	645,000	5.2	735,230	5.4
Financial and Insurance Service	320,534	3.7	370,132	3.9	408,439	3.9	464,400	4.0	520,088	4.2	571,129	4.2
Education Service	270,372	3.1	307,862	3.2	341,818	3.2	387,611	3.4	418,347	3.4	446,785	3.3
Other*	929,294	10.8	1,041,470	10.9	1,177,068	11.1	1,311,578	11.4	1,420,454	11.4	1,561,615	11.5

Gross Value Added at Basic Prices	8,429,700	97.8	9,308,332	97.5	10,306,232	97.5	11,163,206	96.8	11,963,191	96.4	13,064,507	96.1
Taxes less Subsidies on Products	186,005	2.2	237,802	2.5	263,473	2.5	363,127	3.2	443,583	3.6	524,291	3.9

Total GDP	8,615,705	100.0	9,546,134	100.0	10,569,705	100.0	11,526,333	100.0	12,406,774	100.0	13,588,797	100.0

Source:    BPS

P	Preliminary.
*	Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,
	2012	%	2013	%	2014	%	2015	%	2016P	%	2017P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	227,456	2.9	221,450	2.7	216,751	2.5	214,312	2.4	220,392	2.3	219,684	2.2
Non-Coal, Oil and Gas Manufacturing Industries	1,470,331	19.0	1,550,512	19.0	1,637,506	19.1	1,720,221	19.2	1,796,485	19.0	1,883,382	19.0

Total Manufacturing Industry	1,697,787	22.0	1,771,962	21.7	1,854,257	21.6	1,934,533	21.5	2,016,877	21.4	2,103,066	21.2
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,067,912	13.8	1,119,272	13.7	1,177,298	13.7	1,207,165	13.4	1,255,759	13.3	1,311,464	13.2
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting, & Agriculture Services	816,304	10.6	847,764	10.4	880,390	10.3	906,806	10.1	936,335	9.9	968,338	9.8
Forestry and Logging	58,872	0.8	59,229	0.7	59,574	0.7	60,624	0.7	59,892	0.6	61,277	0.6
Fishery	164,264	2.1	176,149	2.2	189,090	2.2	204,017	2.3	214,523	2.3	227,279	2.3

Total Agriculture, Forestry, and Fishery	1,039,441	13.5	1,083,142	13.3	1,129,053	13.2	1,171,446	13.0	1,210,750	12.8	1,256,894	12.7
Mining and Quarrying
Oil, Gas and Geothermal Mining	323,632	4.2	313,328	3.8	307,162	3.6	307,326	3.4	313,744	3.3	302,767	3.1
Coal and Lignite Mining	230,589	3.0	247,595	3.0	251,074	2.9	232,725	2.6	223,099	2.4	226,479	2.3
Metal Ore	91,615	1.2	98,609	1.2	98,258	1.1	87,703	1.0	89,303	0.9	95,150	1.0
Other Mining and Quarrying	125,726	1.6	131,523	1.6	137,996	1.6	139,573	1.6	148,447	1.6	155,529	1.6

Total Mining and Quarrying	771,562	10.0	791,054	9.7	794,490	9.3	767,327	8.5	774,593	8.2	779,925	7.9
Construction	728,226	9.4	772,720	9.5	826,616	9.7	879,164	9.8	925,063	9.8	987,884	10.0
Government Administration, Defense Compulsory Social Security	282,235	3.7	289,449	3.5	296,330	3.5	310,055	3.5	319,946	3.4	326,527	3.3
Information and Communication	316,279	4.1	349,150	4.3	384,476	4.5	421,770	4.7	459,208	4.9	504,279	5.1
Transportation and Warehousing	284,663	3.7	304,506	3.7	326,933	3.8	348,856	3.9	374,843	4.0	406,679	4.1
Financial and Insurance Service	280,896	3.6	305,515	3.7	319,826	3.7	347,269	3.9	378,193	4.0	398,919	4.0
Education Service	232,704	3.0	250,016	3.1	263,685	3.1	283,020	3.2	293,780	3.1	304,525	3.1
Other*	858,558	11.1	916,526	11.2	978,408	11.4	1,028,931	11.5	1,088,301	11.5	1,150,128	11.6

Gross Value Added at Basic Prices	7,560,263	97.8	7,953,312	97.5	8,351,369	97.5	8,699,535	96.8	9,097,313	96.4	9,530,290	96.1
Taxes less Subsidies on Products	166,821	2.2	203,186	2.5	213,498	2.5	282,982	3.2	337,319	3.6	382,459	3.9

Total GDP	7,727,083	100.0	8,156,498	100.0	8,564,867	100.0	8,982,517	100.0	9,434,632	100.0	9,912,749	100.0

Source:     BPS

P	Preliminary.
*	Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

Indonesia’s principal manufacturing industries include food products and beverages, coal and refined petroleum products, fabricated metal products, computer, electronic and optical products and electrical equipment. Other major manufacturing industries include transport equipment and chemicals, pharmaceuticals and botanical products. Manufacturing has been the largest contributor to economic growth since the 1980s. The manufacturing industry sector consists of the sub-sectors of (i) coal industry and oil and gas refining and (ii) non-coal, oil and gas manufacturing industries.

In 2013, Indonesia’s manufacturing industries grew by 4.4%. Non-coal, oil and gas manufacturing industries grew by 5.5% during 2013 mainly driven by the transport equipment manufacturing sub-sector, which grew by 15.0%. Coal, oil and gas manufacturing industries declined by 2.6% in 2013, primarily due to a contraction in coal manufacturing, LNG manufacturing and petroleum refining.

In 2014, Indonesia’s manufacturing industries grew by 4.6%, compared to a rate of 4.4% in the previous year. Non-coal, oil and gas manufacturing industries grew by 5.6% during 2014 mainly driven by the food and beverage manufacturing sub-sector, which grew by 9.5%. Coal, oil and gas manufacturing industries declined by 2.1% in 2014, primarily due to a contraction in LNG manufacturing and petroleum refining, which was partially offset by an increase in coal manufacturing.

In 2015, Indonesia’s manufacturing industries grew by 4.3%, compared to 4.6% in the previous year. Non-coal, oil and gas manufacturing industries grew by 5.1% during 2015 mainly driven by the metal goods industry, computers, electronics, optics, and electrical equipment sub-sector, which grew by 7.8%. Coal, oil, and gas manufacturing industries declined by 1.1% in 2015, primarily due to a contraction in LNG manufacturing and petroleum refining, which was partially offset by an increase in coal manufacturing.

In 2016, Indonesia’s manufacturing industries grew by 4.3%, the same as in the previous year. Non-coal, oil and gas manufacturing industries grew by 4.4% during 2016, mainly driven by growth in the food and beverage manufacturing sub-sector, which grew by 8.3%. Coal, oil, and gas manufacturing industries grew by 2.8% during 2016 compared to the previous year, primarily due to the demand recovery in the industry, after experiencing a downturn driven by declines in commodities prices.

In 2017, Indonesia’s manufacturing industries grew by 4.3%, the same as in the previous year. Non-coal, oil and gas manufacturing industries grew by 4.8% during 2017, mainly driven by growth in the food and beverage manufacturing sub-sector, which grew by 9.2%. Coal, oil, and gas manufacturing industries contracted by 0.3% during the 2017 compared to the previous year.

Wholesale and retail trade; repair of motor vehicles and motorcycles

The wholesale and retail trade; repair of motor vehicles and motorcycles sector includes wholesale and retail trade, as well as the repair of motor vehicles, including motorcycles. In recent years, this has generally been the third largest segment of the economy, behind manufacturing and agriculture, forestry and fishery.

In 2013, the wholesale and retail trade; repair of motor vehicles and motorcycles sector grew by 4.8%. Growth in this sector was driven primarily by growth in the wholesale and retail trade of cars, motorcycles, and repairs sub-sectors, which grew by 7.3%. The wholesale and retail trade of non-cars and motorcycles sub-sectors grew by 4.1% in 2013.

In 2014, the wholesale and retail trade; repair of motor vehicles and motorcycles sector grew by 5.2%, compared to 4.8% in 2013. This growth was driven by the wholesale of non-cars and motorcycles sub-sector, which grew by 5.2% and the wholesale and retail trade of cars, motorcycles, and repairs sub-sector, which grew by 5.0% in 2014.

In 2015, the wholesale and retail trade; repair of motor vehicles and motorcycles sector grew by 2.5%, compared to 5.2% growth in 2014. Growth in this sector was mainly driven by the wholesale of non-cars and motorcycles sub-sector, which grew by 3.1%. The wholesale and retail trade of cars, motorcycles, and repairs sub-sector grew by 0.3% in 2015.

In 2016, the wholesale and retail trade; repair of motor vehicles and motorcycles sector grew by 4.0%, compared to 2.5% 2015. This growth was driven by the wholesale and retail trade of non-cars and motorcycles sub-sector and the wholesale and retail trade of cars, motorcycles, and repairs sub-sector, which grew by 4.0%.

In 2017, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.4%, compare to 4.0 in 2016. This growth was mainly driven by the wholesale and retail trade of cars, motorcycles, and repairs sub-sector, which grew by 4.8%. The wholesale and retail trade of non-cars and motorcycles sub-sector grew by 4.4% in 2017.

Agriculture, forestry and fishery

The agriculture, forestry and fishery sector consists of the sub-sectors of (i) agriculture, livestock, hunting & agriculture services, (ii) forestry and logging and (iii) fishery.

In 2013, the agriculture, forestry and fishery sector grew by 4.2%. This growth was mainly driven by the fishery sub-sector, which grew by 7.2% compared to 2012. The agriculture, livestock, hunting & agriculture services sub-sector and the forestry sub-sector, grew by 3.9% and 0.6%, respectively, in 2013.

In 2014, the agriculture, forestry, and fishery sector grew by 4.2%, the same rate as in 2013. This growth was mainly driven by the fishery sub-sector, which grew by 7.3% compared to 2013. The agriculture, livestock, hunting & agriculture services sub-sector and the forestry sub-sector, grew by 3.8% and 0.6%, respectively, in 2014.

In 2015, the agriculture, forestry, and fishery sector grew by 3.8%, slower than its growth of 4.2% in 2014. This growth was mainly driven by the fishery sub-sector, which grew by 7.9% compared to 2014. The agriculture, livestock, hunting & agriculture services sub-sector and the forestry sub-sector, grew by 3.0% and 1.8%, respectively, in 2015.

In 2016, the agriculture, forestry, and fishery sector grew by 3.4%, slower than its growth of 3.8% in 2015. This growth was mainly driven by the fishery sub-sector, which grew by 5.1% compared to 2015. The agriculture, livestock, hunting & agriculture services sub-sector grew by 3.3% while the forestry sub-sector contracted by 1.2% in 2016.

In 2017, the agriculture, forestry, and fishery sector grew by 3.8%, compared to 3.4% in 2016. This growth was mainly driven by the fishery sub-sector, which grew by 5.9% compared to 2016. The agriculture, livestock, hunting & agriculture services sub-sector, and the forestry sub-sector grew by 3.4% and 2.3%, respectively, in 2017.

The following table sets forth production statistics for Indonesia’s most important agricultural products for the periods indicated.

Production of Principal Agricultural Products by Sub-sectors

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in thousands of tons)
Food crops
Rice	71,280	70,846	75,398	79,354	81,382
Cassava	23,937	23,436	21,801	20,260	19,046
Corn	18,512	19,008	19,612	23,578	27,952
Sweet Potato	2,387	2,382	2,298	2,168	2,023
Soybeans (shelled)	780	955	963	859	542
Peanuts (shelled)	702	639	605	570	480
Mung bean	205	245	271	252	253

Estate cash crops
Dry Rubber	3,237	3,153	3,145	3,158	3,230
Coffee	676	644	639	639	638
Cocoa	721	728	593	657	688
Tea	145	154	133	144	146
Sugarcane	2,551	2,579	2,498	2,223	2,465
Tobacco	164	198	194	196	198
Palm Oil	27,782	29,278	31,070	33,229	35,359
Livestock
Meat	2,882	2,925	3,057	3,356	3,344
Eggs	1,728	1,753	1,896	2,031	2,107
Milk	787	801	835	913	920
Fish products
Captured Fish	6,115	6,484	6,678	6,399	N/A
Farmed Fish	13,301	14,359	15,634	16,675	N/A

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in thousands of tons)
Forestry(1)
Logs	32,456	36,975	38,813	37,552	N/A
Sawn Timber	993	1,159	1,765	1,820	N/A
Plywood	3,262	3,579	3,641	3,636	N/A

Sources:    BPS, Ministry of Agriculture, Ministry of Marine Affairs and Fishery, and Ministry of Environment and Forestry

(1)	All units are in thousands of cubic meters.
P	Preliminary.
N/A	Not Available.

Mining and Quarrying

Indonesia is a significant player in the global mining and quarrying industry with significant production of natural gas, coal, crude oil, tin, nickel, bauxite and copper.

In 2013, the mining and quarrying sector grew by 2.5%, primarily due to growth in the metal ore, coal and lignite mining, and the other mining and quarrying sub-sectors, which grew by 7.6%, 7.4% and 4.6%, respectively. This was partially offset by a 3.2% contraction in the oil, gas and geothermal mining sub-sector.

In 2014, the mining and quarrying sector grew by 0.4%, compared to 2.5% in the previous year, primarily due to growth in the other mining and quarrying and the coal and lignite mining sub-sectors, which grew by 4.9% and 1.4%, respectively. This was partially offset by contraction in the oil, gas and geothermal mining and the metal ore sub-sectors, which contracted by 2.0% and 0.4%, respectively.

In 2015, the mining and quarrying sector contracted by 3.4% compared to an increase of 0.4% the previous year, primarily due to contraction in the metal ore and the coal and lignite mining sub-sector, which contracted by 10.7% and 7.3%, respectively. This was partially offset by growth in the other mining and quarrying and the oil, gas and geothermal mining sub-sector which were 1.1% and 0.1%, respectively.

In 2016, the mining and quarrying sector grew by 0.9% compared to a contraction by 3.4% the previous year, primarily due to growth in the other mining and quarrying, the oil, gas and geothermal mining, and the metal ore sub-sectors, which grew by 6.4%, 2.1% and 1.8%, respectively. This was partially offset by a 4.1% contraction in the coal and lignite mining sub-sector in 2016.

In 2017, the mining and quarrying sector grew by 0.7% compared to 0.9% in 2016, primarily due to growth in the metal ore, the other mining and quarrying, and the coal and lignite mining sub-sectors, which grew by 6.5%, 9.8%, and 1.5%, respectively. This was partially offset by a contraction in the oil, gas and geothermal mining sub-sector, which contracted by 3.5% in 2017.

As products in the mining and quarrying sector are internationally traded commodities with prices set by the world markets, the performance of this sub-sector is primarily affected by international market prices. See “— Foreign Trade and Balance of Payments — Exports and Imports.”

Oil and Natural Gas

The oil and gas market in Indonesia is characterized by the presence of large, diversified companies with highly vertically integrated operations throughout oil exploration, production, refining, transportation and marketing. In 2015, 2016 and 2017, the contribution of the Indonesian oil and gas industry to Indonesia’s GDP decreased due to a decrease in international crude oil prices. Oil and gas exports are Indonesia’s largest exports, contributing approximately 9.3% of total exports in 2017 compared to 8.9% in 2016, and approximately 8.0% of the Government’s domestic revenue (inclusive of income tax revenue from the oil and gas sub-sector) in 2017 compared to 5.2% in 2016. Pertamina, an SOE, plays an important role in the production of oil and gas in Indonesia.

The following table sets forth crude oil production by source for the periods indicated.

Crude Oil Production by Source(1)

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in millions of barrels)
Pertamina	44	42	32	30	21
Production sharing contracts(2)	257	247	243	274	197

Total	300	289	275	304	218

Source:    Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes production of crude oil condensate.
(2)	Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven crude oil reserves for the periods indicated based on estimates prepared by the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources, as well as SKK Migas, which are based on the applicable Annual Reserve Oil and Gas Report received by SKK Migas from various oil and gas contractors. SKK Migas is a government entity responsible for supervising upstream oil and gas activities. Proven crude oil reserves include developed and undeveloped volumes that are economically recoverable at either current prices or forecasted future prices as calculated by each relevant contractor under the coordination of SKK Migas. Estimates of proven crude oil reserves are comparable to estimates prepared using international standards and includes total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Crude Oil Reserves

Year	Proven Crude Oil Reserves
(in million stock tank barrels)
2013	3,692.5
2014	3,624.5
2015	3,602.5
2016	3,306.9
2017	3,170.9

Source:    Ministry of Energy and Mineral Resources

The following table sets forth Indonesia’s crude oil exports by source for the periods indicated.

Crude Oil Exports(1)

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in millions of barrels)
Production sharing contracts(2)	96	96	123	127	104
Government and government-designated(3)	21	14	5	0	1

Total	117	110	128	127	105

Source:    Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes exports of crude oil condensate.
(2)	Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.
(3)	Exports by Pertamina and entities designated by SKK Migas are reported together.

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

Average Price of Crude Oil

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in U.S. dollars per barrel)
ICP(1)	106.0	97.0	49.2	40.1	51.2

Sources:    Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions.”

The following table sets forth natural gas production by source for the periods indicated.

Natural Gas Production by Source(1)

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in millions of cubic feet)
Pertamina	295	309	323	299	208
Production sharing contracts(2)	2,304	2,267	2,195	2,222	1,586

Total	2,599	2,576	2,518	2,521	1,794

Source:    Ministry of Energy and Mineral Resources

P	Preliminary.
(1)	Includes LPG.
(2)	Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven natural gas reserves for the periods indicated based on estimates prepared by the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources, as well as SKK Migas, which are based on the applicable Annual Reserve Oil and Gas Report received by SKK Migas from various oil and gas contractors. Proven natural gas reserves represent marketable volumes that generate sales revenue. Estimates of proven natural gas reserves are comparable to estimates prepared using international standards and includes total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Natural Gas Reserves

Year	Proven Natural Gas Reserves
(in trillions of standard cubic feet of gas )
2013	101.5
2014	100.3
2015	98.0
2016	101.2
2017	101.4

Source:    Ministry of Energy and Mineral Resources

Minerals

The Republic’s major mineral products are coal, nickel, copper and bauxite, and it has substantial resources of each of these minerals. In recent years, the Government has pursued policies designed to increase the production and export of value-added products using these mineral resources.

Grasberg Copper Mine

Under Law No. 4 of 2009 on Mineral and Coal Mining enacted by the Government in January 2009, or the Mining Law, two new types of licenses were created: ijin usaha pertambangan, or IUP, and ijin usaha pertambangan khusus, or IUPK. Subsequent to the enactment of the Mining Law, the Government issued various regulations thereunder, including (i) regulations mandating the domestic processing and refining of minerals, (ii) regulations requiring the reclamation of areas affected by mining activities, (iii) regulations related to local community development and empowerment, optimization and conservation of mineral resources, and job opportunities for local mining service providers and local communities surrounding a mining area and (iv) regulations relating to procedures for the granting of a production operation special mining permit, which provide guidelines for the granting of an operation production IUPK in order to continue the operation of a contract of work.

Pursuant to the Mining Law, contracts of work issued under the prior mining law, including Freeport’s contract of work, will remain valid until the end of their terms. Under the current regulations, however, contract of work holders, including Freeport, are required to refine their mining products in Indonesia and, contract of work holders, including Freeport, are required to convert their contract of work into an IUPK to continue the export of concentrate.

On February 20, 2017, Freeport-McMoRan Inc., the parent company of PT Freeport Indonesia, or Freeport, the operator of the Grasberg copper mine in the province of Papua, announced that Freeport had provided to the Government formal notice of an impending dispute pursuant to the dispute resolutions provisions of the contract of work entered into between Freeport and the Government.

On April 4, 2017, the Government granted Freeport a temporary special mining permit, which was effective from February 2017 to October 2017. In August 2017, Freeport agreed to convert its contracts of work into an IUPK and to transfer to Indonesia a 51% stake in the Grasberg copper mine. The timing and valuation for the transfer of the 51% stake is still under discussion. Freeport also agreed to build a smelter to process copper concentrate in Indonesia in order to support job creation and increase the amount of processing work done in Indonesia. In exchange, the Government agreed to grant Freeport an initial five-year license expiring in 2021 and to extend Freeport’s permit to operate the mine for two additional ten-year terms until 2041, subject to the construction of certain smelters, submission of the applicable permit applications and certain other conditions.

Construction

Over the last five years, besides the development of a basic public services infrastructure, the main drivers of the construction sector were improvement works in the areas of communications and logistics infrastructure, transportation and electrification.

In 2013, the construction sector grew by 6.1%, primarily due to a slowdown in Government budget disbursements.

In 2014, the construction sector grew by 7.0% compared to a growth of 6.1% in 2013, primarily due to an increase in the production of construction raw materials.

In 2015, the construction sector grew by 6.4% compared to a growth of 7.0% in 2014, primarily due to an acceleration of the implementation of Government development projects in the fourth quarter of 2015.

In 2016, the construction sector grew by 5.2% compared to a growth of 6.4% in 2015, primarily due to several infrastructure projects implemented by the public and private sectors such as airports, industrial zones, bridges, and highways.

In 2017, the construction sector grew by 6.8% compared to a growth of 5.2% in 2016, primarily due to several infrastructure projects conducted by the public and private sectors such as roads, high ways, light rail transit, and bridges.

Transportation and Warehousing

The transportation and warehousing sector comprises the sub-sectors of (i) railway transport, (ii) land transport, (iii) sea transport, (iv) river, lake and ferry transport, (v) air transport and (vi) warehousing and support activities for transportation; postal and courier.

In 2013, the transportation and warehousing sector grew by 7.0%. The warehousing and support activities for the transportation; postal and courier and road transport sub-sectors grew by 8.0% and 7.5%, respectively.

In 2014, the transportation and warehousing sector grew by 7.4%, compared to 7.0% in 2013. The railway transport sub-sector had the highest growth, which grew by 20.8% in 2014 compared to the previous year.

In 2015, the transportation and warehousing sector grew by 6.7%, compared to 7.4% in 2014. The air transport sub-sector had the highest growth, which grew by 10.4% in 2014 compared to the previous year.

In 2016, the transportation and warehousing sector grew by 7.4% compared to 6.7% in 2015. The sub-sector contributing the highest growth was air transport at 13.2%, followed by warehousing and support activities of transportation, postal and courier at 7.5% and land transport at 7.1%.In 2017, the transportation and warehousing sector grew by 8.5%, compared to 7.4% in 2016. The sub-sector contributing the highest growth was railway transport at 19.0%, followed by air transport at 11.9% and warehousing and support activities for transportation; postal and courier at 8.5%.

Other sectors

None of the other sectors shown in the tables above comprised more than 5% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product

In this prospectus, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,
	2012	%	2013	%	2014	%	2015	%	2016	%	2017P	%
	(in billions of Rupiah and percentage of GDP)
GDP	8,615,705	100.0	9,546,134	100.0	10,569,705	100.0	11,526,333	100.0	12,406,774	100.0	13,588,797	100.0
Add: Imports of goods and services	2,152,937	25.0	2,359,212	24.7	2,580,508	24.4	2,394,879	20.8	2,272,666	18.3	2,604,350	19.2

Total supply of goods and services	10,768,642	125.0	11,905,346	124.7	13,150,213	124.4	13,921,212	120.8	14,679,440	118.3	16,193,147	119.2
Less: Exports of goods and services	2,118,979	24.6	2,283,777	23.9	2,501,425	23.7	2,438,993	21.2	2,372,293	19.1	2,768,149	20.4

Total domestic expenditure	8,649,663	100.4	9,621,569	100.8	10,648,788	100.7	11,482,219	99.6	12,307,147	99.2	13,424,999	98.8

Allocation of total domestic expenditure:
Household consumption expenditure	4,768,745	55.3	5,321,088	55.7	5,915,194	56.0	6,490,930	56.3	7,024,997	56.6	7,626,986	56.1
NPISHs consumption expenditure	89,586	1.0	103,929	1.1	124,242	1.2	130,951	1.1	144,499	1.2	160,569	1.2
Government consumption expenditure	796,848	9.2	908,574	9.5	996,197	9.4	1,123,750	9.7	1,183,640	9.5	1,236,869	9.1

Total consumption	5,655,179	65.6	6,333,591	66.3	7,035,634	66.6	7,745,630	67.2	8,353,136	67.3	9,024,424	66.4
Gross domestic fixed capital formation	2,819,027	32.7	3,051,496	32.0	3,436,924	32.5	3,782,012	32.8	4,040,205	32.6	4,370,556	32.2
Change in inventories (residual)(1)	175,457	2.0	236,482	2.5	176,231	1.7	-45,423	-0.4	-86,195	-0.7	30,019	0.2

Total domestic expenditure	8,649,663	100.4	9,621,569	100.8	10,648,789	100.7	11,482,219	99.6	12,307,147	99.2	13,424,999	98.8

Source:     BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)

	Year Ended December 31,(1)
	2012	%	2013	%	2014	%	2015	%	2016P	%	2017P	%
	(in billions of Rupiah and percentage of GDP)
GDP	7,727,083	100.0	8,156,498	100.0	8,564,867	100.0	8,982,517	100.0	9,434,632	100.0	9,912,749	100.0
Add: Imports of goods and services	1,910,300	24.7	1,945,867	23.9	1,987,114	23.2	1,862,939	20.7	1,817,369	19.3	1,963,784	19.8

Total supply of goods and services	9,637,383	124.7	10,102,365	123.9	10,551,981	123.2	10,845,456	120.7	11,252,002	119.3	11,876,533	119.8
Less: Exports of goods and services	1,945,064	25.2	2,026,114	24.8	2,047,887	23.9	2,004,467	22.3	1,973,040	20.9	2,152,404	21.7

Total domestic expenditure	7,692,319	99.6	8,076,251	99.0	8,504,093	99.3	8,840,989	98.4	9,278,961	98.4	9,724,129	98.1

Allocation of total domestic expenditure:
Household consumption expenditure	4,195,788	54.3	4,423,417	54.2	4,651,018	54.3	4,881,631	54.3	5,126,028	54.3	5,379,520	54.3
NPISHs consumption expenditure	81,919	1.1	88,618	1.1	99,420	1.2	98,800	1.1	105,362	1.1	112,647	1.1
Government consumption expenditure	681,819	8.8	727,812	8.9	736,283	8.6	775,398	8.6	774,282	8.2	790,858	8.0

Total consumption	4,959,525	64.2	5,239,847	64.2	5,486,722	64.1	5,755,829	64.1	6,005,672	63.7	6,283,025	63.4
Gross domestic fixed capital formation	2,527,729	32.7	2,654,375	32.5	2,772,471	32.4	2,911,356	32.4	3,041,587	32.2	3,228,748	32.6
Change in inventories (residual)(2)	205,065	2.7	182,029	2.2	244,901	2.9	173,804	1.9	231,703	2.5	212,356	2.1

Total domestic expenditure	7,692,319	99.6	8,076,251	99.0	8,504,093	99.3	8,840,989	98.4	9,278,961	98.4	9,724,129	98,1

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The Government sets inflation targets periodically and targeted an inflation rate of 3.5% (±1.0%) for 2018 and 2019. Bank Indonesia enacts and implements policies to achieve the inflation target in coordination with the Government.

In addition, the Inflation Management and Monitoring Team (Tim Pemantauan dan Pengendalian Inflasi or TPI) is responsible for identifying and analyzing the sources of inflation and making policy recommendations to maintain low and stable inflation levels in the medium-to-long term. The TPI at the national level consists of a number of governmental authorities, including Bank Indonesia, the Ministry of Finance, the Ministry of Transportation, the Ministry of Trade, the Ministry of Agriculture, the Ministry of Energy and Mineral Resources, and the Coordinating Ministry of Economic Affairs. Since 2010, the TPI has also been formed in various regions to strengthen policy coordination, particularly in monitoring and controlling regional inflation.

The following table shows the Consumer Price Index, or CPI, as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,
	2013		2014		2015		2016		2017 P
CPI	146.8	(1)	119.0	(2)	123.0	(2)	126.7	(2)	131.3	(2)
Annual percentage year-on-year	8.4%		8.4%		3.4%		3.0%		3.6%

Source:    BPS

P	Preliminary.
(1)	Calculated on the basis of 2007 CPI = 100.
(2)	Calculated on the basis of 2012 CPI = 100.

The following table shows percentage changes years-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity

	For the year ended December 31,
	2013	2014	2015	2016	2017 P
Food	11.4%	10.6%	4.9%	5.7%	1.3%
Processed food, beverages and cigarettes	7.5%	8.1%	6.4%	5.4%	4.1%
Housing	6.2%	7.4%	3.3%	1.9%	5.1%
Clothing	0.5%	3.1%	3.4%	3.1%	3.9%
Health	3.7%	5.7%	5.3%	3.9%	3.0%
Education, recreation and sports	3.9%	4.4%	4.0%	2.7%	3.3%
Transportation, communication, and financial Service	15.4%	12.1%	(1.5)%	(0.7)%	4.2%

Source:    BPS

P	Preliminary.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In 2013, annual inflation was 8.4%. Increases in transportation and communication prices contributed to the increased rate of inflation as both sectors witnessed price increases of 15.4%. In 2013, prices for food increased by 11.4%, prices for processed food, beverages and cigarettes increased by 7.4%, and prices for housing and utilities increased by 6.2%.

In 2014, annual inflation was 8.4%, which was in line with the 2013 inflation rate. Increases in transportation and communication prices made the greatest contribution to the increase in the inflation rate, as transportation and communication prices in 2014 were 12.1% higher on average. In 2014 prices for food increased by 10.6%, prices for processed food, beverages, cigarettes and tobacco increased by 8.1%, and prices for housing increased by 7.4%.

In 2015, annual inflation was 3.4%, which was lower than the 8.4% annual inflation in 2014. This decrease was primarily due to smaller increases in the prices for food and housing, which increased by 4.9% and 3.3%, respectively, while prices for transportation, communication, and financial services decreased by 1.5%.

In 2016, annual inflation was 3.0% which was lower than the 3.4% annual inflation in 2015. This decrease was primarily due to smaller increases in the prices for housing; health; and education, recreation and sports, which increased by 1.9%, 3.9% and 2.7%, respectively.

In 2017, annual inflation was 3.6% which was higher than the 3.0% annual inflation in 2016. This increase was primarily due to higher prices in housing; transportation, communication, and financial services; clothing; and education, recreation and sports, which increased by 5.1%, 4.2%, 3.9% and 3.3%, respectively.

Privatization of State-Owned-Enterprises

The sale by the Government of SOE shares to private investors has been an important means for the Government to promote private investment and to improve the efficiency, transparency, public accountability and corporate governance of the SOEs.

As of December 31, 2017, there were 115 SOEs that comprised 17 listed SOEs, 84 non-listed SOEs, and 14 special purpose entities. In addition, there were 27 enterprises in which the Government owned a minority stake. Most SOEs were in the manufacturing industry (28), warehouse and transportation industry (25) and insurance and financial service industry (19).

The following table sets forth significant full and partial privatizations since 2011 (including prior periods where relevant):

State-Owned-Enterprises Privatizations

SOE	Year of offering		Government equity interest after offering	Proceeds to the Government		Proceeds to SOE
			(percentages)	(in billions of Rupiah)
PT Bank Tabungan Negara (Persero) Tbk	2009		72.9	—		1,819
	2012	(3)	60.0	135.9		1,870
PT Garuda Indonesia (Persero) Tbk	2011		69.1	—		3,187
	2014	(3)	60.5	11.2		1,448.9
PT Kertas Basuki Rachmat Tbk(1)	2011		—	2.6	(2)	—
PT Atmindo Tbk(1)	2011		—	9.0	(2)	—
PT Jakarta International Hotel Development, Tbk(1)	2011		—	18.5	(2)	—
PT Waskita Karya (Persero) Tbk	2012		68.0	—		1,171
PT Semen Baturaja (Persero) Tbk	2013		76.2	—		1,309
PT Sarana Karya (Persero)(4)	2013		—	48.2		—
PT Kertas Padalarang (Persero)(5)	2013		—	12.1		—
PT Waskita Karya (Persero) Tbk(6)	2015		68.0	—		5,289
PT Aneka Tambang (Persero) Tbk(6)	2015		65.0	—		5,381
PT Adhi Karya (Persero) Tbk(6)	2015		51.0	—		2,727
PT Wijaya Karya (Persero) Tbk(6)	2016		65.0	—		6,149
PT Krakatau Steel (Persero) Tbk(6)	2016		80.0	—		1,875
PT Pembangunan Perumahan (Persero) Tbk(6)	2016		51.0	—		4,412
PT Jasa Marga (Persero) Tbk(6)	2016		70.0	—		1,786
PT Waskita Beton Precast Tbk	2016		60.0	—		5,167
PT Garuda Maintenance Facility Tbk	2017		90.0	—		1,129

Source:    Ministry of State-Owned-Enterprises

(1)	Minority Ownership by Government.
(2)	Sale of unsold shares from 2007.
(3)	Rights issue through the issuance of new shares.
(4)	Pursuant to Government Regulation No. 91 of 2013, sales of shares held by the Republic in PT Sarana Karya (Persero) have been made using strategic sales method to PT Wijaya Karya (Persero), Tbk with total gross proceeds of Rp50 billion on December 31, 2013.
(5)	Pursuant to Government Regulation No. 35 and 36 of 2013, sales of shares held by the Republic in PT Kertas Padalarang (Persero) have been made using strategic sales method to Perum Peruri with total gross proceeds of Rp13 billion on December 18, 2013.
(6)	Rights issues carried out through the execution of pre-emptive rights using the addition of State Capital Investment Fund, or PMN, from the Government.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of December	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
Sector	2013(1)	2014(2)		2014(2)		2015(2)		2015(2)		2016(2)		2016(2)		2017(2)		2017(2)
	%	(in millions)%		(in millions)%		(in million)%		(in million)%		(in million)%		(in million)%		(in million)%		(in million)%
Agriculture	34.8	40.8	34.6	39.0	34.0	40.1	33.2	37.8	32.9	38.3	31.7	37.8	31.9	39.7	31.9	35.9	29.7
Industry	13.3	15.4	13.0	15.3	13.4	16.4	13.6	15.2	13.2	16.0	13.2	15.5	13.1	16.6	16.6	17.0	14.1
Construction	5.6	7.2	6.1	7.3	6.4	7.7	6.4	8.2	7.1	7.7	6.4	8.0	6.7	7.2	7.2	8.1	6.7
Trade	21.4	25.8	21.8	24.8	21.6	26.6	22.1	25.7	22.4	28.5	23.6	26.7	22.5	29.1	29.1	28.2	23.3
Transportation, warehouses, and communications	4.5	5.3	4.5	5.1	4.5	5.2	4.3	5.1	4.4	5.2	4.3	5.6	4.7	5.7	4.6	5.8	4.8
Financial	2.6	3.2	2.7	3.0	2.6	3.6	3.0	3.3	2.9	3.5	2.9	3.5	3.0	3.6	2.9	3.8	3.1
Public services	16.4	18.5	15.6	18.4	16.1	19.4	16.1	17.9	15.6	19.8	16.4	19.5	16.4	20.9	16.8	20.5	16.9
Others (mining, electricity, gas and water)	1.5	1.9	1.6	1.7	1.5	1.8	1.5	1.6	1.4	1.7	1.4	1.8	1.5	1.8	1.4	1.8	1.5

Total	100	118.2	100	114.6	100.0	120.8	100	114.8	100	120.7	100	118.4	100	124.5	100	121.0	100.0

Source:    BPS

(1)	Estimation using results of back-casting from population projection weighing results.
(2)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2013		2013		2014		2014		2015		2015		2016		2016		2017		2017
	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in millions)	%(1)	(in million)	%(1)	(in million)	%(1)	(in million)	%(1)	(in million)	%(1)	(in million)	%(1)	(in million)	%(1)
Male	71.4	61.6	70.3	62.4	72.5	61.4	71.5	62.3	73.4	60.8	72.2	62.8	73.7	61.1	72.9	61.6	74.8	60.1	74.7	61.8
Female	44.6	38.5	42.4	37.6	45.6	38.6	43.2	37.7	47.4	39.2	42.7	37.2	46.9	38.9	45.5	38.4	49.7	39.9	46.3	38.2

Total	115.9	100.0	112.8	100.0	118.2	100.0	114.6	100.0	120.8	100.0	114.8	100.0	120.7	100.0	118.4	100.0	124.5	100.0	121.0	100.0

Source:    BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia(1)

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s working age population as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2013		2013		2014		2014		2015		2015		2016		2016		2017		2017
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in million)%		(in million)%		(in million)%		(in million)%		(in million)%		(in million)%
Employed	115.9	65.1	112.8	62.7	118.2	65.2	114.6	62.6	120.8	65.5	114.8	61.7	120.7	64.3	118.4	62.6	124.5	65.3	121.0	63.0
Unemployed(2)	7.2	4.1	7.4	4.1	7.1	3.9	7.2	4.0	7.5	4.0	7.6	4.1	7.0	3.7	7.0	3.7	7.0	3.7	7.0	3.7

Total	123.2	69.1	120.2	66.8	125.3	69.1	121.9	66.6	128.3	69.5	122.4	65.8	127.7	68.1	125.4	66.3	131.5	69.0	128.0	66.7

Source:    BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)	The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Despite improvements in recent years, unemployment is expected to remain a problem in Indonesia if economic growth and job creation fail to keep pace with population growth. Youth unemployment (between the ages of 15 to 24) remains a particular problem, but has improved in recent years. The Government has sought to address employment issues through a number of policies and regulations, including efforts to create new areas of work and to develop existing areas of work through employee-employer relationships and entrepreneurial programs. The Government provides various forms of assistance (including tax relief and infrastructure support) to encourage employers to create jobs for employees while also creating and developing productive and sustainable working opportunities through entrepreneurial programs, the use of technology and encouraging voluntary work. As of August 2017, Indonesia had its lowest unemployment rate in 10 years. This improvement was due in part to a narrowing of the gap between workforce skills and the skills required in available jobs.

Regional governments have the power to establish minimum wage requirements through tripartite wage boards and do so from the beginning of each calendar year. The table below sets out the national average monthly minimum wage for each year and the average increase across the country for each year.

Year	National average minimum wage	Increase in average minimum wage
2013	Rp1,296,908.5	19.1%
2014	Rp1,584,391.3	14.8%
2015	Rp1,782,211.3	12.8%
2016	Rp1,967,538.8	9.9%
2017	Rp2,074,151.0	5.4%
2018	Rp2,265,805.1	9.2%

Source:     Kemnaker (the Ministry of Manpower)

Pension and Health Funds

In November 2011, the Government enacted a law creating the Social Security Administering Agencies (Badan Penyelenggara Jaminan Sosial or BPJS). The BPJS consists of the (i) BPJS for Health Coverage, or BPJS Kesehatan, which provides healthcare services for all citizens and (ii) BPJS for Social Security Benefit for Workers, or BPJS Ketenagakerjaan, which provides social security benefits for private sector and informal workers. BPJS Kesehatan and BPJS Ketenagakerjaan took over the functions of the Government’s other social security administering agencies, namely PT Jamsostek (Persero) and PT Askes (Persero), on January 1, 2014.

In order to implement the BPJS, PT Asabri (Persero) and PT Taspen (Persero) will assign: (i) the provision of healthcare benefits and pensions for police and armed forces to be administered by PT Asabri (Persero) and (ii) the provision of pensions and retirement benefits to be administered by PT Taspen (Persero) and BPJS Ketenagakerjaan. The assignments are expected to be completed by no later than 2029.

Income Distribution

As of September 2017, Indonesia had a Gini Index of 0.39. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfill food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, this decreased to approximately 27.8 million, or 10.6% of the population, as of September 2017.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. Based on preliminary data for the year ended December 31, 2017, Java contributed 58.5% of the country’s GDP, Sumatera contributed 21.7%, Kalimantan contributed 8.2%, Sulawesi contributed 6.1%, Bali & Nusa Tenggara contributed 3.1% and Maluku & Papua contributed 2.4%.

To promote more sustainable and equitable economic growth across Indonesia in the longer term, the Government allocates and transfers amounts from the central budget to local and regional governments. In practice, this means that in all regions other than Java, the Government’s revenues are lower than the Government’s expenditures. From 2014 to 2016, net transfers from Java to all the other regions were equivalent to Rp840 trillion. For more information, see “— Government Revenues and Expenditure.”

Infrastructure Development

A key priority of the Government is to encourage infrastructure development as a means to accelerate economic growth particularly in rural areas, support further industrial development and tourism, enhance urban transportation and improve the lives and economic welfare of Indonesians by reducing unemployment and poverty.

The Government has introduced a number of sector-specific reforms to encourage infrastructure development, including the requirement that the relevant ministries prepare long-term infrastructure development master plans for their respective sectors. See “— Government and Political Development — Economic Policy Packages in 2015 – 2017.”

As part of its National Medium Term Plan for 2015 – 2019, the Government has selected a list of projects called National Strategic Projects, which consists of 245 projects across fifteen sectors (including roads, railways, seaports, airports, zones, housing, borders, water, dams, irrigation, technology, smelter, energy, agriculture/fishery and seawall), and two programs (including electricity and airplane industry programs). The Government estimates that the total cost of the infrastructure projects under the National Medium Term Plan will be approximately Rp4,197 trillion (equivalent to U.S.$313.2 billion, using the 2018 Budget exchange rate assumption of Rp13,400 per U.S.$). Indonesia’s infrastructure investment requirements exceed available public sector funding. As a result, the Government expects to pay for approximately 40% of this cost using public sector funding (state budgets, SOEs and regional SOEs) as well as private sector investment. The public sector funds would primarily be used to support basic infrastructure projects, food security (e.g., irrigation, dams) and transportation, logistics and connectivity projects as well as urban transportation.

In addition to maintaining and upgrading existing infrastructure, the Government has identified a number of priority infrastructure projects in its National Medium Term Plan for 2015 – 2019. The Committee for Acceleration of Priority Infrastructure Delivery (Komite Percepatan Penyediaan Infrastruktur Prioritas or KPPIP) has designated 37 priority projects in eight main sectors: roads and bridges, water and sanitation, refineries, electricity, ports, public transportation, railways, and information technology. The priority projects have an estimated cost of Rp2,490 trillion and are eligible to receive certain direct administrative support provided by KPPIP.

The Government expects to finance the remaining cost of the priority infrastructure projects through greater private sector participation, specifically: partnerships between the Government and the private sector (i.e., private public partnerships, or PPPs), and increased borrowing by the Government and SOEs.

The Government recognizes the important role of PPPs in the development of infrastructure projects and has adopted regulations that provide the legal and regulatory framework for PPPs — from procurement of the PPP concessionaire to the provision of Government support and guarantees. For a discussion of these guarantees, see “— Public Debt — Contingent Liabilities.”

Completion timeline for 37 priority projects

The below table shows the construction commencement dates for the 37 priority projects under the National Medium Term Plan for 2015 - 2019 as well as expected commercial operation dates.

Priority Projects		Construction Commencement Date	Expected Commercial Operation Date

Roads and Bridges	Balikpapan - Samarinda Toll Road	2016	2019
	Serang - Panimbang Toll Road	2017	2018
	Manado - Bitung Toll Road	2017	2019
	Eight sections of the Sumatera toll road:
	Medan - Binjai	2015	2018
	Palembang - Indralaya	2015	2018
	Bakauheni - Terbanggi Besar	2015	2018
	Pekanbaru - Dumai	2016	2020
	Terbanggi Besar - Pematang Panggang	2017	2018
	Pematang Panggang - Kayu Agung	2018	2018
	Palembang - Tanjung Api-api	2016	2023
	Kisaran - Tebing Tinggi	2017	2020
	Yogyakarta - Bawen Toll Road	2018	2020
	Probolinggo - Banyuwangi Toll Road	2017	2020

Water and Sanitation	Jakarta Sewerage System (JSS)	2016	2022
	Water Supply System (SPAM) West Semerang	2018	2022
	National Capital Integrated Coastal Development (NCICD) Phase A	2016	2018
	Water Supply System (SPAM) Umbulan	2018	2019
	Water Supply System (SPAM) Lampung	2018	2020

Refineries	Oil refinery in Bontang	2018	2022
	Oil refinery in Tuban	2018	2021
	Refinery Development Master Plan (RDMP)	2017	2025

Electricity	PLTU Mulut Tambang	2017	2019
	The 500kV Sumatera Transmission	2016	2019
	Central - West Java Transmission Line	2017	2019
	PLTU Indramayu	2017	2019
	PLTU Batang	2016	2020

Ports	Bitung International Hub Seaport	2020	2022
	Kuala Tanjung International Hub Seaport	2019	2021
	Patimban Seaport	2018	2019
	Inland Waterways / Cikarang-Bekasi-Java Sea (CBL)	2018	2021

Public Transportation	MRT Jakarta (North - South Corridor)	2013	2019
	Light Rail Transit (LRT) South Sumatera	2015	2018
	Light Rail Transit (LRT) Jakarta, Bogor, Depok, Bekasi	2015	2019

Railways	Soekarno-Hatta International Airport (SHIA) Express Railway	2018	2022
	Makassar - Parepare Railway	2015	2018
	East Kalimantan Railway	2017	2021

Information Technology	Palapa Ring Broadband	2016	2018

Transportation-related projects

The transportation network on the Indonesian archipelago relies heavily on sea and air transportation compared to most other countries of comparable size. Most road networks in and around major cities are heavily congested, while many inter-urban and rural road networks are in poor condition and are in need of repair. Public funds for road maintenance and construction are insufficient, and the Government is encouraging private participation and investment in building toll roads, mostly in Java, Sumatera and Sulawesi.

In the railways sector, by 2030 the railway network is expected to cover 12,100 km and achieve passenger share of approximately 11.0%-13.0%, and freight transport share of approximately 15.0%-17.0%. In addition, the plan provides strategies for the Government to achieve its goals by 2030, such as strategies regarding railway network development, increasing security and safety, technology transfer and industrial development, human resources development, institutional development, investment and financing.

In addition, railway projects are expected to be developed in the provinces of Aceh, North Sumatera, West Sumatera, South Sumatera and South Sulawesi, as well as in Java and several urban railways in Jakarta, Bandung, Yogyakarta, Surabaya and Medan. The Government is also studying the feasibility of railway projects in Kalimantan and Papua and an elevated train and subway system in Jakarta.

Construction of the Jakarta Mass Rapid Transit, or MRT, (Phase One), connecting Lebak Bulus to Bundaran Hotel Indonesia, commenced in 2013. Phase One constitutes approximately 15.7 km out of a total of approximately 23.8 km and is planned to come into operation in 2019. Phase Two, connecting Bundaran Hotel Indonesia, MRT East-West Line and Kalideres-Ujung Menteng will commence after the completion of Phase One.

Construction of the Light Rail Transit in South Sumatera and the Jakarta, Bogor, Depok and Bekasi region commenced in 2015 with operations expected to commence in mid-2018 and mid-2019, respectively. Construction of a high speed train to connect Jakarta and Bandung commenced in 2016. In addition, two additional bus-way corridors have been developed and the construction of the remaining sections of the tolled ring road circling the outer city of Jakarta, the Jakarta Outer Ring Road, has been completed.

Energy related projects

Based on the National Medium Term Plan to develop the electricity sector in Indonesia, the Government is guided by policy objectives as provided in the Government Annual Work Plan Document 2018, which provides a general framework for the preparation of specific work plans and budgets by the various ministries. These policy objectives are:

(i)	accelerating the development of energy and electricity infrastructure;

(ii)	expanding access to energy and electricity infrastructure to rural, remote, border areas, and to the areas of economic activity

(iii)	promoting energy diversification;

(iv)	improving funding and pricing policies;

(v)	encouraging private participation; and

(vi)	encouraging the use of local components and inputs.

Electricity consumption in Indonesia increased at a rate of 6.6% per year between 2012 and 2017. As of December 31, 2017, Indonesia’s total electricity generating capacity was approximately 60.8 gigawatts.

To achieve the Government’s goal of a 99.9% electrification ratio by 2019, the country will need to develop power plants with additional generating capacity of approximately 35 gigawatts. Of this goal, as of January 31, 2018:

•	1,362 MW were in operation;

•	17,116 MW were under construction;

•	12,693 MW has entered into power purchase agreements but not yet achieved financial close;

•	3,364 MW were in the procurement stage; and

•	1,245 MW were in the planning stage.

Telecommunications

The Government aims to reduce the digital divide between rural and urban areas. One Government initiative to achieve this reduction is to implement the Universal Service Obligation, or USO, which aims at providing broadband access to villages in non-commercial areas using facilities placed in schools, community health centers, or rural government offices.

Due to the importance of broadband network access to the improvement of economic growth, the Government introduced the Indonesia Broadband Plan, or IBP, which consists of a policy document and an implementation plan. The policy document outlines Indonesia’s current broadband ecosystem, the use of broadband as a strategy to improve Indonesia’s competitiveness, and the policies and strategies for developing Indonesia’s broadband. The implementation plan includes a detailed action plan for the broadband infrastructure project and its development. The Government has set a target to enable internet access in each regency by 2019 and remote areas by 2021.

One of the Government’s major projects in telecommunication is the Palapa Ring Broadband project. This Rp21 trillion (U.S.$1.55 billion) project comprises three sections, west, central and east, and will span 13,000 kilometers. It aims to construct a broadband network across Indonesia’s 57 cities, as well as in frontier, outermost and remote regions. In July 2017, telecommunication developer PT Palapa Timur Telematika commenced the construction of a broadband network in eastern Indonesia under the Palapa Ring Broadband project. As of December 31, 2017, completion of the west, central and east sections were at 95%, 72% and 33%, respectively, measured in terms of targeted distance to be covered.

Foreign Investment

Indonesia is working to shift towards a value-added industrial economy in which low-cost labor is no longer the primary focus. The Government faces several challenges, including the ability to attract investment to downstream industries which add more value to the economy. Though certain issues still exist, such as underdeveloped infrastructures, the Government continues its comprehensive reform efforts to improve the business climate, including by introducing more investor-friendly investment regulations.

In April 2007, the New Investment Law No.25 of 2007 was enacted to replace and improve upon both the 1967 Foreign Investment Law (as amended by Law No. 11 of 1970) and the 1968 Domestic Investment Law (as amended by Law No. 12 of 1970). The New Investment Law and related regulations unify Indonesia’s legal framework for foreign investment and includes limits for foreign participation in certain sectors of the economy, as provided in the most recent Negative Investment List issued in 2016.

The New Investment Law provides certain tax incentives such as income tax deductions and certain deductions or exemptions with respect to import duties and value added tax on purchases of capital goods and raw materials. These tax incentives are granted in accordance with prevailing tax laws and regulations. Companies’ income tax holidays or reductions within certain amounts and periods may only be granted to a new investment in a pioneer industry, namely an industry with wide-ranging links that give added value, promotes new technology, and possesses strategic values for the national economy.

The Government has also taken other measures to attract more foreign direct investment, including measures described in the Government’s economic policy packages. See “— Government and Political Development — Economic Policy Packages in 2015 – 2017.”

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal or BKPM) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year ended December 31,
	2013	2014	2015	2016	2017P
Direct Investments
Equity Capital	20,004	21,895	18,822	4,670	19,660
Debt instrument	3,278	3,225	957	(201)	2,418

Total direct investments	23,282	25,121	19,779	4,469	22,078
Portfolio investments:
Equity securities	(1,856)	3,259	(1,547)	1,319	(2,538)
Debt securities	14,001	20,221	18,998	15,459	26,470

Total portfolio investments	12,145	23,480	17,451	16,777	23,932
Financial derivatives	(679)	(597)	(647)	(618)	(569)
Other investments	2,645	7,699	1,748	(8,987)	2,391

Total foreign investment	37,393	55,702	38,332	11,641	47,832

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in millions of U.S. Dollars)
North America	1,112	(1,129)	706	(370)	(2566)
USA	741	(1,098)	603	(335)	(2469)
Canada	152	106	81	(3)	(30)
Other North America(2)	219	(138)	22	(32)	(67)
Central and South America	(106)	94	395	302	449
Argentina	—	0	1	0	0
Brazil	3	(1)	23	17	16
Mexico	0	1	0	1	1
Cayman Islands	30	53	34	5	(169)
Other Central and South America	(139)	42	337	279	600
Europe	(1,652)	272	(66)	2,158	6,139
European Union	(1,730)	345	(2)	1,554	5,533
Austria	103	44	(6)	52	47
Belgium	50	(46)	84	23	(2)
Denmark	(6)	17	13	8	5
Finland	7	2	7	1	142
France	47	(158)	59	(106)	(51)
Germany	(1,292)	(354)	(479)	109	555
Greece	—	—	0	8	(5)
Ireland	8	6	2	4	95
Italy	18	18	14	10	13
Luxembourg	83	572	518	143	128
Netherlands	(767)	(555)	(57)	(574)	3,993
Portugal	—	—	—	0	0
Spain	3	0	0	2	106
Sweden	(21)	36	(13)	11	37
United Kingdom	1,108	764	(148)	1,858	455
Other European Union	(1,071)	0	5	5	14
Russia	0	0	0	0	1
Turkey	17	12	8	4	0
Other Europe	61	(86)	(72)	600	605
Asia	17,860	21,218	15,047	14,643	18,757
Japan	5,836	5,793	4,010	2,499	4,060
People’s Republic of China	67	1,068	324	355	1,841
South Korea	866	953	228	199	158
India	9	3	37	54	42
Hong Kong SAR	416	290	1,239	1,564	596
Taiwan	100	87	21	24	13
Saudi Arabia	0	0	0	0	1
ASEAN	10,582	13,084	9,229	9,907	11,873
Brunei Darussalam	(3)	(3)	(3)	(3)	(3)
Cambodia	0	—	—	—	0
Lao PDR	—	—	—	—	0
Malaysia	(281)	755	330	869	1,366
Myanmar	—	—	0	0	1
Philippines	8	1	2	10	14
Singapore	10,723	12,090	8,847	8,407	10,728
Thailand	131	231	47	613	(256)
Vietnam	5	9	6	11	23
Other Asia	(16)	(60)	(40)	41	174
Australia and Oceania	249	211	(61)	(3)	152
Australia	249	188	(64)	(6)	170
New Zealand	0	19	7	0	(20)
Other Australia and Oceania	0	4	(4)	3	1
Africa	590	857	584	(13,148)	59
South Africa	15	11	7	(1)	4
Other Africa	575	847	578	(13,147)	56
Others	763	288	36	339	73

Total	18,817	21,811	16,641	3,921	23,063

Source: Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,
	2013	2014	2015	2016	2017P
Equity capital(1)	20,004	21,895	18,822	4,684	19,660
Debt instruments:
Inflow	65,746	80,051	75,588	50,638	48,600
Outflow	(62,468)	(76,826)	(74,631)	(50,780)	(46,182)
Total debt instruments	3,278	3,225	957	(142)	2,418

Total direct investments	23,282	25,121	19,779	4,542	22,078

Memorandum(2)
Direct investment in Indonesia	18,817	21,811	16,641	3,921	23,063

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2013, adverse global and domestic factors impacted the level of foreign direct investment in Indonesia, particularly foreign direct investment in non-oil & gas sectors. Net foreign direct investment in non-oil & gas sectors decreased to U.S.$20.9 billion. Transactions by domestic investors taking up foreign-held shares in Indonesia-based retail companies and the Government’s acquisition of PT Indonesia Asahan Aluminium also contributed to the reduction in foreign direct investment in Indonesia. Even with the acquisition of foreign investor’s subsidiaries holding participating interests in Indonesian offshore blocks by state-owned-enterprises, foreign direct investment in the oil & gas sector registered a net inflow of U.S.$2.3 billion. As a consequence, net foreign direct investment in Indonesia increased to U.S.$23.3 billion in 2013. The majority of foreign direct investment were from Singapore, Japan, the United Kingdom, the United States and South Korea. The main contributions to foreign direct investment came from investments in the manufacturing, mining and transportation sectors.

In 2014, foreign direct investment remained robust, boosted by positive investor confidence in Indonesia’s economic outlook. Net foreign direct investment was U.S.$25.1 billion in 2014, which was higher than the U.S.$23.3 billion in 2013. Increased foreign direct investment in the non-oil & gas sector due to, among other things, the acquisition of Bank Mutiara, a substantial debt-to-equity swap transaction concerning a listed company and withdrawals of inter-company loans resulting from the issuance of global bonds by overseas SPVs. Manufacturing, agriculture and mining sectors were the main contributors to the net foreign direct investment generated in 2014. During this period, the majority of foreign direct investment were from Singapore, Japan and China.

In 2015, sustained foreign investor confidence in the outlook for the Indonesian economy prompted foreign investors to continue investing in Indonesia, resulting in net foreign direct investment of U.S.$19.8 billion. Nevertheless, in line with the slowdown in the domestic economy, 2015 net foreign direct investment was lower than the previous year’s foreign direct investment, which reached U.S.$25.1 billion. In 2015, the majority of direct investment inflows were from ASEAN countries followed by Japan, and other Asian developing countries (including China). Meanwhile, the sectors attracting the most foreign direct investment in 2015 were agriculture, manufacturing and the mining sector, the same as in 2014.

In 2016, despite a challenging global economic environment, net foreign direct investment was U.S.$4.5 billion compared to U.S.$19.8 billion in 2015. The decrease was mainly driven by divestment activities in the banking sector, including divestment by a foreign SPV of its interests in one of the largest private banks in Indonesia to a domestic entity in the last quarter of 2016. Manufacturing, trade and the agricultural sectors were the main contributors to net foreign direct investment in 2016. The majority of foreign direct investment was from ASEAN countries followed by other Asian developing countries (including China) and Japan.

In 2017, net foreign direct investment was U.S.$22.1 billion compared to U.S.$4.5 billion in 2016. This increase was mainly due to a promising domestic economic outlook and a more conducive investment climate, which encourages foreign investors to make long term investments in Indonesia. The manufacturing, trade, and the agriculture sectors were the main contributors to net foreign direct investment in 2017. The majority of the foreign direct investment was from ASEAN countries followed by Japan and Europe.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,
	2013	2014	2015	2016	2017P
Equity securities:
Inflows	61,640	51,200	44,763	21,727	18,526
(Outflows)	(63,496)	(47,940)	(46,310)	(20,408)	(21,064)

Net equity securities	(1,856)	3,259	(1,547)	(1,319)	(2,538)
Debt securities (net)	14,001	20,221	18,998	15,458	26,470

Total portfolio investments	12,145	23,480	17,451	16,777	23,932

Source:    Bank Indonesia

P	Preliminary.

In 2013, foreign capital inflows in the form of portfolio investment fell from the previous year. Foreign portfolio investments were U.S.$12.1 billion. A decline in capital inflows occurred mainly in the third and fourth quarters of 2013. This was due to global uncertainty related to the announcement of tapering of monetary stimulus in the United States, negative perceptions of foreign investors concerning the current account deficit in Indonesia and a surge in inflation expectations following the fuel-subsidized price hike. The downturn in foreign portfolio investments in Indonesia in 2013 was mainly due to the private sector, particularly the stock market. In contrast to the private sector, foreign portfolio investments in the public sector recorded a surplus. The surplus resulted from issuances of Government global bonds and Sharia-compliant Sukuk instruments, with the remainder coming from high net placements by foreigners in Rupiah-denominated Indonesian Government bonds. The public sector surplus was further reinforced by foreign inflows into Bank Indonesia certificates after the change in the minimum holding period policy, which was reduced from six months to one month effective as of September 2013.

In 2014, foreign capital inflows in the form of portfolio investment were U.S.$23.5 billion, an increase from inflows of U.S.$12.1 billion of foreign portfolio investment recorded in the previous year. The increase was primarily due to the first three quarters of 2014 in line with an increase in debt securities issued by the public sector. Throughout 2014, Rupiah-denominated portfolio instruments were a major contributor to the increase in portfolio investments inflows. Non-resident inflows into Rupiah-denominated Government debt securities on a net basis reached U.S.$11.6 billion, an increase compared to the U.S.$4.7 billion recorded in 2013.

In 2015, foreign capital inflows in the form of portfolio investment were U.S.$17.5 billion, a substantial decrease from the U.S.$23.5 billion recorded in the previous year. The decrease was primarily due to net sales of domestic stocks by non-residents and lower foreign net purchases of Government debt securities.

In 2016, foreign capital inflows in the form of portfolio investment were U.S.$16.8 billion, lower than the U.S.$17.5 billion recorded in the previous year. The decrease was caused by widespread global uncertainty in the wake of the U.S. presidential election, combined with expectations of a further increase in the U.S. Federal Funds Rate. This prompted a net foreign capital outflow from Indonesia, especially in the fourth quarter of 2016. In addition, the decrease was also caused by a decrease in the issuances of both global corporate bonds and Government global bonds

In 2017, foreign capital inflows in the form of portfolio investment were U.S.$23.9 billion, higher than the U.S.$16.8 billion recorded in 2016. The increase resulted from higher global corporate bonds issuances for expansion and refinancing purposes issued to exploit lower interest rates. Furthermore, the increase was also supported by higher foreign capital inflows to long-term public sector debt instruments denominated in Rupiah. These developments were in line with continued economic growth in Indonesia and investor confidence in the domestic economic outlook.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	5,735	8,436	8,663	4,741	3,521

Debt repayments	(4,051)	(5,885)	(7,402)	(5,307)	(4,568)

Total bank sector	1,684	2,551	1,261	(566)	(1,047)
Corporate sector:
Disbursements	26,394	29,058	21,710	15,659	19,133

Debt repayments	(25,283)	(22,824)	(22,088)	(20,376)	(16,599)

Total corporate sector	1,111	6,234	(378)	(4,717)	2,534
Other (net)(1)	(151)	(1,086)	865	(2,034)	905

Total other investments	2,645	7,699	1,748	(7,316)	2,391

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In 2013, foreign other investment fell to U.S.$2.6 billion in 2013. Foreign other investment in the public sector contributed mostly to the reduced surplus in other investment in Indonesia. Meanwhile, foreign other investment in the private sector posted a surplus bolstered by net disbursement of non-affiliated foreign borrowing and expansion of non-resident deposits held in domestic banks.

In 2014, foreign other investment recorded a net inflow of U.S.$7.7 billion compared to the net inflow of U.S.$2.6 billion recorded in 2013. Stronger other investment performance in Indonesia primarily stemmed from the private sector. The foreign other investment surplus in the private sector was due to the drawing down of non-affiliated external loans and an increase in non-resident deposits at domestic banks. Foreign other investment in the public sector recorded net repayment of foreign loans was U.S.$4.2 billion in 2014, an increase from U.S.$1.4 billion in 2013. These developments were in line with Government policy to reduce sources of fiscal financing from foreign loans.

In 2015, foreign other investments fell from a surplus of U.S.$7.7 billion in 2014 to a surplus of U.S.$1.7 billion. The decrease in surplus was primarily due to a net repayment of corporate foreign loans following a slowdown in domestic economic growth.

In 2016, foreign other investments fell from a surplus of U.S.$1.7 billion in 2015 to a deficit of U.S.$7.3 billion. The deficit was primarily due to net payments of foreign loans by both the public and private sectors.

In 2017, foreign other investments increased from a deficit of U.S.$7.3 billion in 2016 to a surplus of U.S.$2.4 billion. The surplus was primarily due to net withdrawals of foreign loans by the private sector and increased inflows of trade credit in line with higher imports of goods.

Direct Investment Realizations

Foreign Direct Investment

In 1973, the Republic established the Badan Koordinasi Penanaman Modal, or BKPM, an investment services agency of the Government, to accelerate economic growth by attracting foreign capital investment. BKPM’s main function is to implement the Government’s objectives for investment in the country.

Under Indonesian law, most direct equity investments by foreign persons are subject to approval by the BKPM, regardless of the size of the investment. The BKPM reviews applications for approval based on the Negative Investment List, which lists those business sectors that are closed to foreign investment and those that are open to foreign investment subject to certain conditions, including limits on the percentage of foreign capital ownership; and also based on criteria established by the particular ministry that regulates the sector in which the foreign investor seeks to invest. Upon receiving approval, a foreign investor may complete the investment, but is not obligated to do so.

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,
	2013	2014	2015	2016P	2017P
	(in millions of U.S. dollars)
Primary Sector
Food Crops & Plantation	1,605	2,207	2,072	1,589	1,433.1
Livestock	11	31	75	49	159.7
Forestry	29	53	19	78	48.1
Fishery	10	35	53	43	59.3
Mining	4,816	4,665	4,017	2,742	4,375.9

Total Primary Sector	6,472	6,991	6,236	4,502	6,076.1

Secondary sector:
Food Industry	2,118	3,140	1,521	2,115	1,970.3
Textile Industry	751	422	433	321	372.2
Leather Goods & Footwear Industry	96	211	162	144	368.9
Wood Industry	39	64	47	267	395.7
Paper and Printing Industry	1,169	706	707	2,787	595.6
Chemical and Pharmaceutical Industry	3,142	2,323	1,956	2,889	2,578.5
Rubber and Plastic Industry	472	544	694	737	633.1
Non Metallic Mineral Industry	874	917	1,303	1,076	671.7
Metal, Machinery & Electronic Industry	3,327	2,472	3,092	3,897	3,781.6
Medical Precision & Optical Instruments, Watches & Clock Industry	26	7	7	9	5.3
Motor Vehicles & Other Transport Equipment Industry	3,732	2,061	1,757	2,369	1,271.4
Other Industry	112	152	83	75	504.3

Total Secondary Sector	15,859	13,019	11,763	16,688	13,148.6

Tertiary sector:
Electricity, Gas & Water Supply	2,222	1,249	3,029	2,140	4,241.4
Construction	527	1,384	954	187	224.7
Trade & Repair	606	867	625	670	1,294.1
Hotel & Restaurant	462	513	650	888	1,089.6
Transport, Storage & Communication	1,450	3,001	3,290	750	1,899.6
Real Estate, Ind. Estate & Business Activities	678	1,168	2,433	2,321	2,873.7
Other Services	342	337	294	818	1,391.9

Total Tertiary Sector	6,286	8,519	11,276	7,775	13,015.0

Total	28,617	28,530	29,276	28,964	32,239.8

Source:    BKPM

P	Preliminary.
(1)	Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,
	2013	2014	2015	2016P	2017P
	(in billions of Rupiah)
Primary sector:
Food Crops & Plantation	6,589	12,707	12,041	20,999	22,041.0
Livestock	361	651	325	466	842.9
Forestry	—	—	472	204	30.1
Fishery	4	22	275	3	33.1
Mining	18,762	3,141	3,947	6,034	20,635.1
Total Primary Sector	25,716	16,521	17,060	27,705	43,582.2
Secondary sector:
Food Industry	15,081	19,596	24,534	32,046	38,540.1
Textile Industry	2,446	1,451	2,725	3,210	7,863.2
Leather Goods & Footwear Industry	80	103	5	69	195.8
Wood Industry	391	585	1,185	3,151	1,569.1
Paper and Printing Industry	6,849	4,094	6,529	5,258	9,022.9
Chemical and Pharmaceutical Industry	8,886	13,314	20,712	30,112	13,734.3
Rubber and Plastic Industry	2,905	2,117	3,696	3,577	4,823.4
Non Metallic Mineral Industry.	4,625	11,923	20,502	15,405	7,641.2
Metal, Machinery & Electronic Industry	7,568	5,293	7,938	11,568	13,809.4
Medical Precision & Optical Instruments, Watches & Clock Industry	210	—	—	5	0.2
Motor Vehicles & Other Transport Equipment Industry	2,069	490	1,071	1,714	34,473.5
Other Industry	62	68	147	744	675.6

Total Secondary Sector	51,171	59,035	89,045	106,859	99,187.8
Tertiary sector:
Electricity, Gas & Water Supply	25,831	36,297	21,947	22,794	25,427.5
Construction	6,033	12,098	17,165	14,039	30,334.3
Trade & Repair	2,205	518	1,427	4,513	3,712.4
Hotel & Restaurant	1,402	1,731	3,977	1,560	4,797.2
Transport, Storage & Communication	13,178	15,715	21,334	26,770	34,473.5
Real Estate, Ind. Estate & Business Activities	2,152	13,112	6,510	9,193	17,246.4
Other Services	462	1,100	1,001	2,873	3,589.4

Total Tertiary Sector	51,264	80,571	73,361	81,742	119,580.9

Total	128,151	156,126	179,466	216,306	262,350.5

Source:    BKPM

P	Preliminary.
(1)	Excludes domestic investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Foreign Trade and Balance of Payments

Membership in International and Regional Free Trade Agreements

The Government supports the liberalization of international trade and investment through its membership in several international and regional trade organizations. Indonesia is a signatory to the GATT 1947 and a founding member of the World Trade Organization through the ratification of Law No. 7 of 1994 on Agreement Establishing the World Trade Organization. In 2017, the Government ratified the WTO Trade Facilitation Agreement through Law No. 17 of 2017 on Ratification of Protocol Amending the Marrakesh Agreement Establishing the World Trade Organization.

ASEAN has served as the forum for the negotiation of a number of regional agreements, and in 2015, ASEAN leaders adopted the ASEAN Economic Community Blueprint 2025, which is a roadmap for strategic integration of the economies of the ASEAN Member States. In 2009, the ASEAN Member States also entered into the ASEAN Comprehensive Investment Agreement which aims to create a free and open regime in ASEAN to achieve economic integration. ASEAN Member States have entered into six free trade agreements, namely: the ASEAN Trade in Goods Agreement, or ATIGA, the ASEAN-China Free Trade Agreement, or ACFTA, the ASEAN-Korea Free Trade Agreement, or AKFTA, the ASEAN-Japan Comprehensive Economic Partnership, or AJCEP, the ASEAN-India Free Trade Agreement, or AIFTA, and the ASEAN-Australia and New Zealand Free Trade Agreement, or AANZFTA. In addition, Indonesia has entered into two bilateral trade agreements and one regional trade agreement: the Indonesia-Japan Economic Partnership Agreement, or IJ-EPA, the Indonesia-Pakistan Preferential Trade Agreement, IP-PTA, and the ASEAN-Hong Kong, China Free Trade Agreement, or AHKFTA, which is pending ratification by the President of the Republic. These free trade agreements covers three core areas, namely: trade in goods, trade in services and investments.

Various regional and bilateral free trade agreements of which Indonesia is a party are currently in different stages of negotiations, namely, the Indonesia-European Union Comprehensive Economic Partnership Agreement, the Indonesia-Australia Comprehensive Economic Partnership Agreement and the Indonesia European Free Trade Association Comprehensive Economic Partnership Agreement.

Tariff Reforms

The Minister of Finance is authorized to set rates for import duties. The Republic maintains a policy of using tariff rates to promote the competitiveness of Indonesian products in international markets and to reduce price distortions in order to support the establishment of free trade. The Republic has implemented preferential tariff commitments under the ATIGA, the ACFTA, the AKFTA, the AIFTA, the AANZFTA, the IJ-EPA and the IP-PTA. The preferential tariff commitments under AJCEP is intended to be implemented in 2018, while the AHKFTA is intended to be implemented after the Republic has ratified the AHKFTA.

Exports and Imports

Beginning in 2012, the Republic started using a revised methodology in compiling exports and imports data. This revised methodology was implemented in order to comply with international best practices and to improve consistency with other Bank Indonesia publications. As a result of this change, the classification of certain export and import products has changed. Revisions following classification changes were carried out for data published in 2005 onwards. Since March 1, 2014, exporters must declare the value of their exported goods using terms of delivery cost insurance freight in order to enhance the validity and accuracy of freight and insurance data for export activities. The requirements introduced in 2014 have not changed the business process of export transactions, in which the export value is still the real transaction value agreed by exporters and importers.

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	33,588	28,752	17,184	12,891	15,573
Non-oil and gas exports (f.o.b.)	148,501	146,541	131,941	131,554	153,314

Total exports (f.o.b.)	182,089	175,293	149,124	144,445	168,887
Total imports (c.i.f.)	(186,186)	(177,813)	(142,379)	(135,867)	(157,608)

Balance of trade	(4,097)	(2,520)	6,746	8,603	11,278

Source:    Bank Indonesia

P	Preliminary.

In 2013, Indonesia recorded a trade deficit of U.S.$4.1 billion. Exports decreased by 2.8% as a result of the global economic slowdown, with weaker growth in emerging market countries reducing demand for Indonesia’s exports. Exports contracted further because of the simultaneous deterioration in Indonesia’s terms of trade and downward movement in global commodity prices. In addition, structural problems related to the export of natural resource-based commodities and worsening terms of trade resulted in the weaker performance of Indonesia’s commodity exports. At the same time, although imports declined by 1.6%, overall imports remained high as domestic production was unable to keep pace with the burgeoning demand from the middle class, particularly in relation to technological goods. Oil imports remained high due to heavy reliance on imported oil in the national energy supply structure.

In 2014, Indonesia recorded a trade deficit of U.S.$2.5 billion, which was smaller than the 2013 deficit of U.S.$4.1 billion. This smaller deficit was attributable to a steeper contraction in imports of 4.5% than the contraction in exports of 3.7%, each compared against the previous year. The decline in imports was in line with a moderation in domestic demand. The contraction in exports was largely attributable to a slower than expected global economic recovery and the ongoing decline in global commodity prices.

In 2015, the trade balance recorded a surplus of U.S.$6.7 billion, higher than the trade deficit of U.S.$2.5 billion in the previous year. This was caused by a 19.9% decrease in imports, which was larger than the 14.9% decrease in exports. Imports decreased sharply in line with limited domestic demand, while persistently low commodity prices and sluggish growth in trade partner countries, such as the United States, China and Singapore resulted in a contraction in exports.

In 2016, Indonesia recorded a trade surplus of U.S.$8.6 billion, higher than the U.S.$6.7 billion surplus recorded in 2015. The higher surplus was caused by a 4.6% decrease in imports, which was higher than the 3.1% decrease in exports, each compared against the previous year. Exports contracted at a lower rate compared to 2015, primarily due to improvements in commodity prices such as coal and palm oil resulting in higher coal and palm oil exports, especially during the second half of 2016.

In 2017, Indonesia recorded a trade surplus of U.S.$11.3 billion, higher than the U.S.$8.6 billion surplus recorded in 2016. The higher trade surplus was caused by an increase in exports of 16.9% to U.S.$168.9 billion, which was higher than the 16.0% increase in imports. This increase in exports was primarily driven by higher commodity prices and improvements in global demand in 2017, while higher imports was in line with increased domestic economic activities in 2017.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The table below shows Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year ended December 31,
	2013	2014	2015	2016	2017
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	149,934.6	145,961.2	131,791.9	132,080.8	152,990.1
Oil and gas exports	32,617.4	30,018.9	18,574.4	13,105.5	15,806.6

Total exports	182,552.0	175,980.1	150,366.3	145,186.2	168,796.7

Imports:
Non-oil and gas imports	141,362.30	134,718.90	118,126.80	116,913.47	132,585.41
Oil and gas imports	45,266.40	43,459.90	24,613.10	18,723.86	24,307.64

Total imports	186,628.70	178,178.80	142,739.90	135,637.33	156,893.05

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in thousands of U.S. Dollars)
General merchandise	180,293,992	173,759,963	147,724,654	143,104,609	167,006,002
Agricultural
Coffee bean	1,166,406	1,030,826	1,210,617	1,000,542	1,175,625
Tea	131,112	108,843	89,969	85,057	88,171
Spices	554,137	577,627	780,981	698,006	568,048
Tobacco	93,458	82,397	58,878	49,440	55,547
Cocoa bean	443,372	201,407	118,047	85,498	55,522
Shrimp and prawn	1,467,208	1,786,335	1,331,640	1,441,142	1,543,894
Other agricultural products	1,931,996	2,139,877	2,174,509	2,135,090	2,447,373

Total Agricultural products	5,787,688	5,927,312	5,764,642	5,494,777	5,934,180
Manufacture products
Textile and Textile products	12,770,966	12,847,055	12,338,750	11,883,661	12,580,222
Processed wood products	3,510,392	3,906,760	3,813,415	3,691,540	3,756,486
Palm oils	16,518,525	17,461,545	15,402,551	14,357,677	18,512,908
Chemicals	3,498,625	3,851,429	2,805,673	3,236,867	4,611,231
Base metal products	8,614,179	9,085,294	7,580,115	7,436,783	9,493,976
Electrical apparatus, measuring instruments and others	10,716,148	10,108,187	8,777,604	8,386,801	8,851,781
Cement	49,657	37,365	62,539	82,332	128,604
Paper and paper products	3,732,138	3,779,966	3,599,154	3,442,980	3,877,961
Processed rubber	9,306,376	7,022,184	5,843,690	5,538,628	7,235,893
Oil products(1)	3,846,251	3,165,942	1,401,627	672,387	1,439,362
Liquefied Petroleum Gas(1)	10,534	4,538	12,231	44,880	75,797
Other manufacture products	40,604,203	47,338,146	44,550,999	47,886,360	51,567,366

Total Manufacture products	113,177,996	118,608,410	106,188,347	106,660,895	122,131,587
Mining products
Copper ore	2,999,560	1,673,548	3,277,196	3,481,608	3,439,732
Nickel ore	1,677,366	85,913	0	0	155,189
Coal	24,359,167	20,818,030	16,004,035	14,563,340	20,473,206
Bauxite	1,318,775	47,742	744	431	66,433
Crude oil(1)	12,187,863	8,839,625	5,641,245	4,941,219	5,254,568
Natural Gas(1)	15,689,119	14,941,959	9,338,774	6,604,093	8,007,951
o/w Liquefied Natural Gas	10,568,458	10,293,714	6,894,365	4,841,406	5,579,444
Other mining products	591,546	213,410	182,769	161,123	180,884

Total Mining products	58,823,397	46,620,227	33,444,764	29,751,815	37,577,963
Other merchandise(2)	2,504,910	2,604,014	1,326,902	1,197,123	1,362,271
Other goods(3)	1,795,235	1,532,832	1,399,827	1,365,177	1,880,792

Total Exports	182,089,227	175,292,795	149,124,482	144,469,786	168,886,794

Memorandum(4)
Non-oil & gas exports	148,500,805	146,540,725	131,940,836	131,553,644	153,313,746
Oil & gas exports	33,588,422	28,752,069	17,183,646	12,916,143	15,573,048

Source:     Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,
	2013	2014	2015	2016	2017P
			(in thousands of U.S. Dollars)
America
North America
United States of America	15,622,136	16,502,799	15,977,225	16,068,802	17,742,733
Canada	775,984	754,367	724,445	733,241	820,444
Other North America	1,626	1,174	1,238	1,533	1,487
Total North America	16,399,745	17,258,340	16,702,908	16,803,575	18,564,664
Central and South America
Argentina	448,181	237,167	238,132	219,225	266,407
Brazil	1,569,342	1,517,378	1,181,702	1,099,466	1,229,571
Mexico	625,022	814,494	802,893	795,730	964,726
Other Central and South America	1,127,463	1,165,225	1,044,492	1,090,693	1,101,752

Total Central and South America	3,770,009	3,734,264	3,267,219	3,205,114	3,562,455

Total America	20,169,754	20,992,604	19,970,127	20,008,689	22,127,119
Europe
European Union
Netherlands	4,099,858	3,981,353	3,432,577	3,244,318	4,035,735
Belgium	1,254,708	1,217,227	1,108,544	1,123,078	1,240,464
United Kingdom	1,618,871	1,659,576	1,521,994	1,582,654	1,405,729
Italy	2,121,981	2,288,020	1,871,943	1,570,726	1,935,496
Germany	2,862,481	2,820,475	2,654,242	2,632,296	2,660,058
France	1,053,698	1,018,400	971,332	886,124	976,592
Spain	1,806,692	1,938,255	1,476,585	1,578,057	2,009,431
Other European Union	1,886,988	1,996,538	1,763,808	1,816,541	2,060,831

Total European Union	16,705,277	16,919,845	14,801,026	14,433,792	16,324,335
Russia	934,132	1,056,775	993,581	1,273,965	1,225,509
Turkey	1,537,295	1,447,167	1,159,227	1,022,876	1,166,983
Other Europe	913,110	693,214	1,552,167	2,692,988	1,725,671

Total Europe	20,089,814	20,117,001	18,506,001	19,423,621	20,442,498
Asia and Middle East
ASEAN
Brunei Darussalam	88,505	98,873	85,589	85,377	64,393
Philippines	3,774,591	3,887,862	3,920,827	5,260,823	6,599,582
Cambodia	317,085	416,644	429,207	424,465	509,699
PDR Laos	5,086	6,212	7,135	5,863	4,199
Malaysia	10,475,415	9,454,669	7,489,169	6,860,484	8,304,685
Myanmar	576,497	587,710	612,315	606,350	827,045
Singapore	15,724,945	15,648,800	11,770,922	11,141,463	12,867,946
Thailand	6,051,348	5,762,720	5,414,929	5,380,611	6,305,293
Vietnam	2,558,864	2,443,990	2,716,595	3,016,614	3,560,845

Total ASEAN	39,572,336	38,307,481	32,446,688	32,782,050	39,043,687
Hong Kong SAR	2,646,008	2,760,064	2,048,572	2,127,953	2,393,216
India	12,969,881	12,242,603	11,635,073	10,076,131	13,995,167
Iraq	171,973	70,480	94,987	91,069	126,070
Japan	26,677,721	20,802,334	17,455,820	15,265,069	16,881,288
South Korea	11,260,652	10,079,871	7,334,452	6,390,236	7,328,050
Pakistan	1,412,462	2,048,086	1,988,062	2,017,977	2,396,856
People’s Republic of China	22,425,902	17,301,903	14,611,015	17,037,050	23,406,852
Saudi Arabia	1,728,619	2,155,351	2,060,074	1,327,878	1,380,754
Taiwan	5,792,218	7,924,755	5,573,652	4,225,363	4,829,431
Other Asia and Middle East	4,987,194	7,186,956	6,159,489	5,574,123	6,350,143

Total Asia and Middle East	129,644,966	120,879,884	101,407,884	96,914,899	118,131,514
Australia and Oceania
Australia	4,344,740	5,000,046	3,652,251	3,197,126	2,483,204
New Zealand	444,951	481,487	446,040	378,687	426,212
Other Australia and Oceania	488,064	367,443	345,654	346,007	360,893

Total Australia and Oceania	5,277,755	5,848,975	4,416,946	3,921,820	3,270,309
Africa
South Africa	1,245,443	1,378,907	665,661	727,757	685,637
Other Africa	3,156,584	3,479,381	2,838,590	2,294,232	2,876,626
Total Africa	4,402,028	4,858,288	3,504,251	3,021,989	3,562,263
Unclassified exports(1)	2,504,910	2,596,043	1,319,272	1,178,768	1,353,089

Total (f.o.b.)	182,089,227	175,292,795	149,124,482	144,469,786	168,886,794

Source:     Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in thousands of U.S. Dollars)
General Merchandise	186,153,764	177,787,488	141,672,713	135,035,916	156,582,550
Consumption Goods
Food and beverages, primary, mainly for household	1,394,325	1,541,254	1,320,173	1,729,432	2,256,256
Food and beverages, processed, mainly for household	2,812,575	2,750,512	2,332,869	3,008,370	2,892,394
Passenger motor cars	1,171,510	784,431	583,152	594,978	571,655
Transport equipment, nonindustrial	383,485	268,909	243,873	142,456	184,479
Durable consumer goods	1,624,973	1,415,739	1,073,667	1,208,820	1,558,140
Semi-durable consumer goods	2,150,785	1,952,560	1,965,991	2,221,224	2,841,276
Non-durable consumer goods	2,154,691	2,158,041	2,023,181	2,154,671	2,516,427
Fuels and lubricants, processed, oil products(2)	14,736,636	14,504,300	8,181,422	5,146,414	7,156,986
Goods not elsewhere specified	450,718	531,831	737,074	824,708	777,941

Total Consumption Goods	26,879,699	25,907,577	18,461,404	17,031,073	20,755,555
Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	4,348,635	4,934,923	4,100,987	4,423,376	5,172,249
Food and beverages, processed, mainly for industry	3,294,925	3,247,084	2,726,501	3,459,829	3,561,421
Industrial supplies, primary	6,180,739	5,967,884	4,616,310	3,986,892	5,018,999
Industrial supplies, processed	56,624,346	56,247,051	49,421,677	47,299,348	53,844,347
Parts and accessories for capital goods	17,191,495	15,552,758	14,628,024	15,529,878	17,287,586
Parts and accessories for transport equipment	8,980,793	7,128,761	6,139,368	6,384,650	7,528,897
Fuels and lubricants, primary	13,322,222	12,896,531	8,011,548	7,197,942	7,920,735
o/w Crude oil(2)	13,236,094	12,600,220	7,725,385	6,874,010	7,279,080
Fuels and lubricants, processed	17,706,610	15,702,783	8,292,444	6,833,802	9,901,034
o/w Oil products(2)	14,408,358	12,442,784	6,057,936	4,721,414	6,831,889
o/w Liquefied Petroleum Gas(2)	3,094,502	3,039,246	2,061,615	1,841,452	2,754,544

Total Raw materials and auxiliary goods	127,649,765	121,677,775	97,936,858	95,115,716	110,235,267
Capital Goods
Capital goods (except transport equipment)	25,541,302	25,570,739	22,424,297	19,855,824	21,229,002
Passenger motor cars	1,171,510	784,431	583,152	594,978	571,655
Other transport equipment, industrial	4,196,809	3,093,174	1,847,542	1,966,437	3,223,416

Total Capital Goods	30,909,621	29,448,344	24,854,992	22,417,238	25,024,072
Other merchandise(3)	714,679	753,791	419,459	471,889	567,656

Other goods(4)	32,398	25,620	706,213	830,884	1,025,757

Total	186,186,162	177,813,107	142,378,926	135,866,800	157,608,307

Source:     Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in thousands of U.S. Dollars)
America
North America
United States of America	8,966,943	8,139,708	7,608,621	7,419,480	8,154,380
Canada	2,104,103	1,908,631	1,621,298	1,382,005	1,539,435
Other North America	1,094	111,336	1,756	2,008	24
Total North America	11,072,140	10,159,676	9,231,676	8,803,494	9,693,839
Central and South America
Argentina	1,683,663	1,465,715	1,298,541	1,373,780	1,150,505
Brazil	2,205,400	2,548,178	2,425,680	2,347,422	1,784,441
Mexico	516,890	186,888	197,406	177,236	184,127
Other Central and South America	600,191	540,815	392,383	449,709	567,106
Total Central and South America	5,006,144	4,741,596	4,314,010	4,348,148	3,686,178

Total America	16,078,284	14,901,271	13,545,685	13,151,641	13,380,017
Europe
European Union
Netherlands	999,770	912,737	794,586	710,662	1,035,680
Belgium	652,619	583,997	560,461	492,260	631,506
United Kingdom	1,063,795	899,185	816,947	892,660	1,047,075
Italy	1,692,133	1,720,992	1,417,856	1,388,461	1,550,213
Germany	4,389,557	4,104,817	3,453,948	3,152,972	3,502,171
France	1,568,430	1,334,831	1,337,879	1,380,662	1,630,285
Spain	573,305	555,106	473,990	484,441	482,720
Other European Union	2,704,189	2,646,741	2,484,948	2,222,940	2,600,327

Total European Union	13,643,796	12,758,406	11,340,613	10,725,058	12,479,978
Russia	2,038,204	1,583,207	983,680	846,317	1,270,371
Turkey	1,409,107	1,035,394	249,109	308,327	575,417
Other Europe	1,717,109	1,408,827	1,335,978	1,857,943	2,100,675

Total Europe	18,808,216	16,785,834	13,909,380	13,737,645	16,426,441
Asia and Middle East
ASEAN
Brunei Darussalam	677,923	610,286	126,168	88,029	38,021
Philippines	775,382	694,808	684,289	816,532	823,612
Cambodia	17,752	18,722	21,133	25,197	27,942
PDR Laos	7,543	51,265	1,027	4,196	11,897
Malaysia	13,878,131	10,714,357	8,464,345	7,247,345	8,724,845
Myanmar	72,997	122,243	159,685	112,955	145,240
Singapore	26,687,954	24,699,196	17,784,006	14,501,421	18,202,739
Thailand	10,721,002	9,770,883	8,074,329	8,647,191	9,036,445
Vietnam	2,686,495	3,399,903	3,146,337	3,228,483	3,163,823

Total ASEAN	55,525,180	50,081,662	38,461,319	34,671,348	40,174,563
Hong Kong SAR	1,956,494	1,892,903	1,806,733	1,814,777	3,054,928
India	3,960,489	3,937,401	2,742,320	2,858,593	3,975,715
Iraq	49	342	243	106	168
Japan	19,188,165	16,866,526	13,255,694	12,981,644	15,363,442
South Korea	11,761,514	11,732,612	8,424,260	6,657,910	8,351,849
Pakistan	162,555	158,655	173,600	156,774	239,310
People’s Republic of China	29,792,501	30,631,469	29,381,441	30,677,815	34,292,144
Saudi Arabia	6,929,195	6,343,400	3,332,183	2,720,977	2,765,635
Taiwan	4,488,642	3,748,062	3,145,310	2,877,222	3,268,437
Other Asia and Middle East	5,840,125	8,180,995	4,617,161	3,661,887	4,893,791

Total Asia and Middle East	139,604,909	133,574,026	105,340,264	99,079,053	116,379,982
Australia and Oceania
Australia	5,088,023	5,637,313	4,811,041	5,241,353	5,914,239
New Zealand	796,396	837,703	637,396	660,958	732,917
Other Australia and Oceania	86,192	42,249	29,367	37,469	173,404

Total Australia and Oceania	5,970,611	6,517,265	5,477,803	5,939,779	6,820,561
Africa
South Africa	624,337	477,411	231,880	288,464	365,374
Other Africa	4,385,126	4,803,509	3,454,454	3,198,328	3,668,277

Total Africa	5,009,463	5,280,920	3,686,335	3,486,792	4,033,650
Unclassified imports(2)	714,679	753,791	419,459	471,889	567,656

Total	186,186,162	177,813,107	142,378,926	135,866,800	157,608,307

Source:     Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of a country as represented in the current account and the capital and financial account. The current account tracks a country’s trade in goods and services, as well as income and current transfer transactions. The capital and financial account covers all transactions involving capital transfers, acquisition or disposal of non-produced, non-financial assets, and financial assets and liabilities. A balance of payments surplus indicates a net inflow of foreign currencies, while a balance of payments deficit indicates a net outflow of foreign currencies.

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,
	2013	2014	2015	2016	2017P
	(in millions of U.S. Dollars)
Current account	(29,109)	(27,510)	(17,519)	(16,952)	(17,293)
Goods(2)	5,833	6,983	14,049	15,437	18,892
Total exports (f.o.b.)	182,089	175,293	149,124	144,445	168,887

Non-oil and gas exports	148,501	146,541	131,941	131,554	153,314
Oil and gas exports	33,588	28,752	17,184	12,891	15,573
Total imports (f.o.b.)	(176,256)	(168,310)	(135,076)	(129,008)	(149,995)

Non-oil and gas imports	(132,959)	(127,729)	(112,189)	(111,320)	(127,122)
Oil and gas imports	(43,297)	(40,582)	(22,887)	(17,688)	(22,873)
Services	(12,070)	(10,010)	(8,697)	(7,015)	(7,864)
Primary income	(27,050)	(29,703)	(28,379)	(29,656)	(32,838)
Secondary income	4,178	5,220	5,508	4,444	4,517
Capital account	45	27	17	41	46
Financial account	21,926	44,916	16,843	28,576	29,834

(i) Public sector	9,730	14,136	17,588	15,992	20,515
Portfolio investment	11,105	18,345	17,778	18,629	21,868

Assets	848	2,965	392	1,795	(9)
Liabilities	10,257	15,380	17,386	16,835	21,877
Other investment	(1,376)	(4,209)	(190)	(2,637)	(1,353)

Assets	0	0	0	(269)	0
Liabilities	(1,376)	(4,209)	(190)	(3,279)	(1,353)
Loans	(527)	(1,243)	202	(1,484)	(1,362)
Drawings	4,947	4,035	5,139	3,709	3,645
Repayments	(5,474)	(5,278)	(4,937)	(5,193)	(5,007)
Other liabilities	(848)	(2,965)	(392)	(1,795)	9
(ii) Private sector	12,196	30,780	(745)	13,314	9,319
Direct investment	12,170	14,733	10,704	16,136	20,151

Assets	(11,112)	(10,388)	(9,075)	11,594	(1,927)
Liabilities	23,282	25,121	19,779	4,542	22,078
Portfolio investment	(233)	7,722	(1,595)	366	(1,206)

Assets	(2,121)	(379)	(1,660)	423	(3,261)
Liabilities	1,888	8,100	65	(57)	2,055
Financial derivatives	(334)	(156)	20	(9)	(128)

Other investment	593	8,480	(9,874)	(3,179)	(9,498)

Assets	(3,427)	(3,427)	(11,812)	2,783	(13,242)
Liabilities	4,020	11,907	1,938	(5,709)	3,744
Errors and omissions	(186)	(2,184)	(439)	(305)	(1,002)

Overall balance	(7,325)	15,249	(1,098)	12,089	11,586

Reserves and related items	7,325	(15,249)	1,098	(12,089)	(11,586)

Memorandum(3)
Reserve asset position	99,387	111,862	105,931	116,362	130,196

Source:    Bank Indonesia

P	Preliminary.
(1)	Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting of this prospectus.
(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)	Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2013, the weakening global economy combined with the lack of support from the domestic economy led to mounting pressure on Indonesia’s balance of payments. The global economic slowdown caused exports to contract further while imports remained high due to demand from middle class consumers and high oil imports. The slowdown in exports combined with the high demand for imports resulted in a widening of the current account deficit.

Amid discussions regarding the tapering of the monetary stimulus package by the U.S. monetary authority following improvements in the U.S. economy there was a gradual reduction in the supply of liquidity to emerging market countries, including Indonesia. As a result, foreign capital inflows into Indonesia began to weaken. Negative perceptions among foreign investors were exacerbated by the rising current account deficit and inflation expectations. These conditions had a negative impact on the capital and financial account surplus.

The current account deficit increased from 2.6% of GDP in March 2013 to 4.2% of GDP in June 2013. In the capital and financial account, capital outflows increased in July 2013, triggered by global concerns over the planned tapering by the U.S. monetary authority. Between the months of June to September 2013, the current account still posted a sizeable deficit at 3.7% of GDP. Capital outflows continued through August 2013 as a result of lingering concerns over tapering.

In 2013, Bank Indonesia, in conjunction with the Government, introduced a range of policies designed to bring down the current account deficit to a more sustainable level. The policies can be grouped into three major areas. The first group addressed monetary policy, consisting of a number of measures implemented by Bank Indonesia designed to influence interest rate policy, exchange rate policy and macro prudential policy. The second group of policies addressed fiscal policy, such as the reduction to the fuel subsidies and tax instruments for reducing imports. Both monetary policy and fiscal policy were directed towards managing domestic demand in order to curb excessive imports. The third group of policies related to structural policies, including those for improving the investment climate and measures to promote economic self-reliance, which in turn will support the balance of payments in the long run.

These stabilization policies successfully reduced the current account deficit. The reduction was achieved through a fall in imports following more moderate domestic demand, an increase in exports in line with improved economic growth in advanced countries and a depreciation in the exchange rate. The rebalancing of the current account deficit was further aided by increases in the capital and financial account surplus resulting from corporate drawings of foreign borrowings, withdrawals from offshore deposits held by domestic banks and stable inflows of direct investment. The surplus in the capital and financial account was sufficient to finance the current account deficit, with the result that, in the last quarter of 2013, after three straight quarters of deficit, the balance of payments returned to surplus.

Despite developments in the last quarter of 2013, the overall balance of payments in 2013 resulted in a U.S.$7.3 billion deficit. The 2013 balance of payments deficit reflects the current account deficit of U.S.$29.1 billion, or 3.2% of GDP, and a reduced capital and financial surplus, which declined to U.S.$21.9 billion in 2013.

In 2014, the current account improved, with the deficit falling from U.S.$29.1 billion or 3.2% of GDP in 2013 to U.S.$27.5 billion or 3.1% of GDP in 2014. This improvement was mainly the result of new policies instituted by Bank Indonesia in close cooperation with the Government. The improvement in the current account was also supported by improved performances in the goods trade balance, services and secondary income accounts. Improvements in the trade balance were mainly attributable to an increase in the non-oil and gas trade surplus compared with 2013, as non-oil and gas imports contracted following moderate demand in the domestic market, as reflected in the decrease in imports of consumption goods, raw materials, and capital goods. Meanwhile, non-oil and gas exports contracted in nominal terms due to a weakening in global demand, especially from China, and the ongoing decline in global commodity prices. Nevertheless, the improvement in the trade balance was contained by the widening oil and gas trade deficit. Declines in the oil and gas trade balance were attributable to the high domestic energy needs, boosting oil and gas imports amid the decreasing oil exports, in line with the decline in oil production and the global oil price.

The narrowing deficit in the services account was attributable to reduced payments for transportation services, in line with the decrease in imports of goods, increased receipts of travel services, along with the rise in the number of foreign travelers visiting Indonesia, and the increased receipt of remittances from Indonesian workers abroad. On the other hand, the deficit in the income account grew, along with the increase in Indonesia’s foreign liability position, mainly due to increased interest payments on the Government’s debt securities.

Improvement in Indonesia’s economic fundamentals led to an increase in foreign direct investment in 2014. The capital and financial account posted a record high of foreign capital inflow, mainly in the form of portfolio investments. Foreign capital inflows in 2014 reached U.S.$23.5 billion, a significant increase from U.S.$12.1 billion in 2013. The increased inflows of foreign portfolio investments, in addition to the impact of increases in net foreign buying in Rupiah-denominated portfolio instruments, was supported by the Government’s steps to issue foreign currency bonds as a source of fiscal financing.

The capital and financial account surplus in 2014 also benefitted from the increased foreign direct investment inflows compared with 2013, with the capital and financial account recording a U.S.$44.9 billion surplus, almost double the surplus of 2013. The lower current account deficit and the higher capital and financial account surplus resulted in the balance of payments in 2014 swinging back to a surplus of U.S.$15.2 billion from a deficit of U.S.$7.3 billion in 2013. This surplus in turn increased international reserves from U.S.$99.4 billion as of December 31, 2013 to U.S.$111.9 billion as of December 31, 2014.

In 2015, the current account continued to improve, with the deficit falling from U.S.$27.5 billion or 3.1% of GDP in 2014 to U.S.$17.6 billion or 2.0% of GDP in 2015. The improvement in the current account was mainly attributed to the narrowing of the oil and gas trade deficit due to the drop in oil imports brought about by the fall in global crude oil prices and the lower consumption of oil-based fuels as a positive impact of the Government subsidy reforms. On the other hand, the decline in imports of non-oil and gas was in line with reduced domestic demand. The decline in the services account deficit resulted from a decline in transportation services (freight) in line with fewer imports of goods.

Amid growing uncertainty in the global financial markets, the capital and financial account in 2015 posted a surplus of U.S.$16.8 billion, lower than the surplus of U.S.$44.9 billion in 2014. The decrease was primarily due to decline in direct investment inflows and lower corporate funding needs through foreign borrowing in line with slowing domestic economy. In addition, foreign portfolio inflows decreased sharply as uncertainty in the global financial markets increased, although the uncertainty eased in the fourth quarter of 2015. Meanwhile, other investments recorded a deficit of U.S.$9.9 billion, due to increase in private sector deposits in foreign banks as investors’ perception of the domestic economy weakened. Indonesia’s overall balance of payments in 2015 recorded a deficit of U.S.$1.1 billion. As a consequence, international reserves decreased from U.S.$111.9 billion as of December 31, 2014 to U.S.$105.9 billion as of December 31, 2015.

In 2016, the current account deficit decreased compared to 2015, with the deficit of U.S.$17.5 billion or 2.0% of GDP in 2015 falling to U.S.$17.0 billion or 1.8% of GDP in 2016. The lower current account deficit was mainly due to higher non-oil and gas trade surplus and a lower deficit in the oil and gas trade balance and services account due to a lower deficit in transportation services, each as compared to 2015, which was partially offset by a higher deficit in the primary income and a lower surplus in the secondary income. The lower oil and gas trade deficit was due to the drop in oil imports brought about by the fall in global crude oil prices and lower consumption of oil based fuels mainly due to Government subsidy reforms.

Amid growing uncertainty in the global financial markets, the capital and financial account for 2016 posted a surplus of U.S.$29.3 billion, higher than the U.S.$16.8 billion surplus in 2015. The increase was primarily the result of positive sentiment towards the domestic economic outlook and easing global risk. Net direct investment increased from U.S.$10.7 billion in 2015 to U.S.$16.1 billion in 2016. The portfolio investment account also recorded a surplus due to positive sentiment concerning the sound implementation of the Tax Amnesty Law. The other investment deficit shrank on net withdrawals of private sector deposits abroad.

Indonesia’s overall balance of payments in 2016 recorded a surplus of U.S.$12.1 billion compared to the deficit of U.S.$1.1 billion in 2015. The surplus resulted in higher international reserves from U.S.$105.9 billion as of December 31, 2015 to U.S.$116.4 billion as of December 31, 2016.

In 2017, the current account deficit increased to U.S.$17.3 billion, but improved as a percentage of GDP to 1.7% of GDP compared to 1.8% of GDP in 2016. The higher deficit was primarily attributable to an increased deficit in the primary income account mainly due to repatriation payments on foreign investment returns, and a higher deficit in the services account mainly resulting from a deficit in transportation services. These deficits were partially offset by a higher non-oil and gas surplus mainly due to increasing non-oil and gas exports.

Improving investor perceptions of the domestic economic outlook led to an increase in the capital and financial account surplus from U.S.$29.3 billion in 2016 to U.S.$29.8 billion in 2017, mainly due to higher direct investments and portfolio investments. The increase in direct investments was in line with increasing domestic investment activity as reflected in gross fixed capital formation, which accelerated by 6.2% in 2017, compared to 4.5% in 2016. The higher net portfolio investment surplus was primarily due to increased foreign capital inflows in government rupiah-denominated bond instruments, and higher global corporate bond issuances supported by a low interest rate environment, particularly in the first half of 2017.

Indonesia’s overall balance of payments in 2017 recorded a surplus of U.S.$11.6 billion, slightly lower than the U.S.$12.1 billion surplus in 2016. The surplus resulted in higher international reserves from U.S.$116.4 billion as of December 31, 2016 to U.S.$130.2 billion as of December 31, 2017.

Financial System

Indonesia Financial Safety Net and Crisis Management

In April 2016, the Law on Financial System Crisis Prevention and Management was passed that revamped the coordination framework for crisis management and resolution among Indonesia Financial Safety Net participants (“KSSK”) and also refined the emphasis on strengthened supervisory capacity, improved banking liquidity and prevention measures. These coordinated policy responses allow an institutionalized early warning system and crisis management protocol which enable KSSK to identify potential disruptions, and determine effective policy responses and resolution steps.

As a Financial Safety Net participant, the Ministry of Finance also contributes to safeguard financial system stability. In the event of a disruption, such as sudden reversals in capital flows, the Crisis Management Protocol will be activated to determine the policy response required to maintain market confidence and stability. Policy responses include, amongst others, the Bond Stabilization Framework which provides the mechanism to execute buybacks with several SOEs for the purpose of maintaining stability of the sovereign bond market, placement of funds in instruments with a longer maturity period by issuing longer term securities, debt switching to lengthen debt maturities and reduce the risks associated with refinancing.

Indonesia Deposit Insurance Corporation and Liquidity Support

Since September 2005, the Indonesia Deposit Insurance Corporation, or IDIC, has insured customers’ deposits and actively participated in maintaining the stability of the financial system. The IDIC membership is compulsory for every bank conducting business in Indonesia. The prevailing IDIC coverage is up to Rp2 billion for each depositor in any one bank. The IDIC will pay, in accordance with its procedures, deposit insurance claims when a member bank has its license revoked by the Indonesia Financial Service Authority (Otoritas Jasa Keuangan or OJK). The maximum amount of deposit insured can be adjusted, among others, in the event of a crisis that can potentially decrease public trust in the banking system or affect the stability of the financial system.

The Government’s policy on addressing sudden reversals in capital flows involves, among others, the implementation of a Crisis Management Protocol, which involves cooperation between the Ministry of Finance, Bank Indonesia, OJK and IDIC. In the event of a financial crisis, policy steps could include executing buybacks for stabilization in the event of a disruption; taking steps to enhance cooperation among Government institutions, Bank Indonesia, SOEs, regulators and other market participants to maintain stability of the sovereign bond market; and encouraging the placement of funds in instruments with a longer maturity by issuing longer term securities and debt switching to lengthen debt maturities and reduce risks associated with refinancing.

In April 2016, the parliament passed Law No. 9 of 2016 Law concerning Prevention and Resolution of Financial System Crisis, which provides a clear division of responsibilities between the Ministry of Finance, Bank Indonesia, OJK and IDIC in preventing and resolving crises in the financial system through the establishment of a Financial System Stability Committee with representatives from each of the Ministry of Finance, Bank Indonesia, OJK and IDIC. The Financial System Stability Committee aims to provide a coordinated policy response on the basis of regular monitoring of key areas of the financial system.

The Banking System

The Government’s policies for the banking sector emphasize the strengthening of the banking system.

The law governing Bank Indonesia, Indonesia’s central bank, was amended in 2004 to, among other things, provide that Bank Indonesia will conduct monetary policy to achieve an inflation target as determined by the Government in consultation with Bank Indonesia. It also provides for the creation of the Bank Indonesia Supervisory Board, or Supervisory Board, to assist the DPR in conducting oversight of Bank Indonesia’s internal financial management. The Supervisory Board comprises five members chosen by the DPR and appointed by the President for three-year tenures. The January 2004 amendment also stipulates that Bank Indonesia is the lender of last resort to ensure the stability of the financial system. Bank Indonesia’s banking supervision function was transferred to the OJK on December 31, 2013. The latest amendment to the Central Bank Law was in 2008, mainly to amend the collateral requirement on Sharia financing, certain provisions of which were revoked by the Law on Financial System Crisis Prevention and Management enacted in April 2016.

The authorities implement risk mitigation by strengthening micro and macro-prudential surveillance. Micro-prudential surveillance is performed on an individual bank or financial institution in order to ensure the fulfillment of prudential regulations through on-site and off-site supervision. Additionally, macro-prudential surveillance also aims to ensure that prudential regulations are adhered to at the industry level as an aggregate.

Under a framework of strengthening micro-prudential surveillance, a number of measures have been introduced by Bank Indonesia and the OJK to bolster and improve surveillance in order to better anticipate the symptoms of troubled banks on a risk basis, as well as enhance the quality of human resources through training, attachments and certification programs.

In addition, improvements to the tools and methodologies used in surveillance are ongoing in order to reinforce macro-prudential aspects, among others, stress testing, probability of default analysis, transition matrices and other early warning mechanisms. The creation of the financial system safety net also assists authorities to mitigate potential systemic risks that might arise.

OJK has issued banking regulations that are in line with the international standards, such as the Basel framework. In terms of the capital reforms, OJK issued its rule for the Basel III capital framework in December 2013, which was amended in February 2016. These cover (i) raising the quality of regulatory capital, (ii) setting a minimum Tier 1 and CET 1 ratio of 6% and 4.5%, respectively, as well as a minimum capital requirement based on risk profile between 8% to 14%, and (iii) building-up of adequate buffers above the minimum capital requirement based on risk profile (including a capital conservation buffer, countercyclical buffer and capital surcharge for D-SIBs). In 2015, OJK issued regulation regarding D-SIB methodology and capital surcharge application which was applied for the first time in January 2016.

As part of its Basel III implementation policies, OJK issued regulations for the Basel III Liquidity framework, Liquidity Coverage Ratio, or LCR, Net Stable Funding Ratio, or NSFR, and the risk weighted assets, or RWA, calculation relating to derivative transactions. The LCR regulation was issued in December 2015 and requires banks to maintain short-term liquidity through high quality liquid assets that meet their liquidity needs for thirty days. The NSFR regulation was issued in July 2017 and uses NSFR as an indicator to evaluate a bank’s long-term liquidity risk by comparing the amount of stable funding available to the bank with the amount of stable funding required by the bank. It aims to reduce long-term liquidity risk by requiring banks to fund activities from stable and adequate sources of funds. Regulations relating to the RWA calculation for derivative transactions were issued in September 2017, providing guidelines for calculating the risk exposure to derivative transactions due to counterparty credit risk.

Under the Financial System Crisis Prevention and Management law, OJK has issued regulations concerning a systemic bank recovery plan in April 2017. These regulations establish the requirements for systemic banks to prepare and submit recovery plans. Systemic banks are also required to have guidelines in relation to the recovery plan in place, which are prepared by taking into account the governance principles supporting the implementation of the recovery plan. Moreover, systemic banks are also obliged to evaluate and perform stress testing in order to assess the adequacy of their recovery plans at least once a year.

As of December 31, 2017, total banking assets were Rp7,513.1 trillion, consisting of assets of commercial banks of Rp7,387.1 trillion and assets of rural credit banks of Rp125.9 trillion.

Islamic Financial System

The Government believes that the Islamic finance banking industry has an opportunity to grow rapidly in Indonesia, which has the largest Muslim population in the world. The industry provides the Muslim community with alternative financial products and services that conform to Sharia principles. These Sharia principles as applied to the Islamic finance banking industry includes Sharia concepts related to mudarabah (profit and loss sharing), wadiah (safekeeping), musharaka (joint venture), murabahah (cost plus), and ijar (leasing). Sharia prohibits riba, or usury, defined as interest paid on all loans of money. Furthermore, investments in some businesses that provide goods or services considered contrary to Islamic principles (such as pork or alcohol) are also considered haraam (sinful and prohibited) under Sharia principles. To assist with the development and growth of Islamic financial services in Indonesia, these alternative financial products are considered an integral part of the banking industry and contribute to enhancing the stability of the Indonesian financial system by supporting national economic development in Indonesia.

In July 2008, the Sharia Banking Law was enacted to facilitate the expansion of the Indonesian Islamic banking industry. The Sharia Banking Law applies Sharia principles to banking for Sharia banks and Sharia divisions of conventional banks, prohibiting the payment and receipt of interest and providing that returns on funds that are distributed or lent out must be based on the actual profits generated. The Sharia Banking Law also prohibits Islamic banking business and transactions that would support practices or products forbidden or discouraged by Sharia principles. This law also requires existing Sharia divisions of commercial banks to operate as separate Islamic commercial banks if such a division’s assets account for at least half of the parent commercial bank’s assets or within 15 years of the enactment of the Sharia Banking Law. The Government believes that this legislation will better position Indonesia as a venue for Islamic banking and finance.

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds, or Sukuk. For example, of the 94 underwriters licensed by OJK as of December 31, 2017, only 27 were involved in issuances of Sukuk, and only 46 of 90 investment managers licensed by OJK as of December 31, 2017 managed Sharia funds.

The Indonesian Islamic financial industry has been developing under the regulatory authority of OJK (since December 31, 2013) and previously Bank Indonesia, which formulates and publishes a strategic plan for the development of the industry. OJK has established a new strategic plan for the development of Indonesia’s Islamic banking industry for 2015-2019. This new strategic plan is expected to provide guidelines that include detailed initiatives as well as specific objectives for the Sharia banking industry to achieve. This strategic plan for the development of the national Sharia banking industry is recognized as the “Roadmap of Indonesian Islamic Banking 2015-2019” with a view to “establish an Islamic banking industry that provides significant contributions to sustainable economic growth, equitable development, financial system stability and is highly competitive.” The roadmap includes, among others, the following measures: (i) issuance of regulations concerning new Sharia investment products such as project-based Sharia funds, (ii) developing a Sharia-compliant set of securities laws, (iii) building infrastructure that supports the Islamic financial system, including a Sharia stock online trading system, more varied Sharia stock indexes and other systems that support the liquidity of Sukuk, and (iv) development of a Sharia capital markets information technology infrastructure.

OJK and Bank Indonesia have issued various regulations in order to support the growth and development of the Sharia banking industry with due observance to precautionary principles and Sharia principles.

As of December 31, 2017, assets of Sharia banks were Rp434.7 trillion, or 5.8% of Indonesia’s total banking assets.

The Sharia Non-Bank Financial Industry (Industri keuangan Non Bank Syariah or IKNB Sharia) is also supervised by OJK and consists of the Sharia Insurance Company, the Sharia Pension Fund, the Sharia Financial Institution and other Sharia Financial Service Institutions. OJK issued a regulation to govern the Sharia pension funds which came into force in September 2016. Under the regulation, management of Sharia pension funds may be conducted by way of: (i) establishment of Sharia pension fund, (ii) conversion of pension fund into Sharia pension fund, (iii) formation of Sharia unit in Employee Pension Fund, or (iv) sale of Sharia investment package in financial institution pension fund. There are currently no established Sharia pension funds in Indonesia.

Anti-Money Laundering Regime

Various financial regulatory agencies in the Republic were formed to combat money laundering activities within Indonesia. In 2002, the Government enacted an anti-money laundering law, or 2002 AML Law, and established a financial intelligence unit, the Indonesian Financial Transaction Reports and Analysis Centre, or INTRAC/Pusat Pelaporan Analisis Transaksi Keuangan or PPATK. The PPATK’s duties were later expanded to include matters relating to countering terrorism financing, and consequently, the PPATK was appointed to be the focal point of countering money-laundering and financing of terrorism in Indonesia.

Some of the significant progress made in implementing the Government’s anti-money laundering laws and countering financing of terrorism, or CFT, national strategies in the last few years includes: promulgating a new Anti-Money Laundering Law, namely, Law No. 8 of 2010 on the Prevention and Eradication of Money Laundering Crimes, or 2010 AML Law, and the ratification of the UN Convention against Transnational Organized Crime. The 2010 AML Law came into force on October 22, 2010 replacing the 2002 AML Law, as amended, to be in line with current international standards and best practices.

As part of the implementation of the Government’s policy to prevent and eradicate the crime of money laundering, the PPATK has issued and continues to issue various regulations as further implementation of the 2010 AML Law.

On March 13, 2013, the DPR adopted the Law No. 9 of 2013 on the Prevention and Eradication of the Financing of Terrorism, or Law No. 9. Law No. 9 comprehensively regulates: (i) the criminalization of terrorist financing offenses and other offenses related to terrorism financing offenses; (ii) the application of the principle of recognizing users of financial services; reporting and compliance monitoring; (iii) surveillance activities through a remittance transfer system or through other systems by financial service providers; (iv) control disposition of cash and/or other payment instruments into or outside the Indonesian customs area; (v) blocking mechanisms relating to the movement of cash and/or other payment instruments; (vi) the inclusion in the list of suspected terrorists and terrorist organizations; and (vii) arrangements regarding the setting of the investigation, prosecution, and examination at trial.

Terrorism financing within the scope of Law No. 9 includes acts committed, directly or indirectly, in order to provide, gather, give, or lend funds to those who are known to intend to commit an act of terrorism. In addition to individuals, Law No. 9 regulates the criminalization of terrorist financing to terrorist organizations. Terrorist organizations within Law No. 9 can include a collection of people who have a common goal and that, based on a court decision, have committed an act of terrorism. Parties that are named in lists of terrorist organizations also fall within the scope of Law No. 9.

OJK issued a new regulation concerning the implementation of anti-money laundering and prevention of terrorism financing in financial services sector in March 2017, namely the OJK Regulation No. 12/POJK.01/2017 and a circular letter in June 2017, namely the circular letter No. 32/SEOJK/03/2017. This regulation requires any financial service provider to identify, assess and understand the risk of money laundering and/or terrorism financing crimes related to customers, countries, geographic areas, products, services, transaction or delivery channels. To perform these types of activities, the financial service provider must establish policies, supervision and maintenance procedures and mitigation of money laundering and terrorism financing risks and establish a special task force and/or appoint an officer to act as a person-in-charge for the implementation of anti-money laundering and anti-terrorism financing programs. The financial service provider is required to submit suspicious financial transaction reports, cash transaction reports and other reports to the PPATK.

Bank Indonesia

Bank Indonesia’s statutory mandate states that “the objective of Bank Indonesia is to achieve and maintain the stability of the Rupiah.” Rupiah stability can be measured in terms of its value vis-à-vis either domestic or external goods. Rupiah stability relative to domestic goods is reflected in the inflation rate, while stability relative to external goods is represented by the exchange rate of the Rupiah against other currencies. Market conditions determine the Rupiah exchange rate, consistent with the floating exchange rate system adopted by Bank Indonesia in August 1997. See “Foreign Exchange and Reserves — Exchange Rates.” Bank Indonesia may, however, continue to use its policy instruments to minimize exchange rate fluctuations.

Bank Indonesia, as a separate legal entity from the Government, has its own assets and its own liabilities. The foreign exchange reserves held by Bank Indonesia are recorded on the assets side of the Bank Indonesia balance sheet, while certain items of foreign debt (such as loans from the IMF) are liabilities of Bank Indonesia.

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,
	2013	2014	2015	2016	2017P	2018P(4)
	(in billions of Rupiah)
Base Money (M0)	821,679	918,421	945,916	989,565	1,085,796	1,026,404
Currency in Circulation(1)	500,020	528,537	586,763	612,545	694,830	622,303
Commercial Banks Demand Deposits at Bank Indonesia	253,655	287,484	308,756	288,824	306,361	316,896
Private sector Demand Deposits	451	1,397	366	361	478	173
Bank Indonesia Certificates (SBI)(2)	67,552	101,002	50,031	87,835	84,127	87,033
Factors Affecting Base Money (M0)	821,679	918,421	945,916	989,565	1,085,796	1,026,404
Net Foreign Assets	1,169,689	1,351,402	1,422,446	1,525,701	1,727,853	1,733,751
Claims on Non-Residents	1,279,282	1,424,331	1,529,331	1,642,137	1,843,171	1,843,171
Liabilities to Non-Resident	(109,593)	(72,929)	(106,886)	(116,436)	115,317	113,131
Claims on Other Depository Corporations	2,315	1,489	465	362	260	261
Liquidity Credits	1,016	978	56	56	56	56
Other Claims	1,300	511	409	307	205	205
Net claims on central Government	185,249	168,098	91,814	82,455	36,201	89,165
Claims on central Government	245,029	237,218	241,710	207,515	193,766	193,732
Liabilities to central Government	(59,781)	(69,120)	(149,895)	(125,060)	157,565	(104,566)
Claims on Other Sectors	8,116	7,927	7,865	7,505	7,243	7,222
Claims on Other Financial Institutions	6	1	0	0	0	—
Claims on Private Sectors	8,109	7,926	7,865	7,505	7,243	7,222
Open Market Operations(3)	(193,362)	(246,403)	(177,243)	(259,798)	(264,838)	(383,409)
Other Liabilities to Commercial & Rural Banks	(68,872)	(74,899)	(83,990)	(80,483)	(79,878)	(81,235)
Deposits included in Broad Money (M2)	—	—	—	0	1	—
Deposits excluded from Broad Money (M2)	(15)	(17)	(192)	(9)	(26)	(1,910)
Shares and Other Equity	(284,545)	(288,822)	(313,331)	(252,816)	(305,710)	(302,739)
Net Other items	3,106	(353)	(1,918)	(33,352)	(35,308)	(34,702)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)	SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in Base Money since October 2009.
(3)	Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.
(4)	As of January 31, 2018.

Banks and Other Financial Institutions

The Indonesian financial system consists of banks and non-bank financial institutions. Non-bank financial institutions consist of, among others, insurance companies, pension funds, finance companies, venture capital companies, securities companies, mutual funds, credit guarantee companies and pawn shops.

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of December 31, 2017.

Indonesian Financial Institutions as of December 31, 2017

	Number of institutions	Assets*	Percentage of total assets
		(in trillions of Rupiah)	(%)
Banking:
Commercial banks	115	7,387.1	73.5
Rural credit banks	1,619	125.9	1.3

Total banking	1,734	7,513.1	74.7

Insurance:
Life insurance	61	546.4	5.4
General insurance & Reinsurance	85	153.2	1.5
Social insurance(1)	5	473.5	4.7

Total insurance	151	1,173.1	11.7

Pension funds:
Financial institution pension funds	24	76.8	0.8
Employer pension funds	213	185.5	1.8
Total pension funds	237	262.3	2.6
Finance companies(2)	195	477.2	4.7
Venture capital companies	67	11.5	0.1
Securities companies(3)(4)	129	54.2	0.5
Mutual funds (collective investment schemes, not institutions)	1,880	495.1	4.9
Credit guarantee companies	23	17.7	0.2
Pawn shops	16	49.2	0.5

Total	4,432	10,053.4	100.0

Sources:    OJK

*	Unaudited other than in respect of Banking, Securities Companies, and Mutual Funds.
(1)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(2)	Finance companies provide financing for leasing, factoring, consumer finance and credit cards.
(3)	Includes 21 securities companies that are not members of a securities exchange but act as broker-dealers.
(4)	Assets as of June 30, 2017.

Indonesian banks are divided into two categories: commercial banks and rural banks. Both commercial and rural banks may operate under either conventional banking principles or under Sharia principles.

The OJK is responsible for the regulation and supervision of the insurance industry. Development of this sub-sector has required the implementation of more robust regulatory requirements and, in particular, improved capital requirements, including requirements to continuously maintain a specified ratio of risk-weighted assets to risk-weighted liabilities.

Pension funds are divided into two categories: employer pension funds and financial institution pension funds. Employer pension funds may be run either as defined benefit plans or as defined contribution plans, while financial institution pension funds may only be run as defined contribution plans.

Indonesia’s other non-bank financial institutions include finance companies, guarantee companies, venture capital companies, Indonesia export credit agencies, infrastructure financing companies and secondary mortgage facilities companies.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,
	2013	2014	2015	2016	2017P
Assets
Loans	3,319.8	3,706.5	4,092.1	4,413.4	4,781.9
Interbank Assets	171.9	182.4	211.9	207.1	235.6
Placements at Bank Indonesia	506.5	569.0	685.6	717.8	700.8
Securities (including Government Bonds)	520.6	636.7	660.8	860.5	1,035.3
Equity Participation	15.7	21.0	25.6	33.9	39.7
Other Claims	183.1	245.4	155.5	171.3	218.6
Others	236.9	254.2	297.7	325.8	375.2

Total Assets	4,954.5	5,615.2	6,129.4	6,729.8	7,387.1

Liabilities
Third Party Funds	3,603.6	4,114.4	4,413.1	4,836.8	5,289.2
Liabilities owed to Bank Indonesia	1.8	2.1	0.7	0.8	1.2
Interbank Liabilities	115.8	133.0	161.1	168.5	184.7
Securities	54.5	54.3	65.5	93.2	113.0
Borrowing	112.9	145.9	177.7	179.7	199.1
Other Liabilities	85.1	120.7	109.6	100.7	121.2
Guarantee Deposits	5.9	5.6	6.3	5.2	5.9
Others	352.2	317.1	383.9	432.3	538.1
Capital:
Paid in Capital	138.1	153.4	164.3	176.7	196.3
Reserves	50.6	67.6	81.7	64.8	65.3
Current Earnings/Loss	106.7	112.2	104.6	106.5	131.2
Retained Earnings/Loss	201.1	256.6	323.8	411.2	469.9
Estimates of Additional Paid in Capital	92.6	97.9	96.2	111.7	124.2
Others	33.6	34.4	40.9	41.7	44.7

Total Liabilities	4,954.5	5,615.2	6,129.4	6,729.8	7,387.1

Source:    Bank Indonesia for 2013. OJK from January 1, 2014 onwards.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,
	2013	2014	2015	2016	2017P
	(percentages)
CAR	18.1	19.6	21.4	22.9	23.2

Source:    Bank Indonesia and OJK

P	Preliminary.

Non-Performing Loans

Since the beginning of 2005, Indonesian banks have been required to calculate their non-performing loans, or NPLs, using international best practices-based standards that require banks to classify as “non-performing” all loans to any borrower if any of that borrower’s loans are non-performing. Banks nationwide are required to apply the same uniform loan classification system to all loans meeting one of three criteria: (i) loans greater than Rp10 billion that are made to one borrower or one similar project; (ii) loans between Rp1 billion and Rp10 billion that are made to one of the 50 largest debtors of the lending bank; and (iii) loans based on joint financing to one borrower or one project.

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,
	2013	2014	2015	2016	2017P
	(percentages)
Gross NPL ratio	1.8	2.2	2.4	2.9	2.6

Source:    Bank Indonesia and OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The Indonesian capital markets are regulated by the OJK, which superseded the Capital Markets and Financial Institutions Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan or Bapepam-LK) and assumed its duties and functions when Bapepam-LK and the Ministry of Finance’s Directorate General of Financial Institution, or DJLK, were merged into a single unit on December 31, 2012.

The regulatory framework for the Indonesian capital markets is provided by the Capital Markets Law No. 8 of 1995 on Capital Markets, or Capital Markets Law. The Capital Markets Law granted the original regulatory authority (and its successors, including OJK) authority in the fields of regulation, development, supervision and law enforcement. The law also provides the authority and responsibilities of self-regulatory organizations, capital market institutions, professionals and firms conducting business in the capital markets. According to the Capital Markets Law, OJK is responsible for the guidance, regulation and day-to-day supervision necessary to implement orderly, fair and efficient capital markets and to protect the interests of investors and the public.

Over the past few years, OJK has introduced rules to strengthen its supervisory and enforcement capacity over Indonesia’s capital markets and to promote sound and transparent capital markets. It has exercised its authority over publicly listed companies by issuing new corporate governance regulations to make corporate management and audit committees more directly responsible for financial reports. OJK has also issued revised regulations on the content of listed companies’ annual reports, general meeting of shareholders, board of directors and board of commissioners, remuneration and nomination committees, and corporate secretary.

The following table sets forth key indicators regarding the Indonesian Stock Exchange (Bursa Efek Indonesia or IDX) and any securities traded on the IDX as of December 31, 2017.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	7,052.39
Listed shares (in billions of shares)	4,611.49
Average daily transaction value (in billions of Rupiah)(1)	7,603.33
Average daily transaction volume (in millions of shares)(1)	11,953.13

Source:     IDX

(1)	For the year ended December 31, 2017.

As the largest Muslim country in the world, Indonesia has been engaged in an initiative to establish a legal framework for the development of an investor market in Indonesia for Sharia-compliant securities, which are securities that comply with the tenets of Islamic legal principles. The OJK and Bapepam-LK issued various regulations on the form and issuance of Sharia-compliant commercial paper and mutual funds to enhance the growth of the Sharia-compliant securities industry and to provide alternative mutual fund products to investors within Indonesia as well as to attract Muslim investors outside Indonesia.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index, or JII, and the Indonesia Sharia Stock Index, or ISSI.

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of December 31, 2017, the market capitalization of the JII was Rp2,288.01 trillion.

The IDX launched the ISSI on May 12, 2011. The ISSI comprised of 382 Sharia stocks which are listed on the Indonesia Stock Exchange as of December 31, 2017. As of December 31, 2017, the market capitalization of the ISSI was Rp3,704.54 trillion.

Monetary Policy

Bank Indonesia conducts its monetary policy under two principles: first, inflation targeting framework, or ITF, was adopted as the anchor of monetary policy. Second, a floating exchange rate system was introduced under which Bank Indonesia may intervene in the foreign exchange market, but the objective of Bank Indonesia’s intervention is not to achieve a particular exchange rate level but to avoid excessive volatility.

Bank Indonesia adopted the ITF in July 2005. It replaced the previous monetary policy that used base money as the monetary policy target. At the operational level, the monetary policy stance is reflected in the setting of the policy rate, BI Rate, with the expectation of influencing money market rates and in turn the deposit rates and lending rates in the banking system. Changes in these rates will ultimately influence inflation. While other factors in the economy are also taken into account, Bank Indonesia will normally raise the BI Rate if future inflation is forecasted ahead of the established inflation target. Conversely, Bank Indonesia will lower the BI Rate if future inflation is predicted below the inflation target.

In order to strengthen its monetary policy framework, Bank Indonesia introduced a new benchmark rate effective from August 19, 2016, namely the Bank Indonesia 7-Day Reverse Repo Rate, or BI Repo Rate, to replace the BI Rate. The BI Repo Rate changes the tenor of the policy rate from a 360 day tenor (used in the BI Rate) to 7-day tenor money market rates. The change aims to improve the effectiveness of monetary policy in influencing money market rates and bank rates, both lending and funding rates. The enhancement is directed to strengthen the effectiveness of policy rate setting as a tool to achieve monetary policy operational targets as reflected in the overnight interbank rates.

Implementation of the BI Repo Rate is also complemented by normalization of the interest rate corridor in which the Lending Facility, or LF, and the Deposit Facility, or DF, are positioned symmetrically from the BI Repo Rate at a spread of 75 basis points, or bps.

In order to ensure financial and macroeconomic stability, Bank Indonesia also deploys a variety of policy instruments (policy mix approach) which consist of (i) policy rate to anchor inflation expectation complemented by (ii) exchange rate flexibility to lessen pressure on current account, (iii) capital flow management to dampen short-term excessive volatility of exchange rate, (iv) appropriate macro-prudential measures, and (v) ensure good communication to the public. Bank Indonesia also pursues financial market deepening to support the stability of the Rupiah exchange rate and enhance the effectiveness of transmission of monetary policy.

In October 2016, Bank Indonesia lowered the BI Repo Rate by 25 bps from 5.00% to 4.75%, while also lowering the DF and LF rates by 25 bps to 4.0% and 5.5%, respectively.

In November 2016, Bank Indonesia held the BI Repo Rate at 4.75%, while maintaining the Deposit Facility and Lending Facility rates at 4.00% and 5.50%, respectively. The decision to maintain the BI Repo Rate reflects Bank Indonesia’s response to increasing uncertainty in the global financial markets following the US elections against a stable domestic macroeconomic backdrop, as reflected by low inflation and a narrower current account deficit.

In its subsequent monthly meetings from December 2016 through July 2017, Bank Indonesia held the BI Repo Rate at 4.75%, while maintaining the DF and LF rates at 4.00% and 5.50%, respectively. These decisions reflected Bank Indonesia’s efforts to maintain macroeconomic and financial system stability, while preserving the recovery momentum of the domestic economy in light of the uncertain direction of US economic, monetary and trade policies, the geopolitical risks in Europe and in the Korean Peninsula, the rising global inflation and domestic risks related to the impact of administered prices in response to inflation.

In August 2017, Bank Indonesia lowered the BI Repo Rate by 25 bps from 4.75% to 4.50%, while also lowering the DF and LF rates by 25 bps to 3.75% and 5.25%, respectively. The decision to lower rates reflected Bank Indonesia’s belief that monetary policy may be eased given the lower inflation rates projected for 2017 and 2018 and a controlled current account deficit. In addition, Bank Indonesia believes that external risks may be caused by the Federal Open Market Committee of the United States Federal Reserve increasing the Federal Funds Rate (the interest rate at which depository institutions lend reserve balances to other depository institutions overnight) and its intention to decrease over time the size of its balance sheet are diminishing. The monetary policy easing is expected to reinforce intermediation in the banking sector, strengthen financial system stability as well as support higher economic growth.

In September 2017, Bank Indonesia lowered the BI Repo Rate by 25 bps from 4.50% to 4.25%, while also lowering the DF and LF rates by 25 bps to 3.50% and 5.00%, respectively. These rate cuts are expected to support the ongoing improvements in banking intermediation and domestic economic recovery. Bank Indonesia estimated that this policy rate level was sufficient and aligned with forecasted inflation levels and other macroeconomic indicators.

In October 2017, Bank Indonesia maintained the BI Repo Rate at 4.25%, while maintaining the DF and LF rates at 3.50% and 5.00%, respectively. The decision to maintain the rate level is consistent with efforts to maintain macroeconomic and financial system stability, while stimulating domestic economic recovery and remaining mindful of prevailing domestic and global economic dynamics. Bank Indonesia considers the current policy rate to be adequate to maintain inflation at the targeted level and maintain a reasonable current account deficit.

In its subsequent monthly meetings from November 2017 to December 2017, Bank Indonesia maintained the BI Repo Rate at 4.25%, while maintaining the DF and LF rates at 3.50% and 5.00%, respectively. The decision to maintain the rates is consistent with efforts to maintain macroeconomic and financial system stability, while stimulating domestic economic recovery and being mindful of prevailing domestic and global economic dynamics. Bank Indonesia considers the current policy rate to be sufficient to maintain inflation at the target rate and maintain a reasonable current account deficit. Bank Indonesia also believes monetary policy was successfully transmitted, especially through the interest rate channel, as evidenced by banks’ continued lowering of deposit and lending rates. Nonetheless, transmission through the credit channel was less optimal, with credit growth in October 2017 at 8.2%.

In January 2018, Bank Indonesia maintained the BI Repo Rate at 4.25%, while maintaining the DF and LF rates at 3.50% and 5.00%, respectively. The policy is consistent with efforts to maintain macroeconomic and financial system stability, while also building domestic economic recovery momentum. Bank Indonesia also decided to accelerate the implementation of average minimum reserve requirement ratios as a follow-up to the monetary policy operational framework reform. To encourage bank intermediation and liquidity management, Bank Indonesia refined its macroprudential policy by implementing regulations on Loan to Funding Ratios, or LFR, Financing to Deposit Ratios, or FDR, and Macroprudential Liquidity Buffer, or MLB. Monetary policy easing was successfully transmitted through the interest rate channel as banks continued to lower deposit and lending rates while transmission through the credit channel has was less effective, with credit growth in November 2017 declining to 7.5%.

In February 2018, Bank Indonesia maintained the BI Repo Rate at 4.25%, while maintaining the DF and LF rates at 3.50% and 5.00% respectively. The policy is consistent with efforts to maintain macroeconomic and financial system stability, while supporting the domestic economic recovery. Bank Indonesia considers the previous steps taken to ease monetary policy adequate in terms of building domestic economic recovery momentum. Monetary and macroprudential policy easing was successfully transmitted through the interest rate channel, as evidenced by banks’ reduction of deposit and lending rates. Transmission through the credit channel remained ineffective due to weak demand for new loans combined with selective bank lending. Credit growth in 2017 increased to 8.2% compared to 7.9% in 2016.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks at Bank Indonesia, or Base Money. Narrow money consists of currency plus Rupiah-denominated demand deposits in commercial banks, interbank transfers for customers which have not cleared through the banking system and matured (but uncollected) time deposits at commercial banks, or Narrow Money. Broad money consists of Narrow Money plus quasi-money, which includes time deposits and savings deposits in Rupiah and deposits in foreign currencies.

The following table sets forth the money supply for the periods indicated.

Money Supply

	Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	TotalM2
	(in billions of Rupiah)
2012	704,843	361,897	479,755	841,652	2,455,435	3,307,508
2013	821,679	399,609	487,475	887,084	2,820,521	3,730,409
2014	918,421	419,262	522,960	942,221	3,209,475	4,173,327
2015	945,916	469,534	585,906	1,055,440	3,479,961	4,548,800
2016	989,565	508,124	729,519	1,237,643	3,753,809	5,004,977
2017P	1,085,796	586,580	804,091	1,390,670	4,009,971	5,418,998

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2013	1,011,361	406,611	3,098,305	34,146
2014	1,105,783	416,608	3,488,677	49,733
2015	1,176,638	491,127	3,822,128	57,313
2016	1,298,938	519,065	4,115,821	79,272
2017P	1,541,840	498,107	4,412,431	160,381

Source:    Bank Indonesia

P	Preliminary.
(1)	Claims on the Government are Rupiah-denominated claims which are included net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, SDR allocations and inter-system accounts.

In 2013, Broad Money increased by 12.8%, primarily due to lower net domestic assets in the midst of minimum net foreign assets. Quasi money increased by 14.9%, primarily due to an increase in foreign currency deposits. Narrow Money growth slowed to 5.4%, primarily due to a decline in Rupiah demand deposits and the downturn of currency outside commercial and rural banks.

In 2014, Broad Money increased by 11.9% compared to the 12.8% increase resulting from slower Government expansion. Quasi money growth slowed to 13.8% compared to the growth of 14.9% in the prior year, primarily due to sharp decline in foreign currency deposits (consisting of, time deposits, saving deposits and demand deposits). Narrow Money growth increased by 6.2% compared to the increase of 5.4% in the prior year, driven by increasing growth of Rupiah demand deposits.

In 2015, Broad Money growth slowed to 8.9% compared to the increase of 11.9% in the previous year resulting from lower growth in quasi-money. Quasi-money growth deceased to 8.4% from the 13.8% increase in 2014, primarily due to a decline in time deposits. Narrow Money growth increased by 12.0% compared to the increase of 6.2% in the previous year, primarily due to an increase in currency outside commercial and rural banks as well as Rupiah demand deposits.

In 2016, Broad Money grew by 10.0% compared to 8.9% in the previous year, due to accelerated growth in Narrow Money. Quasi-money decreased to 7.9% compared to the 8.4% increase in the previous year, due to a decline in foreign currency deposits. Narrow Money increased to 17.3% compared to the 12.0% increase in the previous year, mainly due to an increase in currency outside commercial and rural banks as well as Rupiah demand deposits.

In 2017, Broad Money grew by 8.3% compared to 10.0% in the previous year , as a result of slower growth in Narrow Money and quasi-money. Narrow Money decreased to 12.4% compared to 17.3% in the previous year primarily due to a slower growth Rupiah demand deposits. Quasi-money decreased to 6.8% compared to 7.9% in the previous year primarily due to a decrease in growth of Rupiah time deposits as well as Rupiah savings deposits.

Government Budget

Fiscal Policy

Since 2001, the focus of the Government’s fiscal policy has been to promote fiscal consolidation and reduce Government debt gradually in order to achieve fiscal sustainability. As a result of the overall macroeconomic situation and current policy challenges, since 2006, the Government has also focused fiscal policy on providing a modest degree of stimulus to the overall economy, within the constraints of the Government’s overall fiscal situation.

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,
	2013L	2014L	2015L	2016L	2017R	2017P	2018C
	(in trillions of rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,077.3	1,146.9	1,240.4	1,285.0	1,472.7	1,343.6	1,618.1
Non-tax revenue	354.8	398.6	255.6	262.0	260.2	311.9	275.4
Total domestic revenues	1,432.1	1,545.5	1,496.0	1,546.9	1,733.0	1,655.5	1,893.5
Grants	6.8	5.0	12.0	9.0	3.1	9.7	1.2

Total revenues and grants	1,438.9	1,550.5	1,508.0	1,555.9	1,736.1	1,665.2	1,894.7

Expenditures:
Central government expenditures	1,137.2	1,203.6	1,183.3	1,154.0	1,367.0	1,259.6	1,454.5
Transfer to regions and rural fund(1)	513.3	573.7	623.1	710.3	766.3	742.0	766.2
Total central and transfer expenditures	1,650.5	1,777.3	1,806.4	1,864.3	2,133.3	2,001.6	2,220.7
Suspend(2)	0.1	(0.1)	0.1	—	—	—	—

Total expenditures	1,650.6	1,777.2	1,806.5	1,864.3	2,133.3	2,001.6	2,220.7

Primary balance(3)	(98.6)	(93.3)	(142.5)	(125.6)	(178.0)	(119.8)	(87.3)
Surplus/(deficit)	(211.7)	(226.7)	(298.5)	(308.3)	(397.2)	(336.4)	(325.9)

Financing:(4)(5)
Debt Financing	223.2	255.7	380.9	403.0	461.3	423.7	399.2
Investment Financing	(16.9)	(8.9)	(59.7)	(89.1)	(59.7)	(59.8)	(65.7)
On-Lending	0.3	2.5	1.5	1.7	(3.7)	(1.4)	(6.7)
Government Guarantee	(0.7)	(1.0)	—	(0.7)	(1.0)	(1.0)	(1.1)
Other Financing	31.4	0.5	0.3	19.6	0.3	0.4	0.2

Total Financing	237.4	248.9	323.1	334.5	397.2	361.9	325.9

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
R	Government revenues and expenditures included in the assumptions for the 2017 Revised Budget.

C	Government revenues and expenditures included in the assumptions for the 2018 Budget.
P	Preliminary.
(1)	Starting from the fiscal year, or FY, 2015, Government allocates rural fund based on law number 6/2014.
(2)	Realized expenditures calculated by the Ministry of Finance differed from the figures calculated by line ministries and such discrepancies have been subtracted and added, respectively, to totals for such years after the fiscal year is over. “Suspend” is not reported in the current year.
(3)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(4)	In 2013, total financing of Rp237.4 trillion exceeded the budget deficit of Rp211.6 trillion and the Government added the difference of Rp25.7 trillion to its reserves. In 2014, total financing of Rp248.9 trillion exceeded the budget deficit of Rp226.7 trillion and the Government added the difference of Rp22.2 trillion to its reserves. In 2015, total financing of Rp323.2 trillion exceeded the budget deficit of Rp298.5 trillion and the Government added the difference of Rp24.7 trillion to its reserves. In 2016, total financing of Rp330.6 trillion exceeded the budget deficit of Rp305.4 trillion and the Government added the difference of Rp25.2 trillion to its reserves. In 2017, total financing of Rp361.9 trillion exceeded the budget deficit of Rp336.4 trillion and the Government added the difference of Rp25.5 trillion to its reserves.
(5)	As of FY 2017, the Financing line items have been reclassified and the previously reported data has been restated across the periods shown.

2017 Revised Budget

The 2017 Revised Budget was approved on July 26, 2017. The key macroeconomic assumptions underlying the 2017 Revised Budget, as compared to the 2017 Budget, are as follows:

•	a real GDP growth rate of 5.2% in the 2017 Revised Budget, compared to 5.1% in the 2017 Budget;

•	an inflation rate of 4.3% in the 2017 Revised Budget, compared to 4.0% in the 2017 Budget;

•	three-month Indonesian treasury bills yield of 5.2% in the 2017 Revised Budget, compared to 5.3% in the 2017 Budget;

•	an exchange rate of Rp13,400 to U.S.$1 in the 2017 Revised Budget, compared to Rp13,300 in the 2017 Budget;

•	average oil production by the Republic of 815 thousand barrels of oil per day in the 2017 Revised Budget, the same as in the 2017 Budget;

•	gas production by the Republic of 1.15 million barrels of oil equivalent of gas per day in the 2017 Revised Budget, the same as in the 2017 Budget;

•	an average ICP of U.S.$48 per barrel in the 2017 Revised Budget, compared to U.S.$45 per barrel in the 2017 Budget; and

•	a revised projected nominal GDP of Rp13,613.2 trillion in the 2017 Revised Budget (calculated at current market prices), compared to Rp13,716.7 trillion in the 2017 Budget (calculated at current market prices).

The 2017 Revised Budget includes a target fiscal deficit of 2.9% of the projected GDP in 2016, compared to 2.4% in the Revised 2016 Budget. Total expenditure under the 2017 Revised Budget is estimated at Rp2,133.3 trillion, an increase of Rp50.4 trillion compared to the Revised 2016 Budget. The 2017 Revised Budget total revenue (including grants) amounts to Rp1,736.1 trillion, a decrease of Rp50.1 trillion compared to the Revised 2016 Budget. Allocation of the transfer to region and rural funds increased to Rp766.3 trillion, higher than the Ministry/Agencies allocation of Rp763.6 trillion in the 2016 Revised Budget.

The 2017 Revised Budget allocates Rp678.6 trillion to the balanced funds, Rp95.4 trillion to the revenue sharing funds, Rp398.6 trillion to the general allocation funds and Rp184.6 trillion to the specific purpose allocation funds. The allocation to the rural fund increased from Rp47.0 trillion in the 2016 Revised Budget to Rp60.0 trillion in the 2017 Revised Budget.

To preserve fiscal sustainability, the deficit target in the 2017 Revised Budget is approximately 2.9% of GDP, within the safe harbor limit of 3.0% of GDP mandated by law. The 2017 Revised Budget projects a deficit of Rp397.2 trillion. The Government expects to finance the projected deficit mainly from Government securities with net issuances of Rp467.3 trillion.

Realization of 2017 Budget

The key macroeconomic results for 2017, as compared with the key macroeconomic assumptions underlying the 2017 Budget, are as follows:

•	a real GDP growth rate of 5.1%, compared to 5.2% in the 2017 Revised Budget;

•	an inflation rate of 3.6%, compared to 4.3% in the 2017 Revised Budget;

•	a three-month Indonesian treasury bills yield of 5.0%, compared to 5.2% in the 2017 Revised Budget;

•	an exchange rate of Rp13,384 to U.S.$1, compared to Rp13,400 to U.S.$1 in the 2017 Revised Budget;

•	average oil production by the Republic of 804 thousand barrels of oil per day, compared with 815.0 thousand barrels of oil per day in the 2017 Revised Budget;

•	average gas production by the Republic of 1.14 million barrels of oil equivalent of gas per day, compared to1.15 million barrels of oil equivalent of gas per day in the 2017 Revised Budget; and

•	an average ICP of U.S.$51 per barrel, compared toU.S.$48 per barrel in the 2017 Revised Budget.

The realization of total Government revenues (including grants) for 2017 was Rp1,665.2 trillion, or 95.9% of the targeted amount set out in the 2017 Revised Budget, and an increase of 7% from 2016. The increase in total Government revenues, as compared with 2016, was primarily due to higher tax revenues in 2017, as a result of better tax compliance post the tax amnesty program. The realization of total revenue (including grants) was lower than the targeted amount set out in the 2017 Revised Budget as actual GDP growth for 2017 was lower than the targeted amount. Total Government revenues consisted of Rp1,343.6 trillion in tax revenue and Rp311.9 trillion in non-tax revenues. During 2017, total Government expenditures realization amounted to Rp2,001.6 trillion, or 93.8% of the projected expenditures in the 2017 Budget. Total Government expenditures consisted of Rp1,259.6 trillion in Government expenditure and Rp742.0 trillion in transfers to regions and rural funds. The total Government expenditures realization for 2017, as a percentage of the projected expenditures in the 2017 Revised Budget, was better than the corresponding performance in 2016 due to better budgetary efficiency and fiscal consolidation.

2018 Budget

Policies underlying the 2018 Budget are aimed at supporting the development targets, primarily supporting sustainable growth and employment, poverty eradication, inequality reduction and maintaining balance with fiscal resilience and controlling risk.

The key macroeconomic assumptions underlying the 2018 Budget, as compared to the 2017 Revised Budget, are as follows:

•	a real GDP growth rate of 5.4% in the 2018 Budget, compared to 5.2% in the 2017 Revised Budget;

•	an inflation rate of 3.5% in the 2018 Budget, compared to 4.3% in the 2017 Revised Budget;

•	three-month Indonesian treasury bills yield of 5.2% in the 2018 Budget, the same as in the 2017 Revised Budget;

•	an exchange rate of Rp13,400 to U.S.$1 in the 2018 Budget, the same as in the 2017 Revised Budget;

•	average oil production by the Republic of 800 thousand barrels of oil per day in the 2018 Budget, compared to 815 thousand barrels of oil per day in the 2017 Revised Budget;

•	gas production by the Republic of 1.2 million barrels of oil equivalent of gas per day in the 2018 Budget, compared to 1.15 million barrels of oil equivalent of gas per day in the 2017 Revised Budget;

•	an average ICP of U.S.$48 per barrel in the 2018 Budget, the same as in the 2017 Revised Budget t; and

•	a projected nominal GDP of Rp14,850.5 trillion in the 2018 Budget (calculated at current market prices), compared to Rp13,613.2 trillion in the 2017 Revised Budget (calculated at current market prices).

The Government continues to seek to strengthen and widen the sources of central Government revenues by focusing on increasing the share of tax revenues to 11.6% of GDP, primarily supported by higher income tax and excise and customs tax revenues. This goal is supported through the successful tax amnesty program implemented from 2015 to 2017 and the Government intends to implement legislation in 2018 relating to open access of tax-related financial information. Based on macroeconomic assumptions underlying the 2018 Budget, tax revenues is targeted at Rp1,618.1 trillion, an increase of 9.9% compared to the 2017 Revised Budget.

The 2018 Budget projects a deficit of Rp325.9 trillion. The Government expects to finance the projected deficit from both domestic and international sources. Total expenditures under the 2018 Budget is estimated at Rp2,220.7 trillion, an increase of Rp87.4 trillion compared to the 2017 Revised Budget. The 2018 Budget total revenue (including grants) amounts to Rp1,894.7 trillion, an increase of Rp158.6 trillion compared to the 2017 Revised Budget. Money allocated for transfer to region and rural funds decreased to Rp766.2 trillion, lower than the Ministry/Agencies allocation of Rp776.3 trillion in the 2017 Revised Budget. To preserve fiscal sustainability, the deficit target in the 2018 Budget is approximately 2.2% of GDP compared to 2.9% in the 2017 Revised Budget, within the safe harbor limit of 3.0% of GDP mandated by law.

The Government intends to pursue a structural reform in terms of spending that will move away from consumptive spending towards productive spending. The goal is to boost economic growth, alleviate poverty and create more jobs. The Government intends to pursue these goals by further improving the fuel subsidy and electricity subsidy scheme as well as issuing new regulations to accelerate infrastructure spending.

Fuel subsidies (kerosene and diesel fuel) and the subsidy for 3kg liquefied petroleum gas, or 3kg LPG, is budgeted at Rp46.9 trillion. The main policy reasons for the continuation of the limited subsidy support for fuel and 3kg LPG are to increase and develop the construction of an urban gas network for households and to increase the role of local government in controlling and supervising the consumption of subsidized fuel and 3kg LPG. In addition, electricity subsidies are budgeted at Rp47.7 trillion.

The allocation for Government expenditures in the 2018 Budget is Rp1,454.5 trillion, higher than the Rp1,351.6 trillion in the 2017 Revised Budget. Government expenditures in in the 2018 Budget are directed at: (i) poverty alleviation by increasing the Ideal Family Program (Program Keluarga Harapan), a poverty alleviation program, to 10 million beneficiary families from 6 million in 2017 as well as increasing coverage of the Non-Cash Food Aid (Bantuan Pangan Non Tunai) program, (ii) accelerating infrastructure development through 856 km of road construction and 781 km irrigation construction, (iii) further development of the agriculture, tourism, and fisheries sectors, (iv) reform of government bureaucracy to improve civil servant management and the provision of civil services and (v) defense and democracy through the allocation for minimum essential forces, or MEF, and preparation for the 2019 presidential election.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues.

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,
	2013L	2014L	2015L	2016L	2017P	2018C
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	88.7	87.4	49.7	36.1	50.3	38.1
Non-oil and gas	417.7	458.7	552.6	630.1	596.6	817.0
Total income tax	506.4	546.2	602.3	666.2	646.9	855.1
Value added tax (VAT)	384.7	409.2	423.7	412.2	480.7	541.8
Land and building tax	25.3	23.5	29.3	19.4	16.8	17.4
Excises	108.5	118.1	144.6	143.5	153.3	155.4
Other taxes	4.9	6.3	5.6	8.1	6.7	9.7
Total domestic taxes	1,029.9	1,103.2	1,205.5	1,249.5	1,304.4	1,579.4
International trade taxes:
Import duties	31.6	32.3	31.2	32.5	35.1	35.7
Export tax	15.8	11.3	3.7	3.0	4.1	3.0
Total international trade taxes	47.4	43.6	34.9	35.5	39.2	38.7

Total tax revenues	1,077.3	1,146.9	1,240.4	1,285.0	1,343.6	1,618.1

Non-tax revenues:
Natural resources:
Oil	135.3	139.2	48.0	31.4	61.3	59.6
Gas	68.3	77.7	30.2	12.6	21.2	20.8
Total oil and gas	203.6	216.9	78.2	44.1	82.5	80.3
General mining	18.6	19.3	17.7	15.8	23.8	17.9
Forestry	3.1	3.7	4.2	3.8	4.1	4.2
Fishery	0.2	0.2	0.1	0.4	0.5	0.6
Geothermal	0.9	0.8	0.9	0.9	0.9	0.7
Total non-oil and gas	22.8	24.0	22.8	20.8	29.3	23.3
Total natural resources	226.4	240.8	101.0	64.9	111.8	103.7
Profit transfer from SOEs	34.0	40.3	37.6	37.1	44.3	44.7
Other non-tax revenues	69.7	87.7	81.7	118.0	108.1	83.8
Public Service Agency (BLU) Income(1)	24.6	29.7	35.3	41.9	47.7	43.3

Total non-tax revenues	354.8	398.6	255.6	262.0	311.9	275.4

Total domestic revenues	1,432.1	1,545.5	1,496.0	1,546.9	1,655.5	1,893.5

Grants	6.8	5.0	12.0	9.0	9.7	1.2

Total revenues and grants	1,438.9	1,550.5	1,508.0	1,555.9	1,665.2	1,894.7

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
C	Government revenues included in the assumptions for the 2018 Budget.
(1)	Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Sources of Government Revenues.

The Government derives its revenues from both tax and non-tax sources. The main sources of tax revenues include income tax, value-added tax, or VAT, customs duties and excises. The main sources of non-tax revenues are revenues generated from the sale of natural resources, profit transfers from SOEs and other non-tax revenues. Although oil and gas have historically been the single largest source of income tax and non-tax revenues for the Government, this has changed in recent years. In 2012, income tax from oil and gas as well as revenues generated from the sale of oil and gas constituted 18.0% and 58.5% of total income tax revenue and total non-tax revenues, respectively. In 2017, these ratios have decreased to 3.0% and 6.7% respectively, primarily driven by lower oil prices and declines in oil and gas production.

Indonesian income tax comprises both corporate income tax and personal income tax. Generally, a flat corporate income tax rate of 25% applies to taxable business profits. Listed companies that meet certain conditions are eligible for a reduction of 5 percentage points from the standard rate, giving them an effective tax rate of 20%. Small enterprises, being corporate taxpayers with an annual gross turnover of up to Rp50 billion, are entitled to a 50% discount of the standard tax rate so that their effective tax rate will be 12.5%, to be imposed proportionally on taxable income of the part of gross turnover up to Rp4.8 billion. Certain enterprises with gross turnover of up to Rp4.8 billion are subject to a final tax at 1% of revenue.

Personal income tax rates are set at a maximum rate of 30% for annual taxable income above Rp500 million, 25% for annual taxable income above Rp250 million and up to Rp500 million, 15% for annual taxable income above Rp50 million and up to Rp250 million, and 5% for annual taxable income from Rp0 up to Rp50 million.

VAT is typically levied at a 10% rate on events involving the transfer of value-added goods or the provision of value-added services in the Indonesian customs area. There are certain VAT exemptions available on, among others, delivery and/or import of value-added goods designated as strategic goods (such as certain capital goods in the form of machinery and plant and equipment or specifically supporting the achievement of certain national objectives). Exports of value-added goods and certain services are subject to a VAT rate of 0%.

Customs duties consist of import duty and export duty. Import duty is applied on importation of goods and is payable at rates from 0% and 150% on cost, insurance and freight, or CIF, level. Export of certain goods are subject to export duty on certain tariff based on the type of the products and calculated based on either certain percentage of customs value (ad valorem) or specifically based on duty rate/quantity in certain currency. Excises are generally imposed on certain goods, the distribution and consumption of which are required to be controlled due to their potential negative effects on society or the environment (such as ethyl alcohol and its concentrate, alcoholic drinks and tobacco products).

Other than the taxes described above, deliveries or imports of certain manufactured taxable goods may be subject to a luxury tax, the rates of which by law may be increased up to 200%. These rates currently range between 10% - 125%. Further, a property tax, called Land and Building Tax (Pajak Bumi dan Bangunan, or PBB), is chargeable on all land and/or buildings unless exempted. Certain documents are subject to nominal stamp duty that is payable as a fixed amount of either Rp6,000 or Rp3,000.

Government revenues increased by 7.5% to Rp1,438.9 trillion in 2013, primarily driven by an increase in total tax revenues. Total tax revenue increased by 9.9% to Rp1,077.3 trillion in 2013, driven by increased revenues from income tax and value added tax. Income tax increased by 8.9% to Rp506.4 trillion in 2013, primarily due to increased non-oil and gas income tax. Value added tax increased by 14.0% to Rp384.7 trillion in 2013, primarily driven by certain technical improvements in the VAT administration system. Total non-tax revenues increased by 0.9% to Rp354.8 trillion in 2013.

Government revenues increased by 7.8% from Rp1,438.9 trillion in 2013 to Rp1,550.5 trillion in 2014, primarily driven by increases in both tax and non-tax revenues. Total tax revenues increased by 6.5% from Rp1,077.3 trillion in 2013 to Rp1,146.9 in 2014, driven by increased revenues from income tax, value added tax and excise tax. Income tax increased by 7.9% from Rp506.4 trillion in 2013 to Rp546.2 trillion in 2014, primarily due to increased non-oil and gas income tax. Value added tax increased by 6.4% from, Rp384.7 trillion in 2013 to 409.2 trillion in 2014, primarily driven by an increase in economic growth coupled with stable inflation. Excise tax increased by 8.8% from Rp108.5 trillion in 2013 to Rp118.1 trillion in 2014, primarily due to increases in cigarette production. Total non-tax revenues increased by 12.3% from Rp354.8 trillion in 2013 to Rp398.6 trillion in 2014, mainly driven by higher revenues generated from the sale of oil and gas, which increased by 6.5% from Rp203.6 trillion to Rp216.9 trillion. Profit transfers from SOEs and other non-tax revenues increased from Rp34.0 trillion and Rp69.7 trillion in 2013 by 18.5% and 25.8% to Rp40.3 trillion and Rp87.7 trillion, respectively.

Government revenues declined by 2.7% from Rp1,550.5 trillion in 2014 to Rp1,508.0 trillion in 2015, primarily driven by a decrease in non-tax revenues, which was partly offset by an increase in tax revenues. Total non-tax revenues declined by 35.9% from Rp398.6 trillion in 2014 to Rp255.6 trillion, mainly driven by a decrease in revenues generated from the sale of oil and gas, which declined by 63.9% from Rp216.9 trillion in 2014 to 78.2 trillion in 2015, mainly driven by lower oil prices and a decline in oil production. Total tax revenues increased by 8.2% from Rp1,146.9 trillion in 2014 to Rp1,240.4 trillion in 2015, mainly driven by increased revenues from income tax, value added tax and excise tax. Income tax increased by 10.3% from Rp546.2 trillion in 2014 to Rp602.3 trillion in 2015, primarily due to an increase in non-oil and gas income tax. Value added tax increased by 3.5% from Rp409.2 trillion in 2014 to Rp423.7 trillion in 2015, primarily driven by increased domestic imports. Excise tax increased by 22.4% from Rp118.1 trillion in 2014 to Rp144.6 trillion in 2015, primarily due to an increase in excise tariff of tobacco.

Government revenues increased by 3.2% from Rp1,508.0 trillion in 2015 to Rp1,555.9 trillion in 2016, primarily driven by an increase in tax revenues. Total tax revenues increased by 3.6% from Rp1,240.4 trillion in 2015 to Rp1,285.0 trillion in 2016, mainly driven by increased revenues from income tax, which increased by 10.6% from Rp602.3 trillion in 2015 to Rp666.2 trillion due to increased non-oil and gas income tax. This was offset partly by declines in value added tax and land and building tax of 2.7% and 33.8%, respectively, due to lower economic growth. Total non-tax revenues increased by 2.5% from Rp255.6 trillion in 2015 to Rp262.0 trillion in 2016. Other non-tax revenues increased by 44.4% from Rp81.7 trillion in 2015 to Rp118.0 trillion in 2016 primarily due to decrease in economic transactions subject to stamp tax duties. This was offset by a further decline in revenues generated from the sale of oil and gas by 43.6% from Rp78.2 trillion in 2015 to Rp44.1 trillion in 2016, due to lower oil prices and declining oil production.

Government revenues increased by 7.0% from Rp1,555.9 trillion in 2016 to Rp1,665.2 trillion in 2017, primarily driven by an increase in tax revenues. Total tax revenues increased by 4.6% from Rp1,285.0 trillion in 2016 to Rp1,343.6 trillion in 2017, mainly driven by higher value added taxes, which increased by 16.6% from Rp412.2 trillion in 2016 to Rp480.7 trillion in 2017 primarily due to an increase in household consumption. This was offset partly by a 5.3% decline in non-oil and gas taxes from Rp630.1 trillion in 2016 to Rp596.6 trillion in 2017 mainly due to the decrease in non-oil and gas income tax. Total non-tax revenues increased by 19.1% from Rp262.0 trillion in 2016 to Rp311.9 trillion in 2017. This was primarily driven by an increase in total oil and gas revenues of 87.1% from Rp44.1 trillion in 2016 to Rp82.5 trillion in 2017 mainly due to higher oil prices. Total natural resources revenues increased by 72.3% from Rp64.9 trillion in 2016 to Rp111.8 trillion in 2017 mainly due to higher oil prices and an increase in demand for commodities such as coal.

Tax Amnesty

In July 2016, the Government passed a tax amnesty law which grants a certain tax amnesty to any individual or corporate taxpayer who met the requirements and submitted their application before March 31, 2017. 973,462 taxpayers participated in the program, which has concluded as of March 31, 2017.

As of March 31, 2017, Rp4,884.3 trillion in assets had been declared and the Government had collected Rp135.7 trillion as penalties under the scheme. Of the assets declared under the program, 75.8% are onshore, 21.2% are offshore and 3.0% have been repatriated (predominantly from Singapore). Most of the penalties collected, or Rp114.5 trillion of the total, as of March 31, 2017, represent “redemption” money, or the fee payable to the Government in exchange for the amnesty.

The Government hopes that the success of the tax amnesty program will continue to improve tax compliance in Indonesia. The submissions of annual tax reports by taxpayers who are required to submit one has risen in tandem with the number of registered taxpayers in the past few years. The compliance rate for annual tax rate submissions was 56.2% in 2013, 59.1% in 2014, 60.4% in 2015, 60.8% in 2016 and 72.6% in 2017.

Government Expenditure.

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,
	2013L	2014L	2015L	2016L	2017P	2018C
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	221.7	243.7	281.1	305.1	312.7	365.7
Good and services expenditures	169.7	176.6	233.3	259.6	290.5	340.1
Capital expenditures	180.9	147.3	215.4	169.5	204.2	203.9
Interest payments:
Domestic debt	98.7	118.8	141.9	167.8	200.0	222.3
Foreign debt	14.3	14.6	14.1	15.0	16.6	16.3
Total interest payments	113.0	133.4	156.0	182.8	216.6	238.6
Subsidies:
Energy subsidies	310.0	341.8	119.1	106.8	97.6	94.5
Non-energy subsidies	45.1	50.2	66.9	67.4	68.8	61.7
Total subsidies	355.0	392.0	186.0	174.2	166.4	156.2
Grant expenditures	1.3	0.9	4.3	7.1	5.4	1.5
Social assistance(1)	92.1	97.9	97.2	49.6	55.3	81.3
Other expenditures	3.4	11.7	10.1	6.0	8.5	67.2

Total central Government expenditures	1,137.2	1,203.6	1,183.3	1,154.0	1,259.6	1,454.5

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	88.5	103.9	78.1	90.5	88.2	89.2
General allocation funds	311.1	341.2	352.9	385.4	398.6	401.5
Total general transfer funds	399.6	445.2	430.9	475.9	486.8	490.7
Specific allocation funds:
Physical special allocation fund	30.8	31.9	54.9	75.2	62.1	62.4
Non-physical special allocation fund(2)	68.0	78.7	97.2	88.8	105.6	123.4
Total specific allocation funds	98.7	110.6	152.1	163.9	167.7	185.9
Total balanced funds	498.3	555.7	583.0	639.8	654.5	676.6
Regional incentive fund(3)	1.4	1.4	1.7	5.0	7.5	8.5
Specific autonomy funds(4)	13.6	16.1	17.1	18.3	19.4	20.1
Specific Fund for Special Region of Yogyakarta(5)	—	0.4	0.5	0.5	0.8	1.0
Total Transfer to Regions	513.3	573.7	602.4	663.6	682.2	706.2
Rural Fund(6)	—	—	20.8	46.7	59.8	60.0

Total transfers to regions and Rural Fund	513.3	573.7	623.1	710.3	742.0	766.2

Suspend(7)	0.1	(0.1)	0.1	—	—	—

Total Government expenditures	1,650.6	1,777.2	1,806.5	1,864.3	2,001.6	2,220.7

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
C	Government expenditures included in the assumptions for the 2018 Budget.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Included under “Others” before FY 2016 except the regional incentive fund.
(3)	Included under “Others” before FY 2016.
(4)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.
(5)	Starting from FY 2013, Government allocates a specific fund for Yogyakarta’s privilege in other expenditures. In FY 2014, this fund was allocated in specific autonomy and adjustment funds as part of transfer to regions.
(6)	Starting from FY 2015, Government allocates to the rural fund based on law number 6/2014.
(7)	Realized expenditures calculated by the Ministry of Finance differed from the figures calculated by line ministries and such discrepancies have been subtracted and added, respectively, to totals for such years after the fiscal year is over. “Suspend” is not reported in the current year.

The following table sets forth, by percentage, the allocation of Government development expenditures by function for the periods indicated.

Allocation of Government Development Expenditures by Function

	Year Ended December 31,
	2013L	2014L	2015L	2016L	2018C
	(percentages)
General public services	62.1	66.3	52.8	24.0	30.0
Defense	7.7	7.2	9.0	8.6	7.4
Public order and safety	3.2	2.9	4.5	9.9	9.4
Economic affairs	9.5	8.1	15.0	25.2	23.1
Environmental protection	0.9	0.8	0.8	0.8	1.1
Housing and community amenities	3.0	2.2	1.4	2.4	2.2
Health	1.5	0.9	2.0	5.2	4.5
Tourism and culture	0.2	0.1	0.3	0.4	0.5
Religion	0.3	0.3	0.4	0.7	0.7
Education	10.1	10.2	12.1	11.0	10.1
Social protection	1.5	1.1	1.8	11.7	11.2

Total	100.0	100.0	100.0	100.0	100.0

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
C	Government expenditures included in the assumptions for the 2018 Budget.

Fuel Prices and Subsidies

The basic price and retail price of certain types of fuel are set by the Government through the Minister of Energy and Mineral Resources taking into consideration fuel purchasing cost, distribution cost, storage cost, and margin. Although the Government subsidy for fuel was eliminated in 2015, kerosene and gasoil continue to be subsidized by the Government. Historically, spending on subsidies has consumed a large portion of the Indonesian state budget. However, the Government in recent years has been implementing measures to raise subsidized fuel prices and reduce energy subsides by controlling the consumption of subsidized fuel through regulations, increased supervision and distribution management. In the past, fuel hike announcements have resulted in protests in major cities across Indonesia.

With recent global and domestic economic challenges, greater emphasis has been placed on improving national competitiveness. The Government is pursuing a more focused subsidy regime to provide direct subsidies to low income households and to allocate a large part of the budget for infrastructure development. Following the adjustment of fuel subsidies, the Government has implemented a conditional cash transfer program for low-income households. “Smart cards” have been introduced to provide improved health care services, better facilities, education assistance and other kinds of social assistance.

The savings from reductions in fuel subsidies have been allocated to more productive Government spending. For example, spending for energy subsidies on average for the period of 2011 to 2014 was Rp303.5 trillion, compared to average energy subsidy spending of Rp112.9 trillion for 2015 and 2016 and average energy subsidy spending of Rp97.6 trillion for 2017. Spending for infrastructure from 2011 to 2014 on average amounted to Rp142.5 trillion, Rp262.6 trillion on average for 2015 and 2016 and Rp376.1 trillion on average for 2017.

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,
	2013L	2014L	2015L	2016L	2017P	2018C
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	310.0	341.8	119.1	106.8	97.6	94.5
Non-energy subsidies	45.1	50.2	66.9	67.4	68.6	61.7

Total subsidies	355.0	392.0	186.0	174.2	166.3	156.2

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
C	Subsidies included in the assumptions for the 2018 Budget.

Deficit Financing. The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing(1)

	Year Ended December 31,
	2013L	2014L	2015L	2016L	2017P	2018C
	(in trillions of Rupiah)
Debt financing
Government securities (net)	224.7	264.6	362.3	407.3	441.8	414.5
Loans
Domestic loans (net)	0.5	0.9	0.8	1.1	0.6	3.1
Foreign loans:
Gross drawings:
Program loan	18.4	17.8	55.1	35.3	20.9	13.4
Project loan	36.9	34.8	28.7	28.1	25.5	37.9
Total gross drawing	55.3	52.6	83.8	63.4	46.4	51.3
Amortization	(57.2)	(62.4)	(66.0)	(68.7)	(65.1)	(69.8)
Total foreign loan (net)	(1.9)	(9.8)	17.8	(5.3)	(18.7)	(18.4)
Total loans (net)	(1.5)	(8.9)	18.7	(4.3)	(18.1)	(15.3)

Total debt financing	223.2	255.7	380.9	403.0	423.7	399.2

Investment financing
Investment to SOEs	(2.0)	(3.0)	(64.5)	(50.5)	(6.4)	(3.6)
Investment to other institutions	(1.0)	(1.0)	(7.1)	(10.8)	(3.2)	(2.5)
Investment to public service agencies	(12.9)	(3.5)	(6.9)	(25.3)	(48.2)	(57.4)
Investment in financial organizations/institutions	(1.0)	(1.4)	(0.3)	(3.8)	(2.0)	(2.1)
Revenue of investment	0.1	0.0	19.1	1.4	—	—

Total investment financing	(16.9)	(8.9)	(59.7)	(89.1)	(59.8)	(65.7)

Lending	—	—	—	—	—	—
On-lending to SOEs/local government/institutions/other agencies:	0.3	2.5	2.3	1.7	(1.4)	(6.7)

Lending reserves	—	—	(0.8)	—	—	—

Total lending	0.3	2.5	1.5	1.7	(1.4)	(6.7)

Mandatory guarantee	(0.7)	(1.0)	—	(0.7)	(1.0)	(1.1)

Other financing	31.4	0.5	0.3	19.6	0.4	0.2

Total financing (net)	237.4	248.9	323.1	334.5	361.9	325.9

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
C	Subsidies included in the assumptions for the 2018 Budget.
(1)	As of FY 2017, the deficit financing line items have been reclassified and the data previously reported has been restated across the periods shown.

Government Expenditures.

Total Government expenditures consist primarily of two components: (i) central Government expenditures and (ii) transfers to regions and rural fund. Central Government expenditures consist primarily of personnel, goods and services, capital, interest and social expenditures, as well as energy subsidies. Regional transfers consist primarily of expenditures for general and specific funds on the regional and rural level.

Total Government expenditures increased by 10.7% from Rp1,491.4 trillion in 2012 to Rp1,650.6 trillion in 2013. Total central Government expenditures increased by 12.5% from Rp1,010.5 trillion in 2012 to Rp1,137.2 trillion in 2013, primarily due to higher expenditures for personnel, goods and services, capital, interest and social assistance. Total transfers to regions and rural fund increased by 6.8% from Rp480.6 trillion in 2012 to Rp513.3 trillion in 2013, primarily driven by higher general allocation funds, which were partly offset by lower revenue sharing funds.

Total Government expenditures increased by 7.7% from Rp1,650.6 trillion in 2013 to Rp1,777.2 trillion in 2014. Total central Government expenditures increased by 5.8% from Rp1,137.2 trillion in 2013 to Rp1,203.6 trillion in 2014, primarily due to higher expenditures for personnel, goods and services, interest and energy subsidies; these increases were partly offset by lower capital expenditures, due to lower capital expenditures for equipment and machineries. Total transfers to regions and rural fund increased by 11.8% from Rp513.3 trillion in 2013 to Rp573.7 trillion in 2014, primarily driven by higher total general transfer funds.

Total Government expenditures increased by 1.6% from Rp1,777.2 trillion in 2014 to Rp1,806.5 trillion in 2015. Total central Government expenditures decreased by 1.7% from Rp1,203.6 trillion in 2014 to Rp1,183.3 trillion in 2015, primarily due to a decline in expenditures for energy subsidies of 65.2%, due to the Government’s implementation of a range of changes to its pricing policy for gasoline and automotive diesel fuel as a reaction to declining international oil prices. This was partly offset by higher expenditures for personnel, goods and services, capital and interest. Total transfers to regions and rural fund increased by 8.6% from Rp573.7 trillion in 2014 to Rp623.1 trillion in 2015, primarily driven by higher total specific allocation funds and the rural fund, which were partly offset by lower revenue sharing funds.

Total Government expenditures increased by 3.2% from Rp1,806.5 trillion in 2015 to Rp1,864.3 trillion in 2016. Total central Government expenditures decreased by 2.8% from Rp1,183.3 trillion in 2015 to Rp1,150.7 trillion in 2016, primarily due to lower capital and social assistance expenditures, which declined by 22.7% and 49.0%. This was partly offset by higher expenditures for personnel, goods and services and interest. Total transfers to regions and rural fund increased by 14.0% from Rp623.1 trillion in 2015 to Rp710.3 trillion in 2016, primarily driven by higher total general transfer funds, the physical special allocation fund and the rural fund.

Total Government expenditures increased by 7.4% from Rp1,864.3 trillion in 2016 to Rp2,001.6 trillion in 2017. Total central Government expenditures increased by 9.2% from Rp1,154.0 trillion in 2016 to Rp1,259.6 trillion in 2017, primarily due to higher goods and services expenditures, higher capital expenditures resulting from the continuing implementation of Government programs by line ministries and macroeconomic factors such as the lower Rupiah to US dollar exchange rate, which have an effect on interest payments. Total transfers to regions and rural fund increased by 4.5% from Rp710.3 trillion in 2016 to Rp742.0 trillion in 2017, primarily due to higher distributions to the regional incentive fund, the balanced fund and the rural fund.

Government Revenues.

The following table sets forth the revenues of the Government as (i) audited 2016 revenue as a percentage of the actual 2016 GDP, (ii) preliminary realized revenues for 2017 as a percentage of preliminary 2017 GDP, and (iii) projected 2018 revenue as a percentage of projected 2018 GDP, respectively.

Government Revenues

	2016 LKPP Audited	2017P(2)	2018 Budget
	(percentages of 2016 GDP)	(percentages of 2017 GDP)	(percentages of projected 2018 GDP)
Total revenues and grants (in trillions of Rupiah)	1,555.9	1,655.2	1,894.7
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.3	0.4	0.3
Non-oil and gas	5.1	4.4	6.0
Total income tax	5.4	4.8	6.2
Value added tax (VAT)	3.3	3.5	3.9
Land and building tax	0.2	0.1	0.1
Excises	1.2	1.1	1.1
Other taxes	0.1	0.0	0.1
Total domestic taxes	10.1	9.6	11.5
International trade taxes:	—	—	—
Import duties	0.3	0.3	0.3
Export tax	0.0	0.0	0.0
Total international trade taxes	0.3	0.3	0.3

Total tax revenue	10.4	9.9	11.8

Non-tax revenues:
Natural resources:
Oil	0.3	0.5	0.4
Gas	0.1	0.2	0.2
Total oil and gas	0.4	0.6	0.6
General Mining	0.1	0.2	0.1
Forestry	0.0	0.0	0.0
Fishery	0.0	0.0	0.0
Geothermal	0.0	0.0	0.0
Total non-oil and gas	0.2	0.2	0.2
Total natural resources	0.5	0.8	0.8
Profit transfer from SOEs	0.3	0.3	0.3
Other non-tax revenues	1.0	0.8	0.6
Public Service Agency (BLU) Income(1)	0.3	0.4	0.3

Total non-tax revenues	2.1	2.3	2.0

Total domestic revenues	12.5	12.2	13.8
Grants	0.1	0.1	0.0

Total Revenues and Grants	12.5	12.2	13.8

Source:    Ministry of Finance

P	Preliminary.
(1)	Includes Government’s share of Bank Indonesia’s profits, representing amounts in excess of Bank Indonesia’s capital ratio requirements. The excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.
(2)	Presents preliminary realized Government revenues for FY 2017 as a percentage of preliminary 2017 GDP.

Government Expenditures.

The following table sets forth the expenditures of the Government as (i) audited 2016 expenditures as a percentage of the actual 2016 GDP, (ii) preliminary realized expenditures for 2017 as a percentage of preliminary 2017 GDP, and (iii) projected 2018 expenditures as a percentage of projected 2018 GDP, respectively.

Government Expenditure

	2016 LKPP Audited	2017P(5)	2018 Budget
	(percentages of 2016 GDP)	(percentages of 2017 GDP)	(percentages of projected 2018 GDP)
Total expenditures (in trillions of Rupiah)	1,864.3	2,001.6	2,220.7
Central government expenditures:
Personnel expenditures	2.5	2.3	2.7
Good and services expenditures	2.1	2.1	2.5
Capital expenditures	1.3	1.5	1.5
Interest payments:	—	—	—
Domestic debt	1.4	1.5	1.6
Foreign debt	0.1	0.1	0.1
Total interest payments	1.5	1.6	1.7
Subsidies:	—	—	—
Energy subsidies	0.9	0.7	0.7
Non-energy subsidies	0.5	0.5	0.4
Total subsidies	1.4	1.2	1.1
Grant expenditures	0.1	0.0	0.0
Social assistance	0.4	0.4	0.6
Other expenditures	0.0	0.1	0.5

Total central Government expenditures	9.3	9.3	10.6

Transfers to Regions and Rural Fund:	—	—	—
Transfer to Regions	—	—	—
Balanced funds:	—	—	—
General transfer funds:	—	—	—
Revenue sharing funds	0.7	0.6	0.7
General allocation funds	3.1	2.9	2.9
Total general transfer funds	3.8	3.6	3.6
Specific allocation funds:	—	—	—
Physical special allocation fund	0.6	0.5	0.5
Non-physical special allocation fund(1)	0.7	0.8	0.9
Total specific allocation funds	1.3	1.2	1.4

Total balanced funds	5.2	4.8	4.9

Regional incentive fund(2)	0.0	0.1	0.1
Specific autonomy funds	0.1	0.1	0.0
Specific Fund for Special Region of Yogyakarta	0.0	0.0	0.0

Total transfer to Regions	5.3	5.0	5.1

Rural Fund(3)	0.4	0.4	0.4

Total transfers to regions and rural fund	5.7	5.5	5.6

Suspend(4)	—	—	—

Total Government expenditures	15.0	14.7	16.2

Source:    Ministry of Finance

P	Preliminary.
(1)	Included under “others” before FY 2016 except regional incentive fund.

(2)	Included under “others” before FY 2016.
(3)	Starting from FY 2015, the Government allocates rural fund based on law number 6/2014.
(4)	Realized expenditures calculated by the Ministry of Finance differed from the figures calculated by line ministries and such discrepancies have been subtracted and added, respectively, to totals for such years after the fiscal year is over. “Suspend” is not reported in the current year.
(5)	Presents preliminary realized Government expenditures for FY 2017 as a percentage of preliminary 2017 GDP.

Government Deficit Financing. The following table sets forth the deficit financing of the Government, by amount and (i) audited 2016 deficit financing as a percentage of the actual 2016 GDP, (ii) preliminary realized 2017 deficit financing as a percentage of preliminary 2017 GDP, and (iii) projected 2018 deficit financing as a percentage of projected 2018 GDP, respectively.

Government Deficit Financing(1)

	2016 LKPP Audited	2017 RealizationP(2)	2018 Budget
	(percentages of 2016 GDP)	(percentages of 2017 GDP)	(percentages of projected 2018 GDP)
Total financing (net) (in trillions of Rupiah)	334.5	361.9	325.9
Debt financing
Government securities (net)	3.28	3.25	2.79
Loans
Domestic loans (net)	0.01	0.00	0.02
Foreign loans:
Gross drawings:
Program loan	0.28	0.15	0.09
Project loan	0.23	0.19	0.26
Total gross drawing	0.51	0.34	0.35
Amortization	(0.55)	(0.48)	(0.47)
Total foreign loan (net)	(0.04)	(0.14)	(0.12)
Total loans (net)	(0.03)	(0.13)	(0.10)
Total debt financing	3.25	3.12	2.69
Investment financing
Investment to SOEs	(0.41)	(0.05)	(0.02)
Investment to other institutions	(0.09)	(0.02)	(0.02)
Investment to public service agencies	(0.20)	(0.35)	(0.39)
Investment in financial organizations/institutions	(0.03)	(0.01)	(0.01)
Revenue of investment	(0.72)	(0.44)	(0.44)
Total investment financing
Lending	0.01	(0.01)	(0.05)
On-lending to SOEs/local government/institutions/other agencies:	—	—	—
Lending reserves	0.01	(0.01)	(0.05)
Total lending	(0.01)	(0.01)	(0.01)
Mandatory guarantee	0.16	0.00	0.00
Other financing	2.7	2.66	2.19

Source:    Ministry of Finance

P	Preliminary.
(1)	As of FY 2017, the Government deficit financing line items have been reclassified and the previously reported data has been restated across the periods shown.
(2)	Presents preliminary realized Government deficit financing for 2017 as a percentage of preliminary 2017 GDP.

Public Debt

The reduction of public debt in percentage-of-GDP terms has been a consistent key fiscal policy objective of the Government. To achieve this objective, the Government’s policy has emphasized the strengthening of public debt management, the lengthening and balancing of the maturities of public debt and the growth of public debt at sustainable levels.

As of December 31, 2017, total public debt of the central Government was U.S.$290.7 billion, 18.9% of which consisted of loans and 81.1% of which consisted of securities, including domestic and foreign issuances of bonds and Sukuk.

External Public Debt of the Republic

External public debt of the Republic consists of central government debt (other than public domestic debt) and debt of Bank Indonesia owed to creditors outside Indonesia. The discussion below treats the external debt of Bank Indonesia as part of the Republic’s external debt. However, SBI, which are issued by Bank Indonesia in its role as formulator and implementer of the Republic’s monetary policy, are not considered liabilities of the Republic. Accordingly, SBI are not reflected in the Government debt discussions in this prospectus. See “— Financial System — Bank Indonesia.” The discussion of debt of the Republic in this section differs from the discussion of “Government debt” elsewhere in this prospectus, in which Bank Indonesia debt is excluded and only central Government debt, which depends on Government revenue for its repayment, is included. See “— Government Budget — Government Finances.”

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,					As of January 31,
	2013	2014	2015	2016	2017P	2018P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	23.7	23.5	26.1	27.5	28.1	28.6
Bilateral creditors	31.5	26.9	24.7	23.5	23.2	23.8
Semi-concessional Loans:
Export agency creditors	0.00	0.0	0.0	0.0	0.1	0.1
Commercial(2)	36.0	40.5	51.4	60.4	66.2	68.5

Total	91.2	90.9	102.2	111.4	117.5	121.0

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	10.4%	10.7%	12.4%	12.1%	11.6%	N/A

Source:    Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
N/A	Not available.

Sources of External Public Borrowing

The sources of the Republic’s external public borrowings are concessional loans from multilateral creditors and bilateral creditors, semi-concessional loans from export agency creditors, and commercial creditors, including international bondholders.

The World Bank and the ADB, have been important sources of funds for the Republic, and the Republic has secured substantial commitments from the Japan Bank for International Cooperation, or JBIC, in recent years.

In 2014, the Republic drew down program loans of U.S.$773.84 million from the World Bank, U.S.$100 million from Agence Française de Développement, U.S.$400 million from ADB and U.S.$200 million from KfW Bankengruppe. In 2015, the Republic drew down program loans of U.S.$2.1 billion from the World Bank, U.S.$1.4 billion from ADB, U.S.$245 million from KfW Bankengruppe, and U.S.$100 million from Agence Française de Développement. Additionally, the Republic utilized the contingency facilities provided by the World Bank in the amount of U.S.$2 billion and from ADB in the amount of U.S.$500 million in 2015. In 2016, the Republic drew down program loans of U.S.$1.1. billion from the World Bank, U.S.$1 billion from ADB, U.S.$440 million KfW Bankengruppe, and U.S.$110 million from Agence Française de Développement. In addition, in 2017, the Republic had drawn down program loans of U.S.$647 million from the World Bank, U.S.$400 million from the ADB, €200 million from KfW Bankengruppe and €250 million from Agence Française de Développement.

Since 2012, the Government has expanded its sources of external financing by accessing the international capital markets (including the Islamic financial markets).

The total outstanding external public debt of the Republic as of December 31, 2017 was U.S.$121.5 billion.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,					As of January 31,
	2013	2014	2015	2016	2017P	2018P
	(in millions of U.S. dollars)
Bilateral loans	31,465.2	26,898.8	24,692.3	23,450.0	23,154.7	23,768.9
Multilateral loans:
International Monetary Fund	—	—	—	—	—	—
World Bank Group	13,436.0	14,069.6	16,077.2	17,261.9	17,953.9	17,929.5
Asian Development Bank	9,400.1	8,629.5	9,202.5	9,261.6	9,012.6	9,530.9
Islamic Development Bank	592.0	591.1	624.7	735.7	908.6	927.6
Nordic Investment Bank	27.6	21.9	16.7	11.7	11.4	11.9
European Investment Bank	48.9	38.5	27.6	22.0	16.1	16.1
International Fund for Agricultural Development	147.3	148.5	150.6	165.0	188.1	194.3
Asian Infrastructure Development Bank	—	—	—	—	27.5	23.8
Multilateral Investment Guarantee Agency	—	—	—	—	—	—
Total multilateral loans	23,652.0	23,499.2	26,099.3	27,457.9	28,118.2	28,634.1

Total loans	55,117.2	46,569.1	50,791.6	48,345.8	51,273.0	52,403.0

Source:    Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,						As of January 31,
	2015		2016		2017P		2018P
	In millions of original currency	In millions of U.S. dollars(1)	In millions of original currency	In millions of U.S. dollars(1)	In millions of original currency	In millions of U.S. dollars(1)	In millions of original currency	In millions of U.S. dollars(1)
U.S. dollars	70,817	70,817	75,267	75,267	83,764	83,764	86,248	86,248
Japanese yen	2,126,845	17,657	2,053,751	17,708	2,020,516	17,929	2,013,060	18,486
Euros	5,999	6,554	8,676	9,150	10,039	12,038	10,043	12,459
SDR	3,783	5,246	3,585	4,830	1,436	2,040	1,389	2,021
British pounds	180	267	129	161	105	141	105	148
Others	Multiple currencies	1,581	Multiple currencies	1,507	Multiple currencies	1,584	Multiple currencies	1,585

Total	N/A	102,121	N/A	108,624	N/A	117,496	N/A	120,948

Source:    Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

The following table sets forth the external debt service requirements of the central government for the years indicated.

External Debt Service Requirements of the Central Government(1)

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2015	5,925.6	3,328.6	9,254.2
2016	6,038.7	3,618.7	9,657.4
2017	1,750.7	719.8	2,470.5
2018(P)	5,854.3	3,664.2	9,518.4
2019(P)	10,287.2	3,776.4	14,063.6
2020(P)	8,991.1	3,416.1	12,407.2

Source:    Ministry of Finance

(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of December 31, 2017.
(P)	Projected based on external debt outstanding and exchange rates as of December 31, 2017.

Payment History of External Debt

Indonesia maintains a policy of external debt management and has a history of servicing its external debt obligations in accordance with its terms.

In the wake of the Asian financial crisis in 1997, the Paris Club, an informal voluntary group of 18 creditor countries that seeks to coordinate solutions for payment difficulties experienced by debtor nations by extending or guaranteeing bilateral credits, played an important role in easing Indonesia’s foreign exchange burden. Between 1998 and 2000, Indonesia twice rescheduled certain payments of its Paris Club foreign debt. Pursuant to an April 2002 agreement, Paris Club debt payments of principal and interest of approximately U.S.$5.4 billion that were due to certain of Indonesia’s creditors between April 2002 and December 2003 were rescheduled.

In addition, on March 10, 2005, the Paris Club offered to permit Indonesia, as well as other countries affected by the December 2004 tsunami, to defer debt services payments through the end of 2005 to allow these countries to commit additional government resources to the tsunami-related humanitarian and relief efforts. On May 10, 2005, 18 individual Paris Club members and Indonesia signed a memorandum of understanding to reschedule some payments of principal and interest due under official development assistance and non-official development assistance.

While there have been a number of reschedulings of Indonesia’s external debt to its bilateral creditors as described above, Indonesia has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

External Debt of Bank Indonesia

Under Indonesian law, Bank Indonesia has the ability to incur external debt primarily to meet balance of payments needs and maintain adequate foreign exchange reserves.

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,
	2013	2014	2015	2016	2017P
	(in millions of U.S. dollars)
Multilateral	3,050	2,868	2,747	2,654	2,814
Commercial(2)	244	223	190	167	0

Total	3,294	3,092	2,937	2,821	2,814

Source:    Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI owned by non-residents, currencies and deposits and other liabilities.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2015	32.6	2.9	35.5
2016	48.3	4.2	52.5
2017	169.1	10.3	179.4
2018(P)	0.0	1.4	1.4
2019(P)	0.0	1.4	1.4
2020(P)	0.0	1.4	1.4

Source:    Bank Indonesia

(P)	Projected based on external debt outstanding as of December 31, 2017.

In order to strengthen its international reserves and support its balance of payments, the Republic has entered into a swap arrangement with ASEAN as well as bilateral swap arrangements with other countries. See “— Foreign Exchange and Reserves — Regional Swap Arrangements of the Republic.”

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned-Enterprises(1)

	As of December 31,
	2013	2014	2015	2016	2017P
	(in millions of U.S. dollars)
Financial institutions:
Bank	3,071	4,082	5,103	5,235	4,874
Non-bank	797	1,583	2,816	3,497	4,012

Total financial institutions	3,868	5,665	7,919	8,732	8,886
Non-financial institutions	20,806	25,034	24,704	22,884	24,236

Total	24,674	30,699	32,623	31,616	33,123

Source:    Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “— Public Debt — Contingent Liabilities.”

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,					As of January 31,
	2013	2014	2015	2016	2017[p]	2018P
Total domestic public debt, in trillions of Rupiah(1)	1,264.0	1,477.8	1,755.2	2,019.2	2,346.6	2,336.39

Source:    Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government(1)

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2015	147.4	111.0	258.4
2016	309.8	148.3	458.1
2017	257.9	161.4	419.2
2018(P)	282.9	160.0	442.9
2019(P)	216.4	146.5	362.9
2020(P)	125.3	136.7	262.0

Source:    Ministry of Finance

(1)	Foreign currency values of outstanding direct domestic debt service, which are in U.S. dollars, have been converted into Rupiah based on the exchange rate as of December 31, 2017 of U.S.$1=73,548.
(P)	Projected based on external debt outstanding and exchange rates as of December 31, 2017.

Contingent Liabilities from Government Guarantees

As part of the Government’s policy to prioritize infrastructure development, the Government has provided support to encourage investments in infrastructure projects in the form of credit and investment guarantees. External debts of SOEs are not direct obligations of the Republic, unless such debts are explicitly guaranteed by the Republic.

Starting from 2008 the Government has been allocating a contingent budget with respect to these guarantees. Any unused budget allocation may be transferred to a guarantee reserve fund. This reserve fund, together with the relevant annual budget allocations, serves as reserves for any claim that arises from these guarantees.

As of December 31, 2017, the Government has accumulated an amount of Rp3.3 trillion in the guarantee reserve fund. The credit guarantees that the Government has provided to infrastructure projects include:

•	full credit guarantee on PT PLN’s loans for the construction of coal power plants with an aggregate capacity of 10 GW related to the Fast Track 1 program and its associated transmission lines. Outstanding guarantees for this program amount to Rp37,764.2 billion;

•	partial credit guarantee (70%) for local government-owned water companies’ principal payment of loans in connection with the Millennium Development Goals in water provision. Guarantees outstanding under this program amount to Rp162.3 billion;

•	full credit guarantee on PT Hutama Karya (Persero)’s loans and bonds for the construction of Sumatera Toll Road. Outstanding guarantees amount to Rp6,666.8 billion;

•	full credit guarantee for infrastructure financing through direct loans from international financial institutions to SOE. Outstanding guarantee amount is Rp7,528.0 billion.

•	guarantee for local infrastructure financing through PT SMI. Outstanding guarantee amount of Rp1,209.1 billion;

•	guarantee on the business viability of PT PLN to fulfill power purchase contracts to support the construction of renewable, coal and steam power plants with an aggregate capacity of 10 GW related to the Fast Track 2 program. Guarantee exposure under this program amounts to Rp21,507.7 billion; and

•	guarantee on the obligation of government related entities under Public-Private Partnership (PPP) project agreements with total exposure of Rp16,162.7 billion.

As of December 31, 2017, no claims from the foregoing guarantees have arisen.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2013	12,170	10,445
2014	12,385	11,876
2015	13,785	13,392
2016	13,473	13,305
2017	13,568	13,385
2018A	13,745	13,603

Source:    Bank Indonesia

A	As of February 28, 2018.

By the end of 2014, the Rupiah had depreciated by 1.8% to Rp12,385 per U.S. dollar from Rp12,170 per U.S. dollar at the end of 2013. On average, the Rupiah depreciated by 12% to Rp11,876 per U.S. dollar from Rp10,445 per U.S. dollar in 2013. The Rupiah’s depreciation was triggered by slowing domestic economic growth and domestic political conditions. Externally, pressure on the Rupiah mainly came from concerns toward the impact of the U.S. Federal Reserve Bank’s normalization policy, a slowing global economy and an escalation of geopolitical tensions at the Russian-Ukrainian border. Rupiah depreciation in 2014 was broadly in line with downward movements of other regional currencies and in line with an increase of the U.S. Dollar Index, which measures the value of the U.S. dollar against a basket of foreign currencies.

By the end of 2015, the Rupiah had depreciated by 11.3% to Rp13,785 from Rp12,385 per U.S. dollar at the end of 2014. On average, the Rupiah depreciated 11.3% from Rp11,876 per U.S. dollar in 2014 to Rp13,392 per U.S. dollar in 2015. Uncertainty surrounding the timing of an increase of the Federal Funds Rate as part of the gradual normalization of U.S. monetary policy, the Greek debt crisis and global monetary policy divergence were the primary external factors affecting the Rupiah. In addition, in line with the market reaction to the devaluation of the Renminbi, nearly all global currencies, including the Rupiah, experienced depreciatory pressures. Domestically, pressure was exerted from a slowing domestic economy.

By the end of 2016, the Rupiah appreciated by 2.3% to Rp13,473 per U.S. dollar from Rp13,785 per U.S. dollar at the end of 2015. On average the Rupiah appreciated from Rp13,392 per U.S. dollar in 2015 to Rp13,305 per U.S. dollar, a gain of 0.7%. Despite external pressures stemming from the timing of an increase of the Federal Funds Rate, the result of the UK referendum, the appreciation of the U.S. Dollar Index and the reaction of global markets to the U.S. election in November 2016, domestic factors remained conducive for Rupiah stability, particularly due to low inflation, an improved current account deficit and a sustained economic recovery. In addition, the successful tax amnesty program further bolstered investor confidence.

By the end of 2017, the Rupiah depreciated by 0.7% from Rp13,473 per U.S. dollar as of December 31, 2016 to Rp13,568 per U.S. dollar as of December 31, 2017. On average, the Rupiah depreciated by 0.6% from Rp13,305 per U.S. dollar as of December 31, 2016 to Rp13,385 per U.S. dollar as of December 31, 2017. The depreciation was in line with prevailing trends for most other global currencies against the U.S. dollar due to growing expectations of a further increase in the U.S. Federal Funds Rate as well as U.S. tax reforms. The rupiah exchange rate was stable in 2017 supported by the improving economic fundamentals in Indonesia, despite pressure in the last quarter of 2017 caused by external factors.

Prudential Policies on Foreign Exchange and Rupiah

Under Law No. 24 of 1999 on Foreign Exchange Activities and Exchange Rate System, every resident may freely own and use foreign currency. Foreign currency is also generally freely transferable within or from Indonesia although by regulation most domestic transactions are prohibited from using foreign currency. Bank Indonesia has the authority to request information and data regarding foreign exchange activities and implement provisions regarding foreign exchange activities based on prudential principles.

To maintain the stability of the Rupiah, and to prevent the utilization of the Rupiah for speculative purposes by foreign parties, the Rupiah is non-internationalized. Regulations prohibit banks from conducting, among others, the following transactions: (i) extensions of loans or of overdrafts in Rupiah or foreign currencies to foreign parties, (ii) transfers of Rupiah to foreign parties or offshore banks in excess of U.S.$1 million without underlying transactions, and (iii) purchases of Rupiah-denominated securities issued by foreign parties.

Bank Indonesia has issued several regulations concerning foreign currency transactions relating to the Rupiah in order to deepen financial markets. A deep foreign exchange market is distinguished by adequate liquidity, convenient transactions, fair prices and minimal risk in order to maintain economic stability. Bank Indonesia strives towards the creation of a liquid, efficient and secure domestic foreign exchange market through amendments to regulations concerning foreign exchange transactions.

On January 1, 2015, Bank Indonesia regulations came into effect to mitigate risks relating to external borrowing by non-bank corporations. Under these regulations, corporate issuers of debt must, subject to certain limited exceptions:

•	hedge at least 25% of their open foreign exchange positions (i.e., the excess of foreign currency liabilities that fall due within the following three to six months over foreign currency assets);

•	maintain a 70% minimum liquidity ratio of foreign currency assets to foreign currency liabilities maturing within three months after the end of a quarter; and

•	maintain a minimum credit rating (issuer and/or issue) of BB- by a rating agency acknowledged by Bank Indonesia.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic

	As of December 31,
	2013	2014	2015	2016	2017P	2018P(2)
	(in millions of U.S. dollars, except for months)
Gold	3,023	3,027	2,661	2,876	3,346	3,346
SDRs	2,712	2,551	2,442	1,499	1,588	1,588
Reserve position with the IMF	224	211	202	1,056	1,119	1,119
Foreign exchange(1) and others	93,247	106,073	100,073	110,341	124,143	123,565

Total	99,386	111,862	105,931	116,362	130,196	129,618

Total as number of months of imports and Government external debt repayments	5.5	6.4	7.4	8.4	8.3	8.2

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	As of January 31, 2018.

Foreign reserves totaled U.S.$99.4 billion, U.S.$111.9 billion, U.S.$105.9 billion, U.S.$116.4 billion, and U.S.$130.20 billion as of December 31, 2013, 2014, 2015, 2016 and 2017, respectively.

As of January 31, 2018, foreign reserves increased to U.S.$132.0 billion which is equal to 8.2 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of three months of import coverage.

Regional Swap Arrangements of the Republic

Following the experience of the Asian crisis in 1997 to 1998, ASEAN recognized a need to strengthen regional self-help and support mechanisms in East Asia and endeavored to prevent future financial crises. In 2000, ASEAN members agreed to strengthen the existing cooperative frameworks among monetary authorities through the Chiang Mai Initiative, or CMI. The CMI involves an expanded ASA (extending its coverage to all members of ASEAN and increasing the size) and a network of BSAs among ASEAN+3 countries. The objectives of these bilateral swap arrangements are to address short-term liquidity difficulties in the region and to supplement existing international financial arrangements.

The ASA was originally created by five ASEAN member states in 1977 with a size of U.S.$100 million. After the CMI, it has been enlarged to include all ten ASEAN countries and increased in size to U.S.$2 billion.

Since CMI’s inception in 2000, ASEAN+3 member countries undertook a review to explore ways of enhancing its effectiveness. On 2010, ASEAN+3 member countries entered into a multilateral currency swap contract which covers all ASEAN+3 member countries with a total size of U.S.$120 billion (the CMI Multilateralization or CMIM). CMIM was developed from the CMI-BSA network to facilitate prompt and simultaneous currency swap transactions through establishing a common decision making mechanism under a single contract. The CMIM objectives are the same as the BSAs. In May 2012 and in response to the global and regional economic developments, the ASEAN+3 Finance Ministers and Central Bank Governors agreed to strengthen the CMIM as a regional financial safety net by doubling the total size to U.S.$240 billion and launching a crisis prevention program called the CMIM Precautionary Line, or CMIM-PL. This arrangement became effective on July 17, 2014. In addition to the role of providing liquidity support for ASEAN+3 member countries, CMIM has contributed to the development of the regional surveillance capacity by establishing the ASEAN+3 Macroeconomic Research Office, or AMRO, as an ASEAN+3 independent surveillance unit since early 2011.

Under the ASA, BSA, and CMIM, a total of U.S.$46.1 billion of foreign currency swap is currently available to the Republic as of December 31, 2017. Up to 30.0% of the amount available under the BSAs and CMIM may be activated without participating in any IMF program, but greater amounts requires participation in an IMF program. The Republic also has a U.S.$22.76 billion swap line in place with Japan. The swap line increased from U.S.$12.0 billion in December 2013. These swap arrangements will contribute to greater financial stability and sustainable economic growth in the region.

Bank Indonesia has also established a Bilateral Currency Swap Agreement, or BCSA, with Korea amounting to KRW 10.7 trillion/Rp115 trillion which was signed in March 2014.

A BCSA entered into between Bank Indonesia and the Reserve Bank of Australia became effective on December 15, 2015. The BCSA with the Reserve Bank of Australia is for an initial period of three years.

As of December 31, 2017, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,
	2013L	2014L	2015L	2016L	2017P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio(1)	24.9	24.7	27.4	28.3	29.0
Debt service to GDP ratio(1)	2.9	3.5	3.3	4.1	4.2
Total public debt of the central Government (in billions of U.S.$)(1)(2)	194.9	209.7	229.4	261.6	290.7
—% in Loans	30.1	26.0	23.9	21.0	18.9
—% in Bonds	69.9	74.0	76.1	79.1	81.1

Source:    Ministry of Finance, Bank Indonesia

(1)	Outstanding foreign currency debt was converted to Rupiah using the BI middle exchange rate as of each period indicated in the table. Excludes bonds in the aggregate amount of US$4 billion issued by the Republic on December 11, 2017.
(2)	The following exchange rates were used: Rp12,189 per U.S.$ for 2013, Rp12,440 per U.S.$ for 2014, Rp13,795 per U.S.$. for 2015, Rp13,436 per U.S.$ for 2016 and Rp13,548 per U.S.$ for 2017.
L	LKPP (Audited).
P	Preliminary.

DEBT TABLES OF THE REPUBLIC OF INDONESIA

External Loans of the Republic of Indonesia as of December 31, 2017	D-97

Domestic Loans of the Republic of Indonesia as of December 31, 2017	D-106

Guaranteed Domestic Loans of the Republic of Indonesia as of December 31, 2017	D-110

Guaranteed External Loans of the Republic of Indonesia as of December 31, 2017	D-111

Foreign Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2017	D-112

Domestic Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2017	D-113

External Loans of the Republic of Indonesia

as of December 31, 2017

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
MULTILATERAL
ACU	FIXED	7.23	—	2011	2026	4,031,218.97	5,727,151.72	4,031,219.00	5,727,151.76
ACU	NO INTEREST RATE	—	—	1998	2023	3,131,007.99	4,448,222.22	1,043,669.00	1,482,740.27
ACU	NO INTEREST RATE	—	—	1999	2019	3,156,294.86	4,484,147.27	420,839.00	597,885.86
ACU	NO INTEREST RATE	—	—	2000	2025	11,934,997.18	16,956,047.32	4,800,834.00	6,820,543.59
ACU	NO INTEREST RATE	—	—	2003	2022	3,052,974.10	4,337,359.49	1,089,777.00	1,548,245.89
ACU	NO INTEREST RATE	—	—	2003	2027	5,075,319.75	7,210,505.42	1,586,454.00	2,253,874.78
ACU	NO INTEREST RATE	—	—	2003	2020	12,275,602.38	17,439,945.04	2,557,418.00	3,633,323.07
ACU	NO INTEREST RATE	—	—	2003	2021	20,471,743.81	29,084,200.99	6,214,617.00	8,829,104.72
ACU	NO INTEREST RATE	—	—	2004	2022	18,069,157.90	25,670,847.83	7,528,816.00	10,696,186.89
ACU	NO INTEREST RATE	—	—	2004	2021	38,953,473.15	55,341,188.95	11,361,430.00	16,141,180.58
ACU	NO INTEREST RATE	—	—	2005	2022	6,877,758.01	9,771,228.98	2,865,732.00	4,071,344.69
ACU	NO INTEREST RATE	—	—	2005	2021	31,521,485.25	44,782,565.72	9,591,575.00	13,626,748.05
ACU	NO INTEREST RATE	—	—	2006	2030	2,468,697.99	3,507,278.58	2,468,698.00	3,507,278.59
ACU	NO INTEREST RATE	—	—	2006	2029	6,677,107.50	9,486,164.85	5,119,116.00	7,272,726.74
ACU	NO INTEREST RATE	—	—	2006	2026	16,302,949.43	23,161,595.92	9,250,977.00	13,142,860.57
ACU	NO INTEREST RATE	—	—	2006	2023	22,857,709.99	32,473,942.51	10,693,245.00	15,191,890.33
ACU	NO INTEREST RATE	—	—	2006	2027	17,873,963.51	25,393,535.21	11,195,169.00	15,904,973.62
ACU	NO INTEREST RATE	—	—	2006	2022	17,155,214.01	24,372,407.98	12,008,560.00	17,060,558.00
ACU	NO INTEREST RATE	—	—	2007	2030	8,864,502.41	12,593,796.22	6,648,377.00	9,445,347.44
ACU	NO INTEREST RATE	—	—	2008	2029	3,733,841.28	5,304,667.32	3,083,064.00	4,380,108.21
ACU	NO INTEREST RATE	—	—	2008	2032	6,325,742.61	8,986,980.85	5,271,452.00	7,489,150.46
ACU	NO INTEREST RATE	—	—	2009	2023	1,341,724.67	1,906,187.88	1,106,836.00	1,572,481.61
ACU	NO INTEREST RATE	—	—	2009	2025	10,088,368.98	14,332,543.13	7,092,843.00	10,076,800.17
ACU	NO INTEREST RATE	—	—	2009	2033	9,172,816.91	13,031,818.54	8,153,615.00	11,583,838.66
ACU	NO INTEREST RATE	—	—	2009	2021	10,762,372.71	15,290,100.04	10,712,948.00	15,219,882.38
ACU	NO INTEREST RATE	—	—	2009	2027	40,329,934.01	57,296,726.53	25,542,292.00	36,287,927.46
ACU	NO INTEREST RATE	—	—	2011	2028	3,140,040.62	4,461,054.87	2,857,075.00	4,059,045.69
ACU	NO INTEREST RATE	—	—	2011	2020	15,463,712.16	21,969,291.76	15,434,735.00	21,928,123.91
ACU	NO INTEREST RATE	—	—	2011	2023	18,120,783.68	25,744,192.56	16,162,930.00	22,962,670.36
ACU	NO INTEREST RATE	—	—	2011	2030	17,407,254.49	24,730,481.83	17,041,240.00	24,210,485.14
ACU	NO INTEREST RATE	—	—	2011	2026	18,774,644.46	26,673,132.39	18,801,202.00	26,710,862.69
ACU	NO INTEREST RATE	—	—	2011	2027	35,029,477.30	49,766,369.10	34,976,173.00	49,690,639.69
ACU	NO INTEREST RATE	—	—	2013	2034	4,417,662.80	6,276,172.36	4,417,660.00	6,276,168.39
ACU	NO INTEREST RATE	—	—	2013	2027	118,030,435.41	167,685,808.22	117,799,817.00	167,358,168.71
ACU	NO INTEREST RATE	—	—	2014	2023	174,010,000.00	247,215,960.76	18,242,129.00	25,916,587.82
ADB	ADB FLOATING RATE	6.29	0.75	1995	2019	18,341,247.85	18,341,247.85	3,770,148.00	3,770,148.00
ADB	ADB FLOATING RATE	6.29	0.75	1997	2023	3,791,494.19	3,791,494.19	1,958,394.00	1,958,394.00
ADB	ADB FLOATING RATE	6.29	0.75	1997	2021	7,744,717.08	7,744,717.08	2,856,917.00	2,856,917.00
ADB	ADB FLOATING RATE	6.28	0.75	1997	2022	26,385,417.31	26,385,417.31	10,745,717.00	10,745,717.00
ADB	ADB FLOATING RATE	6.29	0.75	1997	2022	59,217,043.06	59,217,043.06	24,772,743.00	24,772,743.00
EUR	FIXED	0.75	—	1990	2029	2,584,960.64	3,085,929.37	2,386,118.00	2,848,550.77
EUR	FIXED	0.75	—	1993	2031	2,900,307.95	3,462,391.40	2,706,954.00	3,231,565.20
EUR	FIXED	0.75	—	1995	2035	4,731,711.93	5,648,723.85	4,475,944.00	5,343,387.76
EUR	FIXED	0.95	—	2012	2032	6,288,000.00	7,506,622.57	6,274,722.00	7,490,771.27
EUR	FIXED	0.95	—	2017	2035	93,150,000.00	111,202,591.01	2,500,000.00	2,984,503.25
JPY	COST OF ADB BORROWING	0.19	—	1993	2018	5,080,843,555.00	45,084,948.54	615,798,255.00	5,464,295.91
SDR	FIXED	1.00	—	1978	2018	14,224,100.00	20,208,175.09	1,010,945.00	1,436,249.29
SDR	FIXED	1.00	—	1979	2018	13,617,400.00	19,346,236.56	1,759,208.00	2,499,306.34
SDR	FIXED	1.00	—	1982	2031	23,677,606.53	33,638,769.31	8,288,368.00	11,775,282.22
SDR	FIXED	1.00	—	1987	2027	100,993,106.34	143,480,879.34	5,607.00	7,965.86
SDR	FIXED	1.00	—	1988	2018	56,479,392.77	80,240,258.30	2,387,030.00	3,391,252.89
SDR	FIXED	1.00	—	1989	2018	41,239,235.21	58,588,570.50	3,606,224.00	5,123,361.48
SDR	FIXED	1.00	—	1990	2018	59,620,210.65	84,702,417.43	6,018,755.00	8,550,843.63
SDR	FIXED	1.00	—	1990	2019	75,438,000.00	107,174,746.55	12,901,805.00	18,329,590.94
SDR	FIXED	1.00	—	1992	2020	5,005,641.53	7,111,513.59	1,281,537.00	1,820,679.28
SDR	FIXED	1.00	—	1993	2021	12,771,721.99	18,144,782.04	4,356,247.00	6,188,918.96
SDR	FIXED	1.00	—	1993	2020	30,187,572.86	42,887,476.74	8,450,460.00	12,005,566.28
SDR	FIXED	1.00	—	1994	2021	14,116,727.65	20,055,631.22	5,210,531.00	7,402,600.01
SDR	FIXED	0.75	—	1995	2035	5,443,536.82	7,733,631.31	3,266,113.00	4,640,165.87
SDR	FIXED	1.00	—	1995	2021	15,872,600.44	22,550,199.23	5,869,196.00	8,338,365.20
SDR	FIXED	1.00	—	1995	2022	18,791,399.38	26,696,936.11	8,144,650.00	11,571,102.09
SDR	FIXED	1.00	—	1996	2023	6,772,673.31	9,621,935.17	3,366,089.00	4,782,201.75
SDR	FIXED	1.00	—	1996	2022	36,368,746.31	51,669,068.22	18,304,771.00	26,005,583.30
SDR	FIXED	0.75	—	1998	2037	15,352,987.26	21,811,984.92	8,140,939.00	11,565,829.87
SDR	FIXED	1.00	—	1998	2024	19,300,082.28	27,419,621.77	12,030,811.00	17,092,169.99
SDR	FIXED	0.75	—	1999	2024	101,288,015.37	143,899,856.52	62,129,625.00	88,267,541.73
SDR	FIXED	1.50	—	2000	2022	27,021,578.85	38,389,549.89	11,448,928.00	16,265,488.97
SDR	FIXED	0.75	—	2000	2040	17,500,000.00	24,862,245.35	13,124,995.00	18,646,676.91
SDR	FIXED	0.75	0.35	2000	2025	21,799,222.51	30,970,149.63	14,179,985.00	20,145,500.92
SDR	FIXED	0.75	0.20	2000	2025	54,139,161.47	76,915,492.31	35,181,799.00	49,982,772.49
SDR	FIXED	0.75	0.30	2001	2026	2,776,666.13	3,944,808.83	1,874,258.00	2,662,757.84
SDR	FIXED	0.75	—	2001	2026	4,586,620.69	6,516,210.80	3,097,876.00	4,401,151.61
SDR	FIXED	1.50	—	2001	2022	41,698,812.97	59,241,492.51	17,355,729.00	24,657,279.58
SDR	FIXED	0.75	0.10	2001	2026	30,282,980.86	43,023,022.86	20,453,472.00	29,058,242.24
SDR	FIXED	0.75	—	2001	2025	35,414,178.85	50,312,914.48	23,036,773.00	32,728,337.28
SDR	FIXED	0.75	0.50	2001	2025	87,499,973.21	124,311,188.69	54,730,892.00	77,756,163.72
SDR	FIXED	1.50	—	2002	2023	74,834,759.90	106,317,723.50	34,299,252.00	48,728,938.20
SDR	FIXED	0.75	0.10	2002	2026	55,551,518.00	78,922,026.86	37,494,480.00	53,268,397.77
SDR	FIXED	0.75	0.50	2003	2026	36,831,596.23	52,326,638.98	24,833,043.00	35,280,297.59
SDR	FIXED	1.50	—	2003	2023	83,382,524.93	118,461,531.01	41,533,031.00	59,005,966.11
SDR	FIXED	0.75	0.20	2004	2026	3,409,938.20	4,844,498.29	2,303,153.00	3,272,088.86
SDR	FIXED	1.50	—	2004	2024	52,810,801.67	75,028,291.90	29,226,163.00	41,521,602.01
SDR	FIXED	0.75	0.30	2004	2026	68,830,746.80	97,787,823.69	46,458,985.00	66,004,267.64
SDR	FIXED	1.50	—	2005	2024	13,363,082.85	18,984,928.25	7,239,273.00	10,284,833.23
SDR	FIXED	1.50	—	2005	2025	14,055,326.37	19,968,398.44	8,816,077.00	12,524,998.25
SDR	FIXED	0.75	0.30	2005	2026	69,546,861.51	98,805,207.67	44,383,831.00	63,056,096.91
SDR	FIXED	0.75	0.30	2005	2025	99,439,452.17	141,273,603.27	62,137,820.00	88,279,184.36
SDR	FIXED	1.50	—	2006	2026	14,588,899.05	20,726,445.00	10,583,599.00	15,036,116.29
SDR	FIXED	0.75	—	2006	2044	13,638,602.14	19,376,358.44	12,254,215.00	17,409,559.99
SDR	FIXED	1.50	—	2006	2025	34,207,410.13	48,598,458.48	22,809,637.00	32,405,645.22
SDR	FIXED	0.75	0.20	2006	2026	45,655,179.05	64,862,300.74	30,704,949.00	43,622,512.89
SDR	FIXED	0.75	—	2006	2026	47,370,000.00	67,298,546.41	30,798,620.00	43,755,591.25
SDR	FIXED	0.75	0.20	2007	2025	39,654,356.29	56,336,933.44	25,745,503.00	36,576,629.27
SDR	FIXED	1.50	—	2007	2027	31,155,525.08	44,262,646.20	25,985,213.00	36,917,185.20
SDR	FIXED	1.50	—	2007	2026	52,783,799.17	74,989,929.46	39,615,254.00	56,281,380.83
SDR	FIXED	0.75	0.10	2007	2026	300,617,697.82	427,087,483.41	191,665,826.00	272,299,588.07
SDR	FIXED	1.50	—	2008	2028	31,335,612.80	44,518,496.78	28,754,790.00	40,851,922.51
SDR	FIXED	0.75	—	2008	2048	42,033,300.00	59,716,698.14	39,788,458.00	56,527,451.71
SDR	FIXED	1.50	—	2008	2027	49,323,505.71	70,073,891.46	41,104,947.00	58,397,787.28

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
SDR	FIXED	0.75	0.50	2008	2026	198,098,745.26	281,438,834.75	158,366,381.00	224,991,075.41
SDR	FIXED	1.50	—	2009	2028	16,502,376.91	23,444,922.49	14,981,324.00	21,283,963.03
SDR	FIXED	1.04	—	2011	2032	30,300,000.00	43,047,201.95	26,890,033.00	38,202,662.74
SDR	FIXED	2.08	—	2012	2032	15,870,000.00	22,546,504.78	13,267,598.00	18,849,272.95
SDR	LIBOR 6 MONTHS	1.50	—	2001	2022	31,003,569.50	44,046,762.94	12,893,407.00	18,317,659.90
USD	ADB FLOATING RATE	6.29	—	1993	2018	75,244,156.07	75,244,156.07	4,129,156.00	4,129,156.00
USD	ADB FLOATING RATE	6.28	0.75	1993	2018	100,742,271.86	100,742,271.86	5,549,872.00	5,549,872.00
USD	ADB FLOATING RATE	6.29	—	1994	2019	29,253,194.61	29,253,194.61	5,990,695.00	5,990,695.00
USD	ADB FLOATING RATE	6.28	—	1994	2019	223,486,321.22	223,486,321.22	42,485,322.00	42,485,322.00
USD	ADB FLOATING RATE	6.28	—	1995	2018	79,765,037.67	79,765,037.67	8,331,838.00	8,331,838.00
USD	ADB FLOATING RATE	6.28	—	1995	2019	60,048,841.89	60,048,841.89	12,388,442.00	12,388,442.00
USD	ADB FLOATING RATE	6.28	0.75	1995	2020	66,633,307.73	66,633,307.73	16,590,408.00	16,590,408.00
USD	ADB FLOATING RATE	6.29	0.75	1995	2020	106,150,972.98	106,150,972.98	29,630,973.00	29,630,973.00
USD	ADB FLOATING RATE	6.29	0.75	1996	2022	27,382,259.83	27,382,259.83	12,322,360.00	12,322,360.00
USD	ADB FLOATING RATE	6.29	0.75	1996	2021	75,925,492.17	75,925,492.17	26,188,292.00	26,188,292.00
USD	ADB FLOATING RATE	6.28	0.75	1996	2021	139,680,727.98	139,680,727.98	49,131,228.00	49,131,228.00
USD	ADB FLOATING RATE	6.28	0.75	1996	2020	190,711,378.45	190,711,378.45	52,939,878.00	52,939,878.00
USD	ADB FLOATING RATE	6.28	0.75	1997	2022	44,621,710.54	44,621,710.54	18,212,911.00	18,212,911.00
USD	ADB FLOATING RATE	6.29	0.75	1997	2022	48,787,834.85	48,787,834.85	22,272,434.00	22,272,434.00
USD	ADB FLOATING RATE	6.28	0.75	1998	2022	7,045,606.52	7,045,606.52	3,225,307.00	3,225,307.00
USD	ADB FLOATING RATE	6.29	0.75	1998	2020	187,516,246.86	187,516,246.86	47,228,647.00	47,228,647.00
USD	ADB FLOATING RATE	6.29	0.75	1998	2022	109,036,383.78	109,036,383.78	49,209,484.00	49,209,484.00
USD	ADB FLOATING RATE	6.29	0.75	1999	2022	29,195,109.95	29,195,109.95	13,138,110.00	13,138,110.00
USD	ADB FLOATING RATE	6.29	0.75	1999	2021	138,135,722.55	138,135,722.55	51,628,623.00	51,628,623.00
USD	ADB FLOATING RATE	6.29	0.75	2000	2025	5,174,296.04	5,174,296.04	3,324,396.00	3,324,396.00
USD	ADB FLOATING RATE	6.29	0.75	2001	2024	3,824,991.90	3,824,991.90	2,206,592.00	2,206,592.00
USD	ADB FLOATING RATE	6.29	0.75	2001	2025	21,509,284.24	21,509,284.24	13,819,884.00	13,819,884.00
USD	ADB FLOATING RATE	2.01	0.75	2002	2021	3,740,483.16	3,740,483.16	1,469,712.00	1,469,712.00
USD	ADB FLOATING RATE	1.97	0.75	2002	2022	8,085,373.24	8,085,373.24	20,806,060.00	20,806,060.00
USD	ADB FLOATING RATE	1.95	0.75	2003	2027	152,506,250.43	152,506,250.43	117,312,246.00	117,312,246.00
USD	ADB FLOATING RATE	1.70	—	2011	2025	200,000,000.00	200,000,000.00	157,084,582.00	157,084,582.00
USD	ADB FLOATING RATE	1.80	—	2011	2026	200,000,000.00	200,000,000.00	169,430,976.00	169,430,976.00
USD	FIXED	0.75	—	1968	2018	8,168,271.42	8,168,271.42	157,209.00	157,209.00
USD	FIXED	0.75	—	1969	2019	65,760,895.23	65,760,895.23	2,959,879.00	2,959,879.00
USD	FIXED	0.75	—	1970	2020	112,437,167.16	112,437,167.16	8,432,786.00	8,432,786.00
USD	FIXED	0.75	—	1971	2021	60,860,230.79	60,860,230.79	6,390,445.00	6,390,445.00
USD	FIXED	0.75	—	1972	2021	31,682,685.50	31,682,685.50	3,801,503.00	3,801,503.00
USD	FIXED	0.75	—	1972	2022	68,763,167.86	68,763,167.86	9,283,024.00	9,283,024.00
USD	FIXED	0.75	—	1973	2022	5,000,000.00	5,000,000.00	750,000.00	750,000.00
USD	FIXED	0.75	—	1973	2023	159,690,762.35	159,690,762.35	26,405,341.00	26,405,341.00
USD	FIXED	0.75	—	1974	2023	5,000,000.00	5,000,000.00	900,000.00	900,000.00
USD	FIXED	0.75	—	1974	2024	51,118,111.19	51,118,111.19	9,973,211.00	9,973,211.00
USD	FIXED	0.75	—	1978	2026	117,673,287.20	117,673,287.20	30,006,683.00	30,006,683.00
USD	FIXED	0.75	—	1979	2029	5,500,000.00	5,500,000.00	2,016,996.00	2,016,996.00
USD	FIXED	0.75	—	1979	2026	20,693,984.72	20,693,984.72	5,275,814.00	5,275,814.00
USD	FIXED	0.75	—	1979	2025	67,000,000.00	67,000,000.00	16,080,000.00	16,080,000.00
USD	FIXED	0.75	—	1980	2029	35,058,626.71	35,058,626.71	8,939,943.00	8,939,943.00
USD	FIXED	0.75	—	1980	2026	92,690,464.18	92,690,464.18	23,636,035.00	23,636,035.00
USD	FIXED	4.95	—	2000	2020	61,659,006.66	61,659,006.66	16,106,997.00	16,106,997.00
USD	FIXED	1.56	—	2008	2023	350,000,000.00	350,000,000.00	175,000,000.00	175,000,000.00
USD	LIBOR 6 MONTHS	5.05	0.25	2001	2021	10,293,124.91	10,293,124.91	3,202,425.00	3,202,425.00
USD	LIBOR 6 MONTHS	4.93	0.25	2001	2021	221,376,343.76	221,376,343.76	67,975,273.00	67,975,273.00
USD	LIBOR 6 MONTHS	4.98	0.25	2002	2022	2,041,270.03	2,041,270.03	753,494.00	753,494.00
USD	LIBOR 6 MONTHS	2.00	0.75	2002	2022	3,089,184.57	3,089,184.57	5,674,587.00	5,674,587.00
USD	LIBOR 6 MONTHS	2.00	0.75	2002	2020	3,658,269.53	3,658,269.53	7,007,749.00	7,007,749.00
USD	LIBOR 6 MONTHS	1.97	0.75	2002	2022	15,868,761.92	15,868,761.92	7,477,439.00	7,477,439.00
USD	LIBOR 6 MONTHS	1.95	—	2002	2021	6,165,220.16	6,165,220.16	8,531,505.00	8,531,505.00
USD	LIBOR 6 MONTHS	2.01	0.75	2002	2021	17,195,569.00	17,195,569.00	9,865,587.00	9,865,587.00
USD	LIBOR 6 MONTHS	2.64	0.25	2002	2022	8,577,862.47	8,577,862.47	11,252,970.00	11,252,970.00
USD	LIBOR 6 MONTHS	2.01	0.75	2002	2022	41,838,678.31	41,838,678.31	18,246,743.00	18,246,743.00
USD	LIBOR 6 MONTHS	1.94	0.75	2002	2022	1,969,854.48	1,969,854.48	26,689,680.00	26,689,680.00
USD	LIBOR 6 MONTHS	1.97	0.75	2002	2023	61,588,530.21	61,588,530.21	32,388,148.00	32,388,148.00
USD	LIBOR 6 MONTHS	1.96	0.75	2002	2022	7,493,989.15	7,493,989.15	35,120,814.00	35,120,814.00
USD	LIBOR 6 MONTHS	1.95	0.75	2002	2022	28,325,532.04	28,325,532.04	41,236,786.00	41,236,786.00
USD	LIBOR 6 MONTHS	4.92	0.25	2002	2021	193,047,093.88	193,047,093.88	62,635,227.00	62,635,227.00
USD	LIBOR 6 MONTHS	1.94	0.75	2002	2025	2,301,846.46	2,301,846.46	102,251,741.00	102,251,741.00
USD	LIBOR 6 MONTHS	1.97	0.75	2002	2024	176,882,876.15	176,882,876.15	104,379,968.00	104,379,968.00
USD	LIBOR 6 MONTHS	4.98	0.25	2003	2023	12,742,289.93	12,742,289.93	5,020,690.00	5,020,690.00
USD	LIBOR 6 MONTHS	2.60	0.25	2003	2023	46,318,533.10	46,318,533.10	53,845,871.00	53,845,871.00
USD	LIBOR 6 MONTHS	1.95	0.75	2003	2027	101,942,064.03	101,942,064.03	79,618,049.00	79,618,049.00
USD	LIBOR 6 MONTHS	2.64	0.25	2004	2024	4,567,610.43	4,567,610.43	4,071,922.00	4,071,922.00
USD	LIBOR 6 MONTHS	2.15	0.25	2004	2024	29,978,870.93	29,978,870.93	14,789,324.00	14,789,324.00
USD	LIBOR 6 MONTHS	3.08	0.30	2004	2019	1,345,000.00	1,345,000.00	19,326,757.00	19,326,757.00
USD	LIBOR 6 MONTHS	2.01	0.75	2004	2019	100,000,000.00	100,000,000.00	25,680,000.00	25,680,000.00
USD	LIBOR 6 MONTHS	2.32	0.25	2004	2024	54,410,915.71	54,410,915.71	27,379,067.00	27,379,067.00
USD	LIBOR 6 MONTHS	1.95	0.64	2004	2028	46,372,873.95	46,372,873.95	36,652,744.00	36,652,744.00
USD	LIBOR 6 MONTHS	1.95	0.75	2004	2028	51,938,068.39	51,938,068.39	40,627,663.00	40,627,663.00
USD	LIBOR 6 MONTHS	2.80	0.25	2004	2024	81,160,847.08	81,160,847.08	88,848,231.00	88,848,231.00
USD	LIBOR 6 MONTHS	5.22	—	2004	2024	300,000,000.00	300,000,000.00	153,035,000.00	153,035,000.00
USD	LIBOR 6 MONTHS	2.01	0.75	2005	2030	17,547,670.21	17,547,670.21	14,774,727.00	14,774,727.00
USD	LIBOR 6 MONTHS	2.64	0.25	2005	2023	36,322,917.65	36,322,917.65	20,507,954.00	20,507,954.00
USD	LIBOR 6 MONTHS	2.32	0.25	2005	2025	54,049,612.47	54,049,612.47	29,373,422.00	29,373,422.00
USD	LIBOR 6 MONTHS	1.95	0.75	2005	2025	53,986,552.56	53,986,552.56	38,368,998.00	38,368,998.00
USD	LIBOR 6 MONTHS	2.60	0.25	2005	2025	11,158.73	11,158.73	44,140,972.00	44,140,972.00
USD	LIBOR 6 MONTHS	1.96	—	2005	2020	200,000,000.00	200,000,000.00	73,540,000.00	73,540,000.00
USD	LIBOR 6 MONTHS	2.80	0.25	2005	2025	74,147,200.91	74,147,200.91	96,940,146.00	96,940,146.00
USD	LIBOR 6 MONTHS	1.96	0.75	2005	2020	300,000,000.00	300,000,000.00	110,310,000.00	110,310,000.00
USD	LIBOR 6 MONTHS	4.58	—	2005	2025	400,000,000.00	400,000,000.00	263,520,000.00	263,520,000.00
USD	LIBOR 6 MONTHS	2.89	0.25	2006	2026	20,055,982.73	20,055,982.73	39,995,756.00	39,995,756.00
USD	LIBOR 6 MONTHS	1.94	—	2006	2021	200,000,000.00	200,000,000.00	93,660,000.00	93,660,000.00
USD	LIBOR 6 MONTHS	2.01	0.75	2006	2030	143,052,258.39	143,052,258.39	117,807,342.00	117,807,342.00
USD	LIBOR 6 MONTHS	2.01	—	2006	2021	400,000,000.00	400,000,000.00	187,320,000.00	187,320,000.00
USD	LIBOR 6 MONTHS	4.73	—	2006	2026	530,000,000.00	530,000,000.00	380,646,000.00	380,646,000.00
USD	LIBOR 6 MONTHS	1.48	—	2007	2027	18,060,077.89	18,060,077.89	13,601,016.00	13,601,016.00
USD	LIBOR 6 MONTHS	1.96	0.25	2007	2026	25,729,879.62	25,729,879.62	18,503,706.00	18,503,706.00
USD	LIBOR 6 MONTHS	1.57	0.75	2007	2022	200,000,000.00	200,000,000.00	111,900,000.00	111,900,000.00
USD	LIBOR 6 MONTHS	2.60	—	2007	2026	141,012,595.81	141,012,595.81	118,518,745.00	118,518,745.00
USD	LIBOR 6 MONTHS	1.56	—	2007	2022	300,000,000.00	300,000,000.00	125,000,000.00	125,000,000.00
USD	LIBOR 6 MONTHS	1.95	0.75	2007	2022	400,000,000.00	400,000,000.00	223,800,000.00	223,800,000.00
USD	LIBOR 6 MONTHS	4.22	—	2007	2027	600,000,000.00	600,000,000.00	464,160,000.00	464,160,000.00
USD	LIBOR 6 MONTHS	1.56	—	2008	2030	86,026,455.25	86,026,455.25	93,155,240.00	93,155,240.00
USD	LIBOR 6 MONTHS	1.55	0.15	2008	2023	200,000,000.00	200,000,000.00	128,465,566.00	128,465,566.00
USD	LIBOR 6 MONTHS	1.54	0.15	2008	2023	280,000,000.00	280,000,000.00	140,000,000.00	140,000,000.00
USD	LIBOR 6 MONTHS	4.25	—	2008	2027	200,000,000.00	200,000,000.00	154,720,000.00	154,720,000.00
USD	LIBOR 6 MONTHS	4.41	—	2008	2033	183,106,411.31	183,106,411.31	576,900,001.00	576,900,001.00
USD	LIBOR 6 MONTHS	4.69	—	2008	2033	950,000,000.00	950,000,000.00	950,000,000.00	950,000,000.00
USD	LIBOR 6 MONTHS	2.26	—	2009	2033	275,000.00	275,000.00	275,000.00	275,000.00

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	2.86	—	2009	2034	5,000,000.00	5,000,000.00	5,000,000.00	5,000,000.00
USD	LIBOR 6 MONTHS	1.57	0.15	2009	2033	17,232,130.44	17,232,130.44	16,342,803.00	16,342,803.00
USD	LIBOR 6 MONTHS	1.83	—	2009	2033	20,487,155.57	20,487,155.57	20,487,156.00	20,487,156.00
USD	LIBOR 6 MONTHS	2.21	—	2009	2033	48,010,337.19	48,010,337.19	48,010,337.00	48,010,337.00
USD	LIBOR 6 MONTHS	1.90	—	2009	2034	66,954,247.18	66,954,247.18	66,947,122.00	66,947,122.00
USD	LIBOR 6 MONTHS	1.61	0.15	2009	2034	83,134,598.43	83,134,598.43	78,453,511.00	78,453,511.00
USD	LIBOR 6 MONTHS	1.55	—	2009	2024	200,000,000.00	200,000,000.00	143,472,684.00	143,472,684.00
USD	LIBOR 6 MONTHS	1.61	—	2009	2024	300,000,000.00	300,000,000.00	215,209,026.00	215,209,026.00
USD	LIBOR 6 MONTHS	2.98	—	2009	2033	411,075,410.72	411,075,410.72	411,022,101.00	411,022,101.00
USD	LIBOR 6 MONTHS	1.91	—	2009	2034	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00	1,000,000,000.00
USD	LIBOR 6 MONTHS	1.91	—	2010	2034	18,718,505.27	18,718,505.27	18,718,505.00	18,718,505.00
USD	LIBOR 6 MONTHS	1.61	0.15	2010	2035	74,126,659.64	74,126,659.64	58,610,020.00	58,610,020.00
USD	LIBOR 6 MONTHS	1.60	0.15	2010	2034	99,481,861.00	99,481,861.00	92,814,664.00	92,814,664.00
USD	LIBOR 6 MONTHS	1.83	—	2010	2033	100,000,000.00	100,000,000.00	99,880,000.00	99,880,000.00
USD	LIBOR 6 MONTHS	1.90	—	2010	2034	205,000,000.00	205,000,000.00	130,005,890.00	130,005,890.00
USD	LIBOR 6 MONTHS	1.67	0.15	2010	2025	200,000,000.00	200,000,000.00	157,084,582.00	157,084,582.00
USD	LIBOR 6 MONTHS	2.17	—	2010	2035	800,000,000.00	800,000,000.00	800,000,000.00	800,000,000.00
USD	LIBOR 6 MONTHS	1.97	—	2010	2034	1,849,425,780.19	1,849,425,780.19	1,849,272,374.00	1,849,272,374.00
USD	LIBOR 6 MONTHS	2.10	—	2011	2035	8,455,447.92	8,455,447.92	8,455,448.00	8,455,448.00
USD	LIBOR 6 MONTHS	1.71	0.15	2011	2036	95,554,169.88	95,554,169.88	93,044,893.00	93,044,893.00
USD	LIBOR 6 MONTHS	2.28	—	2011	2035	150,000,000.00	150,000,000.00	109,745,178.00	109,745,178.00
USD	LIBOR 6 MONTHS	2.17	—	2011	2035	112,650,000.00	112,650,000.00	112,618,088.00	112,618,088.00
USD	LIBOR 6 MONTHS	0.25	0.25	2011	2051	125,000,000.00	125,000,000.00	120,844,167.00	120,844,167.00
USD	LIBOR 6 MONTHS	2.19	—	2011	2035	175,000,000.00	175,000,000.00	129,011,636.00	129,011,636.00
USD	LIBOR 6 MONTHS	2.17	—	2011	2036	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
USD	LIBOR 6 MONTHS	2.11	—	2011	2035	819,373,015.50	819,373,015.50	714,403,332.00	714,403,332.00
USD	LIBOR 6 MONTHS	2.11	—	2012	2029	29,600,000.00	29,600,000.00	3,433,661.00	3,433,661.00
USD	LIBOR 6 MONTHS	1.74	0.15	2012	2030	132,750,000.00	132,750,000.00	88,966,824.00	88,966,824.00
USD	LIBOR 6 MONTHS	1.71	0.15	2012	2036	180,000,000.00	180,000,000.00	129,877,769.00	129,877,769.00
USD	LIBOR 6 MONTHS	2.10	—	2012	2036	219,640,000.00	219,640,000.00	150,109,368.00	150,109,368.00
USD	LIBOR 6 MONTHS	1.77	0.15	2012	2027	300,000,000.00	300,000,000.00	237,500,000.00	237,500,000.00
USD	LIBOR 6 MONTHS	1.74	0.15	2012	2027	300,000,000.00	300,000,000.00	250,000,000.00	250,000,000.00
USD	LIBOR 6 MONTHS	2.19	—	2012	2037	266,000,000.00	266,000,000.00	257,786,429.00	257,786,429.00
USD	LIBOR 6 MONTHS	2.11	—	2012	2037	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
USD	LIBOR 6 MONTHS	3.38	0.75	2012	2020	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
USD	LIBOR 6 MONTHS	1.90	0.50	2012	2023	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00	2,000,000,000.00
USD	LIBOR 6 MONTHS	2.96	—	2013	2033	25,000,000.00	25,000,000.00	1,507,721.00	1,507,721.00
USD	LIBOR 6 MONTHS	1.75	0.15	2013	2031	15,520,000.00	15,520,000.00	13,032,508.00	13,032,508.00
USD	LIBOR 6 MONTHS	1.91	0.15	2013	2033	224,000,000.00	224,000,000.00	13,623,577.00	13,623,577.00
USD	LIBOR 6 MONTHS	1.77	0.15	2013	2033	49,500,000.00	49,500,000.00	30,117,361.00	30,117,361.00
USD	LIBOR 6 MONTHS	2.01	—	2013	2034	159,600,000.00	159,600,000.00	39,496,036.00	39,496,036.00
USD	LIBOR 6 MONTHS	2.17	—	2013	2037	80,000,000.00	80,000,000.00	42,261,453.00	42,261,453.00
USD	LIBOR 6 MONTHS	1.91	—	2013	2029	99,900,000.00	99,900,000.00	87,600,000.00	87,600,000.00
USD	LIBOR 6 MONTHS	2.01	—	2013	2033	300,000,000.00	300,000,000.00	300,000,000.00	300,000,000.00
USD	LIBOR 6 MONTHS	1.77	0.15	2013	2028	400,000,000.00	400,000,000.00	366,666,667.00	366,666,667.00
USD	LIBOR 6 MONTHS	1.87	—	2013	2033	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
USD	LIBOR 6 MONTHS	2.06	—	2013	2037	650,000,000.00	650,000,000.00	547,409,577.00	547,409,577.00
USD	LIBOR 6 MONTHS	1.91	0.15	2014	2031	80,000,000.00	80,000,000.00	1,648,262.00	1,648,262.00
USD	LIBOR 6 MONTHS	1.96	—	2014	2033	47,380,000.00	47,380,000.00	15,800,000.00	15,800,000.00
USD	LIBOR 6 MONTHS	1.35	—	2014	2027	100,000,000.00	100,000,000.00	38,337,813.00	38,337,813.00
USD	LIBOR 6 MONTHS	1.90	0.15	2014	2032	74,400,000.00	74,400,000.00	56,255,098.00	56,255,098.00
USD	LIBOR 6 MONTHS	1.91	—	2014	2029	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
USD	LIBOR 6 MONTHS	1.86	—	2014	2030	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
USD	LIBOR 6 MONTHS	1.91	—	2014	2030	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
USD	LIBOR 6 MONTHS	2.86	0.15	2015	2030	100,000,000.00	100,000,000.00	100,000,000.00	100,000,000.00
USD	LIBOR 6 MONTHS	2.16	0.25	2015	2035	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
USD	LIBOR 6 MONTHS	1.91	0.15	2015	2030	800,000,000.00	800,000,000.00	800,000,000.00	800,000,000.00
USD	LIBOR 6 MONTHS	0.50	—	2016	2031	148,200,000.00	148,200,000.00	1,031,941.00	1,031,941.00
USD	LIBOR 6 MONTHS	1.91	0.15	2016	2033	108,700,000.00	108,700,000.00	2,000,000.00	2,000,000.00
USD	LIBOR 6 MONTHS	2.46	0.25	2016	2032	216,500,000.00	216,500,000.00	20,200,000.00	20,200,000.00
USD	LIBOR 6 MONTHS	2.66	0.25	2016	2032	216,500,000.00	216,500,000.00	20,200,000.00	20,200,000.00
USD	LIBOR 6 MONTHS	2.20	0.25	2016	2036	300,000,000.00	300,000,000.00	74,250,000.00	74,250,000.00
USD	LIBOR 6 MONTHS	2.16	0.25	2016	2037	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
USD	LIBOR 6 MONTHS	2.33	0.25	2016	2036	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
USD	LIBOR 6 MONTHS	1.85	0.15	2016	2031	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
USD	LIBOR 6 MONTHS	1.86	0.15	2016	2031	500,000,000.00	500,000,000.00	500,000,000.00	500,000,000.00
USD	LIBOR 6 MONTHS	2.56	0.25	2017	2032	125,000,000.00	125,000,000.00	3,626,747.00	3,626,747.00
USD	LIBOR 6 MONTHS	1.00	0.25	2017	2032	125,000,000.00	125,000,000.00	7,253,495.00	7,253,495.00
USD	LIBOR 6 MONTHS	1.89	—	2017	2032	400,000,000.00	400,000,000.00	400,000,000.00	400,000,000.00
USD	NO INTEREST RATE	—	—	2008	2027	4,583,586.26	4,583,586.26	3,828,030.00	3,828,030.00
USD	NO INTEREST RATE	—	—	2008	2026	13,552,137.17	13,552,137.17	10,253,756.00	10,253,756.00
USD	NO INTEREST RATE	—	—	2011	2028	7,304,211.76	7,304,211.76	7,304,212.00	7,304,212.00
USD	NO INTEREST RATE	—	—	2011	2030	15,072,605.35	15,072,605.35	12,943,880.00	12,943,880.00
USD	NO INTEREST RATE	—	—	2011	2026	133,605,199.60	133,605,199.60	106,139,340.00	106,139,340.00
USD	NO INTEREST RATE	—	—	2012	2029	65,000,000.00	65,000,000.00	23,852,315.00	23,852,315.00
USD	NO INTEREST RATE	—	—	2013	2029	914,811.39	914,811.39	909,288.00	909,288.00
USD	NO INTEREST RATE	—	—	2013	2034	8,302,857.00	8,302,857.00	8,302,857.00	8,302,857.00
USD	NO INTEREST RATE	—	—	2013	2028	30,000,000.00	30,000,000.00	26,220,448.00	26,220,448.00
USD	NO INTEREST RATE	—	—	2016	2020	77,852,404.00	77,852,404.00	77,852,404.00	77,852,404.00
USD	SIBOR 6 MONTHS	1.94	0.75	2002	2022	951,111.72	951,111.72	11,308,000.00	11,308,000.00
BILATERAL
AUD	NO INTEREST RATE	—	—	2007	2047	290,024,929.00	226,001,947.33	287,124,680.00	223,741,928.08
CAD	NO INTEREST RATE	—	—	1971	2021	4,000,000.00	3,182,435.78	350,000.00	278,463.13
CAD	NO INTEREST RATE	—	—	1972	2021	1,306,665.45	1,039,594.72	114,165.00	90,830.70
CAD	NO INTEREST RATE	—	—	1972	2022	6,000,000.00	4,773,653.68	675,000.00	537,036.04
CAD	NO INTEREST RATE	—	—	1973	2024	11,114,463.50	8,842,766.59	1,930,416.00	1,535,856.24
CAD	NO INTEREST RATE	—	—	1973	2023	56,222,850.41	44,731,402.75	8,006,222.00	6,369,821.85
CAD	NO INTEREST RATE	—	—	1975	2024	14,347,899.40	11,415,317.12	2,475,979.00	1,969,911.04
CAD	NO INTEREST RATE	—	—	1976	2024	9,399,999.29	7,478,723.53	1,464,000.00	1,164,771.50
CAD	NO INTEREST RATE	—	—	1976	2026	9,951,251.60	7,917,304.80	2,113,375.00	1,681,420.06
CAD	NO INTEREST RATE	—	—	1977	2027	3,797,863.76	3,021,614.38	947,864.00	754,129.08
CAD	NO INTEREST RATE	—	—	1978	2027	37,962,922.49	30,203,640.75	9,319,227.00	7,414,460.37
CAD	NO INTEREST RATE	—	—	1979	2029	12,847,053.89	10,221,231.00	3,854,116.00	3,066,369.17
CAD	NO INTEREST RATE	—	—	1981	2030	21,059,866.01	16,755,417.80	6,844,457.00	5,445,511.22
CAD	NO INTEREST RATE	—	—	1982	2024	1,480,843.82	1,178,172.59	262,094.00	208,524.33
CAD	NO INTEREST RATE	—	—	1982	2030	31,544,124.46	25,096,787.61	10,251,841.00	8,156,456.41
CAD	NO INTEREST RATE	—	—	1983	2033	14,999,731.83	11,933,920.83	5,777,557.00	4,596,676.04
CAD	NO INTEREST RATE	—	—	1984	2034	20,833,278.37	16,575,142.65	22,080,508.00	17,567,449.70
CAD	NO INTEREST RATE	—	—	1998	2019	14,217,906.08	11,311,893.27	1,421,791.00	1,131,189.64
CAD	NO INTEREST RATE	—	—	2000	2021	14,342,221.64	11,410,799.84	3,861,367.00	3,072,138.13
CAD	NO INTEREST RATE	—	—	2002	2023	10,880,981.79	8,657,006.45	5,984,540.00	4,761,353.56
CHF	NO INTEREST RATE	—	—	1985	2019	35,992,909.95	36,774,376.92	5,666,666.00	5,789,698.91
CHF	NO INTEREST RATE	—	—	2002	2023	5,666,667.17	5,789,700.10	3,116,667.00	3,184,335.11
CNY	FIXED	2.50	0.35	2008	2025	1,550,083,479.73	237,226,386.69	1,162,562,610.00	177,919,790.05
DKK	NO INTEREST RATE	—	—	1998	2019	1,800,000.00	288,619.13	1,480,001.00	237,309.22
DKK	NO INTEREST RATE	—	—	2000	2021	19,733,332.00	3,164,120.64	5,312,820.00	851,878.61
DKK	NO INTEREST RATE	—	—	2002	2023	19,733,332.00	3,164,120.64	10,853,333.00	1,740,266.42

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	EURIBOR 6 MONTHS	0.50	—	2002	2021	44,306,219.50	52,892,822.40	17,647,167.00	21,067,210.89
EUR	EURIBOR 6 MONTHS	0.15	—	2013	2051	12,430,000.55	14,838,950.80	12,430,001.00	14,838,951.34
EUR	FIXED	3.00	—	1979	2026	525,798.49	627,698.92	15,881.00	18,958.76
EUR	FIXED	3.00	—	1980	2027	2,694,165.93	3,216,298.79	310,194.00	370,310.00
EUR	FIXED	3.00	—	1981	2028	2,689,091.73	3,210,241.20	374,057.00	446,549.73
EUR	FIXED	2.00	—	1982	2026	4,268,755.13	5,096,045.42	947,844.00	1,131,537.40
EUR	FIXED	2.00	—	1982	2019	3,895,780.91	4,650,788.31	2,057,296.00	2,456,002.64
EUR	FIXED	1.50	—	1983	2019	1,796,550.69	2,144,724.55	548,321.00	654,586.32
EUR	FIXED	1.50	—	1983	2027	4,789,011.78	5,717,128.48	635,181.00	758,279.90
EUR	FIXED	1.50	—	1983	2018	14,207,914.54	16,961,426.84	3,114,583.00	3,718,193.23
EUR	FIXED	0.75	—	1984	2034	2,556,459.41	3,051,904.56	1,077,803.00	1,286,682.62
EUR	FIXED	2.00	—	1984	2024	24,695,397.86	29,481,398.05	1,077,803.00	1,286,682.62
EUR	FIXED	1.50	—	1984	2019	2,957,795.89	3,531,020.58	1,602,570.00	1,913,150.15
EUR	FIXED	1.50	—	1984	2027	2,621,226.70	3,129,223.84	2,898,366.00	3,460,073.10
EUR	FIXED	1.50	—	1985	2018	1,045,718.11	1,248,379.64	4,460,749.00	5,325,247.95
EUR	FIXED	1.50	—	1987	2021	5,874,296.76	7,012,743.10	9,395,390.00	11,216,228.79
EUR	FIXED	3.60	—	1988	2024	1,431,553.44	1,708,990.36	8,631.00	10,303.70
EUR	FIXED	2.00	—	1988	2025	8,092,505.84	9,660,843.98	69,633.00	83,127.97
EUR	FIXED	2.50	—	1988	2018	9,075,604.32	10,834,468.23	394,789.00	471,299.62
EUR	FIXED	2.00	—	1988	2018	40,494,316.99	48,342,168.23	1,511,890.00	1,804,896.25
EUR	FIXED	2.00	—	1988	2022	918,209.04	1,096,159.14	1,606,976.00	1,918,410.04
EUR	FIXED	1.50	—	1988	2022	2,705,131.29	3,229,389.25	1,872,427.00	2,235,305.79
EUR	FIXED	1.50	—	1988	2021	2,367,220.08	2,825,990.41	1,916,191.00	2,287,551.31
EUR	FIXED	3.60	—	1989	2024	4,486,932.68	5,356,506.06	263,606.00	314,693.19
EUR	FIXED	3.60	—	1989	2025	2,921,178.52	3,487,306.71	576,394.00	688,099.91
EUR	FIXED	3.50	—	1989	2026	6,128,450.49	7,316,152.16	1,074,680.00	1,282,954.38
EUR	FIXED	2.50	—	1989	2020	22,689,010.80	27,086,170.57	2,960,916.00	3,534,745.37
EUR	FIXED	2.00	—	1989	2019	65,378,892.85	78,049,407.22	5,373,677.00	6,415,102.58
EUR	FIXED	0.75	—	1989	2029	20,451,675.25	24,415,236.48	8,049,779.00	9,609,836.63
EUR	FIXED	2.00	—	1989	2022	4,755,678.04	5,677,334.62	8,371,255.00	9,993,615.09
EUR	FIXED	2.00	—	1989	2023	3,184,451.76	3,801,602.65	11,999,456.00	14,324,966.16
EUR	FIXED	2.00	—	1989	2024	7,870,829.91	9,396,206.97	13,924,129.00	16,622,643.29
EUR	FIXED	3.60	—	1990	2026	5,607,033.54	6,693,683.92	101,013.00	120,589.45
EUR	FIXED	3.60	—	1990	2025	8,103,174.23	9,673,579.92	416,065.00	496,698.94
EUR	FIXED	2.00	—	1990	2018	5,828,727.44	6,958,342.39	716,320.00	855,143.75
EUR	FIXED	2.00	—	1990	2020	43,764,539.86	52,246,164.54	6,314,454.00	7,538,203.39
EUR	FIXED	2.50	—	1990	2020	74,525,914.64	88,969,133.71	9,726,779.00	11,611,841.41
EUR	FIXED	2.00	—	1990	2025	885,727.66	1,057,382.83	16,156,806.00	19,288,015.99
EUR	FIXED	3.60	—	1991	2018	277,078.47	330,776.64	53,006.00	63,278.63
EUR	FIXED	3.50	—	1991	2026	1,838,026.43	2,194,238.34	173,770.00	207,446.85
EUR	FIXED	3.50	—	1991	2027	10,893,471.26	13,004,640.14	204,086.00	243,638.13
EUR	FIXED	3.60	—	1991	2027	771,416.42	920,917.92	1,376,777.00	1,643,598.17
EUR	FIXED	2.00	—	1991	2025	3,114,920.99	3,718,596.72	3,319,458.00	3,962,773.27
EUR	FIXED	2.00	—	1991	2021	13,804,880.79	16,480,284.62	4,031,025.00	4,812,242.88
EUR	FIXED	2.00	—	1991	2022	1,530,185.67	1,826,737.64	5,973,247.00	7,130,870.03
EUR	FIXED	0.75	—	1991	2033	58,747,437.15	70,132,766.79	29,910,575.00	35,707,283.29
EUR	FIXED	0.75	—	1991	2031	79,311,596.61	94,682,287.07	39,661,423.00	47,347,858.30
EUR	FIXED	3.50	—	1992	2027	7,266,579.36	8,674,851.88	2,979,022.00	3,556,360.33
EUR	FIXED	3.50	—	1992	2018	11,857,226.03	14,155,171.84	3,782,144.00	4,515,128.42
EUR	FIXED	2.00	—	1992	2022	613,550.26	732,457.10	4,586,289.00	5,475,117.77
EUR	FIXED	0.75	—	1992	2032	15,850,048.32	18,921,808.27	8,618,336.00	10,288,580.71
EUR	FIXED	3.50	—	1993	2020	38,762.17	46,274.33	42,409.00	50,627.92
EUR	FIXED	3.50	—	1993	2019	1,256,756.85	1,500,317.96	857,236.00	1,023,369.45
EUR	FIXED	0.75	—	1993	2033	10,839,387.88	12,940,075.33	5,785,779.00	6,907,070.49
EUR	FIXED	3.50	—	1993	2018	159,137,107.39	189,978,085.53	14,572,998.00	17,397,263.94
EUR	FIXED	2.00	—	1993	2023	89,118,174.89	106,389,392.96	28,566,388.00	34,102,591.10
EUR	FIXED	0.50	—	1993	2033	1,033,476.43	1,233,765.50	38,416,450.00	45,861,607.92
EUR	FIXED	0.50	—	1993	2034	7,683,613.41	9,172,707.67	39,007,899.00	46,567,680.50
EUR	FIXED	0.75	0.25	1994	2034	4,644,846.98	5,545,024.36	4,253,417.00	5,077,734.74
EUR	FIXED	3.50	—	1994	2019	98,895,977.85	118,062,146.83	10,601,208.00	12,655,735.88
EUR	FIXED	3.50	—	1995	2021	2,119,489.64	2,530,249.49	470,998.00	562,278.02
EUR	FIXED	2.00	0.25	1995	2025	6,902,440.40	8,240,142.32	4,560,724.00	5,444,598.24
EUR	FIXED	0.75	—	1995	2035	11,654,155.01	13,912,745.39	6,998,616.00	8,354,956.87
EUR	FIXED	3.50	—	1995	2020	93,645,473.44	111,794,087.85	15,060,978.00	17,979,815.10
EUR	FIXED	0.25	—	1995	2035	881,937.38	1,052,857.99	24,761,682.00	29,560,528.14
EUR	FIXED	0.75	0.25	1995	2035	44,136,967.75	52,690,769.44	26,721,814.00	31,900,536.27
EUR	FIXED	3.50	—	1996	2020	11,114,110.89	13,268,040.02	1,852,352.00	2,211,340.22
EUR	FIXED	3.50	—	1996	2021	68,126,798.09	81,329,860.06	14,695,773.00	17,543,832.90
EUR	FIXED	0.25	—	1996	2025	1,373,193.06	1,639,319.66	26,062,436.00	31,113,369.95
EUR	FIXED	0.25	—	1997	2029	1,045,190.46	1,247,749.73	8,497,963.00	10,144,879.27
EUR	FIXED	0.25	—	1997	2028	1,256,051.24	1,499,475.60	10,330,041.00	12,332,016.37
EUR	FIXED	3.50	—	1997	2026	29,601,111.93	35,337,845.88	14,800,556.00	17,668,922.98
EUR	FIXED	3.50	—	1997	2024	76,761,543.94	91,638,030.88	29,427,652.00	35,130,769.19
EUR	FIXED	3.00	—	1998	2019	39,514.54	47,172.51	3,951.00	4,716.71
EUR	FIXED	3.50	—	1998	2019	725,397.77	865,980.80	72,540.00	86,598.35
EUR	FIXED	0.63	—	1998	2030	899,449.20	1,073,763.62	1,506,455.00	1,798,407.94
EUR	FIXED	3.50	—	1998	2024	4,338,568.74	5,179,389.00	1,687,221.00	2,014,206.62
EUR	FIXED	3.14	—	1998	2019	42,596,662.13	50,851,950.59	4,259,666.00	5,085,194.80
EUR	FIXED	3.50	—	1998	2027	11,118,943.64	13,273,809.36	6,177,191.00	7,374,338.64
EUR	FIXED	2.14	—	1998	2019	68,087,026.99	81,282,381.27	6,808,707.00	8,128,243.26
EUR	FIXED	0.75	0.25	1998	2038	10,946,905.65	13,068,430.19	7,633,734.00	9,113,161.57
EUR	FIXED	0.75	0.24	1998	2038	12,271,005.15	14,649,141.89	8,589,704.00	10,254,399.79
EUR	FIXED	2.50	—	1998	2019	87,643,110.94	104,628,459.70	8,764,175.00	10,462,683.50
EUR	FIXED	3.50	—	1998	2023	32,681,718.35	39,015,477.82	10,893,906.00	13,005,159.13
EUR	FIXED	3.50	—	1998	2029	24,898,895.81	29,724,334.16	15,907,628.00	18,990,546.97
EUR	FIXED	3.50	—	1998	2026	70,322,563.08	83,951,167.16	34,726,621.00	41,456,685.26
EUR	FIXED	2.20	—	1999	2025	764,997.07	913,254.50	7,704,553.00	9,197,705.38
EUR	FIXED	3.50	—	1999	2026	21,667,405.42	25,866,576.74	11,435,575.00	13,651,804.29
EUR	FIXED	3.50	—	1999	2027	68,632,224.56	81,933,238.84	36,222,563.00	43,242,542.77
EUR	FIXED	3.50	—	1999	2024	130,672,109.47	155,996,534.04	47,805,549.00	57,070,326.50
EUR	FIXED	0.75	0.25	1999	2039	88,369,704.94	105,495,868.56	62,486,600.00	74,596,584.26
EUR	FIXED	3.50	—	2000	2021	545,474.35	651,187.99	146,859.00	175,320.46
EUR	FIXED	2.06	—	2000	2021	65,882,617.61	78,650,754.49	15,882,618.00	18,960,690.00
EUR	FIXED	0.75	0.25	2000	2040	22,710,505.12	27,111,830.52	17,047,881.00	20,351,782.48
EUR	FIXED	3.04	—	2000	2021	78,434,007.67	93,634,620.25	21,116,848.00	25,209,320.57
EUR	FIXED	2.50	—	2000	2021	94,876,730.60	113,263,964.24	25,543,515.00	30,493,881.39
EUR	FIXED	0.75	0.25	2001	2035	2,652,707.18	3,166,805.28	1,910,707.00	2,281,004.50
EUR	FIXED	2.00	0.25	2001	2031	9,428,222.29	11,255,424.02	6,212,196.00	7,416,127.65
EUR	FIXED	0.75	0.25	2001	2041	39,408,653.30	47,046,101.50	30,960,281.00	36,960,423.68
EUR	FIXED	3.50	—	2002	2023	487,625.30	582,127.72	268,194.00	320,170.35
EUR	FIXED	2.35	—	2002	2023	1,073,709.60	1,281,795.92	4,123,778.00	4,922,971.53
EUR	FIXED	1.95	—	2002	2023	106,768,936.24	127,460,894.79	11,174,731.00	13,340,408.38
EUR	FIXED	0.75	0.25	2002	2042	44,849,000.00	53,540,794.46	36,255,000.00	43,281,266.10
EUR	FIXED	2.50	—	2002	2023	89,122,860.88	106,394,987.10	49,017,562.00	58,517,229.19
EUR	FIXED	5.75	—	2002	2021	144,084,287.45	172,008,009.54	57,388,774.00	68,510,792.95
EUR	FIXED	2.95	—	2002	2023	127,398,151.49	152,088,078.75	70,068,984.00	83,648,444.12
EUR	FIXED	0.75	0.25	2003	2043	10,500,383.02	12,535,370.89	8,851,823.00	10,567,317.80

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	0.20	—	2003	2038	10,840,484.34	12,941,384.29	9,070,609.00	10,828,504.81
EUR	FIXED	2.35	—	2004	2025	627,096.57	748,628.70	1,386,726.00	1,655,475.30
EUR	FIXED	0.75	0.25	2004	2044	9,000,000.00	10,744,211.69	7,824,000.00	9,340,301.36
EUR	FIXED	0.75	—	2004	2044	39,000,000.00	46,558,250.66	38,675,500.00	46,170,862.14
EUR	FIXED	0.75	0.25	2005	2044	26,497,260.86	31,632,464.44	30,681,098.00	36,627,134.65
EUR	FIXED	0.75	0.25	2006	2045	6,000,000.00	7,162,807.79	5,600,000.00	6,685,287.27
EUR	FIXED	0.75	0.25	2006	2046	8,821,144.12	10,530,693.31	8,527,144.00	10,179,715.58
EUR	FIXED	0.15	—	2007	2037	13,594,264.00	16,228,850.02	13,594,264.00	16,228,850.02
EUR	FIXED	0.15	—	2008	2038	10,198,683.34	12,175,201.42	10,198,683.00	12,175,201.01
EUR	FIXED	1.00	—	2008	2028	36,800,000.00	43,931,887.81	36,312,283.00	43,349,650.62
EUR	FIXED	0.75	0.25	2009	2049	17,887,392.01	21,353,991.82	26,987,392.00	32,217,583.63
EUR	FIXED	0.15	—	2010	2040	3,695,046.00	4,411,150.71	3,695,046.00	4,411,150.71
EUR	FIXED	0.40	0.40	2014	2034	11,523,700.00	13,757,008.03	11,523,700.00	13,757,008.03
EUR	FIXED	0.40	0.40	2015	2034	7,730,000.00	9,228,084.04	7,730,000.00	9,228,084.04
EUR	FIXED	1.30	0.25	2017	2028	200,000,000.00	238,760,259.82	200,000,000.00	238,760,259.82
EUR	LIBOR 6 MONTHS	0.35	—	2002	2021	254,689,661.60	304,048,848.88	190,432,689.00	227,338,791.52
EUR	LIBOR 6 MONTHS	0.15	—	2008	2039	6,888,831.50	8,223,895.99	6,888,832.00	8,223,896.59
EUR	LIBOR 6 MONTHS	0.15	—	2008	2038	8,554,232.85	10,212,054.29	8,554,233.00	10,212,054.47
EUR	LIBOR 6 MONTHS	0.15	—	2011	2046	7,349,158.79	8,773,435.31	7,349,159.00	8,773,435.56
EUR	LIBOR 6 MONTHS	0.75	0.25	2011	2051	19,000,000.00	22,682,224.68	18,817,731.00	22,464,631.71
EUR	LIBOR 6 MONTHS	1.00	—	2011	2031	5,739,874.60	6,852,269.75	29,902,758.00	35,697,951.35
EUR	LIBOR 6 MONTHS	2.30	0.25	2013	2028	75,000,000.00	89,535,097.43	2,937,770.00	3,507,113.64
EUR	LIBOR 6 MONTHS	3.09	—	2013	2031	74,700,000.00	89,176,957.04	74,700,000.00	89,176,957.04
EUR	LIBOR 6 MONTHS	2.27	0.60	2013	2022	189,512,795.50	226,240,621.46	144,444,609.00	172,438,161.87
EUR	LIBOR 6 MONTHS	0.22	—	2014	2035	8,989,825.00	10,732,064.76	47,677,098.00	56,916,981.53
EUR	LIBOR 6 MONTHS	2.06	—	2015	2033	140,000,000.00	167,132,181.87	140,000,000.00	167,132,181.87
EUR	LIBOR 6 MONTHS	0.15	—	2016	2054	6,979,739.37	8,332,421.93	2,160,646.00	2,579,382.00
EUR	LIBOR 6 MONTHS	2.08	—	2016	2034	100,000,000.00	119,380,129.91	100,000,000.00	119,380,129.91
EUR	LIBOR 6 MONTHS	1.90	—	2017	2032	100,000,000.00	119,380,129.91	100,000,000.00	119,380,129.91
EUR	LIBOR 6 MONTHS	1.41	0.50	2017	2032	150,000,000.00	179,070,194.86	150,000,000.00	179,070,194.86
EUR	NO INTEREST RATE	—	—	1988	2018	8,676,273.37	10,357,746.42	433,822.00	517,897.27
EUR	NO INTEREST RATE	—	—	1989	2023	9,419,953.94	11,245,553.25	2,330,595.00	2,782,267.34
EUR	NO INTEREST RATE	—	—	1991	2021	26,195,883.16	31,272,679.35	5,372,839.00	6,414,102.18
EUR	NO INTEREST RATE	—	—	1993	2023	6,197,338.07	7,398,390.24	1,859,201.00	2,219,516.57
EUR	NO INTEREST RATE	—	—	1994	2024	4,957,713.28	5,918,524.55	1,739,746.00	2,076,911.03
EUR	NO INTEREST RATE	—	—	1996	2033	1,801,798.89	2,150,989.86	1,441,439.00	1,720,791.75
EUR	NO INTEREST RATE	—	—	1998	2019	10,938,301.78	13,058,158.87	783,964.00	935,897.24
EUR	NO INTEREST RATE	—	—	2000	2021	11,235,774.01	13,413,281.61	3,025,017.00	3,611,269.22
EUR	NO INTEREST RATE	—	—	2002	2023	13,287,968.55	15,863,194.12	7,308,383.00	8,724,757.12
EUR	NO INTEREST RATE	—	0.15	2008	2023	6,102,500.00	7,285,172.43	4,475,167.00	5,342,460.18
EUR	NO INTEREST RATE	—	—	2011	2020	18,768,936.24	22,406,380.47	18,768,936.00	22,406,380.18
EUR	NO INTEREST RATE	—	0.25	2012	2027	15,999,999.99	19,100,820.77	16,000,000.00	19,100,820.79
GBP	FIXED	3.34	—	1997	2022	18,955,087.60	25,488,926.44	5,265,302.00	7,080,257.20
GBP	LIBOR 6 MONTHS	0.94	—	2002	2021	214,661,736.76	288,655,865.58	85,499,770.00	114,971,631.60
JPY	FIXED	3.00	—	1988	2018	20,550,912,999.00	182,358,863.25	513,549,000.00	4,556,985.47
JPY	FIXED	2.70	—	1988	2018	170,020,259,606.00	1,508,677,559.60	8,501,008,000.00	75,433,833.79
JPY	FIXED	2.50	—	1989	2019	169,916,464,480.00	1,507,756,531.85	16,203,311,000.00	143,780,345.67
JPY	FIXED	2.50	—	1990	2020	171,364,782,071.00	1,520,608,201.72	25,077,306,000.00	222,523,885.71
JPY	FIXED	2.60	—	1991	2021	142,738,694,202.00	1,266,594,141.94	27,856,248,000.00	247,182,873.09
JPY	FIXED	2.50	—	1992	2022	15,891,138,604.00	141,010,278.80	3,875,880,000.00	34,392,684.69
JPY	FIXED	2.60	—	1992	2022	125,239,648,310.00	1,111,316,071.48	30,542,530,000.00	271,019,640.43
JPY	FIXED	2.60	—	1993	2023	159,533,427,896.00	1,415,622,486.58	46,156,226,000.00	409,568,027.74
JPY	FIXED	2.60	—	1994	2024	140,896,857,218.00	1,250,250,571.29	48,034,392,000.00	426,233,964.51
JPY	FIXED	2.30	—	1995	2025	34,964,958,450.00	310,262,131.75	14,959,952,000.00	132,747,379.21
JPY	FIXED	2.50	—	1995	2025	87,690,690,506.00	778,124,779.12	37,318,720,000.00	331,148,273.43
JPY	FIXED	2.50	—	1996	2026	10,217,963,142.00	90,669,263.37	5,038,938,000.00	44,713,098.91
JPY	FIXED	2.70	—	1996	2026	115,729,940,601.00	1,026,931,524.29	55,708,668,000.00	494,331,778.35
JPY	FIXED	2.10	—	1998	2028	411,741,033.00	3,653,590.80	210,882,000.00	1,871,264.88
JPY	FIXED	2.30	—	1998	2028	1,330,560,363.00	11,806,749.18	681,450,000.00	6,046,857.74
JPY	FIXED	3.00	—	1998	2028	6,068,600,000.00	53,849,821.54	2,394,485,000.00	21,247,501.88
JPY	FIXED	0.51	—	1998	2028	15,171,500,000.00	134,624,553.85	5,895,875,000.00	52,317,143.42
JPY	FIXED	2.50	—	1998	2028	11,777,048,079.00	104,503,829.11	7,097,622,000.00	62,980,865.12
JPY	FIXED	2.20	—	1998	2028	20,000,000,000.00	177,470,327.72	10,243,884,000.00	90,899,272.53
JPY	FIXED	2.70	—	1998	2028	117,483,889,039.00	1,042,495,214.50	65,310,945,000.00	579,537,740.65
JPY	FIXED	1.00	—	1998	2028	147,024,758,827.00	1,304,626,606.63	78,891,296,000.00	700,043,207.78
JPY	FIXED	1.00	—	1999	2029	80,480,000,000.00	714,140,598.76	45,147,298,000.00	400,615,288.59
JPY	FIXED	3.00	—	2000	2021	7,252,245,722.00	64,352,921.25	1,952,527,689.00	17,325,786.44
JPY	FIXED	1.00	—	2000	2030	35,964,000,000.00	319,127,143.31	21,929,250,000.00	194,589,559.21
JPY	FIXED	2.20	—	2000	2021	145,473,600,380.00	1,290,862,376.73	39,165,966,000.00	347,539,841.08
JPY	FIXED	0.75	—	2001	2041	5,705,511,965.00	50,627,953.91	4,489,536,000.00	39,837,971.26
JPY	FIXED	0.95	—	2001	2041	41,034,000,000.00	364,115,871.39	15,279,640,863.00	135,584,143.57
JPY	FIXED	1.80	—	2001	2031	39,175,436,704.00	347,623,879.53	31,117,940,000.00	276,125,550.49
JPY	FIXED	3.00	—	2002	2023	6,352,091,212.00	56,365,385.46	3,493,650,160.00	31,000,961.94
JPY	FIXED	1.80	—	2002	2032	31,190,398,344.00	276,768,510.80	29,490,850,000.00	261,687,540.72
JPY	FIXED	1.80	—	2002	2023	208,605,798,990.00	1,851,066,975.59	114,733,179,000.00	1,018,086,743.90
JPY	FIXED	0.95	—	2003	2043	45,335,142,633.00	402,282,131.02	40,573,509,000.00	360,029,696.96
JPY	FIXED	1.80	—	2003	2033	70,677,133,186.00	627,154,699.45	55,162,592,000.00	489,486,164.02
JPY	FIXED	0.75	—	2004	2044	5,075,725,392.00	45,039,532.44	4,685,412,000.00	41,576,080.16
JPY	FIXED	1.80	—	2004	2034	14,542,600,396.00	129,044,002.91	11,705,001,000.00	103,864,518.17
JPY	FIXED	1.30	—	2004	2034	85,056,202,305.00	754,747,604.90	68,251,095,000.00	605,627,209.86
JPY	FIXED	0.75	—	2005	2045	16,746,082,991.00	148,596,641.83	15,098,765,000.00	133,979,138.64
JPY	FIXED	0.40	—	2005	2045	29,186,815,148.00	258,989,682.48	17,920,920,347.00	159,021,580.35
JPY	FIXED	1.30	—	2005	2035	61,177,272,302.00	542,857,528.23	52,544,225,486.00	466,252,045.85
JPY	FIXED	0.75	—	2006	2046	35,682,654,742.00	316,630,621.56	7,582,932,329.00	67,287,274.28
JPY	FIXED	0.40	—	2006	2046	24,676,057,329.00	218,963,399.06	22,972,589,000.00	203,847,644.92
JPY	FIXED	1.50	—	2006	2036	27,400,499,292.00	243,138,779.46	24,713,003,000.00	219,291,237.07
JPY	FIXED	0.40	—	2007	2047	6,210,886,208.00	55,112,400.54	6,004,607,000.00	53,281,978.61
JPY	FIXED	0.70	0.10	2007	2022	23,182,000,000.00	205,705,856.86	11,039,040,000.00	97,955,102.33
JPY	FIXED	0.75	—	2007	2047	34,635,294,974.00	307,336,857.49	24,657,001,747.00	218,794,309.04
JPY	FIXED	1.50	—	2007	2037	70,889,534,957.00	629,039,450.05	62,942,003,904.00	558,516,903.02
JPY	FIXED	3.45	0.20	2008	2018	3,747,785,104.00	33,256,032.53	432,417,104.00	3,837,060.26
JPY	FIXED	0.01	0.10	2008	2038	646,301,237.00	5,734,964.62	646,301,237.00	5,734,964.62
JPY	FIXED	0.70	0.10	2008	2023	22,080,000,000.00	195,927,241.81	11,565,708,000.00	102,628,499.46
JPY	FIXED	0.15	0.10	2008	2023	30,768,000,000.00	273,020,352.17	17,581,704,000.00	156,011,538.54
JPY	FIXED	1.40	0.10	2008	2038	28,741,903,896.00	255,041,755.19	30,986,657,045.00	274,960,609.04
JPY	FIXED	0.70	0.10	2009	2024	9,293,000,000.00	82,461,587.78	5,752,799,000.00	51,047,556.19
JPY	FIXED	1.40	0.10	2009	2039	10,626,387,054.00	94,293,419.65	9,570,981,728.00	84,928,263.20
JPY	FIXED	1.40	0.10	2010	2043	36,994,000,000.00	328,266,865.19	1,706,628,617.00	15,143,797.00
JPY	FIXED	0.80	0.10	2010	2025	8,391,000,000.00	74,457,676.00	6,393,136,000.00	56,729,597.06
JPY	FIXED	0.70	0.10	2010	2025	8,997,000,000.00	79,835,026.93	6,426,420,000.00	57,024,943.17
JPY	FIXED	0.15	0.10	2010	2025	27,195,000,000.00	241,315,278.12	19,425,000,000.00	172,368,055.80
JPY	FIXED	0.30	0.10	2011	2051	25,834,000,000.00	229,238,422.32	5,363,082,289.00	47,589,398.57
JPY	FIXED	0.80	0.10	2011	2026	8,291,000,000.00	73,570,324.36	6,711,753,000.00	59,556,850.23
JPY	FIXED	0.30	—	2014	2054	6,170,000,000.00	54,749,596.10	2,893,646,463.00	25,676,819.31
JPY	FIXED	0.01	—	2014	2054	7,079,000,000.00	62,815,622.50	3,693,122,071.00	32,770,979.21
JPY	FIXED	1.40	—	2014	2039	13,891,000,000.00	123,262,016.12	10,110,502,265.00	89,715,707.52
JPY	FIXED	0.01	0.10	2015	2055	657,000,000.00	5,829,900.27	46,145,060.00	409,468.95

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	0.10	—	2015	2055	72,496,000,000.00	643,294,443.93	19,475,972,684.00	172,820,362.75
JPY	LIBOR 6 MONTHS	0.65	0.10	2008	2048	5,015,741,090.00	44,507,260.75	5,846,601,826.00	51,879,917.11
JPY	LIBOR 6 MONTHS	0.01	0.10	2009	2039	3,886,000,000.00	34,482,484.68	1,572,911,089.00	13,957,252.32
JPY	LIBOR 6 MONTHS	0.01	0.10	2009	2024	9,361,000,000.00	83,064,986.89	5,242,160,000.00	46,516,392.66
JPY	LIBOR 6 MONTHS	1.40	0.10	2009	2039	5,241,357,463.00	46,509,271.33	5,287,388,327.00	46,917,726.96
JPY	LIBOR 6 MONTHS	0.70	0.10	2009	2024	9,293,000,000.00	82,461,587.78	5,752,799,000.00	51,047,556.19
JPY	LIBOR 6 MONTHS	0.15	0.15	2009	2024	28,083,000,000.00	249,194,960.67	18,721,990,000.00	166,129,885.05
JPY	LIBOR 6 MONTHS	0.20	0.10	2009	2049	46,324,000,000.00	411,056,773.07	48,053,339,944.00	426,402,099.40
JPY	LIBOR 6 MONTHS	2.86	0.20	2011	2022	3,286,537,998.00	29,163,148.78	1,812,411,998.00	16,082,467.56
JPY	LIBOR 6 MONTHS	0.01	0.10	2013	2053	1,727,000,000.00	15,324,562.80	475,835,407.00	4,222,333.28
JPY	LIBOR 6 MONTHS	1.40	0.10	2013	2038	2,815,000,000.00	24,978,948.63	792,612,803.00	7,033,262.70
JPY	LIBOR 6 MONTHS	0.30	0.10	2013	2053	4,104,000,000.00	36,416,911.25	2,200,172,241.00	19,523,264.43
JPY	LIBOR 6 MONTHS	0.80	0.10	2013	2028	15,490,000,000.00	137,450,768.82	15,490,000,000.00	137,450,768.82
JPY	LIBOR 6 MONTHS	0.80	—	2013	2028	19,848,000,000.00	176,121,553.23	19,848,000,000.00	176,121,553.23
KRW	FIXED	3.50	—	1995	2020	7,097,568,890.00	6,648,077.15	1,182,928,140.00	1,108,012.85
KRW	FIXED	3.50	—	1998	2019	1,056,676,000.00	989,756.31	197,523,000.00	185,013.79
KRW	FIXED	2.50	—	1998	2027	27,366,962,730.00	25,633,802.56	13,683,480,000.00	12,816,900.00
KRW	FIXED	3.50	—	2000	2021	1,056,676,000.00	989,756.31	779,107,000.00	729,765.86
KRW	FIXED	2.00	—	2000	2030	32,899,947,110.00	30,816,380.93	21,384,948,000.00	20,030,631.10
KRW	FIXED	2.50	—	2000	2030	44,912,981,250.00	42,068,625.04	29,193,424,000.00	27,344,593.34
KRW	FIXED	3.00	—	2001	2025	13,203,435,770.00	12,367,257.15	5,868,192,000.00	5,496,557.17
KRW	FIXED	3.50	—	2002	2023	792,507,000.00	742,317.23	2,317,766,000.00	2,170,981.00
KRW	FIXED	2.00	—	2005	2035	19,312,358,510.00	18,089,299.49	17,381,088,000.00	16,280,337.08
KRW	FIXED	1.50	—	2007	2037	56,944,195,400.00	53,337,897.82	56,944,195,400.00	53,337,897.82
KRW	FIXED	1.50	—	2008	2018	5,211,839,950.00	4,881,772.14	1,302,959,000.00	1,220,442.11
KRW	FIXED	1.50	—	2009	2039	32,354,707,860.00	30,305,671.89	32,354,707,860.00	30,305,671.89
KRW	LIBOR 6 MONTHS	0.20	—	2011	2041	39,845,706,280.00	37,322,262.53	37,838,399,100.00	35,442,078.87
KWD	FIXED	4.00	—	1998	2022	186,000.00	615,591.22	1,330,200.00	4,402,470.10
KWD	FIXED	4.00	—	2006	2018	3,290,614.12	10,890,715.87	804,362.00	2,662,140.77
SAR	FIXED	3.00	—	1998	2027	12,495,000.00	3,331,778.65	9,163,688.00	2,443,487.80
SAR	FIXED	3.00	—	2000	2022	15,831,142.61	4,221,357.58	7,426,262.00	1,980,204.98
SAR	FIXED	3.00	—	2002	2023	7,777,400.00	2,073,835.56	23,398,271.00	6,239,124.44
SAR	FIXED	2.00	—	2010	2035	135,000,000.00	35,997,608.50	88,826,093.00	23,685,384.60
SAR	FIXED	2.00	—	2014	2038	131,250,000.00	34,997,674.93	15,444,255.00	4,118,194.41
USD	FIXED	3.00	—	1978	2020	22,057,050.90	22,057,050.90	2,912,309.00	2,912,309.00
USD	FIXED	3.00	—	1979	2020	22,210,515.24	22,210,515.24	448,039.00	448,039.00
USD	FIXED	3.00	—	1979	2025	1,936,695.95	1,936,695.95	1,137,852.00	1,137,852.00
USD	FIXED	3.00	—	1979	2021	16,598,383.73	16,598,383.73	1,399,217.00	1,399,217.00
USD	FIXED	3.00	—	1980	2020	472,380.17	472,380.17	73,071.00	73,071.00
USD	FIXED	3.00	—	1980	2023	3,686,884.12	3,686,884.12	981,914.00	981,914.00
USD	FIXED	3.00	—	1980	2024	6,544,886.74	6,544,886.74	1,929,984.00	1,929,984.00
USD	FIXED	3.00	—	1980	2021	40,520,727.60	40,520,727.60	5,954,708.00	5,954,708.00
USD	FIXED	3.00	—	1981	2025	25,959.68	25,959.68	8,707.00	8,707.00
USD	FIXED	3.00	—	1981	2028	286,567.60	286,567.60	128,938.00	128,938.00
USD	FIXED	3.00	—	1981	2024	531,110.00	531,110.00	167,454.00	167,454.00
USD	FIXED	3.00	—	1981	2021	5,891,944.06	5,891,944.06	1,108,641.00	1,108,641.00
USD	FIXED	3.00	—	1981	2022	15,493,543.23	15,493,543.23	3,591,546.00	3,591,546.00
USD	FIXED	3.00	—	1982	2020	2,989,279.25	2,989,279.25	456,931.00	456,931.00
USD	FIXED	3.00	—	1982	2026	1,175,983.03	1,175,983.03	463,274.00	463,274.00
USD	FIXED	3.00	—	1982	2025	1,500,000.00	1,500,000.00	532,806.00	532,806.00
USD	FIXED	3.00	—	1982	2027	1,477,873.60	1,477,873.60	637,779.00	637,779.00
USD	FIXED	3.00	—	1982	2024	4,583,169.96	4,583,169.96	1,425,409.00	1,425,409.00
USD	FIXED	3.00	—	1982	2023	17,157,531.89	17,157,531.89	4,606,629.00	4,606,629.00
USD	FIXED	3.00	—	1983	2020	1,241,416.94	1,241,416.94	194,393.00	194,393.00
USD	FIXED	3.00	—	1983	2023	2,813,520.54	2,813,520.54	734,922.00	734,922.00
USD	FIXED	3.00	—	1983	2026	2,449,293.01	2,449,293.01	964,890.00	964,890.00
USD	FIXED	3.00	—	1983	2025	7,383,112.61	7,383,112.61	2,545,483.00	2,545,483.00
USD	FIXED	3.00	—	1983	2024	35,285,857.35	35,285,857.35	10,927,549.00	10,927,549.00
USD	FIXED	3.00	—	1984	2028	1,170,000.00	1,170,000.00	526,428.00	526,428.00
USD	FIXED	3.00	—	1984	2027	2,832,922.00	2,832,922.00	1,188,345.00	1,188,345.00
USD	FIXED	3.00	—	1984	2026	3,370,000.00	3,370,000.00	1,287,222.00	1,287,222.00
USD	FIXED	3.00	—	1984	2025	32,336,140.67	32,336,140.67	11,233,545.00	11,233,545.00
USD	FIXED	3.00	—	1985	2029	41,000.00	41,000.00	19,922.00	19,922.00
USD	FIXED	3.00	—	1985	2028	1,959,000.00	1,959,000.00	916,917.00	916,917.00
USD	FIXED	3.00	—	1985	2027	6,475,173.71	6,475,173.71	2,718,321.00	2,718,321.00
USD	FIXED	3.00	—	1985	2026	7,772,391.65	7,772,391.65	2,977,147.00	2,977,147.00
USD	FIXED	3.00	—	1986	2026	2,732,361.92	2,732,361.92	1,076,404.00	1,076,404.00
USD	FIXED	3.00	—	1986	2030	2,247,463.08	2,247,463.08	1,199,805.00	1,199,805.00
USD	FIXED	3.00	—	1986	2028	2,921,851.34	2,921,851.34	1,327,263.00	1,327,263.00
USD	FIXED	3.00	—	1986	2027	3,519,651.70	3,519,651.70	1,456,897.00	1,456,897.00
USD	FIXED	3.00	—	1987	2029	1,188,291.69	1,188,291.69	577,392.00	577,392.00
USD	FIXED	3.00	—	1987	2031	1,215,946.77	1,215,946.77	674,476.00	674,476.00
USD	FIXED	3.00	—	1987	2027	1,775,032.25	1,775,032.25	732,892.00	732,892.00
USD	FIXED	3.00	—	1987	2030	1,772,055.62	1,772,055.62	953,148.00	953,148.00
USD	FIXED	3.00	—	1987	2019	28,145,215.18	28,145,215.18	2,165,016.00	2,165,016.00
USD	FIXED	3.00	—	1987	2028	9,248,505.04	9,248,505.04	4,303,806.00	4,303,806.00
USD	FIXED	3.00	—	1988	2021	320,000.00	320,000.00	61,469.00	61,469.00
USD	FIXED	3.00	—	1988	2020	22,168,927.95	22,168,927.95	3,291,833.00	3,291,833.00
USD	FIXED	9.02	—	1989	2019	25,000,000.00	25,000,000.00	4,879,754.00	4,879,754.00
USD	FIXED	9.30	—	1990	2020	25,000,000.00	25,000,000.00	3,125,000.00	3,125,000.00
USD	FIXED	1.25	—	1991	2021	21,429,286.50	21,429,286.50	4,181,324.00	4,181,324.00
USD	FIXED	8.90	—	1991	2021	25,000,000.00	25,000,000.00	4,375,000.00	4,375,000.00
USD	FIXED	7.80	—	1992	2022	12,300,000.00	12,300,000.00	10,143,248.00	10,143,248.00
USD	FIXED	3.50	—	1993	2018	40,059,518.16	40,059,518.16	1,518,952.00	1,518,952.00
USD	FIXED	7.21	—	1993	2023	20,000,000.00	20,000,000.00	8,519,228.00	8,519,228.00
USD	FIXED	8.38	—	1994	2024	25,000,000.00	25,000,000.00	13,551,196.00	13,551,196.00
USD	FIXED	7.44	—	1994	2026	25,000,000.00	25,000,000.00	15,684,597.00	15,684,597.00
USD	FIXED	1.25	—	1994	2025	100,000,000.00	100,000,000.00	36,585,365.00	36,585,365.00
USD	FIXED	0.30	—	1995	2026	7,138,645.00	7,138,645.00	2,959,926.00	2,959,926.00
USD	FIXED	1.25	—	1995	2025	10,803,940.50	10,803,940.50	3,952,661.00	3,952,661.00
USD	FIXED	7.31	—	1995	2025	25,000,000.00	25,000,000.00	14,333,320.00	14,333,320.00
USD	FIXED	1.25	—	1996	2027	8,000,000.00	8,000,000.00	3,707,317.00	3,707,317.00
USD	FIXED	1.50	—	1998	2019	4,798,984.84	4,798,984.84	479,899.00	479,899.00
USD	FIXED	2.50	—	1998	2019	5,695,211.78	5,695,211.78	569,521.00	569,521.00
USD	FIXED	2.99	—	1998	2019	49,960,416.88	49,960,416.88	4,996,042.00	4,996,042.00
USD	FIXED	3.00	—	1998	2028	23,144,879.93	23,144,879.93	9,792,065.00	9,792,065.00
USD	FIXED	3.34	—	1998	2019	100,117,262.98	100,117,262.98	10,011,726.00	10,011,726.00
USD	FIXED	6.65	—	1999	2029	25,000,000.00	25,000,000.00	18,633,016.00	18,633,016.00
USD	FIXED	1.00	—	1999	2029	40,476,113.17	40,476,113.17	18,681,283.00	18,681,283.00
USD	FIXED	3.50	—	1999	2024	83,227,579.42	83,227,579.42	29,684,476.00	29,684,476.00
USD	FIXED	1.50	—	2000	2021	5,874,401.48	5,874,401.48	2,862,844.00	2,862,844.00
USD	FIXED	2.50	—	2000	2021	16,032,752.00	16,032,752.00	4,316,510.00	4,316,510.00
USD	FIXED	3.00	—	2000	2021	61,130,862.14	61,130,862.14	16,458,309.00	16,458,309.00
USD	FIXED	3.50	—	2000	2025	43,801,356.59	43,801,356.59	18,941,127.00	18,941,127.00
USD	FIXED	3.31	—	2000	2021	103,930,586.08	103,930,586.08	27,981,312.00	27,981,312.00
USD	FIXED	4.88	—	2002	2021	26,254,967.21	26,254,967.21	10,457,353.00	10,457,353.00
USD	FIXED	1.00	—	2002	2032	14,401,696.49	14,401,696.49	11,135,470.00	11,135,470.00

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	2.50	—	2002	2023	23,006,345.64	23,006,345.64	12,653,490.00	12,653,490.00
USD	FIXED	3.00	—	2002	2023	77,614,218.21	77,614,218.21	42,687,820.00	42,687,820.00
USD	FIXED	3.17	—	2002	2023	103,597,572.22	103,597,572.22	56,978,665.00	56,978,665.00
USD	FIXED	3.50	—	2003	2028	10,199,208.00	10,199,208.00	6,064,394.00	6,064,394.00
USD	FIXED	0.70	—	2003	2034	9,189,324.98	9,189,324.98	7,396,286.00	7,396,286.00
USD	FIXED	0.70	—	2004	2034	9,996,353.40	9,996,353.40	8,289,659.00	8,289,659.00
USD	FIXED	3.00	—	2007	2022	215,591,695.42	215,591,695.42	119,773,164.00	119,773,164.00
USD	FIXED	2.41	—	2008	2023	200,000,000.00	200,000,000.00	110,000,000.00	110,000,000.00
USD	FIXED	5.30	—	2009	2024	90,185,000.00	90,185,000.00	61,004,500.00	61,004,500.00
USD	FIXED	3.77	—	2009	2024	300,000,000.00	300,000,000.00	195,000,000.00	195,000,000.00
USD	FIXED	5.30	—	2010	2025	50,150,000.00	50,150,000.00	37,612,500.00	37,612,500.00
USD	FIXED	3.71	—	2010	2025	300,000,000.00	300,000,000.00	225,000,000.00	225,000,000.00
USD	FIXED	5.30	—	2011	2026	45,900,000.00	45,900,000.00	39,015,000.00	39,015,000.00
USD	FIXED	3.00	—	2012	2027	56,251,831.86	56,251,831.86	49,220,353.00	49,220,353.00
USD	FIXED	3.00	0.20	2012	2028	111,972,315.28	111,972,315.28	91,811,245.00	91,811,245.00
USD	FIXED	5.30	—	2012	2027	96,900,000.00	96,900,000.00	96,900,000.00	96,900,000.00
USD	FIXED	3.00	—	2012	2028	215,191,860.86	215,191,860.86	162,747,482.00	162,747,482.00
USD	FIXED	3.00	0.20	2013	2026	116,999,053.39	116,999,053.39	105,299,148.00	105,299,148.00
USD	FIXED	0.15	—	2014	2054	35,000,000.00	35,000,000.00	20,775,131.00	20,775,131.00
USD	FIXED	2.35	0.50	2014	2021	28,899,916.70	28,899,916.70	23,119,933.00	23,119,933.00
USD	FIXED	2.23	0.50	2014	2022	61,370,000.00	61,370,000.00	55,233,000.00	55,233,000.00
USD	FIXED	2.18	0.50	2015	2019	8,500,000.00	8,500,000.00	4,250,000.00	4,250,000.00
USD	FIXED	3.00	0.20	2016	2032	297,498,543.10	297,498,543.10	49,333,472.00	49,333,472.00
USD	LIBOR 6 MONTHS	1.92	—	2002	2021	2,022,528.97	2,022,528.97	805,573.00	805,573.00
USD	LIBOR 6 MONTHS	1.93	—	2002	2021	5,744,421.36	5,744,421.36	2,288,003.00	2,288,003.00
USD	LIBOR 6 MONTHS	1.94	—	2002	2021	40,958,829.46	40,958,829.46	16,313,902.00	16,313,902.00
USD	LIBOR 6 MONTHS	2.29	—	2002	2021	64,951,640.55	64,951,640.55	47,447,898.00	47,447,898.00
USD	LIBOR 6 MONTHS	1.92	0.13	2005	2027	22,809,991.94	22,809,991.94	408,236.00	408,236.00
USD	LIBOR 6 MONTHS	2.43	—	2010	2025	31,621,674.97	31,621,674.97	23,716,256.00	23,716,256.00
USD	LIBOR 6 MONTHS	2.40	0.65	2011	2018	25,500,000.00	25,500,000.00	2,550,000.00	2,550,000.00
USD	LIBOR 6 MONTHS	0.15	—	2011	2051	140,000,000.00	140,000,000.00	37,215,915.00	37,215,915.00
USD	LIBOR 6 MONTHS	3.00	—	2011	2027	68,724,795.00	68,724,795.00	50,221,968.00	50,221,968.00
USD	LIBOR 6 MONTHS	3.24	—	2012	2032	4,365,000.00	4,365,000.00	28,999,157.00	28,999,157.00
USD	LIBOR 6 MONTHS	2.86	—	2013	2028	49,500,000.00	49,500,000.00	26,071,951.00	26,071,951.00
USD	LIBOR 6 MONTHS	3.99	0.30	2014	2028	1,082,318.92	1,082,318.92	1,082,319.00	1,082,319.00
USD	LIBOR 6 MONTHS	0.15	—	2014	2054	50,000,000.00	50,000,000.00	10,696,082.00	10,696,082.00
USD	LIBOR 6 MONTHS	3.90	0.25	2014	2025	200,000,000.00	200,000,000.00	188,236,000.00	188,236,000.00
USD	LIBOR 6 MONTHS	3.00	0.20	2015	2031	252,177,990.64	252,177,990.64	66,474,130.00	66,474,130.00
USD	LIBOR 6 MONTHS	3.40	0.25	2015	2026	245,000,000.00	245,000,000.00	245,000,000.00	245,000,000.00
USD	LIBOR 6 MONTHS	3.00	0.25	2016	2032	175,056,055.00	175,056,055.00	10,297,415.00	10,297,415.00
USD	LIBOR 6 MONTHS	2.85	0.25	2016	2027	220,000,000.00	220,000,000.00	220,000,000.00	220,000,000.00
USD	LIBOR 6 MONTHS	3.47	0.25	2016	2028	220,000,000.00	220,000,000.00	220,000,000.00	220,000,000.00
USD	NO INTEREST RATE	—	—	1988	2020	100,000,000.00	100,000,000.00	8,910,891.00	8,910,891.00
USD	NO INTEREST RATE	—	—	1998	2020	6,930,693.07	6,930,693.07	564,356.00	564,356.00
USD	NO INTEREST RATE	—	—	2011	2025	4,583,482.69	4,583,482.69	2,453,253.00	2,453,253.00
USD	NO INTEREST RATE	—	0.25	2011	2022	15,863,433.84	15,863,433.84	7,931,717.00	7,931,717.00
USD	NO INTEREST RATE	—	—	2014	2020	842,820.84	842,820.84	6,188,460.00	6,188,460.00
USD	U.S. PRIME RATE	1.50	—	2002	2021	272,565,891.99	272,565,891.99	108,562,994.00	108,562,994.00
COMMERCIAL CREDIT
CHF	LIBOR 6 MONTHS	0.85	0.25	2010	2019	4,092,750.00	4,181,610.53	1,023,187.00	1,045,402.12
EUR	EURIBOR 6 MONTHS	2.98	1.30	2013	2018	756,357.50	902,940.57	2,975,765.00	3,552,472.12
EUR	EURIBOR 6 MONTHS	3.26	—	2013	2020	4,126,080.05	4,925,719.72	6,036,016.00	7,205,803.74
EUR	EURIBOR 6 MONTHS	3.04	1.35	2014	2021	13,623,393.79	16,263,625.20	2,548,766.00	3,042,720.16
EUR	FIXED	1.95	0.50	2014	2021	49,547,538.00	59,149,915.23	48,623,935.00	58,047,316.77
EUR	LIBOR 6 MONTHS	0.88	—	2002	2020	405,190.75	483,717.24	162,076.00	193,486.54
EUR	LIBOR 6 MONTHS	0.88	—	2002	2019	1,089,996.04	1,301,238.69	348,799.00	416,396.70
EUR	LIBOR 6 MONTHS	1.48	1.00	2010	2019	1,840,425.90	2,197,102.83	1,055,728.00	1,260,329.46
EUR	LIBOR 6 MONTHS	1.43	0.80	2010	2018	6,541,206.00	7,808,900.22	1,062,419.00	1,268,317.18
EUR	LIBOR 6 MONTHS	4.06	0.75	2010	2021	38,182,895.05	45,582,789.71	20,656,418.00	24,659,658.64
EUR	LIBOR 6 MONTHS	1.26	0.50	2011	2019	958,101.44	1,143,782.74	3,737,101.00	4,461,356.03
EUR	LIBOR 6 MONTHS	2.04	0.60	2013	2019	98,043,234.14	117,044,140.28	51,485,444.00	61,463,389.93
EUR	LIBOR 6 MONTHS	2.45	0.65	2013	2018	61,348,280.32	73,237,656.74	62,963,551.00	75,165,968.98
EUR	LIBOR 6 MONTHS	2.56	0.90	2013	2027	72,061,911.80	86,027,603.92	107,101,190.00	127,857,539.76
EUR	LIBOR 6 MONTHS	3.13	—	2013	2020	183,686,700.00	219,285,421.08	157,445,743.00	187,958,932.53
EUR	LIBOR 6 MONTHS	2.93	0.55	2015	2023	21,650,868.50	25,846,834.94	1,764,891.00	2,106,929.17
EUR	LIBOR 6 MONTHS	2.90	0.50	2015	2023	6,433,650.00	7,680,499.73	2,813,900.00	3,359,237.48
EUR	LIBOR 6 MONTHS	1.25	0.60	2015	2024	17,311,440.00	20,666,419.56	8,030,880.00	9,587,274.98
EUR	LIBOR 6 MONTHS	0.99	0.40	2016	2022	6,014,940.00	7,180,643.19	1,061,460.00	1,267,172.33
EUR	LIBOR 6 MONTHS	2.95	—	2016	2027	6,979,739.37	8,332,421.93	2,010,753.00	2,400,439.54
EUR	LIBOR 6 MONTHS	2.53	0.80	2016	2022	4,851,290.00	5,791,476.30	4,199,790.00	5,013,714.76
GBP	LIBOR 6 MONTHS	1.31	—	2002	2021	694,369.65	933,719.61	2,126,273.00	2,859,201.56
GBP	LIBOR 6 MONTHS	3.10	0.50	2014	2020	2,724,288.25	3,663,353.31	1,702,680.00	2,289,595.61
JPY	COMMERCIAL INTEREST REFERENCE RATE	2.20	0.20	2012	2025	2,064,733,000.00	18,321,442.11	462,462,166.00	4,103,665.61
USD	FIXED	3.13	0.25	2011	2018	7,280,000.00	7,280,000.00	2,380,000.00	2,380,000.00
USD	FIXED	3.00	0.20	2014	2030	613,993,179.12	613,993,179.12	271,741,961.00	271,741,961.00
USD	FIXED	1.87	0.50	2015	2022	51,000,000.00	51,000,000.00	34,673,312.00	34,673,312.00
USD	FIXED	2.50	0.50	2016	2022	8,500,000.00	8,500,000.00	3,371,812.00	3,371,812.00
USD	FIXED	0.05	—	2016	2041	36,443,330.00	36,443,330.00	10,175,513.00	10,175,513.00
USD	FIXED	2.04	0.20	2016	2022	38,336,105.00	38,336,105.00	24,827,914.00	24,827,914.00
USD	LIBID 6 MONTHS	4.17	0.50	2015	2021	2,549,966.00	2,549,966.00	2,549,966.00	2,549,966.00
USD	LIBOR 6 MONTHS	1.88	—	2002	2020	499,342.36	499,342.36	199,737.00	199,737.00
USD	LIBOR 6 MONTHS	2.30	—	2002	2019	9,777,985.50	9,777,985.50	3,128,955.00	3,128,955.00
USD	LIBOR 6 MONTHS	1.96	0.13	2008	2020	1,621,315.50	1,621,315.50	1,409,257.00	1,409,257.00
USD	LIBOR 6 MONTHS	3.59	0.50	2010	2018	5,095,715.15	5,095,715.15	1,019,143.00	1,019,143.00
USD	LIBOR 6 MONTHS	3.23	0.50	2010	2020	11,441,362.42	11,441,362.42	8,581,022.00	8,581,022.00
USD	LIBOR 6 MONTHS	4.81	—	2010	2020	120,699,998.73	120,699,998.73	91,962,999.00	91,962,999.00
USD	LIBOR 6 MONTHS	4.30	0.50	2012	2018	2,547,429.60	2,547,429.60	636,857.00	636,857.00
USD	LIBOR 6 MONTHS	4.43	0.40	2012	2018	3,478,200.00	3,478,200.00	3,059,894.00	3,059,894.00
USD	LIBOR 6 MONTHS	3.96	0.50	2012	2021	5,948,900.35	5,948,900.35	4,164,230.00	4,164,230.00
USD	LIBOR 6 MONTHS	4.69	0.50	2012	2019	9,349,625.15	9,349,625.15	4,674,813.00	4,674,813.00
USD	LIBOR 6 MONTHS	4.31	0.50	2012	2020	9,349,987.52	9,349,987.52	5,843,742.00	5,843,742.00
USD	LIBOR 6 MONTHS	4.71	—	2012	2020	55,233,000.00	55,233,000.00	27,633,000.00	27,633,000.00
USD	LIBOR 6 MONTHS	2.63	0.50	2012	2023	38,250,000.00	38,250,000.00	35,407,775.00	35,407,775.00
USD	LIBOR 6 MONTHS	4.78	0.50	2012	2022	54,162,498.25	54,162,498.25	42,410,165.00	42,410,165.00
USD	LIBOR 6 MONTHS	4.40	0.50	2012	2019	51,148,486.29	51,148,486.29	63,057,702.00	63,057,702.00
USD	LIBOR 6 MONTHS	4.68	—	2012	2021	121,549,234.57	121,549,234.57	99,095,534.00	99,095,534.00
USD	LIBOR 6 MONTHS	2.18	0.75	2012	2019	399,500,000.00	399,500,000.00	199,750,000.00	199,750,000.00
USD	LIBOR 6 MONTHS	3.20	0.60	2013	2020	13,600,000.00	13,600,000.00	6,800,000.00	6,800,000.00
USD	LIBOR 6 MONTHS	4.40	0.50	2013	2019	26,384,301.95	26,384,301.95	20,875,398.00	20,875,398.00
USD	LIBOR 6 MONTHS	3.64	—	2013	2020	42,500,000.00	42,500,000.00	31,875,000.00	31,875,000.00
USD	LIBOR 6 MONTHS	4.46	0.50	2013	2020	53,007,081.00	53,007,081.00	33,129,426.00	33,129,426.00
USD	LIBOR 6 MONTHS	2.64	0.90	2013	2019	76,871,532.06	76,871,532.06	39,904,242.00	39,904,242.00
USD	LIBOR 6 MONTHS	3.58	0.25	2013	2023	50,999,928.00	50,999,928.00	95,595,006.00	95,595,006.00
USD	LIBOR 6 MONTHS	5.45	—	2013	2019	327,250,000.00	327,250,000.00	122,718,750.00	122,718,750.00
USD	LIBOR 6 MONTHS	4.80	—	2013	2020	344,228,631.00	344,228,631.00	258,170,995.00	258,170,995.00
USD	LIBOR 6 MONTHS	4.18	0.90	2014	2020	12,605,457.50	12,605,457.50	9,454,093.00	9,454,093.00
USD	LIBOR 6 MONTHS	2.35	0.20	2014	2020	12,750,000.00	12,750,000.00	12,750,000.00	12,750,000.00

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	5.26	0.75	2014	2020	15,966,400.00	15,966,400.00	13,970,600.00	13,970,600.00
USD	LIBOR 6 MONTHS	4.12	0.90	2014	2021	50,896,686.75	50,896,686.75	21,705,940.00	21,705,940.00
USD	LIBOR 6 MONTHS	3.73	0.50	2014	2023	29,750,000.00	29,750,000.00	22,220,600.00	22,220,600.00
USD	LIBOR 6 MONTHS	2.58	0.20	2014	2020	21,250,000.00	21,250,000.00	28,333,328.00	28,333,328.00
USD	LIBOR 6 MONTHS	2.07	0.35	2014	2024	119,000,000.00	119,000,000.00	60,602,294.00	60,602,294.00
USD	LIBOR 6 MONTHS	4.42	0.50	2015	2020	5,081,832.95	5,081,832.95	3,176,146.00	3,176,146.00
USD	LIBOR 6 MONTHS	4.59	0.50	2015	2020	5,099,997.91	5,099,997.91	4,462,498.00	4,462,498.00
USD	LIBOR 6 MONTHS	3.15	0.40	2015	2020	8,060,713.20	8,060,713.20	6,045,535.00	6,045,535.00
USD	LIBOR 6 MONTHS	2.95	0.50	2015	2020	8,401,427.20	8,401,427.20	6,301,070.00	6,301,070.00
USD	LIBOR 6 MONTHS	2.95	0.50	2015	2021	8,499,684.92	8,499,684.92	7,483,656.00	7,483,656.00
USD	LIBOR 6 MONTHS	4.40	0.50	2015	2021	13,599,872.50	13,599,872.50	11,899,888.00	11,899,888.00
USD	LIBOR 6 MONTHS	4.51	0.50	2015	2021	15,253,990.45	15,253,990.45	13,347,242.00	13,347,242.00
USD	LIBOR 6 MONTHS	4.46	0.25	2015	2022	19,118,822.20	19,118,822.20	16,869,549.00	16,869,549.00
USD	LIBOR 6 MONTHS	4.58	—	2015	2021	18,444,150.00	18,444,150.00	18,444,150.00	18,444,150.00
USD	LIBOR 6 MONTHS	4.46	—	2015	2021	21,250,000.00	21,250,000.00	21,250,000.00	21,250,000.00
USD	LIBOR 6 MONTHS	4.09	0.50	2015	2022	38,867,100.00	38,867,100.00	22,957,500.00	22,957,500.00
USD	LIBOR 6 MONTHS	4.36	0.50	2016	2023	2,527,985.26	2,527,985.26	1,189,640.00	1,189,640.00
USD	LIBOR 6 MONTHS	4.18	—	2016	2022	8,496,523.48	8,496,523.48	1,669,035.00	1,669,035.00
USD	LIBOR 6 MONTHS	4.62	1.00	2016	2022	3,258,373.92	3,258,373.92	2,747,534.00	2,747,534.00
USD	LIBOR 6 MONTHS	2.85	0.50	2016	2022	8,499,445.38	8,499,445.38	8,357,102.00	8,357,102.00
USD	LIBOR 6 MONTHS	4.14	0.50	2016	2022	13,982,500.00	13,982,500.00	10,533,000.00	10,533,000.00
USD	LIBOR 6 MONTHS	4.64	0.50	2016	2022	12,716,963.90	12,716,963.90	11,898,346.00	11,898,346.00
USD	LIBOR 6 MONTHS	0.88	0.30	2016	2022	27,212,750.00	27,212,750.00	12,356,375.00	12,356,375.00
USD	LIBOR 6 MONTHS	3.25	0.50	2016	2023	16,888,318.97	16,888,318.97	12,460,686.00	12,460,686.00
USD	LIBOR 6 MONTHS	3.83	—	2016	2023	25,436,250.00	25,436,250.00	23,940,000.00	23,940,000.00
USD	LIBOR 6 MONTHS	4.63	0.50	2016	2022	25,425,200.00	25,425,200.00	25,425,200.00	25,425,200.00
USD	SIBOR 6 MONTHS	3.13	0.25	2011	2018	3,060,000.00	3,060,000.00	115,000.00	115,000.00
USD	SIBOR 6 MONTHS	4.27	0.50	2012	2018	2,549,938.80	2,549,938.80	318,742.00	318,742.00
USD	SIBOR 6 MONTHS	3.17	0.50	2012	2018	5,057,500.00	5,057,500.00	842,917.00	842,917.00
USD	SIBOR 6 MONTHS	4.26	0.50	2012	2020	3,399,695.10	3,399,695.10	2,124,809.00	2,124,809.00
USD	SIBOR 6 MONTHS	4.33	0.50	2012	2020	12,324,003.63	12,324,003.63	9,243,003.00	9,243,003.00
USD	SIBOR 6 MONTHS	3.03	0.90	2015	2021	2,111,627.00	2,111,627.00	14,873,904.00	14,873,904.00
USD	SIBOR 6 MONTHS	2.82	0.90	2016	2022	4,727,405.89	4,727,405.89	8,002,671.00	8,002,671.00
USD	SIBOR 6 MONTHS	2.83	0.90	2016	2022	3,829,253.04	3,829,253.04	8,329,672.00	8,329,672.00
EXPORT CREDIT
AUD	NO INTEREST RATE	0	—	2006	2046	197,505,698.83	153,906,330.39	191,580,527.00	149,289,139.81
CHF	LIBOR 6 MONTHS	0.5	—	2002	2021	137,025,791.28	140,000,853.02	54,577,373.00	55,762,340.10
CHF	LIBOR 6 MONTHS	0.85	0.25	2012	2021	11,139,490.55	11,381,347.74	5,569,745.00	5,690,673.59
EUR	EURIBOR 6 MONTHS	0.563	—	2000	2021	38,589,509.76	46,068,206.88	10,389,483.00	12,402,978.30
EUR	EURIBOR 6 MONTHS	0.625	—	2002	2019	2,413,006.65	2,880,650.47	463,297.00	553,084.56
EUR	EURIBOR 6 MONTHS	0.563	—	2002	2021	39,672,494.44	47,361,075.40	15,801,555.00	18,863,916.89
EUR	EURIBOR 6 MONTHS	0.263	0.15	2005	2019	315,693,445.22	376,875,245.02	47,354,017.00	56,531,287.01
EUR	EURIBOR 6 MONTHS	0.246	—	2006	2018	22,358,034.73	26,691,050.91	2,235,803.00	2,669,104.53
EUR	EURIBOR 6 MONTHS	0.246	0.40	2007	2018	31,693,100.00	37,835,263.95	4,657,167.00	5,559,732.01
EUR	EURIBOR 6 MONTHS	1.408	—	2010	2019	13,274,437.91	15,847,041.22	3,787,948.00	4,522,057.24
EUR	EURIBOR 6 MONTHS	2.026	1.00	2012	2025	148,802,418.65	177,640,520.69	139,502,267.00	166,537,987.57
EUR	EURIBOR 6 MONTHS	1.93	1.00	2013	2026	147,441,457.30	176,015,803.26	138,768,430.00	165,661,932.01
EUR	FIXED	3.5	—	1995	2020	19,820,700.01	23,661,977.42	11,958,467.00	14,276,033.44
EUR	FIXED	2	—	1998	2019	28,942,132.32	34,551,155.16	2,894,213.00	3,455,115.24
EUR	FIXED	5.89	0.70	2000	2025	3,252,372.16	3,882,686.11	5,621,964.00	6,711,507.93
EUR	FIXED	3.5	0.25	2002	2019	8,427,346.84	10,060,577.61	1,815,121.00	2,166,893.81
EUR	FIXED	5	—	2002	2021	38,565,507.89	46,039,553.42	32,703,407.00	39,041,369.76
EUR	FIXED	5.1	—	2002	2021	159,331,439.61	190,210,079.59	63,461,712.00	75,760,674.23
EUR	FIXED	4.86	0.25	2003	2018	22,867,173.45	27,298,861.37	861,104.00	1,027,987.07
EUR	FIXED	4.76	0.30	2004	2018	18,488,973.88	22,072,161.04	857,904.00	1,024,166.91
EUR	FIXED	4.46	0.25	2006	2021	49,647,013.20	59,268,668.85	17,228,540.00	20,567,453.43
EUR	FIXED	0.2	—	2007	2020	260,000.00	310,388.34	742,170.00	886,003.51
EUR	FIXED	4.64	0.25	2007	2018	39,651,450.00	47,335,952.52	2,861,585.00	3,416,163.89
EUR	FIXED	5.55	—	2008	2018	3,305,129.64	3,945,668.06	984,118.00	1,174,841.35
EUR	LIBOR 6 MONTHS	0.5	—	2002	2021	7,142,012.89	8,526,144.27	2,844,663.00	3,395,962.38
EUR	LIBOR 6 MONTHS	5.23	—	2007	2020	9,736,746.61	11,623,740.75	2,555,749.00	3,051,056.48
EUR	LIBOR 6 MONTHS	0.99	0.30	2015	2023	91,036,314.00	108,679,269.92	58,213,757.00	69,495,658.73
GBP	FIXED	3.343	—	1994	2019	45,804,271.04	61,593,051.95	5,084,913.00	6,837,687.92
GBP	FIXED	3.343	—	1995	2020	19,003,800.23	25,554,430.37	3,046,673.00	4,096,864.42
GBP	FIXED	3.343	—	1996	2021	10,550,477.98	14,187,238.95	1,914,917.00	2,574,990.93
JPY	FIXED	2.5	—	1991	2018	8,732,774,799.00	77,490,420.28	301,130,165.00	2,672,083.45
JPY	FIXED	4.02	0.20	2004	2018	1,453,404,590.00	12,896,809.45	119,423,590.00	1,059,707.18
JPY	FIXED	4	0.20	2004	2019	2,730,346,437.00	24,227,773.85	341,281,437.00	3,028,366.42
JPY	FIXED	4.47	0.20	2004	2018	22,151,031,450.00	196,557,540.54	1,257,556,450.00	11,158,947.77
JPY	FIXED	3.53	0.20	2008	2020	7,262,816,318.00	64,446,719.61	2,154,874,318.00	19,121,312.57
JPY	FIXED	3.96	0.20	2008	2020	10,335,280,524.00	91,710,281.09	2,419,585,524.00	21,470,231.79
JPY	FIXED	3.46	0.20	2010	2020	1,224,793,547.00	10,868,225.61	328,535,547.00	2,915,265.56
JPY	FIXED	3.29	0.20	2010	2020	3,890,538,100.00	34,522,753.58	1,193,045,100.00	10,586,505.24
JPY	JAPAN PRIME RATE	0.38	—	2002	2021	18,002,459,199.00	159,745,116.69	7,170,380,300.00	63,626,487.09
JPY	LIBOR 6 MONTHS	0.523	—	2002	2021	42,805,236,143.00	379,832,964.33	36,108,311,276.00	320,407,691.78
USD	EURIBOR 6 MONTHS	2.625	—	2002	2019	16,292,727.28	16,292,727.28	3,128,204.00	3,128,204.00
USD	FIXED	6.5	—	1985	2018	14,211,528.50	14,211,528.50	105,279.00	105,279.00
USD	FIXED	2.98	—	1992	2018	25,227,367.01	25,227,367.01	1,442,425.00	1,442,425.00
USD	FIXED	3.5	—	1993	2018	101,078,367.48	101,078,367.48	2,807,732.00	2,807,732.00
USD	FIXED	3.5	—	1994	2018	9,307,530.17	9,307,530.17	273,751.00	273,751.00
USD	FIXED	3.5	—	1994	2019	93,913,438.26	93,913,438.26	7,826,120.00	7,826,120.00
USD	FIXED	3.5	—	1995	2021	3,533,941.43	3,533,941.43	687,155.00	687,155.00
USD	FIXED	2.75	—	1995	2020	15,997,162.41	15,997,162.41	2,221,828.00	2,221,828.00
USD	FIXED	3.3	0.50	1995	2020	14,342,316.62	14,342,316.62	2,732,641.00	2,732,641.00
USD	FIXED	3.5	—	1995	2020	191,318,997.79	191,318,997.79	28,278,480.00	28,278,480.00
USD	FIXED	3.5	—	1996	2020	18,442,939.82	18,442,939.82	3,073,823.00	3,073,823.00
USD	FIXED	3.5	—	1996	2019	43,870,987.96	43,870,987.96	4,874,554.00	4,874,554.00
USD	FIXED	3.5	—	1996	2022	35,929,415.00	35,929,415.00	8,982,354.00	8,982,354.00
USD	FIXED	3.5	—	1996	2021	66,643,769.60	66,643,769.60	13,594,652.00	13,594,652.00
USD	FIXED	3.5	—	1997	2022	94,476,374.04	94,476,374.04	24,119,041.00	24,119,041.00
USD	FIXED	0.6	—	1998	2019	492,891.95	492,891.95	49,289.00	49,289.00
USD	FIXED	3.5	—	1998	2019	5,582,294.70	5,582,294.70	558,229.00	558,229.00
USD	FIXED	2.95	—	1999	2024	4,757,040.00	4,757,040.00	1,717,820.00	1,717,820.00
USD	FIXED	3.94	0.50	1999	2023	20,134,101.99	20,134,101.99	6,152,087.00	6,152,087.00
USD	FIXED	3.625	—	2002	2021	3,069,893.30	3,069,893.30	1,222,739.00	1,222,739.00
USD	FIXED	5	—	2002	2021	5,189,532.86	5,189,532.86	2,066,990.00	2,066,990.00
USD	FIXED	3.47	—	2002	2032	4,221,496.00	4,221,496.00	2,975,568.00	2,975,568.00
USD	FIXED	5.86	—	2002	2021	18,613,321.05	18,613,321.05	7,413,685.00	7,413,685.00
USD	FIXED	3.47	—	2002	2028	49,578,503.73	49,578,503.73	28,920,794.00	28,920,794.00
USD	FIXED	3	—	2003	2020	183,544,240.26	183,544,240.26	48,301,116.00	48,301,116.00
USD	FIXED	4.81	0.25	2004	2018	6,871,632.07	6,871,632.07	286,300.00	286,300.00
USD	FIXED	3	—	2004	2020	221,778,501.80	221,778,501.80	60,485,046.00	60,485,046.00
USD	FIXED	3.11	0.30	2009	2018	55,180,494.00	55,180,494.00	11,036,099.00	11,036,099.00
USD	FIXED	2.32	0.50	2010	2018	24,223,659.25	24,223,659.25	4,844,732.00	4,844,732.00
USD	FIXED	3.1	0.50	2010	2022	85,000,000.00	85,000,000.00	42,500,000.00	42,500,000.00
USD	FIXED	5.3	—	2011	2026	4,242,605.00	4,242,605.00	3,606,214.00	3,606,214.00
USD	FIXED	1.98	0.50	2015	2020	5,100,000.00	5,100,000.00	4,250,000.00	4,250,000.00

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	2.6	—	2017	2031	101,660,000.00	101,660,000.00	42,300,470.00	42,300,470.00
USD	LIBOR 6 MONTHS	1.938	—	2000	2021	27,355,355.08	27,355,355.08	5,121,433.00	5,121,433.00
USD	LIBOR 6 MONTHS	2.285	—	2002	2019	2,562,000.00	2,562,000.00	819,840.00	819,840.00
USD	LIBOR 6 MONTHS	5	—	2002	2021	11,837,711.17	11,837,711.17	8,963,671.00	8,963,671.00
USD	LIBOR 6 MONTHS	1.75	—	2002	2021	38,442,110.74	38,442,110.74	15,311,493.00	15,311,493.00
USD	LIBOR 6 MONTHS	1.915	—	2002	2021	39,194,189.79	39,194,189.79	30,384,473.00	30,384,473.00
USD	LIBOR 6 MONTHS	1.924	—	2002	2021	86,519,017.78	86,519,017.78	34,460,527.00	34,460,527.00
USD	LIBOR 6 MONTHS	1.938	—	2002	2021	156,486,801.31	156,486,801.31	69,997,528.00	69,997,528.00
USD	LIBOR 6 MONTHS	0.838	0.13	2004	2025	11,340,000.00	11,340,000.00	13,823.00	13,823.00
USD	LIBOR 6 MONTHS	1.923	0.13	2007	2019	22,809,991.94	22,809,991.94	9,041,173.00	9,041,173.00
USD	LIBOR 6 MONTHS	2.089	0.20	2008	2018	24,225,000.00	24,225,000.00	9,289,285.00	9,289,285.00
USD	LIBOR 6 MONTHS	2.215	0.75	2011	2018	5,949,985.76	5,949,985.76	1,487,496.00	1,487,496.00
USD	LIBOR 6 MONTHS	4.706	0.50	2012	2018	2,550,000.00	2,550,000.00	364,286.00	364,286.00
USD	LIBOR 6 MONTHS	3.58	0.50	2012	2024	339,999,999.15	339,999,999.15	220,999,999.00	220,999,999.00
USD	LIBOR 6 MONTHS	3.98	0.50	2012	2023	297,500,000.00	297,500,000.00	727,855,883.00	727,855,883.00
USD	LIBOR 6 MONTHS	4.282	0.75	2013	2019	3,382,925.63	3,382,925.63	2,029,755.00	2,029,755.00
USD	LIBOR 6 MONTHS	2.09	0.50	2014	2020	25,075,000.00	25,075,000.00	15,671,875.00	15,671,875.00
USD	LIBOR 6 MONTHS	2.93	0.60	2015	2021	60,826,000.00	60,826,000.00	54,010,250.00	54,010,250.00
USD	LIBOR 6 MONTHS	2.191	0.30	2016	2022	15,287,250.00	15,287,250.00	7,643,625.00	7,643,625.00

TOTAL MULTILATERAL						USD	37,382,790,613.40	USD	28,118,210,216.92

TOTAL BILATERAL						USD	42,303,464,351.67	USD	20,826,732,433.92

TOTAL EXPORT CREDIT						USD	5,678,774,009.35	USD	2,945,352,895.90

TOTAL COMMERCIAL CREDIT						USD	3,935,949,980.86	USD	2,597,112,166.69

GRAND TOTAL						USD	89,300,978,955.28	USD	54,487,407,713.42

Domestic Loans of the Republic of Indonesia

as of December 31, 2017

(IN USD)

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
COMMERCIAL CREDIT
IDR	JIBOR 3 MONTHS	8.106	2010	2018	7,499,900,000.00	553,579.86	1,071,414,296.00	79,082.84
IDR	JIBOR 3 MONTHS	8.106	2010	2018	24,997,160,000.00	1,845,081.19	3,571,022,864.00	263,583.03
IDR	JIBOR 3 MONTHS	8.106	2010	2018	74,999,815,000.00	5,535,858.80	10,714,259,296.00	790,836.97
IDR	JIBOR 3 MONTHS	8.106	2010	2018	12,500,000,000.00	922,645.41	1,785,714,296.00	131,806.49
IDR	JIBOR 3 MONTHS	8.106	2010	2018	26,869,054,400.00	1,983,248.77	3,838,436,072.00	283,321.23
IDR	JIBOR 3 MONTHS	8.106	2010	2018	36,300,000,000.00	2,679,362.27	5,185,714,296.00	382,766.04
IDR	JIBOR 3 MONTHS	8.106	2010	2018	37,345,000,000.00	2,756,495.42	5,335,000,000.00	393,785.06
IDR	JIBOR 3 MONTHS	8.106	2010	2018	49,352,000,000.00	3,642,751.70	7,050,285,716.00	520,393.10
IDR	JIBOR 3 MONTHS	8.106	2010	2018	49,455,000,000.00	3,650,354.30	7,065,000,000.00	521,479.19
IDR	JIBOR 3 MONTHS	8.106	2010	2018	49,999,974,700.00	3,690,579.77	7,142,853,532.00	527,225.68
IDR	JIBOR 3 MONTHS	8.106	2010	2018	19,999,331,600.00	1,476,183.32	2,857,047,380.00	210,883.33
IDR	JIBOR 3 MONTHS	8.006	2010	2018	179,335,204,000.00	13,237,024.21	25,619,314,852.00	1,891,003.46
IDR	JIBOR 3 MONTHS	8.006	2010	2018	6,121,479,108.00	451,836.37	874,497,012.00	64,548.05
IDR	JIBOR 3 MONTHS	8.006	2010	2018	13,497,000,000.00	996,235.61	1,928,142,852.00	142,319.37
IDR	JIBOR 3 MONTHS	8.006	2010	2018	2,985,000,000.00	220,327.72	426,428,568.00	31,475.39
IDR	JIBOR 3 MONTHS	8.006	2010	2018	20,664,795,000.00	1,525,302.26	2,952,113,568.00	217,900.32
IDR	JIBOR 3 MONTHS	8.006	2010	2018	20,077,372,120.00	1,481,943.62	2,868,196,024.00	211,706.23
IDR	JIBOR 3 MONTHS	8.006	2010	2018	20,261,019,988.00	1,495,498.97	2,894,431,432.00	213,642.71
IDR	JIBOR 3 MONTHS	8.006	2010	2018	23,055,899,126.00	1,701,793.56	3,293,699,882.00	243,113.37
IDR	JIBOR 3 MONTHS	8.006	2010	2018	23,925,999,708.00	1,766,017.10	3,417,999,960.00	252,288.16
IDR	JIBOR 3 MONTHS	8.006	2010	2018	18,359,810,000.00	1,355,167.55	2,622,830,000.00	193,595.36
IDR	JIBOR 3 MONTHS	8.006	2010	2018	21,015,746,169.00	1,551,206.54	3,002,249,457.00	221,600.93
IDR	JIBOR 3 MONTHS	8.006	2010	2018	7,063,996,200.00	521,405.09	1,009,142,316.00	74,486.44
IDR	JIBOR 3 MONTHS	8.006	2010	2018	4,039,163,740.00	298,137.27	577,023,388.00	42,591.04
IDR	JIBOR 3 MONTHS	8.106	2010	2018	41,623,305,258.00	3,072,284.12	5,946,186,474.00	438,897.73
IDR	JIBOR 3 MONTHS	8.106	2010	2018	32,000,354,072.00	2,361,998.38	4,571,479,160.00	337,428.34
IDR	JIBOR 3 MONTHS	8.106	2010	2018	32,369,999,350.00	2,389,282.50	4,624,285,630.00	341,326.07
IDR	JIBOR 3 MONTHS	8.006	2010	2018	29,085,000,000.00	2,146,811.34	4,155,000,000.00	306,687.33
IDR	JIBOR 3 MONTHS	8.106	2010	2018	3,997,500,000.00	295,062.00	571,071,432.00	42,151.71
IDR	JIBOR 3 MONTHS	8.106	2010	2018	9,996,499,260.00	737,857.93	1,428,071,328.00	105,408.28
IDR	JIBOR 3 MONTHS	8.106	2011	2018	90,000,000,000.00	6,643,046.94	12,857,142,864.00	949,006.71
IDR	JIBOR 3 MONTHS	8.1	2011	2019	63,070,000,000.00	4,655,299.68	36,040,000,000.00	2,660,171.24
IDR	JIBOR 3 MONTHS	8.1	2011	2019	70,064,000,000.00	5,171,538.23	40,036,571,429.00	2,955,164.71
IDR	JIBOR 3 MONTHS	8.1	2011	2019	13,818,637,000.00	1,019,976.16	7,896,364,000.00	582,843.52
IDR	JIBOR 3 MONTHS	8.1	2011	2019	34,900,000,000.00	2,576,025.98	19,942,857,142.00	1,472,014.85
IDR	JIBOR 3 MONTHS	8.1	2011	2019	13,990,250,000.00	1,032,643.19	7,994,428,571.00	590,081.83
IDR	JIBOR 3 MONTHS	8.1	2011	2019	78,961,583,930.00	5,828,283.43	45,120,905,102.00	3,330,447.68
IDR	JIBOR 3 MONTHS	8.1	2011	2019	17,472,250,360.00	1,289,655.33	9,984,143,062.00	736,945.90
IDR	JIBOR 3 MONTHS	8.1	2011	2019	24,384,892,000.00	1,799,888.69	13,934,224,000.00	1,028,507.82
IDR	JIBOR 3 MONTHS	8.1	2011	2019	5,787,078,775.00	427,153.73	3,306,902,158.00	244,087.85
IDR	JIBOR 3 MONTHS	8.1	2011	2019	2,644,992,000.00	195,231.18	1,511,424,000.00	111,560.67
IDR	JIBOR 3 MONTHS	8.1	2011	2019	3,525,132,000.00	260,195.75	2,014,361,142.00	148,683.28
IDR	JIBOR 3 MONTHS	8.1	2011	2019	20,241,750,000.00	1,494,076.62	11,566,714,287.00	853,758.07
IDR	JIBOR 3 MONTHS	8.1	2011	2019	81,235,770,936.00	5,996,144.89	46,420,440,534.00	3,426,368.51
IDR	JIBOR 3 MONTHS	8.1	2011	2019	21,664,794,693.00	1,599,113.87	12,379,882,683.00	913,779.35
IDR	JIBOR 3 MONTHS	8.1	2011	2019	12,588,788,040.00	929,199.00	7,193,593,167.00	530,970.86
IDR	JIBOR 3 MONTHS	8.1	2011	2019	4,670,999,580.00	344,774.11	2,669,142,618.00	197,013.77
IDR	JIBOR 3 MONTHS	8.1	2011	2019	14,970,500,000.00	1,104,997.05	8,554,571,429.00	631,426.88
IDR	JIBOR 3 MONTHS	8.1	2011	2019	73,879,900,000.00	5,453,196.04	42,217,085,713.00	3,116,112.02
IDR	JIBOR 3 MONTHS	8.1	2012	2019	9,994,197,760.00	737,688.05	5,710,970,149.00	421,536.03
IDR	JIBOR 3 MONTHS	8.1	2012	2019	15,000,000,000.00	1,107,174.49	8,571,428,571.00	632,671.14
IDR	JIBOR 3 MONTHS	8.1	2012	2019	5,334,070,500.00	393,716.45	3,048,040,287.00	224,980.83
IDR	JIBOR 3 MONTHS	8.1	2012	2019	97,500,000,000.00	7,196,634.19	55,714,285,713.00	4,112,362.39
IDR	JIBOR 3 MONTHS	8.1	2012	2019	2,388,000,000.00	176,262.18	1,364,571,429.00	100,721.25

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 3 MONTHS	8.1	2012	2019	109,354,604,000.00	8,071,641.87	62,488,345,142.00	4,612,366.78
IDR	JIBOR 3 MONTHS	8.1	2012	2019	40,985,230,000.00	3,025,186.74	23,420,131,429.00	1,728,678.14
IDR	JIBOR 3 MONTHS	8.1	2012	2019	125,000,000,000.00	9,226,454.09	71,428,571,429.00	5,272,259.48
IDR	JIBOR 3 MONTHS	6.795	2012	2020	42,419,103,000.00	3,131,023.25	42,419,103,000.00	3,131,023.25
IDR	JIBOR 3 MONTHS	6.795	2012	2020	7,221,574,662.00	533,036.22	7,221,574,662.00	533,036.22
IDR	JIBOR 3 MONTHS	6.795	2012	2020	7,221,597,530.00	533,037.90	7,221,597,530.00	533,037.90
IDR	JIBOR 3 MONTHS	6.795	2012	2020	12,470,997,700.00	920,504.70	12,470,997,700.00	920,504.70
IDR	JIBOR 3 MONTHS	6.795	2012	2020	75,961,597,700.00	5,606,849.55	75,961,597,700.00	5,606,849.55
IDR	JIBOR 3 MONTHS	6.795	2012	2020	3,998,154,000.00	295,110.27	3,998,154,000.00	295,110.27
IDR	JIBOR 3 MONTHS	6.795	2012	2020	37,500,000,000.00	2,767,936.23	37,500,000,000.00	2,767,936.23
IDR	JIBOR 3 MONTHS	6.795	2012	2020	28,435,788,700.00	2,098,891.99	28,435,788,700.00	2,098,891.99
IDR	JIBOR 3 MONTHS	6.795	2012	2020	12,588,845,200.00	929,203.22	12,588,845,200.00	929,203.22
IDR	JIBOR 3 MONTHS	6.795	2012	2020	7,221,363,000.00	533,020.59	7,221,363,000.00	533,020.59
IDR	JIBOR 3 MONTHS	6.795	2012	2020	7,258,868,115.00	535,788.91	7,258,868,115.00	535,788.91
IDR	JIBOR 3 MONTHS	6.795	2012	2020	29,964,809,000.00	2,211,751.48	29,964,809,000.00	2,211,751.48
IDR	JIBOR 3 MONTHS	6.795	2012	2020	6,296,085,000.00	464,724.31	6,296,085,000.00	464,724.31
IDR	JIBOR 3 MONTHS	6.795	2012	2020	12,921,000,000.00	953,720.11	12,921,000,000.00	953,720.11
IDR	JIBOR 3 MONTHS	6.795	2012	2020	23,645,396,000.00	1,745,305.28	23,645,396,000.00	1,745,305.28
IDR	JIBOR 3 MONTHS	6.795	2012	2020	44,358,646,500.00	3,274,184.12	44,358,646,500.00	3,274,184.12
IDR	JIBOR 3 MONTHS	6.795	2012	2020	10,000,000,000.00	738,116.33	10,000,000,000.00	738,116.33
IDR	JIBOR 3 MONTHS	6.795	2012	2020	15,000,000,000.00	1,107,174.49	15,000,000,000.00	1,107,174.49
IDR	JIBOR 3 MONTHS	6.795	2012	2020	51,700,000,000.00	3,816,061.41	51,700,000,000.00	3,816,061.41
IDR	JIBOR 3 MONTHS	6.795	2012	2020	30,375,000,000.00	2,242,028.34	30,375,000,000.00	2,242,028.34
IDR	JIBOR 3 MONTHS	6.795	2012	2020	34,552,800,000.00	2,550,398.58	34,552,800,000.00	2,550,398.58
IDR	JIBOR 3 MONTHS	6.795	2012	2020	19,678,686,500.00	1,452,515.98	19,678,686,500.00	1,452,515.98
IDR	JIBOR 3 MONTHS	6.795	2012	2020	26,656,477,000.00	1,967,558.09	26,656,477,000.00	1,967,558.09
IDR	JIBOR 3 MONTHS	6.795	2012	2020	11,753,000,000.00	867,508.12	11,753,000,000.00	867,508.12
IDR	JIBOR 3 MONTHS	6.795	2012	2020	9,944,880,000.00	734,047.83	9,944,880,000.00	734,047.83
IDR	JIBOR 3 MONTHS	6.795	2012	2020	48,000,000,000.00	3,542,958.37	48,000,000,000.00	3,542,958.37
IDR	JIBOR 3 MONTHS	6.795	2013	2020	114,500,000,000.00	8,451,431.95	114,500,000,000.00	8,451,431.95
IDR	JIBOR 3 MONTHS	8.1	2013	2019	30,000,000,000.00	2,214,348.98	17,142,857,142.00	1,265,342.28
IDR	JIBOR 3 MONTHS	6.795	2013	2020	10,487,094,000.00	774,069.53	10,487,094,000.00	774,069.53
IDR	JIBOR 3 MONTHS	6.795	2013	2020	102,000,000,000.00	7,528,786.54	102,000,000,000.00	7,528,786.54
IDR	JIBOR 3 MONTHS	8.35	2013	2021	8,703,936,000.00	642,451.73	8,703,936,000.00	642,451.73
IDR	JIBOR 3 MONTHS	8.35	2013	2021	5,358,600,000.00	395,527.02	5,358,600,000.00	395,527.02
IDR	JIBOR 3 MONTHS	8.35	2013	2021	9,283,249,280.00	685,211.79	9,283,249,280.00	685,211.79
IDR	JIBOR 3 MONTHS	8.35	2013	2021	15,189,188,000.00	1,121,138.77	15,189,188,000.00	1,121,138.77
IDR	JIBOR 3 MONTHS	8.35	2013	2021	49,350,000,000.00	3,642,604.07	49,350,000,000.00	3,642,604.07
IDR	JIBOR 3 MONTHS	8.35	2013	2021	19,135,696,784.00	1,412,437.02	19,135,696,784.00	1,412,437.02
IDR	JIBOR 3 MONTHS	8.35	2013	2021	8,796,525,740.00	649,285.93	8,796,525,148.00	649,285.88
IDR	JIBOR 3 MONTHS	8.35	2013	2021	25,852,017,920.00	1,908,179.65	25,852,017,584.00	1,908,179.63
IDR	JIBOR 3 MONTHS	8.35	2013	2021	36,379,900,000.00	2,685,259.82	36,379,900,000.00	2,685,259.82
IDR	JIBOR 3 MONTHS	8.35	2013	2021	32,000,000,000.00	2,361,972.25	32,000,000,000.00	2,361,972.25
IDR	JIBOR 3 MONTHS	8.35	2013	2021	85,744,388,000.00	6,328,933.27	85,744,388,000.00	6,328,933.27
IDR	JIBOR 3 MONTHS	8.35	2013	2021	39,868,277,448.00	2,942,742.65	39,868,277,448.00	2,942,742.65
IDR	JIBOR 3 MONTHS	8.35	2013	2021	2,639,844,384.00	194,851.22	2,639,844,384.00	194,851.22
IDR	JIBOR 3 MONTHS	8.35	2013	2021	2,594,144,020.00	191,478.01	2,594,144,020.00	191,478.01
IDR	JIBOR 3 MONTHS	8.35	2013	2021	2,594,518,277.00	191,505.63	2,594,518,277.00	191,505.63
IDR	JIBOR 3 MONTHS	8.35	2013	2021	10,485,418,600.00	773,945.87	10,485,418,600.00	773,945.87
IDR	JIBOR 3 MONTHS	8.35	2013	2021	10,000,000,000.00	738,116.33	10,000,000,000.00	738,116.33
IDR	JIBOR 3 MONTHS	8.35	2013	2021	10,000,000,000.00	738,116.33	10,000,000,000.00	738,116.33
IDR	JIBOR 3 MONTHS	8.35	2013	2021	5,000,000,000.00	369,058.16	5,000,000,000.00	369,058.16
IDR	JIBOR 3 MONTHS	8.35	2013	2021	29,330,000,000.00	2,164,895.19	29,330,000,000.00	2,164,895.19
IDR	JIBOR 3 MONTHS	8.35	2013	2021	44,205,000,000.00	3,262,843.22	44,205,000,000.00	3,262,843.22
IDR	JIBOR 3 MONTHS	8.35	2014	2021	17,025,000,000.00	1,256,643.05	17,025,000,000.00	1,256,643.05
IDR	JIBOR 3 MONTHS	6.795	2014	2020	9,804,575,000.00	723,691.69	9,804,575,000.00	723,691.69
IDR	JIBOR 3 MONTHS	8.35	2014	2021	9,897,892,450.00	730,579.60	9,897,892,000.00	730,579.57
IDR	JIBOR 3 MONTHS	8.35	2014	2021	9,993,870,218.00	737,663.88	9,993,870,218.00	737,663.88
IDR	JIBOR 3 MONTHS	6.445	2014	2022	30,216,597,315.00	2,230,336.38	30,216,597,315.00	2,230,336.38
IDR	JIBOR 3 MONTHS	6.445	2014	2022	37,125,341,038.18	2,740,282.04	37,125,341,038.00	2,740,282.04
IDR	JIBOR 3 MONTHS	6.445	2014	2022	100,000,000,000.00	7,381,163.27	100,000,000,000.00	7,381,163.27
IDR	JIBOR 3 MONTHS	6.195	2014	2021	39,620,000,000.00	2,924,416.89	31,696,000,000.00	2,339,533.51

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 3 MONTHS	6.195	2014	2021	61,480,000,000.00	4,537,939.18	49,184,000,000.00	3,630,351.34
IDR	JIBOR 3 MONTHS	6.195	2014	2021	49,682,682,400.00	3,667,159.91	39,746,145,920.00	2,933,727.92
IDR	JIBOR 3 MONTHS	6.195	2014	2021	15,899,880,000.00	1,173,596.10	12,719,903,999.00	938,876.88
IDR	JIBOR 3 MONTHS	6.195	2014	2021	9,900,000,000.00	730,735.16	7,920,000,000.00	584,588.13
IDR	JIBOR 3 MONTHS	6.195	2014	2021	6,000,000,000.00	442,869.80	4,800,000,000.00	354,295.84
IDR	JIBOR 3 MONTHS	6.195	2014	2021	25,000,000,000.00	1,845,290.82	20,000,000,000.00	1,476,232.65
IDR	JIBOR 3 MONTHS	6.195	2014	2021	19,480,353,000.00	1,437,876.66	15,584,282,400.00	1,150,301.33
IDR	JIBOR 3 MONTHS	6.195	2014	2021	5,144,113,000.00	379,695.38	4,115,290,400.00	303,756.30
IDR	JIBOR 3 MONTHS	6.195	2014	2021	65,658,706,000.00	4,846,376.29	52,526,964,800.00	3,877,101.03
IDR	JIBOR 3 MONTHS	6.195	2014	2021	11,006,387,000.00	812,399.39	8,805,109,600.00	649,919.52
IDR	JIBOR 3 MONTHS	6.195	2014	2021	6,923,350,000.00	511,023.77	5,538,680,000.00	408,819.01
IDR	JIBOR 3 MONTHS	6.195	2014	2021	5,084,000,000.00	375,258.34	4,067,200,000.00	300,206.67
IDR	JIBOR 3 MONTHS	6.195	2014	2021	7,192,000,000.00	530,853.26	5,753,600,000.00	424,682.61
IDR	JIBOR 3 MONTHS	6.195	2014	2021	64,489,123,000.00	4,760,047.46	51,591,298,400.00	3,808,037.97
IDR	JIBOR 3 MONTHS	6.195	2014	2021	21,636,608,000.00	1,597,033.36	17,309,286,400.00	1,277,626.69
IDR	JIBOR 3 MONTHS	6.195	2014	2021	59,872,679,000.00	4,419,300.19	47,898,143,200.00	3,535,440.15
IDR	JIBOR 3 MONTHS	6.195	2014	2021	83,353,009,413.00	6,152,421.72	66,682,407,528.00	4,921,937.37
IDR	JIBOR 3 MONTHS	6.195	2014	2021	129,526,839,360.00	9,560,587.49	72,375,518,072.00	5,342,155.16
IDR	JIBOR 3 MONTHS	6.195	2014	2021	8,620,000,550.00	636,256.31	6,896,000,440.00	509,005.05
IDR	JIBOR 3 MONTHS	6.195	2014	2021	39,104,500,000.00	2,886,366.99	31,283,600,000.00	2,309,093.59
IDR	JIBOR 3 MONTHS	6.195	2014	2021	18,883,370,000.00	1,393,812.37	15,106,696,000.00	1,115,049.90
IDR	JIBOR 3 MONTHS	6.195	2014	2021	17,987,566,000.00	1,327,691.61	14,390,052,800.00	1,062,153.29
IDR	JIBOR 3 MONTHS	6.195	2014	2021	16,994,768,000.00	1,254,411.57	13,595,814,400.00	1,003,529.26
IDR	JIBOR 3 MONTHS	6.195	2014	2021	3,995,738,000.00	294,931.95	3,196,590,400.00	235,945.56
IDR	JIBOR 3 MONTHS	6.195	2014	2021	29,467,302,525.00	2,175,029.71	23,573,842,021.00	1,740,023.77
IDR	JIBOR 3 MONTHS	6.195	2014	2021	34,707,250,145.00	2,561,798.80	27,765,800,117.00	2,049,439.04
IDR	JIBOR 3 MONTHS	6.195	2014	2021	49,230,980,000.00	3,633,819.01	39,384,784,000.00	2,907,055.21
IDR	JIBOR 3 MONTHS	6.195	2014	2021	4,224,431,660.00	311,812.20	3,379,545,328.00	249,449.76
IDR	JIBOR 3 MONTHS	6.195	2014	2021	19,213,840,774.00	1,418,204.96	15,371,072,616.00	1,134,563.97
IDR	JIBOR 3 MONTHS	7.891	2015	2022	40,000,000,000.00	2,952,465.31	33,333,333,334.00	2,460,387.76
IDR	JIBOR 3 MONTHS	7.891	2015	2022	100,000,000,000.00	7,381,163.27	83,333,333,334.00	6,150,969.39
IDR	JIBOR 3 MONTHS	7.891	2015	2022	29,999,816,000.00	2,214,335.40	24,999,846,666.00	1,845,279.50
IDR	JIBOR 3 MONTHS	6.795	2015	2020	142,500,000,000.00	10,518,157.66	142,500,000,000.00	10,518,157.66
IDR	JIBOR 3 MONTHS	7.891	2015	2022	48,531,841,600.00	3,582,214.47	40,443,201,333.00	2,985,178.72
IDR	JIBOR 3 MONTHS	6.195	2015	2021	21,984,199,600.00	1,622,689.67	17,587,359,680.00	1,298,151.73
IDR	JIBOR 3 MONTHS	7.891	2015	2022	29,858,950,000.00	2,203,937.85	24,882,458,333.00	1,836,614.88
IDR	JIBOR 3 MONTHS	7.641	2015	2023	19,842,749,300.00	1,464,625.72	19,842,749,300.00	1,464,625.72
IDR	JIBOR 3 MONTHS	7.641	2015	2023	19,777,985,000.00	1,459,845.36	19,777,985,000.00	1,459,845.36
IDR	JIBOR 3 MONTHS	7.641	2015	2023	49,783,625,450.00	3,674,610.68	49,783,625,450.00	3,674,610.68
IDR	JIBOR 3 MONTHS	7.641	2015	2023	34,875,000,000.00	2,574,180.69	34,875,000,000.00	2,574,180.69
IDR	JIBOR 3 MONTHS	7.641	2015	2023	29,627,645,000.00	2,186,864.85	29,627,645,000.00	2,186,864.85
IDR	JIBOR 3 MONTHS	7.641	2015	2023	24,955,605,500.00	1,842,013.99	24,955,605,500.00	1,842,013.99
IDR	JIBOR 3 MONTHS	7.641	2015	2023	29,857,150,320.00	2,203,805.01	29,857,150,320.00	2,203,805.01
IDR	JIBOR 3 MONTHS	7.641	2015	2023	19,393,500,500.00	1,431,465.94	19,393,500,500.00	1,431,465.94
IDR	JIBOR 3 MONTHS	7.641	2015	2023	24,870,275,000.00	1,835,715.60	24,870,275,000.00	1,835,715.60
IDR	JIBOR 3 MONTHS	7.641	2015	2023	23,669,057,000.00	1,747,051.74	23,669,057,000.00	1,747,051.74
IDR	JIBOR 3 MONTHS	7.591	2015	2022	31,999,324,400.00	2,361,922.38	31,999,324,399.00	2,361,922.38
IDR	JIBOR 3 MONTHS	7.591	2015	2022	4,789,300,000.00	353,506.05	4,789,300,000.00	353,506.05
IDR	JIBOR 3 MONTHS	7.591	2015	2022	8,984,600,000.00	663,168.00	8,984,600,000.00	663,168.00
IDR	JIBOR 3 MONTHS	7.591	2015	2022	59,920,000,000.00	4,422,793.03	59,920,000,000.00	4,422,793.03
IDR	JIBOR 3 MONTHS	7.591	2015	2022	4,694,800,000.00	346,530.85	4,694,800,000.00	346,530.85
IDR	JIBOR 3 MONTHS	7.591	2015	2022	16,960,998,650.00	1,251,919.00	16,960,998,650.00	1,251,919.00
IDR	JIBOR 3 MONTHS	7.591	2015	2022	31,724,998,000.00	2,341,673.90	31,724,998,000.00	2,341,673.90
IDR	JIBOR 3 MONTHS	7.591	2015	2022	119,999,993,200.00	8,857,395.42	119,999,993,200.00	8,857,395.42
IDR	JIBOR 3 MONTHS	7.591	2015	2022	10,382,948,000.00	766,382.34	10,382,948,000.00	766,382.34
IDR	JIBOR 3 MONTHS	7.591	2015	2022	2,274,745,000.00	167,902.64	2,274,745,000.00	167,902.64
IDR	JIBOR 3 MONTHS	7.591	2015	2022	129,999,984,000.00	9,595,511.07	129,911,008,500.00	9,588,943.64
IDR	JIBOR 3 MONTHS	7.591	2015	2022	24,999,899,000.00	1,845,283.36	24,941,078,000.00	1,840,941.69
IDR	JIBOR 3 MONTHS	7.591	2015	2022	16,994,824,000.00	1,254,415.71	16,994,824,000.00	1,254,415.71
IDR	JIBOR 3 MONTHS	7.591	2015	2022	32,939,895,000.00	2,431,347.43	32,939,895,000.00	2,431,347.43
IDR	JIBOR 3 MONTHS	7.591	2015	2022	88,999,094,100.00	6,569,168.45	57,849,411,165.00	4,269,959.49
IDR	JIBOR 3 MONTHS	7.591	2015	2022	19,989,800,000.00	1,475,479.78	19,989,800,000.00	1,475,479.78

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
IDR	JIBOR 3 MONTHS	7.591	2015	2022	7,124,208,000.00	525,849.42	7,124,208,000.00	525,849.42
IDR	JIBOR 3 MONTHS	7.641	2015	2023	18,572,804,199.00	1,370,889.00	18,572,804,199.00	1,370,889.00
IDR	JIBOR 3 MONTHS	7.591	2015	2022	17,490,000,000.00	1,290,965.46	17,490,000,000.00	1,290,965.46
IDR	JIBOR 3 MONTHS	7.591	2015	2022	18,622,233,744.00	1,374,537.48	13,966,675,308.00	1,030,903.11
IDR	JIBOR 3 MONTHS	7.591	2016	2022	220,000,000,000.00	16,238,559.20	220,000,000,000.00	16,238,559.20
IDR	JIBOR 3 MONTHS	7.641	2016	2023	199,500,000,000.00	14,725,420.73	119,700,000,000.00	8,835,252.44
IDR	JIBOR 3 MONTHS	7.591	2016	2023	59,997,588,000.00	4,428,519.93	11,999,517,600.00	885,703.99
IDR	JIBOR 3 MONTHS	7.591	2016	2023	50,000,000,000.00	3,690,581.64	50,000,000,000.00	3,690,581.64
IDR	JIBOR 3 MONTHS	7.591	2016	2023	179,988,181,975.00	13,285,221.58	89,994,090,987.00	6,642,610.79
IDR	JIBOR 3 MONTHS	7.591	2016	2023	17,598,620,000.00	1,298,982.88	15,838,758,000.00	1,169,084.59
IDR	JIBOR 3 MONTHS	7.591	2016	2023	150,000,000,000.00	11,071,744.91	45,000,000,000.00	3,321,523.47
IDR	JIBOR 3 MONTHS	7.591	2016	2023	59,390,001,000.00	4,383,672.94	59,390,001,000.00	4,383,672.94
IDR	JIBOR 3 MONTHS	7.105	2016	2024	19,999,980,000.00	1,476,231.18	19,999,980,000.00	1,476,231.18
IDR	JIBOR 3 MONTHS	7.105	2016	2024	27,975,075,000.00	2,064,885.96	22,380,060,000.00	1,651,908.77
IDR	JIBOR 3 MONTHS	7.105	2016	2024	88,000,000,000.00	6,495,423.68	17,600,000,000.00	1,299,084.74
IDR	JIBOR 3 MONTHS	7.105	2016	2024	59,000,000,000.00	4,354,886.33	11,800,000,000.00	870,977.27
IDR	JIBOR 3 MONTHS	7.105	2016	2024	49,000,000,000.00	3,616,770.00	9,800,000,000.00	723,354.00
IDR	JIBOR 3 MONTHS	7.105	2016	2024	30,000,000,000.00	2,214,348.98	22,500,000,000.00	1,660,761.74
IDR	JIBOR 3 MONTHS	7.105	2016	2024	10,100,000,000.00	745,497.49	4,545,000,000.00	335,473.87
IDR	JIBOR 3 MONTHS	7.105	2016	2024	20,000,000,000.00	1,476,232.65	13,000,000,000.00	959,551.23
IDR	JIBOR 3 MONTHS	7.105	2016	2024	10,000,000,000.00	738,116.33	6,500,000,000.00	479,775.61
IDR	JIBOR 3 MONTHS	7.105	2016	2024	9,986,250,000.00	737,101.42	9,986,250,000.00	737,101.42
IDR	JIBOR 3 MONTHS	7.105	2016	2024	9,000,000,000.00	664,304.69	4,050,000,000.00	298,937.11
IDR	JIBOR 3 MONTHS	7.105	2016	2024	14,991,429,600.00	1,106,541.90	2,998,285,920.00	221,308.38
IDR	JIBOR 3 MONTHS	7.105	2016	2024	379,986,300,000.00	28,047,409.21	113,995,890,000.00	8,414,222.76
IDR	JIBOR 3 MONTHS	7.105	2016	2024	29,876,750,000.00	2,205,251.70	29,876,750,000.00	2,205,251.70
IDR	JIBOR 3 MONTHS	7.105	2016	2024	24,824,385,366.00	1,832,328.41	24,824,385,366.00	1,832,328.41
IDR	JIBOR 3 MONTHS	7.105	2016	2024	14,999,996,280.00	1,107,174.22	14,999,996,280.00	1,107,174.22
IDR	JIBOR 3 MONTHS	7.105	2016	2024	20,000,000,000.00	1,476,232.65	19,000,000,000.00	1,402,421.02
IDR	JIBOR 3 MONTHS	7.105	2016	2024	20,000,000,000.00	1,476,232.65	19,000,000,000.00	1,402,421.02
IDR	JIBOR 3 MONTHS	7.105	2016	2024	39,735,716,500.00	2,932,958.11	39,735,716,500.00	2,932,958.11
IDR	JIBOR 3 MONTHS	7.105	2016	2024	59,801,731,000.00	4,414,063.40	59,801,731,000.00	4,414,063.40
IDR	JIBOR 3 MONTHS	7.105	2016	2024	30,000,000,000.00	2,214,348.98	28,500,000,000.00	2,103,631.53
IDR	JIBOR 3 MONTHS	7.105	2016	2024	19,988,798,000.00	1,475,405.82	19,988,798,000.00	1,475,405.82
IDR	JIBOR 3 MONTHS	7.105	2016	2024	19,889,625,000.00	1,468,085.70	19,889,625,000.00	1,468,085.70
IDR	JIBOR 3 MONTHS	7.105	2016	2024	39,593,750,000.00	2,922,479.33	39,593,750,000.00	2,922,479.33
IDR	JIBOR 3 MONTHS	7.105	2017	2024	125,000,000,000.00	9,226,454.09	125,000,000,000.00	9,226,454.09

GRAND TOTAL					7,887,521,049,565.18	582,190,806.73	5,518,424,360,643.00	407,323,912.06

GUARANTEED DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA AS OF DECEMBER 31, 2017

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
COMMERCIAL CREDIT
IDR	JIBOR 3 MONTHS	1.00	2009	2019	2,926,692,300,357	216,023,937.14	136,065,195,902	10,043,194.26
IDR	JIBOR 6 MONTHS	0.80	2008	2018	735,387,524,690	54,280,153.87	61,151,331,641	4,513,679.63
IDR	JIBOR 3 MONTHS	1.50	2009	2019	3,941,771,952,000	290,948,623.56	693,086,480,761	51,157,844.76
IDR	JIBOR 3 MONTHS	1.50	2009	2019	1,930,063,301,490	142,461,123.52	551,446,657,420	40,703,178.14
IDR	JIBOR 3 MONTHS	1.50	2009	2019	2,613,011,648,159	192,870,656.05	746,574,756,580	55,105,901.73
IDR	JIBOR 3 MONTHS	1.50	2009	2019	327,195,149,528	24,150,808.20	93,484,328,437	6,900,230.92
IDR	JIBOR 3 MONTHS	1.50	2009	2019	635,929,225,249	46,938,974.41	37,759,777,896	2,787,110.86
IDR	JIBOR 3 MONTHS	1.50	2009	2019	871,922,300,000	64,358,008.56	161,826,373,327	11,944,668.83
IDR	JIBOR 3 MONTHS	1.05	2010	2020	1,067,683,579,600	78,807,468.23	448,640,276,998	33,114,871.35
IDR	JIBOR 6 MONTHS	1.11	2008	2018	1,911,480,000,000	141,089,459.70	68,267,142,861	5,038,909.28
IDR	JIBOR 6 MONTHS	0.80	2008	2018	600,635,738,985	44,333,904.56	42,799,874,680	3,159,128.63
IDR	JIBOR 3 MONTHS	1.10	2008	2018	1,272,913,654,892	93,955,835.17	41,105,560,498	3,034,068.53
IDR	JIBOR 3 MONTHS	1.12	2008	2018	1,188,548,523,036	87,728,707.04	75,542,760,570	5,575,934.50
IDR	JIBOR 3 MONTHS	0.83	2008	2018	2,741,298,159,500	202,339,692.91	195,807,011,404	14,452,835.21
IDR	JIBOR 6 MONTHS	0.80	2008	2018	1,874,314,539,154	138,346,216.35	257,663,017,731	19,018,528.03
IDR	JIBOR 6 MONTHS	0.80	2008	2018	1,240,660,976,852	91,575,212.35	115,154,367,954	8,499,731.91
IDR	JIBOR 6 MONTHS	0.80	2008	2018	1,498,513,102,430	110,607,698.73	195,418,143,141	14,424,132.21
IDR	JIBOR 6 MONTHS	0.71	2008	2021	1,045,924,241,800	77,201,375.98	522,962,120,904	38,600,687.99
IDR	JIBOR 6 MONTHS	0.71	2008	2021	1,606,612,307,950	118,586,677.59	703,813,663,850	51,949,635.65
IDR	JIBOR 3 MONTHS	1.00	2009	2019	1,155,352,482,512	85,278,453.09	206,312,943,309	15,228,295.20
IDR	JIBOR 3 MONTHS	1.00	2009	2018	2,074,739,748,000	153,139,928.26	193,902,955,064	14,312,293.70
IDR	JIBOR 3 MONTHS	1.00	2009	2019	1,151,004,738,533	84,957,539.01	205,536,560,458	15,170,989.11
IDR	JIBOR 3 MONTHS	1.00	2009	2019	1,805,307,699,643	133,252,708.86	157,018,728,093	11,589,808.69
IDR	JIBOR 3 MONTHS	1.20	2015	2025	2,449,962,746,818	180,835,750.43	2,377,664,756,610	175,499,317.73
IDR	JIBOR 3 MONTHS	1.50	2015	2025	2,225,000,000,000	164,230,882.79	2,108,600,296,212	155,639,230.60
IDR	SBI 12 Bulan	4.50	2011	2024	11,175,000,000	824,845.00	—	—
IDR	SBI 12 Bulan	4.50	2012	2021	44,974,000,000	3,319,604.37	5,949,421,006	439,136.48
IDR	SBI 12 Bulan	4.50	2012	2022	110,000,000,000	8,119,279.60	64,705,882,348	4,776,046.82
IDR	SBI 12 Bulan	4.50	2014	2024	32,350,000,000	2,387,806.32	16,324,104,222	1,204,908.79
IDR	SBI 12 Bulan	4.50	2014	2023	45,000,000,000	3,321,523.47	34,263,562,793	2,529,049.51
IDR	SBI 12 Bulan	4.50	2014	2026	16,870,000,000	1,245,202.24	12,793,375,000	944,299.90
IDR	SBI 12 Bulan	4.50	2014	2024	7,984,000,000	589,312.08	3,120,897,000	230,358.50
IDR	SBI 12 Bulan	4.50	2014	2024	17,294,000,000	1,276,498.38	14,721,690,680	1,086,632.03
IDR	SBI 12 Bulan	4.00	2011	2019	24,312,000,000	1,794,508.41	6,163,285,082	454,922.13
IDR	SBI 12 Bulan	4.75	2011	2019	14,700,000,000	1,085,031.00	4,277,031,588	315,694.68
IDR	BI Rate	2.00	2016	2041	481,000,000,000	35,503,395.34	166,768,239,774	12,309,436.06
IDR	BI Rate	2.00	2016	2041	690,335,000,000	50,954,753.47	—	—
IDR	BI Rate	1.75	2016	2036	300,000,000,000	22,143,489.81	—	—
IDR	BI Rate	4.00	2016	2041	250,000,000,000	18,452,908.18	—	—
IDR	Fixed	8.55	2016	2026	1,000,000,000,000	73,811,632.71	1,000,000,000,000	73,811,632.71
IDR	Fixed	8.55	2017	2027	1,968,000,000,000	145,261,293.18	1,968,000,000,000	145,261,293.18
IDR	Fixed	7.80	2017	2022	1,165,000,000,000	85,990,552.11	1,165,000,000,000	85,990,552.11
IDR	Fixed	8.40	2017	2027	2,367,000,000,000	174,712,134.63	2,367,000,000,000	174,712,134.63

GRAND TOTAL					49,437,919,641,178	3,649,093,567	17,226,692,571,796	1,271,530,305

Exchange rate (BI, December 31, 2017)     13,548.00 per US$

Guaranteed External Loans of the Republic of Indonesia as of December 31, 2017

			Currency Base	Interest Rate Basis	Interest Rate	Year of Contract	Year of Maturity	Loan Commitment Amount		Outstanding Balance
								(In Original Currency)	(In US Dollars)	(In Original Currency)	(In US Dollars)
Fully Disbursed
1	Suralaya USD - BLA 0801	CEXIM	USD	LIBOR 6 MONTHS	0.84%	2008	2023	284,288,744.00	284,288,744.00	141,146,840.80	141,146,840.80
2	Paiton USD - BLA 0802	CEXIM	USD	LIBOR 6 MONTHS	0.84%	2008	2023	330,825,515.00	330,825,515.00	144,661,501.23	144,661,501.23
3	Indramayu USD	BOC	USD	LIBOR 6 MONTHS	0.79%	2008	2021	592,224,258.00	592,224,258.00	191,059,712.55	191,059,712.55
4	Rembang USD	CDB	USD	LIBOR 6 MONTHS	3.25%	2008	2021	261,800,000.00	261,800,000.00	91,630,000.00	91,630,000.00
5	Teluk Naga USD	BOC	USD	LIBOR 6 MONTHS	2.30%	2009	2022	454,974,082.00	454,974,082.00	194,463,864.71	194,463,864.71
6	NAD USD - BLA 0910	CEXIM	USD	LIBOR 6 MONTHS	2.80%	2009	2024	124,339,936.00	124,339,936.00	75,204,925.96	75,204,925.96
7	Pelabuhan Ratu USD - BLA 0911	CEXIM	USD	LIBOR 6 MONTHS	2.80%	2009	2025	481,937,182.00	481,937,182.00	349,751,628.56	349,751,628.56
8	Pacitan USD - BLA 0916	CEXIM	USD	LIBOR 6 MONTHS	2.80%	2009	2025	293,226,064.00	293,226,064.00	188,664,438.42	188,664,438.42
9	Adipala USD & IDR	CDB	USD	LIBOR 6 MONTHS	3.85%	2009	2024	625,256,803.00	625,256,803.00	398,534,232.51	398,534,232.51
10	Sumatera Barat USD	CDB	USD	LIBOR 6 MONTHS	3.85%	2009	2023	138,336,845.00	138,336,845.00	67,269,738.75	67,269,738.75
11	Tanjung Awar2 USD	BOC	USD	LIBOR 6 MONTHS	2.30%	2009	2022	371,509,145.00	371,509,145.00	177,583,931.90	177,583,931.90
Partially Disbursed
12	ADB 3339-INO (ADB)	ADB	USD	LIBOR 6 MONTHS	0.6% -0.1%	2015	2035	575,000,000	575,000,000	285,564,000.00	285,564,000.00
13	ADB 8297-INO (ADB - AIF)	ADB	USD	LIBOR 6 MONTHS	1.40%	2015	2035	25,000,000	25,000,000	12,436,000.00	12,436,000.00
14	IBRD 8610-ID	IBRD	USD	Reference Rate for Loan Curr. + Var. Spread		2016	2036	500,000,000	500,000,000	107,650,000.00	107,650,000.00
15	Power Grid Enhacement Project	IDB	USD	SWAP Rate (LIBOR-6mo)	1.30%	2017	Tentative	330,000,000	330,000,000	0.00	0.00
16	ADB 3560-INO	ADB	USD	LIBOR 6 MONTHS	0.50%	2017	2037	600,000,000	600,000,000	150,000,000.00	150,000,000.00

Grand Total								5,988,718,574.00	5,988,718,574.00	2,575,620,815.40	2,575,620,815.40

Foreign Currency-Denominated Bonds of the Republic of Indonesia

as of December 31, 2017

CURRENCY	INTEREST RATE BASIS	INTEREST RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
I. GOVERNMENT DEBT SECURITIES
US DOLLAR
RI0018	FIXED	6.87500%	17-Jan-2008	17-Jan-2018	1,900,000,000	1,900,000,000
RI00190304	FIXED	11.62500%	04-Mar-2009	04-Mar-2019	2,000,000,000	2,000,000,000
RI0035	FIXED	8.50000%	12-Oct-2005	12-Oct-2035	1,600,000,000	1,600,000,000
RI0037	FIXED	6.62500%	14-Feb-2007	17-Feb-2037	1,500,000,000	1,500,000,000
RI0038	FIXED	7.75000%	17-Jan-2008	17-Jan-2038	2,000,000,000	2,000,000,000
RI0122	FIXED	3.70000%	08-Dec-2016	08-Jan-2022	750,000,000	750,000,000
RI0123	FIXED	2.95000%	11-Dec-2017	11-Jan-2023	1,000,000,000	1,000,000,000
RI0124	FIXED	5.87500%	15-Jan-2014	15-Jan-2024	2,000,000,000	2,000,000,000
RI0125	FIXED	4.12500%	15-Jan-2015	15-Jan-2025	2,000,000,000	2,000,000,000
RI0126	FIXED	4.75000%	08-Dec-2015	08-Jan-2026	2,250,000,000	2,250,000,000
RI0127	FIXED	4.35000%	08-Dec-2016	08-Jan-2027	1,250,000,000	1,250,000,000
RI0128	FIXED	3.50000%	11-Dec-2017	11-Jan-2028	1,250,000,000	1,250,000,000
RI0142	FIXED	5.25000%	17-Jan-2012	17-Jan-2042	2,250,000,000	2,250,000,000
RI0144	FIXED	6.75000%	15-Jan-2014	15-Jan-2044	2,000,000,000	2,000,000,000
RI0145	FIXED	5.12500%	15-Jan-2015	15-Jan-2045	2,000,000,000	2,000,000,000
RI0146	FIXED	5.95000%	08-Dec-2015	08-Jan-2046	1,250,000,000	1,250,000,000
RI0147	FIXED	5.25000%	08-Dec-2016	08-Jan-2047	1,500,000,000	1,500,000,000
RI0148	FIXED	4.35000%	11-Dec-2017	11-Jan-2048	1,750,000,000	1,750,000,000
RI0320	FIXED	5.87500%	19-Jan-2010	13-Mar-2020	2,000,000,000	2,000,000,000
RI0422	FIXED	3.75000%	25-Apr-2012	25-Apr-2022	2,000,000,000	2,000,000,000
RI0423	FIXED	3.37500%	15-Apr-2013	15-Apr-2023	1,500,000,000	1,500,000,000
RI0443	FIXED	4.62500%	15-Apr-2013	15-Apr-2043	1,500,000,000	1,500,000,000
RI0521	FIXED	4.87500%	05-May-2011	05-May-2021	2,500,000,000	2,500,000,000
RI0727	FIXED	3.85000%	18-Jul-2017	18-Jul-2027	1,000,000,000	1,000,000,000
RI0747	FIXED	4.75000%	18-Jul-2017	18-Jul-2047	1,000,000,000	1,000,000,000
RI1023	FIXED	5.37500%	17-Jul-2013	17-Oct-2023	1,000,000,000	1,000,000,000
USDFR0002	FIXED	4.05000%	24-Jun-2016	24-Jun-2026	200,000,000	200,000,000

TOTAL US DOLLAR-DENOMINATED					42,950,000,000	42,950,000,000

JAPAN YEN
JBIC GUARANTEED SAMURAI BONDS
RIJPY0719	FIXED	2.730%	29-Jul-2009	29-Jul-2019	35,000,000,000	310,573,074
RIJPY1120	FIXED	1.600%	12-Nov-2010	12-Nov-2020	60,000,000,000	532,410,983
RIJPY1122	FIXED	1.130%	22-Nov-2012	22-Nov-2022	60,000,000,000	532,410,983
RIJPY0825	FIXED	0.910%	13-Aug-2015	13-Aug-2025	55,000,000,000	488,043,401

TOTAL JBIC GUARANTEED SAMURAI BONDS					210,000,000,000	1,863,438,441

NON-JBIC GUARANTEED SAMURAI BONDS
RIJPY0619	FIXED	0.830%	21-Jun-2016	21-Jun-2019	62,000,000,000	550,158,016
RIJPY0620	FIXED	0.650%	8-Jun-2017	8-Jun-2020	40,000,000,000	354,940,655
RIJPY0621	FIXED	1.160%	21-Jun-2016	21-Jun-2021	38,000,000,000	337,193,623
RIJPY0622	FIXED	0.890%	8-Jun-2017	8-Jun-2022	50,000,000,000	443,675,819
RIJPY0624	FIXED	1.040%	8-Jun-2017	7-Jun-2024	10,000,000,000	88,735,164
RIJPY0818	FIXED	1.080%	13-Aug-2015	13-Aug-2018	22,500,000,000	199,654,119
RIJPY0820	FIXED	1.380%	13-Aug-2015	13-Aug-2020	22,500,000,000	199,654,119

TOTAL NON-JBIC GUARANTEED SAMURAI BONDS					245,000,000,000	2,174,011,515

TOTAL JAPAN YEN DENOMINATED					455,000,000,000	4,037,449,956

EURO
Tradable
RIEUR0623	FIXED	2.62500%	14-Jun-2016	14-Jun-2023	1,500,000,000	1,790,701,949
RIEUR0628	FIXED	3.75000%	14-Jun-2016	14-Jun-2028	1,500,000,000	1,790,701,949
RIEUR0721	FIXED	2.87500%	8-Jul-2014	8-Jul-2021	1,000,000,000	1,193,801,299
RIEUR0724	FIXED	2.15000%	18-Jul-2017	18-Jul-2024	1,000,000,000	1,193,801,299
RIEUR0725	FIXED	3.37500%	30-Jul-2015	30-Jul-2025	1,250,000,000	1,492,251,624

Total Euro Tradable					6,250,000,000	7,461,258,119

Non Tradable
EURFRNT0001	FIXED	0.90000%	26-Apr-2017	26-Apr-2020	50,000,000	59,690,065

Total Euro Non-Tradable					50,000,000	59,690,065

TOTAL EURO-DENOMINATED					6,300,000,000	7,520,948,184

II. GOVERNMENT ISLAMIC DEBT SECURITIES
US DOLLAR
SNI0322	FIXED	3.40000%	29-Mar-2017	29-Mar-2022	1,000,000,000	1,000,000,000
SNI0327	FIXED	4.15000%	29-Mar-2017	29-Mar-2027	2,000,000,000	2,000,000,000
SNI18	FIXED	4.00000%	21-Nov-2011	21-Nov-2018	1,000,000,000	1,000,000,000
SNI19	FIXED	6.12500%	17-Sep-2013	15-Mar-2019	1,500,000,000	1,500,000,000
SNI21	FIXED	3.40000%	29-Mar-2016	29-Mar-2021	750,000,000	750,000,000
SNI22	FIXED	3.30000%	21-Nov-2012	21-Nov-2022	1,000,000,000	1,000,000,000
SNI24	FIXED	4.35000%	10-Sep-2014	10-Sep-2024	1,500,000,000	1,500,000,000
SNI25	FIXED	4.32500%	28-May-2015	28-May-2025	2,000,000,000	2,000,000,000
SNI26	FIXED	4.55000%	29-Mar-2016	29-Mar-2026	1,750,000,000	1,750,000,000

TOTAL US DOLLAR-DENOMINATED					12,500,000,000	12,500,000,000

TOTAL FOREIGN CURRENCY-DENOMINATED BONDS IN EQUIVALENT AMOUNT OF US DOLLAR						67,008,398,140

Assumed exchange rate for conversion as of December 31, 2017 (Bank Indonesia Middle Exchange Rate)

IDR/USD	13,548.00
IDR/JPY	120.2184
IDR/EUR	16,173.62

DOMESTIC CURRENCY-DENOMINATED BONDS

AS OF DECEMBER 31, 2017

SERIES	INTEREST RATE BASIS	COUPON RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
I. TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. TREASURY BILLS
SPN03180118	FIXED	ZERO COUPON	19-Oct-2017	18-Jan-2018	3,650,000,000,000	269,412,459
SPN03180215	FIXED	ZERO COUPON	16-Nov-2017	15-Feb-2018	2,600,000,000,000	191,910,245
SPN12180104	FIXED	ZERO COUPON	05-Jan-2017	04-Jan-2018	15,800,000,000,000	1,166,223,797
SPN12180201	FIXED	ZERO COUPON	02-Feb-2017	01-Feb-2018	20,950,000,000,000	1,546,353,705
SPN12180301	FIXED	ZERO COUPON	02-Mar-2017	01-Mar-2018	9,750,000,000,000	719,663,419
SPN12180412	FIXED	ZERO COUPON	13-Apr-2017	12-Apr-2018	8,050,000,000,000	594,183,643
SPN12180511	FIXED	ZERO COUPON	12-May-2017	11-May-2018	5,300,000,000,000	391,201,653
SPN12180607	FIXED	ZERO COUPON	08-Jun-2017	07-Jun-2018	5,550,000,000,000	409,654,562
SPN12180712	FIXED	ZERO COUPON	13-Jul-2017	12-Jul-2018	3,100,000,000,000	228,816,061
SPN12180809	FIXED	ZERO COUPON	10-Aug-2017	09-Aug-2018	8,000,000,000,000	590,493,062
SPN12180906	FIXED	ZERO COUPON	07-Sep-2017	06-Sep-2018	3,000,000,000,000	221,434,898
SPN12181004	FIXED	ZERO COUPON	05-Oct-2017	04-Oct-2018	6,000,000,000,000	442,869,796
SPN12181115	FIXED	ZERO COUPON	16-Nov-2017	15-Nov-2018	3,000,000,000,000	221,434,898

TOTAL TREASURY BILLS					94,750,000,000,000	6,993,652,200

2. TREASURY NOTES
FR0031	FIXED	11.00000%	16-Jun-2005	15-Nov-2020	17,792,000,000,000	1,313,256,569
FR0032	FIXED	15.00000%	01-Sep-2005	15-Jul-2018	888,492,000,000	65,581,045
FR0034	FIXED	12.80000%	26-Jan-2006	15-Jun-2021	16,097,400,000,000	1,188,175,376
FR0035	FIXED	12.90000%	16-Feb-2006	15-Jun-2022	11,023,750,000,000	813,680,986
FR0036	FIXED	11.50000%	20-Apr-2006	15-Sep-2019	9,184,500,000,000	677,922,941
FR0037	FIXED	12.00000%	18-May-2006	15-Sep-2026	2,450,000,000,000	180,838,500
FR0038	FIXED	11.60000%	24-Aug-2006	15-Aug-2018	3,066,162,000,000	226,318,423
FR0039	FIXED	11.75000%	24-Aug-2006	15-Aug-2023	4,175,000,000,000	308,163,567
FR0040	FIXED	11.00000%	21-Sep-2006	15-Sep-2025	26,002,090,000,000	1,919,256,717
FR0042	FIXED	10.25000%	25-Jan-2007	15-Jul-2027	14,774,100,000,000	1,090,500,443
FR0043	FIXED	10.25000%	22-Feb-2007	15-Jul-2022	14,417,000,000,000	1,064,142,309
FR0044	FIXED	10.00000%	19-Apr-2007	15-Sep-2024	18,014,000,000,000	1,329,642,752
FR0045	FIXED	9.75000%	24-May-2007	15-May-2037	9,624,304,000,000	710,385,592
FR0046	FIXED	9.50000%	19-Jul-2007	15-Jul-2023	24,680,000,000,000	1,821,671,095
FR0047	FIXED	10.00000%	30-Aug-2007	15-Feb-2028	20,385,000,000,000	1,504,650,133
FR0048	FIXED	9.00000%	27-Sep-2007	15-Sep-2018	4,761,270,000,000	351,437,112
FR0050	FIXED	10.50000%	24-Jan-2008	15-Jul-2038	15,661,000,000,000	1,155,963,980
FR0052	FIXED	10.50000%	20-Aug-2009	15-Aug-2030	23,500,000,000,000	1,734,573,369
FR0053	FIXED	8.25000%	08-Jul-2010	15-Jul-2021	100,027,793,000,000	7,383,214,718
FR0054	FIXED	9.50000%	22-Jul-2010	15-Jul-2031	27,096,000,000,000	2,000,000,000
FR0056	FIXED	8.37500%	23-Sep-2010	15-Sep-2026	121,414,000,000,000	8,961,765,574
FR0057	FIXED	9.50000%	21-Apr-2011	15-May-2041	17,236,573,000,000	1,272,259,596
FR0058	FIXED	8.25000%	21-Jul-2011	15-Jun-2032	42,798,000,000,000	3,158,990,257
FR0059	FIXED	7.00000%	15-Sep-2011	15-May-2027	112,980,000,000,000	8,339,238,264
FR0061	FIXED	7.00000%	06-Oct-2011	15-May-2022	99,878,000,000,000	7,372,158,252
FR0062	FIXED	6.37500%	09-Feb-2012	15-Apr-2042	13,392,000,000,000	988,485,385
FR0063	FIXED	5.62500%	13-Aug-2012	15-May-2023	35,516,000,000,000	2,621,493,947
FR0064	FIXED	6.12500%	13-Aug-2012	15-May-2028	29,895,000,000,000	2,206,598,760
FR0065	FIXED	6.62500%	30-Aug-2012	15-May-2033	48,243,000,000,000	3,560,894,597
FR0066	FIXED	5.25000%	25-Oct-2012	15-May-2018	17,146,000,000,000	1,265,574,255
FR0067	FIXED	8.75000%	18-Jul-2013	15-Feb-2044	28,188,284,000,000	2,080,623,265
FR0068	FIXED	8.37500%	01-Aug-2013	15-Mar-2034	92,400,000,000,000	6,820,194,863
FR0069	FIXED	7.87500%	29-Aug-2013	15-Apr-2019	62,396,000,000,000	4,605,550,635
FR0070	FIXED	8.37500%	29-Aug-2013	15-Mar-2024	132,939,421,000,000	9,812,475,716
FR0071	FIXED	9.00000%	12-Sep-2013	15-Mar-2029	93,390,682,000,000	6,893,318,719
FR0072	FIXED	8.25000%	09-Jul-2015	15-May-2036	88,910,000,000,000	6,562,592,265
FR0073	FIXED	8.75000%	06-Aug-2015	15-May-2031	66,217,000,000,000	4,887,584,883
FR0074	FIXED	7.50000%	10-Nov-2016	15-Aug-2032	43,781,140,000,000	3,231,557,425
FR0075	FIXED	7.50000%	10-Aug-2017	15-May-2038	25,600,860,000,000	1,889,641,275
FR0076	FIXED	7.37500%	22-Sep-2017	15-May-2048	4,050,000,000,000	298,937,112
VR0026	3 MONTH TREASURY BILLS	5.085%	20-Nov-2002	25-Jan-2018	5,442,142,000,000	401,693,386
VR0027	3 MONTH TREASURY BILLS	5.085%	20-Nov-2002	25-Jul-2018	5,442,142,000,000	401,693,386
VR0028	3 MONTH TREASURY BILLS	4.973%	20-Nov-2002	25-Aug-2018	7,033,994,000,000	519,190,582
VR0029	3 MONTH TREASURY BILLS	4.973%	20-Nov-2002	25-Aug-2019	12,212,320,000,000	901,411,278
VR0030	3 MONTH TREASURY BILLS	4.953%	20-Nov-2002	25-Dec-2019	10,503,015,000,000	775,244,686
VR0031	3 MONTH TREASURY BILLS	5.085%	20-Nov-2002	25-Jul-2020	25,322,354,000,000	1,869,084,293

TOTAL TREASURY NOTES					1,605,947,788,000,000	118,537,628,285

3. RETAIL BONDS
ORI012	FIXED	9.00000%	21-Oct-2015	15-Oct-2018	27,438,755,000,000	2,025,299,306
ORI013	FIXED	6.60000%	26-Oct-2016	15-Oct-2019	19,691,455,000,000	1,453,458,444
ORI014	FIXED	5.85000%	25-Oct-2017	15-Oct-2020	8,948,660,000,000	660,515,205

TOTAL RETAIL BONDS					56,078,870,000,000	4,139,272,955

TOTAL TRADABLE GOVERNMENT DEBT SECURITIES					1,756,776,658,000,000	129,670,553,440

B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. ISLAMIC TREASURY BILLS
SPNS02022018	FIXED	ZERO COUPON	03-Aug-2017	02-Feb-2018	7,000,000,000,000	516,681,429
SPNS05012018	FIXED	ZERO COUPON	06-Jul-2017	05-Jan-2018	2,870,000,000,000	211,839,386
SPNS08052018	FIXED	ZERO COUPON	09-Nov-2017	08-May-2018	2,720,000,000,000	200,767,641
SPNS11042018	FIXED	ZERO COUPON	12-Oct-2017	11-Apr-2018	3,600,000,000,000	265,721,878
SPNS13032018	FIXED	ZERO COUPON	14-Sep-2017	13-Mar-2018	3,450,000,000,000	254,650,133

TOTAL ISLAMIC TREASURY BILLS					19,640,000,000,000	1,449,660,466

2. ISLAMIC TREASURY NOTES
IFR0002	FIXED	11.95000%	26-Aug-2008	15-Aug-2018	1,985,000,000,000	146,516,091
IFR0006	FIXED	10.25000%	01-Apr-2010	15-Mar-2030	2,175,000,000,000	160,540,301
IFR0007	FIXED	10.25000%	21-Jan-2010	15-Jan-2025	1,547,000,000,000	114,186,596
IFR0008	FIXED	8.80000%	15-Apr-2010	15-Mar-2020	252,000,000,000	18,600,531
IFR0010	FIXED	10.00000%	03-Mar-2011	15-Feb-2036	4,110,000,000,000	303,365,810
PBS001	FIXED	4.45000%	16-Feb-2012	15-Feb-2018	6,725,000,000,000	496,383,230
PBS002	FIXED	5.45000%	02-Feb-2012	15-Jan-2022	1,218,000,000,000	89,902,569
PBS003	FIXED	6.00000%	02-Feb-2012	15-Jan-2027	3,786,000,000,000	279,450,841
PBS004	FIXED	6.10000%	16-Feb-2012	15-Feb-2037	10,149,000,000,000	749,114,260
PBS005	FIXED	6.75000%	02-May-2013	15-Apr-2043	10,234,000,000,000	755,388,249
PBS006	FIXED	8.25000%	19-Sep-2013	15-Sep-2020	38,508,000,000,000	2,842,338,353
PBS007	FIXED	9.00000%	29-Sep-2014	15-Sep-2040	7,525,000,000,000	555,432,536
PBS009	FIXED	7.75000%	30-Jul-2015	25-Jan-2018	37,890,000,000,000	2,796,722,764
PBS010	FIXED	8.62500%	26-Oct-2015	25-Jan-2019	4,050,000,000,000	298,937,112
PBS011	FIXED	8.75000%	14-Jan-2016	15-Aug-2023	21,250,000,000,000	1,568,497,195
PBS012	FIXED	8.87500%	28-Jan-2016	15-Nov-2031	32,700,100,000,000	2,413,647,771
PBS013	FIXED	6.25000%	06-Oct-2016	15-May-2019	50,175,000,000,000	3,703,498,671
PBS014	FIXED	6.50000%	06-Oct-2016	15-May-2021	20,817,857,000,000	1,536,600,015
PBS015	FIXED	8.00000%	21-Jul-2017	15-Jul-2047	250,000,000,000	18,452,908
PBS016	FIXED	6.25000%	06-Sep-2017	15-Mar-2020	500,000,000,000	36,905,816

TOTAL ISLAMIC TREASURY NOTES					255,846,957,000,000	18,884,481,621

3. RETAIL ISLAMIC DEBT SECURITIES
SR-007	FIXED	8.25000%	11-Mar-2015	11-Mar-2018	21,965,035,000,000	1,621,275,096
SR-008	FIXED	8.30000%	10-Mar-2016	10-Mar-2019	31,500,000,000,000	2,325,066,430
SR-009	FIXED	6.90000%	22-Mar-2017	10-Mar-2020	14,037,310,000,000	1,036,116,770

TOTAL RETAIL ISLAMIC DEBT SECURITIES					67,502,345,000,000	4,982,458,296

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES					342,989,302,000,000	25,316,600,384

TOTAL TRADABLE SECURITIES					2,099,765,960,000,000	154,987,153,823

II. NON-TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. TREASURY BILLS
SPNNT20180328	FIXED	ZERO COUPON	29-Dec-2017	28-Mar-2018	10,107,290,000,000	746,035,577

TOTAL TREASURY BILLS					10,107,290,000,000	746,035,577

2. HELD BY BANK INDONESIA
SRBI01 (4)	FIXED	0.10000%	07-Aug-2003	01-Aug-2043	102,763,824,519,929	7,585,165,672
SU002 (3)	FIXED	0.10000%	23-Oct-1998	01-Apr-2025	13,313,389,573,979	982,683,021
SU004 (3)	FIXED	0.10000%	28-May-1999	01-Dec-2025	36,882,981,300,739	2,722,393,069
SU007 (3)	FIXED	0.10000%	01-Jan-2006	01-Aug-2025	35,249,414,553,846	2,601,816,840

TOTAL GOVERNMENT DEBT SECURITIES HELD BY BANK INDONESIA					188,209,609,948,493	13,892,058,603

2. RETAIL NON-TRADABLE BONDS
SBR002	INDONESIA DEPOSIT INSURANCE CORPORATION (IDIC) RATE	IDIC RATE +0.25%	25-May-2016	20-May-2018	3,799,125,000,000	280,419,619

TOTAL RETAIL NON-TRADABLE BONDS					3,799,125,000,000	280,419,619

TOTAL NON-TRADABLE GOVERNMENT DEBT SECURITIES					202,116,024,948,493	14,918,513,799

B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. HELD BY MINISTRY OF RELIGIOUS AFFAIR
SDHI 2020C	FIXED	8.30000%	03-Jan-2014	03-Jan-2020	3,000,000,000,000	221,434,898
SDHI-2018A	FIXED	6.06000%	30-May-2012	30-May-2018	2,500,000,000,000	184,529,082
SDHI-2019A	FIXED	5.46000%	21-Mar-2012	21-Mar-2019	3,000,000,000,000	221,434,898
SDHI-2019B	FIXED	8.05000%	11-Feb-2014	11-Feb-2019	2,000,000,000,000	147,623,265
SDHI-2020A	FIXED	5.79000%	27-Apr-2012	27-Apr-2020	1,500,000,000,000	110,717,449
SDHI-2020B	FIXED	6.20000%	28-Jun-2012	28-Jun-2020	1,000,000,000,000	73,811,633
SDHI-2021A	FIXED	8.00000%	11-Apr-2011	11-Apr-2021	2,000,000,000,000	147,623,265
SDHI-2021B	FIXED	7.16000%	17-Oct-2011	17-Oct-2021	3,000,000,000,000	221,434,898
SDHI-2022A	FIXED	5.91000%	21-Mar-2012	21-Mar-2022	3,342,000,000,000	246,678,477
SDHI-2022B	FIXED	8.75000%	11-Feb-2014	11-Feb-2022	2,000,000,000,000	147,623,265
SDHI-2024A	FIXED	9.04000%	11-Feb-2014	11-Feb-2024	2,000,000,000,000	147,623,265
SDHI-2029A	FIXED	8.43000%	25-Mar-2014	25-Mar-2029	1,000,000,000,000	73,811,633
SDHI-2029B	FIXED	8.62000%	13-Aug-2014	13-Aug-2029	2,855,000,000,000	210,732,211
SDHI2019C	FIXED	7.20000%	27-Apr-2016	27-Apr-2019	1,000,000,000,000	73,811,633
SDHI2020D	FIXED	8.20000%	29-Jun-2015	29-Jun-2020	1,000,000,000,000	73,811,633
SDHI2020E	FIXED	7.14000%	21-Mar-2017	21-Mar-2020	2,000,000,000,000	147,623,265
SDHI2023A	FIXED	8.82000%	04-Nov-2015	04-Nov-2023	1,500,000,000,000	110,717,449
SDHI2025A	FIXED	8.30000%	08-Jul-2015	08-Jul-2025	2,000,000,000,000	147,623,265

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES HELD BY MINISTRY OF RELIGIOUS AFFAIR					36,697,000,000,000	2,708,665,486

2. RETAIL NON-TRADABLE ISLAMIC DEBT SECURITIES
ST001	FIXED	6.90000%	07-Sep-2016	07-Sep-2018	2,523,913,000,000	186,294,139

TOTAL RETAIL NON-TRADABLE ISLAMIC DEBT SECURITIES					2,523,913,000,000	186,294,139

TOTAL NON-TRADABLE GOVERNMENT ISLAMIC DEBT SECURITIES					39,220,913,000,000	2,894,959,625

TOTAL NON-TRADABLE SECURITIES					241,336,937,948,493	17,813,473,424

TOTAL DOMESTIC CURRENCY DENOMINATED BONDS					2,341,102,897,948,490	172,800,627,247

Assumed exchange rate for conversion as of December 31, 2017 (Bank Indonesia Middle Exchange Rate)

IDR/USD	13,548.00
IDIC Rate as of 31 December 2017	5.75%

SPN: Surat Perbendaharaan Negara (Treasury Bills)

FR: Fixed Rate (Treasury Notes)

ORI: Obligasi Negara Ritel (Retail Bonds)

SPNS: Surat Perbendaharaan Negara Syariah (Islamic Treasury Bills)

IFR: Islamic Fixed Rate

PBS: Project Based Sukuk

SR: Sukuk Ritel (Retail Islamic Debt Securities)

SRBI: Special Rate Bank Indonesia

SU: Surat Utang (Debt Securities)

SBR: Saving Bonds Retail

SDHI: Sukuk Dana Haji Indonesia (Hajj Fund Sukuk)